As filed with the Securities and Exchange Commission on July 29, 2009
Registration No. 333-159034
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Thoratec Corporation
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	94-2340464 (I.R.S. Employer Identification Number)

6035 Stoneridge Drive
Pleasanton, California 94588
(925) 847-8600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David A. Lehman, Esq.
Senior Vice President and General Counsel
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 847-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Charles K. Ruck, Esq. Tad J. Freese, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235	David McIntyre Chief Financial Officer and Chief Operating Officer HeartWare International, Inc. 205 Newbury Street Framingham, Massachusetts 01701 (508) 739-0950	Clare O’Brien, Esq. Robert M. Katz, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and upon the effective time of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Thoratec Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is not an offer to sell the securities described in this proxy statement/prospectus and is not soliciting an offer to buy in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 29, 2009

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On February 12, 2009, the board of directors of HeartWare International, Inc., or HeartWare, and the board of directors of Thoratec Corporation, or Thoratec, approved a merger of HeartWare and a wholly-owned subsidiary of Thoratec. Before the merger can be completed, the stockholders of HeartWare must vote to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of February 12, 2009, by and among HeartWare, Thoratec, Thomas Merger Sub I, Inc., a direct wholly owned subsidiary of Thoratec, which we refer to as Merger Subsidiary, and Thomas Merger Sub II, Inc., another direct wholly owned subsidiary of Thoratec, which we refer to as Merger Subsidiary Two.

Pursuant to the merger agreement, Merger Subsidiary will merge with and into HeartWare, with HeartWare surviving the merger as a wholly owned subsidiary of Thoratec, which we refer to as the merger. Provided that certain tax-related conditions are satisfied, HeartWare, as the surviving corporation in the merger, will merge with and into Merger Subsidiary Two with Merger Subsidiary Two surviving the merger as a subsidiary of Thoratec, which we refer to as the second merger. The merger and second merger are referred to collectively in this proxy statement/prospectus as the mergers.

As a result of the merger, each share of HeartWare common stock will be converted into the right to receive $14.30 in cash and 0.6054 of a share of Thoratec common stock. Holders of HeartWare CHESS Depositary Interests, which we refer to as HeartWare CDIs and are traded on the Australian Securities Exchange and which represent 1/35 of a share of HeartWare common stock, will be entitled to receive in exchange for each of their HeartWare CDIs a combination of approximately $0.4085 in cash and approximately 0.01729 of a share of Thoratec common stock. In addition, if the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date is less than or equal to $18.38, then HeartWare will have an option to terminate the merger agreement unless, subject to certain adjustments provided for in the merger agreement, Thoratec increases the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 70% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If that same volume weighted average price is equal to or exceeds $34.13 (130% of the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration), then Thoratec may reduce the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 130% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration). Each HeartWare CDI is exchangeable at the option of the holder of the HeartWare CDI into shares of HeartWare common stock at the ratio of one (1) share of common stock for every thirty-five (35) HeartWare CDIs held by such holder and as a result of the merger, holders of HeartWare CDIs will be entitled to receive 1/35 of the merger consideration described above for each HeartWare CDI held by such holder.

If certain tax-related conditions are satisfied, the transaction will be structured to qualify as a “reorganization” for U.S. federal income tax purposes, pursuant to which the amount of gain, if any, recognized by a U.S. holder of HeartWare common stock in the merger shall not exceed the cash portion of the merger consideration received. If the transaction is not structured to qualify as a “reorganization,” the transaction will be fully taxable to HeartWare stockholders for U.S. federal income tax purposes. As a result, in deciding whether to vote to adopt the merger agreement, you should consider the possibility that the transaction will be structured as a fully taxable transaction for U.S. federal income tax purposes because the stock value condition (as defined herein) is not satisfied. You will not be entitled to change your vote or vote again in the event that the stock value condition is not satisfied and the transaction is structured as a fully taxable transaction for U.S. federal income tax purposes. Other than the

U.S. federal income tax consequences described above, neither HeartWare nor Thoratec is aware of any material effects on HeartWare stockholders if the second merger does not occur. HeartWare has sought a ruling from Australian tax authorities to confirm that a holder of shares of HeartWare common stock that is a resident of Australia for Australian tax purposes may choose to apply scrip-for-scrip roll-over relief to disregard any capital gain that results to it from the cancellation of its HeartWare common stock to the extent that the capital gain is attributable to the stock portion of the merger consideration it receives under the merger contemplated by the merger agreement.

The market prices of Thoratec common stock, HeartWare common stock and HeartWare CDIs will fluctuate before the merger. You should obtain current stock price quotations for Thoratec common stock, HeartWare common stock and HeartWare CDIs. HeartWare common stock is quoted on The NASDAQ Global Market under the symbol “HTWR” and HeartWare CDIs are quoted on the Australian Securities Exchange or ASX under the symbol “HIN”. Thoratec common stock is quoted on The NASDAQ Global Select Market under the symbol “THOR”.

At a special meeting of HeartWare stockholders, HeartWare stockholders will be asked to vote on the adoption of the merger agreement and certain other matters. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of HeartWare common stock entitled to vote. Holders of HeartWare CDIs have a right to direct CHESS Depositary Nominees Pty Limited, the stockholder of record and which we refer to as CDN, on how it should vote its shares and are being requested to give directions to CDN to vote in accordance with the instructions set forth in this proxy statement/prospectus.

The HeartWare board of directors recommends that HeartWare stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including all of its annexes. In particular, we encourage you to read the section entitled “Risk Factors” beginning on page 25 for a discussion of the risks relating to the proposed merger. You can also obtain information about Thoratec and HeartWare from documents that each of us has filed with the U.S. Securities and Exchange Commission, or the SEC.

DOUGLAS GODSHALL
President and Chief Executive Officer
HeartWare International, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Thoratec common stock to be issued in connection with the merger or made any determination with regard to the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated • , 2009, and is first being mailed or otherwise delivered to HeartWare stockholders on or about • , 2009.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On •, 2009

To the stockholders of HeartWare International, Inc.:

A special meeting of stockholders of HeartWare will be held on • , 2009, at • , U.S. Eastern time ( • , Australia Eastern Standard Time on • , 2009), at • , for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 12, 2009, by and among HeartWare, Thoratec, Merger Subsidiary, a direct wholly owned subsidiary of Thoratec, and Merger Subsidiary Two, a direct wholly owned subsidiary of Thoratec; and

•	to consider and vote upon a proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the HeartWare special meeting to adopt the merger agreement.

Only stockholders who owned shares of HeartWare common stock at the close of business, U.S. Eastern time, on • , 2009 ( • , Australia Eastern Standard Time on • , 2009), the record date for the HeartWare special meeting, are entitled to notice of, and to attend and vote at, the HeartWare special meeting and any adjournment or postponement of the HeartWare special meeting.

Holders of HeartWare CDIs are entitled to receive notice of, and may attend the HeartWare special meeting, but cannot vote their HeartWare CDIs at the special meeting. Each HeartWare CDI holder has the right to direct CDN, the stockholder of record, on how it should vote on each proposal.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of HeartWare common stock entitled to vote at the HeartWare special meeting. HeartWare stockholders have dissenters’ rights under Delaware law in connection with the merger. The proxy statement/prospectus accompanying this notice explains the merger, the merger agreement and HeartWare stockholders’ dissenters’ rights and provides specific information concerning the HeartWare special meeting. Please review the proxy statement/prospectus carefully.

The HeartWare board of directors has approved and declared the advisability of the merger agreement and has determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of HeartWare and its stockholders and recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is important. Whether or not you plan to attend the HeartWare special meeting, if you are a holder of HeartWare common stock, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope as soon as possible. If you hold your shares through a bank, broker or other holder of record, you must vote your shares in accordance with the voting instruction form received from your bank, broker or other holder of record. If you are a holder of HeartWare CDIs, please complete, sign and date the enclosed CDI Voting Instruction Form and return it promptly in the enclosed postage-paid return envelope to CDN as soon as possible.

If you plan to attend the HeartWare special meeting in person, we ask that you notify HeartWare’s Company Secretary by sending an e-mail to enquiries@heartware.com.au.

Please do not send any HeartWare stock certificates at this time.

By order of the board of directors,

David McIntyre
Chief Financial Officer, Chief Operating Officer and Company Secretary

Framingham, Massachusetts
 • , 2009

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about HeartWare and Thoratec from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You may obtain the documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

THORATEC CORPORATION 6035 Stoneridge Drive Pleasanton, California 94588 Attention: Investor Relations Telephone: 925-847-8600 E-mail: ir@thoratec.com	HEARTWARE INTERNATIONAL, INC. 205 Newbury Street Framingham, Massachusetts 01701 Attention: Mr. David McIntyre Telephone: 305-818-4123 E-mail: enquiries@heartware.com.au

Investors may also consult HeartWare’s or Thoratec’s websites for more information concerning the merger described in this proxy statement/prospectus. HeartWare’s website is www.heartware.com.au. Thoratec’s website is www.thoratec.com. Information included on any of these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request documents, please do so by • , 2009 in order to receive them before the HeartWare special meeting.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated • , 2009. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date, except to the extent that such information is contained in an additional document filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this proxy statement/prospectus and the date of the HeartWare special meeting and is incorporated by reference herein. Neither the mailing of this proxy statement/prospectus to HeartWare stockholders nor the issuance by Thoratec of Thoratec common shares in connection with the merger will create any implication to the contrary.

For more information about the information incorporated by reference into this proxy statement/prospectus and where to obtain copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 128.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Thoratec has been provided by Thoratec and information contained in this proxy statement/prospectus regarding HeartWare has been provided by HeartWare.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of HeartWare or a holder of HeartWare CDIs, may have regarding the merger and the special meeting of stockholders of HeartWare and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the adoption of the merger agreement and the other matters being considered at the HeartWare special meeting of stockholders or the issuance of Thoratec common stock in connection with the merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Thoratec has agreed to acquire HeartWare under the terms of the merger agreement. Please see the section entitled “The Merger Agreement” beginning on page 84 of this proxy statement/prospectus for a more detailed summary of the terms and conditions contained in the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, HeartWare stockholders must adopt the merger agreement and all other conditions to the consummation of the merger must be satisfied or waived. HeartWare will hold a special meeting of its stockholders, which we refer to as the HeartWare special meeting, to obtain the required approval of HeartWare stockholders to adopt the merger agreement.

Q:	What are HeartWare stockholders being asked to vote on?

A:	HeartWare stockholders are being asked to consider and vote on the adoption of the merger agreement and the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q:	What vote is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of HeartWare common stock, including shares of HeartWare common stock represented by HeartWare CDIs, entitled to vote at the HeartWare special meeting. In connection with the transactions contemplated by the merger agreement, all but one of the directors on HeartWare’s board of directors and certain executive officers of HeartWare, who collectively beneficially own in the form of HeartWare CDIs (and in the case of Mr. Douglas Godshall, in the form of shares of HeartWare common stock), as of the HeartWare record date, approximately • % of the total outstanding shares of HeartWare common stock, and Apple Tree Partners I, L.P., who beneficially owns in the form of HeartWare CDIs, as of the HeartWare record date, approximately • % of the total outstanding shares of HeartWare common stock have entered into separate support agreements dated as of February 12, 2009, to, among other things, vote or give directions to vote their respective shares of HeartWare common stock, “FOR” the adoption of the merger agreement with Thoratec, subject to the terms and conditions of the support agreements. Please see the section entitled “The Support Agreements” beginning on page 110 of this proxy statement/prospectus for a more detailed summary of the terms and conditions contained in the support agreements. Copies of the form of support agreements are attached to this proxy statement/prospectus as Annex D and Annex E.

Q:	What vote is required to adopt the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A:	Assuming a quorum is present at the HeartWare special meeting, the adoption of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of shares of HeartWare common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q:	What will happen in the proposed mergers?

A:	Pursuant to the terms of the merger agreement, Merger Subsidiary will merge with and into HeartWare, with HeartWare surviving the merger as a wholly owned subsidiary of Thoratec. Provided that certain tax-related conditions are met as more fully described in the section entitled “The Merger Agreement — Conditions to the Obligations of Each Party to Consummate the Second Merger” beginning on page 100 of this proxy statement/prospectus, then immediately after the merger, HeartWare, as the surviving corporation in the merger, will merge with and into Merger Subsidiary Two with Merger Subsidiary Two surviving the second merger as a wholly owned subsidiary of Thoratec.

Q:	What will HeartWare stockholders receive in the merger?

A:	As a result of the merger, shares owned by holders of HeartWare common stock, including shares of HeartWare common stock represented by HeartWare CDIs, will be converted into the right to receive in exchange for each full share of HeartWare common stock, $14.30 in cash and 0.6054 of a share of Thoratec common stock.

In addition, if the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date, which we refer to as the volume weighted average price, is equal to or less than $18.38, then HeartWare will have an option to terminate the merger agreement unless, subject to certain adjustments provided for in the merger agreement, Thoratec increases the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 70% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If that same volume weighted average price is equal to or exceeds $34.13 (130% of the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration), then Thoratec may reduce the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 130% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

Each HeartWare CDI is exchangeable at the option of the HeartWare CDI holder into shares of HeartWare common stock at the ratio of one (1) share of HeartWare common stock for every thirty-five (35) HeartWare CDIs, and, as a result of the merger, holders of HeartWare CDIs will be entitled to receive 1/35 of the merger consideration described above for each HeartWare CDI held by such holder.

Q:	What will happen if the value of the stock portion of the merger consideration payable at the effective time of the merger is equal to or less than 70% of the value of the aggregate Thoratec stock consideration as of February 12, 2009 (the date of execution of the merger agreement)?

A:	Depending on the facts and circumstances then existing, the HeartWare board of directors may or may not determine to exercise HeartWare’s right to terminate the merger agreement as described above. If the HeartWare board of directors determines not to exercise HeartWare’s right to terminate the merger agreement, the HeartWare stockholders may receive Thoratec common stock as consideration in the merger with a per share value of less than $18.38, or 70% of the value of the stock consideration used to determine the merger consideration at signing. For illustrative purposes, if the volume weighted average price of Thoratec common stock is equal to $0.00 and the HeartWare board of directors determines not to exercise HeartWare’s right to terminate the merger agreement, and if, as of the effective time of the merger, the per share value of the Thoratec common stock received by HeartWare stockholders in the merger is $0.00, the value of the aggregate merger consideration payable for each share of HeartWare common stock at the effective time would equal $14.30, which represents the cash portion of the merger consideration, as opposed to $25.42, the value of the aggregate merger consideration payable for each share of HeartWare common stock at the effective time had the HeartWare board of directors determined to exercise HeartWare’s right to terminate the merger agreement and Thoratec’s board of directors elected to increase the merger consideration payable in the merger. See “The Merger — Merger Consideration” beginning on page 84. If the HeartWare board of directors determines, based on the facts and circumstances existing at the time, not to exercise its right to terminate the merger agreement, HeartWare does not intend to resolicit the votes of its stockholders regarding their adoption of the merger agreement. Under Section 251 of the Delaware General Corporation Law, stockholder approval is only required for the adoption of the merger agreement, which in this case would have already been obtained prior to the determination by the HeartWare board of directors whether or not to terminate the merger agreement, or, in certain situations, if the merger agreement is amended, which would not be the case here as any determination to terminate the merger agreement made by the HeartWare board of directors would be pursuant to the terms of the merger agreement and would not require any amendment in the merger agreement. Accordingly, once the required statutory stockholder vote had been obtained, absent an amendment of the merger agreement, there is no obligation on the HeartWare board of directors to re-solicit stockholder approval. After the HeartWare board of directors determines, based on the facts and circumstances existing at that time, whether to exercise its right to terminate the merger agreement, HeartWare will promptly notify its stockholders of such determination by issuing a press release announcing such determination, including the basis for the HeartWare board of directors’ determination, as well as filing such press release with the SEC on Form 8-K.

Accordingly, in determining whether to vote to adopt the merger agreement, HeartWare stockholders should be mindful that the per share value of the Thoratec common stock they receive in the merger could, as of the effective time of the merger, be less than $18.38, with the result that the value of the aggregate merger consideration payable for each share of HeartWare common stock, as of the effective time of the merger, could be less than $25.43 per share, i.e. $18.38 multiplied by the 0.6054 shares of Thoratec common stock payable in the merger plus $14.30 in cash, (as compared to a value of $30.19 per share of HeartWare common stock as of February 12, 2009, the date of execution of the merger agreement).

Q:	What will holders of HeartWare CDIs receive in the merger?

A:	Each HeartWare CDI is exchangeable at the option of the holder of the HeartWare CDI into shares of HeartWare common stock at the ratio of one (1) share of common stock for every thirty-five (35) HeartWare CDIs held by such holder and, as a result of the merger, holders of HeartWare CDIs will be entitled to receive 1/35 of the merger consideration described above for each HeartWare CDI held by such holder. Holders of HeartWare CDIs who do not convert their CDIs into shares of HeartWare common stock prior to the closing date of the merger will receive their merger consideration through Computershare Investor Services Pty Ltd, which we refer to as Computershare on behalf of CDN.

Q:	Does the HeartWare board of directors support the merger?

A:	Yes. The HeartWare board of directors, by unanimous vote of those present at a meeting duly called, has approved and declared the advisability of the merger agreement and has determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of HeartWare and its stockholders and recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled, “HeartWare’s Reasons for the Merger and Recommendation of the HeartWare Board of Directors” beginning on page 56. The HeartWare board of directors also recommends that you vote “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to facilitate the adoption of the merger agreement.

Q:	Are there risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, HeartWare stockholders should carefully consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 25 and other information about HeartWare and Thoratec included in the documents incorporated by reference in this proxy statement/prospectus.

Q:	Where and when is the HeartWare special meeting?

A:	The HeartWare special meeting will be held on • , 2009, at • , U.S. Eastern time ( • , Australia Eastern Standard Time on • , 2009), at • .

Q:	Who can vote their shares of HeartWare common stock in connection with the HeartWare special meeting?

A:	HeartWare stockholders can vote their shares in connection with the HeartWare special meeting if they owned HeartWare shares of common stock at the close of business, U.S. Eastern time, on • , 2009 ( • , Australia Eastern Standard Time on • , 2009), the record date for the HeartWare special meeting. As of the close of business on that day, • shares of HeartWare common stock were outstanding, including shares represented by HeartWare CDIs.

Q:	What do holders of shares of HeartWare common stock need to do now?

A:	If you are a HeartWare stockholder, after you have carefully read this proxy statement/prospectus, including the annexes and the other documents referred to in this proxy statement/prospectus and have decided how you wish to vote your shares, please submit a proxy to vote your shares promptly as described below. You have one (1) vote for each share of HeartWare common stock you own as of the record date and a proportionate vote for any fractional shares so held.

Q:	How do I vote if I am a holder of record of HeartWare common stock?

A:	If you are a holder of record of HeartWare common stock, after you have carefully read this document and have decided how you wish to vote your shares of common stock, please vote as soon as possible by:

• completing, signing and dating each HeartWare proxy card you receive and returning it in the enclosed postage-prepaid envelope by mail; or

• voting in person by appearing at the special meeting.

Mailing in your proxy card will not prevent you from attending the special meeting. You are encouraged to submit a proxy by mail even if you plan to attend the special meeting in person to ensure that your shares of HeartWare common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you would like to attend the HeartWare special meeting, see “Can I attend the HeartWare special meeting and vote my shares in person?” below.

Q:	How do I vote if my shares are held by a brokerage firm, bank, trust or other nominee?

A:	If you are a stockholder who holds shares of HeartWare common stock through a brokerage account or other nominee, such as a bank or trust, after you have carefully read this document and have decided how you wish to vote your shares, please submit a proxy for your shares promptly. If you hold your shares of HeartWare common stock through a brokerage account or another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares of common stock. However, you are still considered to be the beneficial owner of those shares, with your shares being held in “street name”. “Street name” holders generally cannot vote their shares directly and must instead direct their brokerage firm, bank, trust or other nominee on how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting for the proposal to adopt the merger agreement if you instruct it on how to vote in accordance with the instruction form included with these materials and forwarded to you by your brokerage firm, bank, trust or other nominee. Submitting your proxy card or directing your brokerage firm, bank, trust or other nominee to vote your shares will ensure that your shares are represented and voted at the HeartWare special meeting. Without instructions, your shares will not be voted on the proposal to adopt the merger agreement, which will have the effect described below under the question, “What if I abstain from voting or fail to instruct my brokerage firm, bank, trust or other nominee on how to vote?”

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	How do I vote if my shares are held in the form of HeartWare CDIs?

A:	If you are a holder of HeartWare CDIs, you may attend the special meeting but cannot vote your HeartWare CDIs in person at the special meeting. In order to vote your shares in person, you must have converted your HeartWare CDIs into HeartWare common stock before the record date for the HeartWare special meeting. If you wish to convert your HeartWare CDIs, you should contact Computershare as soon as possible to find out how to convert your HeartWare CDIs into shares of HeartWare common stock and how long the conversion process will take.

If you are a holder of HeartWare CDIs and you do not wish to convert your HeartWare CDIs into shares of HeartWare common stock, you have a right to direct CDN, the stockholder of record, on how it should vote the shares of HeartWare common stock underlying your HeartWare CDIs in relation to each proposal. After you have carefully read this document and have decided how you wish to direct CDN to cast proxy votes with respect to the shares of HeartWare common stock underlying your HeartWare CDIs, please submit your voting instructions as soon as possible by submitting instructions to CDN to vote the underlying shares on your behalf at the meeting on each proposal according to your directions by:

• returning by mail the enclosed CDI Voting Instruction Form (instructions on how to fill out the form are set out on the back of the form or on Computershare’s website at www.computershare.com.au) to

Computershare, using the enclosed postage-prepaid envelope or by mailing it to Computershare Investor Services Pty Ltd, GPO Box 242 Melbourne Victoria 3001 Australia or by faxing it to Computershare to (within Australia) 1800 783 447 or (outside Australia) +61 3 9473 2555; or

• submitting your voting instructions via Computershare’s website at www.computershare.com.au. You will need your Holder Identification Number or Security Holder Reference Number, which is shown on the enclosed CDI Voting Instruction Form. You will be taken to have signed the CDI Voting Instruction Form if you submit your instructions in accordance with the directions on the website.

If you are a holder of HeartWare CDIs, CDN cannot vote your HeartWare CDIs without instructions from you. You should instruct CDN how to vote your shares by following the directions on the CDI Voting Instruction Form. Without instructions, your HeartWare CDIs will not be voted, which will have the effect described below under the question “What if I abstain from voting or fail to instruct CDN on how to vote my HeartWare CDIs?” below.

Q:	What is the last day for holders of HeartWare CDIs to submit voting instructions to Computershare?

A:	If you are a holder of HeartWare CDIs directing CDN to vote the underlying shares of HeartWare common stock on your behalf, the latest time for receipt of CDI Voting Instruction Forms (and any necessary supporting documents) via mail and voting instructions via Internet is • , U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009).

Q:	Why is my vote as a HeartWare stockholder important?

A:	If you do not vote by proxy or vote in person at the HeartWare special meeting, it will be more difficult for HeartWare to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, whether by proxy or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement. The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of HeartWare common stock (including shares represented by HeartWare CDIs) entitled to vote at the special meeting. The HeartWare board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of HeartWare common stock entitled to vote at the special meeting, including shares represented by HeartWare CDIs, will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card or vote in person at the special meeting, then your shares will be counted as part of the quorum. Abstentions and broker non-votes will be treated as present at the HeartWare special meeting for purposes of determining the presence or absence of a quorum. All shares of HeartWare common stock held by stockholders (including shares represented by HeartWare CDIs) that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

If CDN has received directions to vote shares of HeartWare common stock underlying HeartWare CDIs in accordance with the procedures set out in this proxy statement/prospectus and on the CDI Voting Instruction Form, regardless of whether the directions are to vote the shares “FOR”, “AGAINST” or to abstain from voting, those shares of HeartWare common stock will be counted in determining the presence of a quorum. If you fail to instruct CDN to vote the shares of HeartWare common stock underlying your HeartWare CDIs, the shares of HeartWare common stock underlying your HeartWare CDIs will not be treated as present at the HeartWare special meeting for purposes of determining the presence or absence of a quorum.

Q:	What if I abstain from voting or fail to instruct my brokerage firm, bank, trust or other nominee on how to vote my shares of HeartWare common stock?

A:	If you fail to instruct your brokerage firm, bank, trust or other nominee to vote your shares, the nominee will not be able to vote your shares on the proposal to adopt the merger agreement. Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of HeartWare common stock for approval, your abstention from voting or your failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because your brokerage firm, bank, trust or other nominee does have discretionary authority to vote on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, your broker or other nominee may vote your shares in its discretion on this proposal. If your broker or other nominee affirmatively abstains from voting your shares in its discretion on this proposal, it will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Q:	What if I abstain from voting or fail to instruct CDN on how to vote my HeartWare CDIs?

A:	If you are a holder of HeartWare CDIs, CDN cannot vote the shares of HeartWare common stock underlying your HeartWare CDIs on your behalf without instructions from you. You should instruct CDN as to how to vote the underlying shares, following the directions CDN provides to you. Please check the CDI Voting Instruction Form used by CDN. Without instructions, CDN cannot vote on your behalf. If you instruct CDN to abstain from voting the shares of HeartWare common stock underlying your HeartWare CDIs, or you fail to instruct CDN to vote the underlying shares of HeartWare common stock with respect to the proposal to adopt the merger agreement, your direction to abstain from voting on the proposal or failure to instruct CDN will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. In addition, if you instruct CDN to abstain from voting on the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, in order to solicit additional proxies, or you fail to instruct CDN to vote on this proposal, your instruction to CDN to abstain from voting or your failure to instruct CDN will have the same effect as a vote “AGAINST” the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, in order to solicit additional proxies.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of HeartWare common stock, your failure to vote, your failure to provide voting instructions to your broker or nominee or your abstention from voting will have the same effect as a vote against the adoption of the merger agreement. Because the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of a majority of the shares of HeartWare common stock represented in person or by proxy at the special meeting, abstentions will count as a vote against the proposal and the failure to vote your shares will not affect the outcome of the proposal.

CDN, on behalf of the holders of HeartWare CDIs, will vote the underlying shares of HeartWare common stock represented by the HeartWare CDIs on an aggregate basis by (i) determining the total number of HeartWare CDIs “FOR” each proposal, (ii) determining the total number of HeartWare CDIs “AGAINST” each proposal, (iii) determining the total number of HeartWare CDIs abstaining from voting on each proposal, (iv) applying the ratio of one (1) share of HeartWare common stock for every thirty-five (35) HeartWare CDIs and (v) submitting the resultant number of shares of HeartWare common stock “FOR” each proposal and “AGAINST” each proposal and the number of shares abstaining from voting on each proposal, as appropriate.

Q:	Can I attend the HeartWare special meeting and vote my shares in person?

A:	All holders of HeartWare common stock, including stockholders of record and stockholders who hold their shares through brokerage firms, banks, trusts or other nominees or any other holder of record, and holders of HeartWare CDIs are invited to attend the HeartWare special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a brokerage firm, bank, trust or other nominee, to be able to vote in person at the HeartWare special meeting. If you plan to attend the HeartWare special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. HeartWare reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Holders of HeartWare CDIs are entitled to attend the HeartWare special meeting but cannot vote their HeartWare CDIs in person at the HeartWare special meeting. In order to vote their shares in person, holders of HeartWare CDIs must have converted their HeartWare CDIs into HeartWare common stock before the record date for the HeartWare special meeting. If you wish to convert your HeartWare CDIs into HeartWare common stock you should contact Computershare as soon as possible to find out how to convert your HeartWare CDIs into shares of HeartWare common stock and how long the conversion process will take and follow the instructions under the question, “How do I vote if my shares are held in the form of HeartWare CDIs?” above.

Q:	Will HeartWare be required to submit the merger agreement to its stockholders even if the HeartWare board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the HeartWare special meeting, HeartWare is required to submit the merger agreement to its stockholders even if the HeartWare board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	What is the purpose of the second merger, if it occurs?

A:	As described below, if certain tax-related conditions are satisfied, the transactions contemplated by the merger agreement will be structured to qualify as a “reorganization” for U.S. federal income tax purposes. If the transactions are intended to qualify as a “reorganization” for U.S. federal income tax purposes, the merger of Merger Subsidiary into HeartWare will be followed by a second merger of HeartWare into Merger Subsidiary Two, with Merger Subsidiary Two surviving this second merger as a wholly owned subsidiary of Thoratec. The purpose of employing this two-merger structure is to follow the approach of applicable IRS pronouncements to provide protection against the risk of corporate-level tax to Thoratec and HeartWare in the event the mergers do not qualify as a “reorganization”.

Q:	Will I be subject to U.S. federal income tax on the Thoratec common stock and cash that I receive?

A:	For HeartWare stockholders that are U.S. persons (as defined in the section entitled, “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72), if certain tax-related conditions (described later in this document) are satisfied, the transactions contemplated by the merger agreement will be structured to qualify as a “reorganization” for U.S. federal income tax purposes. If such transactions qualify as a “reorganization,” you will recognize gain, but not loss, equal to the lesser of (i) the amount of cash you received in the merger and (ii) an amount equal to the excess, if any, of (x) the sum of the amount of cash and the fair market value of the Thoratec common stock you received in the merger over (y) the aggregate tax basis in your HeartWare common stock surrendered.

If the applicable conditions (described later in this document) are not satisfied, or the Internal Revenue Service, which we refer to as the IRS, successfully challenges the treatment of the mergers as a “reorganization,” the transactions contemplated by the merger agreement will be fully taxable to you for U.S. federal income tax purposes. In this case, you will recognize all of your gain or loss from the exchange of your HeartWare common stock for cash and Thoratec common stock in the merger.

Based on the number of shares of HeartWare common stock outstanding as of June 25, 2009 and assuming that no HeartWare stockholder exercises dissenters’ rights, the stock value condition, as described in “The Merger — Material U.S. Federal Income Tax Consequences — Transaction Structure” beginning on page 73 and subject to the discussion therein, will be satisfied if the mean between the high and low selling prices of a share of Thoratec common stock as reported on The NASDAQ Stock Market for the last trading session closing prior to the effective time of the merger, which we refer to as the effective stock price, is at least $16.74, in which case the second merger will occur and (i) Thoratec and HeartWare will treat the merger and the second merger, taken together, as a single integrated transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) as a condition to the completion of the acquisition of HeartWare pursuant to the merger agreement (which condition is not waivable after the receipt of stockholder approval for the merger unless further stockholder approval is obtained with appropriate disclosure), Shearman & Sterling LLP, which we refer to as Shearman, will deliver a tax opinion to HeartWare, and Latham & Watkins LLP, which we refer to as Latham, will deliver a tax opinion to Thoratec, in each case, to the effect that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions, if delivered, will be based on certain assumptions and on representation letters provided by HeartWare and Thoratec. Thus, if the stock value condition is satisfied but the tax opinions are not delivered, the merger will not occur unless further HeartWare stockholder approval is obtained with appropriate disclosure.

Whether the stock value condition is satisfied will depend on the effective stock price, as described above. Other relevant factors will include (i) whether there has been any adjustment to the merger consideration as a result of either (x) HeartWare electing to terminate the merger agreement and Thoratec electing to increase the number of shares of Thoratec common stock payable in the merger or (y) Thoratec electing to reduce the number of shares of Thoratec common stock payable in the merger, as described in “The Merger Agreement — Merger Consideration” beginning on page 84 and (ii) the number of outstanding shares of HeartWare common stock with respect to which HeartWare stockholders exercise dissenters’ rights. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72.

No assurance, however, can be given that the stock value condition will be met because its satisfaction is dependent, in part, on factors that HeartWare and Thoratec do not control. As a result, in deciding whether to vote to adopt the merger agreement, you should consider the possibility that the transaction will be structured as a fully taxable transaction for U.S. federal income tax purposes because the stock value condition is not satisfied. You will not be entitled to change your vote or to vote again in the event that the stock value condition is not satisfied and the transaction is structured as a fully taxable transaction for U.S. federal income tax purposes. Other than the U.S. federal income tax consequences described above, neither HeartWare nor Thoratec is aware of any material effects on HeartWare stockholders if the second merger does not occur.

Assuming an effective stock price of $24.91 of Thoratec common stock, which was the per share closing price on July 20, 2009, and subject to the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72, the transactions contemplated by the merger agreement would be structured to qualify as a “reorganization” for U.S. federal income tax purposes.

We will notify you via a press release announcing the consummation of the merger as to whether or not the acquisition of HeartWare by Thoratec has been structured to qualify as a “reorganization”.

You are urged to carefully read the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72, and to consult your tax advisor on the consequences of participation in the transactions contemplated by the merger agreement.

Q:	If I am a HeartWare stockholder, can I change or revoke my vote?

A:	Yes. Regardless of the method you used to cast your vote, if you are a holder of record of shares, you may change your vote by signing and returning a new proxy card with a later date by 11:59 p.m., U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009) or by attending the HeartWare special meeting and voting by ballot at the special meeting.

If you are a HeartWare stockholder of record of shares and wish to revoke rather than change your vote, you must send a written, signed revocation to HeartWare International, Inc., 205 Newbury Street, Framingham, Massachusetts 01701, which must be received by 11:59 p.m., U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009). You must include your control number.

If you hold your shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your brokerage firm, bank, trust or other nominee to see your voting options.

Any holder of HeartWare common stock entitled to vote in person at the HeartWare special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a HeartWare CDI holder, can I change or revoke my direction to vote?

A:	If you are a holder of HeartWare CDIs and have completed and returned your CDI Voting Instruction Form, you may change or revoke the directions contained therein by a written notice of change or revocation to Computershare by no later than • , U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009).

Q:	If I am a HeartWare stockholder with shares represented by stock certificates, should I send in my HeartWare stock certificates now?

A:	No. You should not send in your HeartWare stock certificates at this time. After the merger, Thoratec will send you instructions for exchanging your shares of HeartWare common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send in your stock certificates with your proxy card. Similarly, if you are a holder of HeartWare CDIs, you should not send your holding statement(s) with your CDI Voting Instruction Form. After the merger, Thoratec will send CDN instructions for exchanging its shares of HeartWare common stock for the merger consideration and Computershare will arrange for the merger consideration to be sent to HeartWare CDI holders on behalf of CDN.

Q:	When do you expect to complete the merger?

A:	HeartWare and Thoratec are working to complete the merger as promptly as practicable. If HeartWare stockholders adopt the merger agreement and we receive the required regulatory approvals described below in “The Merger — Regulatory Matters” beginning on page 79, HeartWare currently expects that the merger will be completed during the second half of 2009. However, it is possible that factors outside our control, including the review of the merger by the Federal Trade Commission, which we refer to as the FTC, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, could require us to complete the merger at a later time or may result in us not completing the merger at all.

For a description of certain matters that could delay or prevent the completion of the merger, please refer to “Risk Factors,” beginning on page 25.

Q:	Will the shares of Thoratec common stock to be issued as part of the merger consideration be listed on The NASDAQ Stock Market and ASX?

A:	Pursuant to the terms of the merger agreement, Thoratec will use its reasonable best efforts to cause the shares of Thoratec common stock to be issued in connection with the merger to be approved for listing on The NASDAQ Stock Market upon the occurrence of the effective time of the merger, subject to official notice of issuance.

The shares of Thoratec common stock will not be listed on ASX.

Q:	What happens if I sell my shares of HeartWare common stock or HeartWare CDIs before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you hold shares of HeartWare common stock or HeartWare CDIs on the record date for the special meeting but you transfer your shares of HeartWare common stock or your HeartWare CDIs after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote, or in the case of HeartWare CDIs, your right to give directions to vote, at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares or HeartWare CDIs. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your dissenters’ rights in respect of the merger.

Q:	Can I dissent and require appraisal of my shares?

A:	Yes. HeartWare stockholders are entitled to dissenters’ rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the Delaware General Corporation Law, provided that they satisfy the special criteria and conditions set forth in Section 262 of the Delaware General Corporation Law. You must have been a holder of HeartWare common stock as of the record date for the HeartWare special meeting in order to have dissenters’ rights in connection with the merger.

Holders of HeartWare CDIs are not entitled to exercise dissenters’ rights in connection with the merger. Accordingly, holders of HeartWare CDIs must have converted their HeartWare CDIs into shares of HeartWare common stock prior to the record date for the HeartWare special meeting in order to have dissenters’ rights in connection with the merger.

For more information regarding dissenters’ rights, see “The Merger — Dissenters’ Rights” beginning on page 80. In addition, a copy of Section 262 of the Delaware General Corporation Law is attached as Annex G to this proxy statement/prospectus.

Q:	Where can I find more information about HeartWare?

A:	You can obtain more information about HeartWare from the various sources described under “Where You Can Find More Information” beginning on page 128.

Q:	Whom should I call with questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of HeartWare common stock, or additional copies of this proxy statement/prospectus or the enclosed proxy card, HeartWare stockholders should contact HeartWare’s Company Secretary, Mr. David McIntyre, at (305) 818-4123 or send an e-mail to enquiries@heartware.com.au.

If your brokerage firm, bank, trust or other nominee holds your shares in “street name”, you should also call your brokerage firm, bank, trust or other nominee for additional information.

Holders of HeartWare CDIs with questions regarding voting procedures should contact Computershare at (within Australia) 1300 850 505 or (outside Australia) +61 3 9415 4000.

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus. This summary may not contain all of the information that might be important to you with respect to the adoption of the merger agreement and the issuance of Thoratec common stock. You should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the loan agreement, the investor’s rights agreement, the forms of support agreements, the opinion of J.P. Morgan Securities Inc., which we refer to as J.P. Morgan, and Section 262 of the Delaware General Corporation Law that are attached as annexes to this proxy statement/prospectus or as exhibits to the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, filed by Thoratec with the SEC. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Thoratec and HeartWare that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 128. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. You should also note that all dollar amounts referred to in this proxy statement/prospectus are in U.S. dollars unless otherwise specifically indicated.

General

The Companies (page 37)

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 897-8600

Thoratec Corporation, a California corporation, is a world leader in therapies to address advanced heart failure and point-of-care diagnostics, and its business is comprised of two operating divisions: Cardiovascular and International Technidyne Corporation, or ITC, a wholly owned subsidiary. For advanced heart failure, Thoratec’s Cardiovascular division develops, manufactures and markets proprietary medical devices used for mechanical circulatory support. Thoratec’s ITC division develops, manufactures and markets point-of-care diagnostic test systems for hospital point-of-care and alternate site point-of-care markets and incision products.

Thoratec was incorporated in California in March 1976 under the former name of Thoratec Laboratories Corporation. On February 14, 2001, Thoratec changed its name to Thoratec Corporation. Thoratec common stock is traded on The NASDAQ Global Select Market under the symbol “THOR”. Additional information about Thoratec and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 128.

Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc.
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 897-8600

Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc. are each wholly owned subsidiaries of Thoratec and were each incorporated in Delaware in February 2009 solely for the purpose of facilitating the mergers. Neither Merger Subsidiary nor Merger Subsidiary Two has carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

HeartWare International, Inc.
205 Newbury Street
Framingham, Massachusetts 01701
(508) 739-0950

HeartWare International, Inc., a Delaware corporation, is a medical device company that develops and manufactures miniaturized implantable heart pumps to treat patients suffering from advanced heart failure. Its first product, the HeartWare Ventricular Assist System, or the HVAS, is designed to provide circulatory support for patients with advanced heart failure. The HVAS has received regulatory approval for commercial sales in Europe and it is the subject of an ongoing clinical trial investigation by the U.S. Food and Drug Administration, or the FDA. HeartWare’s operating subsidiary, HeartWare, Inc., is a Delaware corporation which was incorporated on April 8, 2003 under the name Perpetual Medical, Inc.

HeartWare common stock is traded on The NASDAQ Global Market under the symbol “HTWR” and HeartWare CDIs are traded on ASX under the symbol “HIN”. Additional information about HeartWare and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 128.

The Mergers (page 84)

On February 12, 2009, Thoratec, HeartWare, Merger Subsidiary and Merger Subsidiary Two entered into the merger agreement, which is the legal document governing the mergers. Pursuant to the terms of the merger agreement, which is governed by Delaware law, Merger Subsidiary will merge with and into HeartWare, with HeartWare surviving the merger as a wholly owned subsidiary of Thoratec. If the value of the stock portion of the merger consideration to be received by HeartWare stockholders is at least 41% of the aggregate merger consideration at closing (in each case, as determined pursuant to the merger agreement), then immediately following the merger, HeartWare, as the surviving corporation in the merger, will merge with and into Merger Subsidiary Two, with Merger Subsidiary Two surviving the second merger as a wholly owned subsidiary of Thoratec. Upon completion of the mergers, HeartWare common stock will no longer be publicly traded.

What HeartWare Stockholders Will Receive in the Merger (page 84)

At the effective time of the merger, each share of HeartWare common stock, including shares of common stock represented by HeartWare CDIs, will be converted into the right to receive $14.30 in cash, without interest, and 0.6054 of a share of Thoratec common stock, which we refer to as the merger consideration. However, if the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date is equal to or less than $18.38, then HeartWare will have an option to terminate the merger agreement unless, subject to certain adjustments provided for in the merger agreement, Thoratec increases the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 70% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If that same volume weighted average price is equal to or exceeds $34.13, then Thoratec may reduce the number of shares payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 130% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

Based on the number of shares of HeartWare common stock and shares issuable upon exercise of stock options and other stock-based awards outstanding as of February 12, 2009, and a price of $26.25 per Thoratec common share (the volume weighted average closing price of Thoratec common shares on The NASDAQ Stock Market for the four (4) trading days preceding the execution of the merger agreement), HeartWare stockholders would receive Thoratec common shares having a market value of approximately $141.0 million in the merger and an aggregate of approximately $141.0 million in cash.

Each HeartWare CDI is exchangeable at the option of the holder of the HeartWare CDI into shares of HeartWare common stock at the ratio of one (1) share of common stock for every thirty-five (35) HeartWare CDIs held by such holder and, as a result of the merger, holders of HeartWare CDIs will be entitled to receive 1/35 of the merger consideration described above for each HeartWare CDI held by such holder. Holders of HeartWare CDIs who do not convert their CDIs into shares of HeartWare common stock prior to the closing date of the merger will receive their merger consideration through Computershare on behalf of CDN.

Thoratec will not issue any fractional shares of Thoratec common stock in the merger. Each HeartWare stockholder who would otherwise have been entitled to receive a fractional share of Thoratec common stock will instead receive an amount in cash based on such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the exchange agent on behalf of such holder of the aggregate fractional shares of Thoratec common stock that such holder otherwise would be entitled to receive.

Treatment of Options and Other Equity-Based Awards (page 89)

The merger agreement provides that, at or immediately prior to the effective time of the merger, the terms of each then outstanding vested option to purchase shares of HeartWare common stock granted or issued under incentive option agreements or similar arrangements with directors, employees or consultants of HeartWare or under the HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors or the HeartWare International, Inc. 2008 Stock Incentive Plan, which we refer to collectively as HeartWare incentive options, and each outstanding option to purchase shares of HeartWare common stock issued under the HeartWare International, Inc. Employee Stock Option Plan, which we refer to as the HeartWare employee stock option plan, whether or not exercisable or vested, that is outstanding immediately prior to the effective time will be cancelled and will be converted into a right to receive a cash payment, without interest, equal to (i) the excess, if any, of $30.19 over the applicable exercise price per share of HeartWare common stock of such cancelled option multiplied by (ii) the number of shares of HeartWare common stock such holder would have purchased had such holder exercised such cancelled option in full immediately prior to the effective time.

At the effective time of the merger, each then outstanding unvested HeartWare incentive option shall cease to represent the right to acquire shares of HeartWare common stock and will be converted into, and deemed to constitute, an option to acquire, on the same terms and conditions as were applicable under such unvested HeartWare incentive option, a number of shares of Thoratec common stock equal to the product of (i) the number of shares of HeartWare common stock represented by such unvested HeartWare incentive option and (ii) 1.1499, and such new option to acquire Thoratec common stock will have an exercise price per share equal to (x) the per share exercise price specified in such unvested HeartWare incentive option divided by (y) 1.1499. The 1.1499 exchange ratio for each outstanding unvested HeartWare incentive option is subject to the same volume weighted average price adjustments to the stock portion of the merger consideration described in the section entitled, “What HeartWare Stockholders Will Receive in the Merger” above.

The terms of each right of any kind, contingent or accrued, to receive shares of HeartWare common stock or benefits measured by the value of a number of shares of HeartWare common stock, and each other award of any kind consisting of shares of HeartWare common stock, issued under the HeartWare International, Inc. Restricted Stock Unit Plan, the HeartWare International, Inc. 2008 Stock Incentive Plan or the HeartWare employee stock option plan (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), which we refer to collectively as HeartWare stock-based awards, will be adjusted as necessary to provide that at, or immediately prior to, the effective time, each such HeartWare stock-based award, whether or not exercisable or vested, that is outstanding immediately prior to the effective time, will be cancelled and will be converted into the right to receive a cash payment, without interest, equal to $30.19 multiplied by the number of shares of HeartWare common stock the holder of such HeartWare stock-based award would have received had such HeartWare stock-based award been fully earned, vested and exercisable and had been exercised or settled immediately prior to the effective time.

For a more complete description of the treatment of options and other equity-based awards, see “The Merger Agreement — Treatment of Options and Other Equity-Based Awards”.

Dissenters’ Rights (page 80)

Dissenters’ rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. HeartWare stockholders will have dissenters’ rights in connection with the merger. If any dissenting HeartWare stockholder demands to be paid the “fair value” of its dissenting shares, such dissenting shares will not be converted into or exchangeable for the right to receive the merger consideration, and the dissenting stockholder will instead be entitled to be paid the “fair value” of such dissenting shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the Delaware General Corporation Law, unless and until such dissenting stockholder (a) withdraws (in accordance with the Delaware General Corporation Law) or (b) effectively loses the right to dissent and receive the “fair value” of such dissenting shares under Section 262 of the Delaware General Corporation Law. If any dissenting stockholder effectively withdraws or otherwise loses its right to dissent, then as of the later of the occurrence of such event or the closing of the merger, the dissenting shares held by such dissenting stockholder will be cancelled and converted into solely the right to receive the merger consideration, without interest.

You must have been a holder of HeartWare common stock as of the record date for the HeartWare special meeting in order to have dissenters’ rights in connection with the merger. Holders of HeartWare CDIs are not entitled to exercise dissenters’ rights in connection with the merger and therefore must have converted their HeartWare CDIs into shares of HeartWare common stock prior to the record date for the HeartWare special meeting in order to have dissenters’ rights in connection with the merger.

For a more complete description of dissenters’ rights associated with the mergers, see “The Merger — Dissenters’ Rights” beginning on page 80.

Material U.S. Federal Income Tax Consequences (page 72)

If certain tax-related conditions contained in the merger agreement (described below) are satisfied, the transaction will be structured to qualify as a “reorganization” for U.S. federal income tax purposes. If the mergers, taken together, qualify as a “reorganization,” you will recognize gain, but not loss, equal to the lesser of (i) the amount of cash you receive in the merger and (ii) an amount equal to the excess, if any, of (x) the sum of the amount of cash and the fair market value of the Thoratec common stock you receive in the merger over (y) the aggregate tax basis in your HeartWare common stock surrendered.

These conditions to the transaction being structured to qualify as a “reorganization” for U.S. federal income tax purposes include: (i) the aggregate value of the Thoratec common stock (measured immediately prior to the merger based on the effective stock price) received by HeartWare stockholders in the merger being equal to at least 41% of the value of the aggregate merger consideration (as determined pursuant to the merger agreement), and (ii) the delivery of tax opinions by Shearman to HeartWare, and Latham to Thoratec, in each case to the effect that the mergers, taken together, will constitute a “reorganization” for U.S. federal income tax purposes.

The trading value of Thoratec common stock will fluctuate and thus we cannot assure you that these conditions will be satisfied. If the condition described in (i) above, or the stock value condition, is not satisfied, or the IRS successfully challenges the treatment of the mergers, taken together, as a “reorganization,” the merger will not qualify as a “reorganization” for U.S. federal income tax purposes and will be treated as a fully taxable transaction. In such an event, you will recognize and be subject to tax on all of your gain with respect to the disposition of your HeartWare common stock in the merger, including to the extent your HeartWare common stock is exchanged for Thoratec common stock. If the stock value condition is satisfied but the tax opinion condition described in (ii) above is not satisfied, the acquisition of HeartWare pursuant to the merger agreement will not be completed unless further HeartWare stockholder approval is obtained with appropriate disclosure.

Based on the number of shares of HeartWare common stock outstanding as of June 25, 2009 and assuming that no HeartWare stockholder exercises dissenters’ rights, the stock value condition, as described in “The Merger — Material U.S. Federal Income Tax Consequences — Transaction Structure” beginning on page 73 and subject to the discussion therein, will be satisfied if the effective stock price is at least $16.74, in which case the second merger will occur and (i) Thoratec and HeartWare will treat the merger and the second merger, taken together, as a single integrated transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) as a condition to the completion of the acquisition of HeartWare pursuant to the merger agreement (which condition is not waivable after the receipt of stockholder approval for the merger unless further stockholder approval is obtained with appropriate disclosure), Shearman will deliver a tax opinion to HeartWare, and Latham will deliver a tax opinion to Thoratec, in each case, to the effect that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions, if delivered, will be based on certain assumptions and on representation letters provided by HeartWare and Thoratec. If the stock value condition is satisfied but the tax opinions are not delivered, the merger will not occur unless further HeartWare stockholder approval is obtained with appropriate disclosure.

Whether the stock value condition will be satisfied depends on the effective stock price, as described above. Other relevant factors will include (i) whether there has been any adjustment to the merger consideration as a result of either (x) HeartWare electing to terminate the merger agreement and Thoratec electing to increase the number of shares of Thoratec common stock payable in the merger or (y) Thoratec electing to reduce the number of shares of Thoratec common stock payable in the merger, as described in “The Merger Agreement — Merger Consideration” beginning on page 84 and (ii) the number of outstanding shares of HeartWare common stock with respect to which HeartWare stockholders exercise dissenters’ rights. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72.

No assurance, however, can be given that the stock value condition described above will be met. As a result, in deciding whether to vote to adopt the merger agreement, you should consider the possibility that the transaction will be structured as a fully taxable transaction for U.S. federal income tax purposes because the stock value condition is not satisfied. You will not be entitled to change your vote or to vote again in the event that the stock value condition is not satisfied and the transaction is structured as a fully taxable transaction for U.S. federal income tax purposes. Other than the U.S. federal income tax consequences described above, neither HeartWare nor Thoratec is aware of any material effects on HeartWare stockholders if the second merger does not occur.

Assuming an effective stock price of $24.91 of Thoratec common stock, which was the per share closing price on July 20, 2009, and subject to the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72, the transactions contemplated by the merger agreement would be structured to qualify as a “reorganization” for U.S. federal income tax purposes.

We will notify you via a press release announcing the consummation of the merger as to whether or not the acquisition of HeartWare by Thoratec has been structured to qualify as a “reorganization”.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HEARTWARE STOCKHOLDERS, INCLUDING CERTAIN HEARTWARE STOCKHOLDERS SPECIFICALLY REFERRED TO ON PAGES 72 THROUGH 79. YOUR TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF PARTICIPATION IN THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Recommendation of the HeartWare Board of Directors (page 56)

The HeartWare board of directors has, by unanimous vote of those present at a meeting duly called, approved and declared the advisability of the merger agreement and has determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of HeartWare and its stockholders and recommends that you vote “FOR” the proposal to adopt the merger agreement.

To review the background of, and HeartWare’s reasons for, the merger, as well as certain risks related to the merger, see pages 50 through 56, pages 56 through 59 and pages 25 through 31, respectively.

Opinion of HeartWare’s Financial Advisor

At the meeting of the HeartWare board of directors on February 12, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the HeartWare board of directors that, as of such date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be paid to the holders of shares of HeartWare common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated February 12, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is included as Annex F to this proxy statement/prospectus and is incorporated herein by reference. J.P. Morgan provided its opinion for the information of the HeartWare board of directors in connection with and for the purposes of the evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion addresses only the consideration to be paid to the holders of shares of HeartWare common stock in the merger, and does not address any other matter. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of HeartWare as to how such stockholder should vote with respect to any matter.

Interests of HeartWare Directors and Executive Officers in the Mergers (page 66)

In considering the recommendation of the HeartWare board of directors with respect to the merger, HeartWare stockholders should be aware that certain executive officers and non-employee directors of HeartWare have certain interests in the merger that may be different from, or in addition to, the interests of HeartWare stockholders generally. The HeartWare board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement and recommending that the HeartWare stockholders vote to adopt the merger agreement. These interests include the following:

•	at the effective time of the merger, each then outstanding vested HeartWare incentive option and each outstanding option to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan, whether vested or unvested, will be cancelled and will convert into a right to receive the cash payment described above under the section entitled, “Treatment of Options and other Equity-Based Awards” and on page 89. Based upon the number of unvested options to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan outstanding as of the HeartWare record date, such unvested options held by the HeartWare non-employee directors and executive officers relating to • shares of HeartWare common stock will be cancelled and will be converted into aggregate cash payments of $ • million;

•	at the effective time of the merger, each then outstanding unvested HeartWare incentive option will be converted into an option to acquire, on the same terms and conditions, an equivalent number of shares of Thoratec common stock as converted as described above under the section entitled, “Treatment of Options and other Equity-Based Awards” and on page 89. As of the HeartWare record date, there were • outstanding unvested HeartWare incentive options held by the HeartWare non-employee directors and executive officers.

•	each HeartWare stock-based award (other than options granted or issued under (i) incentive option agreements or similar arrangements with directors and executive officers and (ii) the HeartWare employee stock option plan) will be cancelled and will convert into the right to receive the cash payment described above under the section entitled, “Treatment of Options and other Equity-Based Awards” and on page 89. Based upon the number of such restricted stock units as of the HeartWare record date, such units held by the HeartWare executive officers and non-employee directors relating to • shares will be cancelled and will be converted into aggregate cash payments of $ • million;

•	three (3) of HeartWare’s executive officers have each entered into a retention bonus agreement that requires Thoratec to make certain payments to them upon the occurrence of certain events;

•	two (2) of HeartWare’s executive officers have accepted offer letters with Thoratec that will be effective at the effective time of the merger. Additionally, these executive officers have each entered into a separation benefits agreement with Thoratec that becomes effective on the effective time of the merger, which supersedes such executive officer’s employment agreement with HeartWare. This agreement requires Thoratec to make certain payments and provide certain benefits if the executive officer’s employment is involuntarily terminated by Thoratec without “cause” or by the executive for “good reason” as defined in the agreement; and

•	subject to certain conditions, HeartWare will also be permitted to award additional cash retention bonuses to other HeartWare employees, payable on or following the effective time of the merger. The maximum aggregate amount payable (inclusive of any and all payments, reimbursements and tax gross ups) pursuant to such bonuses and the three (3) retention bonus agreements described above will be $8.0 million.

For a more complete description of the interests of HeartWare’s directors and executive officers in the merger, see “The Merger — Interests of HeartWare Directors and Executive Officers in the Mergers”.

Comparison of Rights of Shareholders of Thoratec and Stockholders of HeartWare (page 113)

HeartWare stockholders, whose rights are currently governed by the Certificate of Incorporation of HeartWare, Bylaws of HeartWare and Delaware law, will, upon completion of the merger, become shareholders of Thoratec and their rights will be governed by the Amended and Restated Articles of Incorporation of Thoratec, the Amended and Restated By-laws of Thoratec and California law.

For a more complete description of the comparison of rights of shareholders of Thoratec and stockholders of HeartWare, see “Comparison of Rights of Shareholders of Thoratec and Stockholders of HeartWare”.

The Merger Agreement

Conditions to the Completion of the Mergers (pages 99 through 100)

Currently the companies expect to complete the mergers in the second half of 2009. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of HeartWare stockholders, the expiration or termination of the required waiting period under the HSR Act and the absence of legal impediments to the consummation of the merger. See “The Merger — Regulatory Matters” for a description of the request for additional information regarding HeartWare and Thoratec from the FTC. As more fully described in this document and in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, the completion of the second merger depends on the satisfaction of certain tax-related conditions.

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

For a more complete description of the conditions to completion of the mergers, see “The Merger Agreement — Conditions to the Obligations of Each Party to Consummate the Merger,” “— Conditions to the Obligations of Thoratec and Merger Subsidiary to Consummate the Merger,” “— Conditions to the Obligations of HeartWare to Consummate the Merger” and “— Conditions to the Obligations of Each Party to Consummate the Second Merger”.

Termination of the Merger Agreement; Termination Fee (pages 101 through 103)

The merger agreement contains provisions addressing the circumstances under which HeartWare or Thoratec may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, HeartWare may be required to pay Thoratec a termination fee of $11.3 million or, in certain other circumstances, $5.0 million.

For a more complete description, see “The Merger Agreement — Termination” and “— Termination Fee”.

Regulatory Matters (page 79)

Both HeartWare and Thoratec have agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement and both Thoratec and HeartWare have agreed to use their respective reasonable best efforts to take all actions necessary to cause the termination of any waiting period under the HSR Act to be satisfied as soon as practicable. HeartWare and Thoratec have completed the initial filing of applications and notifications to obtain the expiration or termination of the waiting period under the HSR Act. On March 26, 2009, each of HeartWare and Thoratec received a request for additional information, or a second request, from the FTC. Each of HeartWare and Thoratec has substantially complied with the second request and the parties are waiting for a final determination from the FTC. Although the companies do not know of any reason as to why they cannot obtain these regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them.

For a more complete description of these regulatory matters, see “The Merger — Regulatory Matters”.

The Support Agreements (pages 110 through 111)

As a condition to its entering into the merger agreement, Thoratec required certain stockholders of HeartWare to each enter into a support agreement with Thoratec with respect to all of the shares of HeartWare common stock and HeartWare CDIs beneficially owned by such stockholders on the date thereof, along with all such shares purchased or beneficially acquired after the execution of the support agreements and, pursuant to the support agreements, such stockholders have agreed to vote such shares of HeartWare common stock and HeartWare CDIs held by them in favor of the adoption of the merger agreement and, subject to certain exceptions, have agreed not to dispose of their shares prior to the date of the HeartWare special meeting.

For a more complete description of the support agreements, see “The Support Agreements”.

The Loan Documents

The Loan Agreement (pages 104 through 108)

Concurrent with the execution and delivery of the merger agreement, Thoratec entered into a loan agreement with HeartWare and all of HeartWare’s subsidiaries, as guarantors, pursuant to which Thoratec agreed to deposit up to an aggregate of $28.0 million into an escrow account and to loan such funds through one or more term loans to HeartWare, subject to the terms and conditions set forth in the loan agreement, in order to fund the ongoing operations of HeartWare through the anticipated closing of the merger.

Thoratec has deposited $20.0 million into the escrow account, although HeartWare could not borrow any funds prior to May 1, 2009. Beginning as of May 1, 2009, HeartWare may borrow up to an aggregate of $12.0 million of funds and, beginning on July 31, 2009, HeartWare may borrow up to an aggregate of $20.0 million of funds. In the event that all of the conditions to closing the merger have been satisfied (other than those conditions that, by their terms, are not capable of being satisfied until the closing, and the condition that relates to the expiration or termination of the applicable waiting period under the HSR Act) and Thoratec exercises an option under the merger agreement to extend the outside date for the completion of the merger until January 31, 2010, HeartWare may borrow up to an additional $8.0 million, which Thoratec must deposit into the escrow account at the time it exercises its extension option. The maximum aggregate amount that HeartWare may borrow under the loan agreement shall not exceed $28.0 million.

In the event that the merger agreement is terminated in accordance with its terms, Thoratec may convert the outstanding principal amount of the loans to HeartWare, including any accrued and unpaid interest, as well as any amounts remaining in the escrow account that have not been loaned to HeartWare, in whole or in part, into shares of HeartWare common stock based on a conversion rate equal to (i) $21.5355 per share of HeartWare common stock in the event the mergers are not consummated as a result of a termination of the merger agreement by either HeartWare or Thoratec due to a competing acquisition proposal that the HeartWare board of directors determines is a superior proposal in accordance with the terms of the merger agreement or (ii) $35.00 Australian dollars per share of HeartWare common stock in the event the merger agreement is terminated for any other reason, in each case subject to adjustment as provided in the loan agreement.

The outstanding loans to HeartWare under the loan agreement accrue interest at the rate of 10% per annum and are due and payable, together with accrued and unpaid interest, on the earlier of (i) November 1, 2011, (ii) the date on which all of the loans and all of the amounts held in the escrow account have been converted into HeartWare’s common stock in accordance with the loan agreement and (iii) the date on which all of the loans become due and payable in full in accordance with the loan agreement.

For a more complete description of the loan agreement, see “The Loan Agreement”.

The Investor’s Rights Agreement (pages 109 through 110)

Concurrent with the execution of the loan agreement, HeartWare and Thoratec entered into an investor’s rights agreement pursuant to which HeartWare has agreed to provide certain registration rights with respect to any HeartWare common stock issued upon the conversion of the loans or any amounts held in the escrow account, as further described under the heading “The Loan Agreement — Conversion of Loans”.

For a more complete description of the investor’s rights agreement, see “The Investor’s Rights Agreement”.

The HeartWare Special Meeting

Date, Time and Place

The special meeting of HeartWare stockholders will be held on • , 2009, at • , U.S. Eastern time ( • , Australia Eastern Standard Time on • , 2009), at • . At the HeartWare special meeting, HeartWare stockholders will be asked to consider and vote upon the adoption of the merger agreement and the adjournment of the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the HeartWare special meeting to adopt the merger agreement.

Record Date; Voting Power; Quorum (page 32)

Holders of record of HeartWare common stock are entitled to vote at the HeartWare special meeting if they owned shares of HeartWare common stock as of the close of business, U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009), the HeartWare record date.

As of the HeartWare record date, there were •  shares of HeartWare common stock (including shares represented by HeartWare CDIs) entitled to vote at the HeartWare special meeting. Stockholders will have one vote at the HeartWare special meeting for each share of HeartWare common stock that they owned on the HeartWare record date and a proportionate vote for any fractional shares so held. CDN, on behalf of the holders of HeartWare CDIs, will vote the underlying shares of HeartWare common stock represented by the HeartWare CDIs on an aggregate basis by (i) determining the total number of HeartWare CDIs “FOR” each proposal, (ii) determining the total number of HeartWare CDIs “AGAINST” each proposal, (iii) determining the total number of HeartWare CDIs abstaining from voting on each proposal, (iv) applying the ratio of one (1) share of HeartWare common stock for every thirty-five (35) HeartWare CDIs and (v) submitting the resultant number of shares of HeartWare common stock “FOR” each proposal and “AGAINST” each proposal and the number of shares abstaining from voting on each proposal, as appropriate.

As of the HeartWare record date, there were •  HeartWare CDIs entitled to give directions to vote at the HeartWare special meeting. Each HeartWare CDI is exchangeable at the option of the HeartWare CDI holder into shares of HeartWare common stock at the ratio of one (1) share of HeartWare common stock for every thirty-five (35) HeartWare CDIs.

A majority of shares of HeartWare common stock issued, outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, the meeting may be adjourned by the affirmative vote of a majority of shares present or represented at the special meeting, in order to solicit additional proxies.

Vote Required (page 33)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of HeartWare common stock entitled to vote in connection with the HeartWare special meeting. Because approval is based on the affirmative vote of a majority of outstanding shares entitled to vote, a HeartWare stockholder’s failure to vote, failure to provide its broker or other nominee with voting instructions on how to vote its shares or a HeartWare stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Approval of the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the HeartWare special meeting. Because approval of such proposal to adjourn is based on the affirmative vote of a majority of shares present or represented, abstentions from voting will have the same effect as a vote “AGAINST” this proposal and the failure by a HeartWare stockholder to vote its shares will not affect the outcome of this proposal. Brokers or other nominees holding shares of HeartWare common stock in “street name” will have the authority to vote the shares in their discretion on the proposal. If any such broker or nominee abstains from voting, such abstention will have the same effect as a vote “AGAINST” this proposal. CDN cannot vote the underlying shares on behalf of holders of HeartWare CDIs without instructions from such holders. An instruction to CDN to abstain on this proposal will have the same effect as a vote “AGAINST” this proposal.

Shares Owned by HeartWare Directors and Executive Officers (page 33)

As of the HeartWare record date, directors and executive officers of HeartWare were entitled to vote •  shares of HeartWare common stock, which represented approximately • % of the outstanding shares of HeartWare common stock at that date.

As of the HeartWare record date, directors and executive officers of HeartWare were entitled to give directions to vote •  HeartWare CDIs, which represented approximately • % of the outstanding shares of HeartWare common stock at that date. Each HeartWare CDI is exchangeable at the option of the HeartWare CDI holder, into shares of HeartWare common stock at the ratio of one (1) share of HeartWare common stock for every thirty-five (35) HeartWare CDIs.

See “The Merger — Interests of HeartWare Directors and Executive Officers in the Mergers”.

Comparative Market Prices

HeartWare common stock is quoted on The NASDAQ Global Market under the symbol “HTWR” and HeartWare CDIs are quoted on ASX under the symbol “HIN”. Thoratec common stock is quoted on The NASDAQ Global Select Market under the symbol “THOR”. The following table presents the closing sale prices of HeartWare common stock, HeartWare CDIs and Thoratec common stock, as reported on their respective exchanges on:

•	February 12, 2009, the last full trading day prior to the public announcement of the merger agreement; and

•	• , 2009, the last full trading day prior to the date of this proxy statement/prospectus.

The table also presents the equivalent value of the merger consideration proposed for each share of HeartWare common stock, which was calculated by multiplying the closing price of Thoratec common stock on those dates by the exchange ratio of 0.6054 and adding $14.30 (which represents the cash component of the merger consideration).

Equivalent Value of One
	HeartWare		Thoratec	Share of HeartWare
	Common Stock	HeartWare CDIs	Common Stock	Common Stock

February 12, 2009	$N/A(1)	AUD$0.665	$26.37	$30.26
• , 2009	$•	AUD$•	$•	$•

(1)	Shares of HeartWare common stock commenced trading on The NASDAQ Global Market on February 24, 2009.

These prices will fluctuate prior to the merger. HeartWare stockholders are urged to obtain current market quotations for the shares of Thoratec common stock prior to voting or providing a proxy with respect to the proposal to adopt the merger agreement.

Comparative Per Share Information

The following table sets forth for the periods presented certain per share data of Thoratec and HeartWare on a historical basis, and an unaudited pro forma combined basis, which gives effect to the merger, as if it had been completed on April 4, 2009 for the book value per share data and on December 30, 2007 for the net income (loss) and the cash dividends declared per share data.

The historical per share data of Thoratec has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Thoratec incorporated by reference in this proxy statement/prospectus and the historical per share data of HeartWare has been derived from, and should be read in conjunction with, the historical consolidated financial statements of HeartWare incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus. The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 38 of this proxy statement/prospectus. The unaudited pro forma combined equivalent data was calculated by multiplying the corresponding unaudited pro forma combined data by an assumed exchange ratio of 0.6054.

The unaudited combined pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the assumed date, nor is it necessarily indicative of future operating results or the financial position of the combined companies. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 38 of this proxy statement/prospectus.

	Thoratec	HeartWare
	Fiscal Year	Fiscal Year		Pro Forma
	Ended	Ended		Combined
	January 3,	December 31,	Combined	Equivalent
	2009(1)	2008	Pro Forma(2)	Data

Net income (loss) per share:
Basic	$0.33	$(3.00)	$(0.12)	$(0.07)
Diluted	$0.33	$(3.00)	$(0.12)	$(0.07)
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

(1)	Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion.

(2)	Because of different fiscal period ends, the unaudited pro forma condensed combined statement of operations data combines Thoratec’s historical consolidated statement of operations for the fiscal year ended January 3, 2009 and HeartWare’s historical consolidated statement of operations for the fiscal year ended December 31, 2008.

	Thoratec	HeartWare
	Three Months	Three Months		Pro Forma
	Ended	Ended		Combined
	April 4,	March 31,	Combined	Equivalent
	2009(1)	2009(1)	Pro Forma(1)(2)	Data

Net income (loss) per share:
Basic	$0.10	$(0.70)	$(0.02)	$(0.01)
Diluted	$0.10	$(0.70)	$(0.02)	$(0.01)
Book value per share at period end	$8.43	$2.28	$9.69	$5.87
Cash dividends declared per share	$0.00	$0.00	$0.00	$0.00

(1)	Historical book value per share is computed by dividing shareholders’ equity by the number of Thoratec or HeartWare common shares outstanding. Pro forma book value per share is computed by dividing pro forma shareholders’ equity by the pro forma number of Thoratec common shares outstanding.

(2)	Because of different quarter period ends, the unaudited pro forma condensed combined statement of operations data combines Thoratec’s historical condensed consolidated statement of operations for the three months ended April 4, 2009 and HeartWare’s historical condensed consolidated statement of operations for the three months ended March 31, 2009.

Selected Historical Consolidated Financial Data of Thoratec

The following table sets forth Thoratec’s consolidated financial data for the five (5) fiscal years in the period ended January 3, 2009, derived from Thoratec’s audited consolidated financial statements. Thoratec reports on a fifty-two to fifty-three (52-53) week fiscal year, which ends on the Saturday closest to December 31. Accordingly, Thoratec’s fiscal year will periodically contain more or fewer than 365 days. For example, fiscal year 2004 ended January 1, 2005, fiscal year 2005 ended December 31, 2005, fiscal year 2006 ended December 30, 2006, and fiscal year 2007 ended December 29, 2007. Thoratec’s fiscal year 2008 contained 53 weeks and ended on January 3, 2009. In addition, the selected consolidated financial data as of and for the three months ended April 4, 2009 and March 29, 2008 was derived from Thoratec’s unaudited condensed consolidated financial statements. These selected condensed consolidated interim financial data are not necessarily indicative of results to be expected for future interim periods or the entire fiscal year.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements for the fiscal year ended January 3, 2009 included in Thoratec’s Form 8-K filed with the SEC on June 11, 2009 and in Thoratec’s Form 10-Q for the quarterly period ended April 4, 2009 each of which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus.

	Three Months Ended
	April 4,	March 29,	Fiscal Year Ended
	2009	2008(3)	2008(1)(3)	2007(1)(3)	2006(1)(3)	2005(3)	2004(3)
			(In thousands, except per share amounts)

Statement of Operations:
Product sales	$89,466	$64,427	$313,564	$234,780	$214,133	$201,712	$172,341
Gross profit	54,027	35,837	185,998	136,264	125,485	123,340	100,222
Amortization of goodwill and purchased intangible assets	2,931	3,296	13,183	12,582	12,055	11,204	11,724
In-process research and development	—	—	—	—	1,120	—	—
Litigation, merger, restructuring and other costs	—	—	—	—	447	95	733
Net income (loss)	$5,627	$(678)	$18,331	$(603)	$470	$9,994	$1,427
Basic net income (loss) per share	$0.10	$(0.01)	$0.33	$(0.01)	$0.01	$0.20	$0.03
Diluted net income (loss) per share	$0.10	$(0.01)	$0.33	$(0.01)	$0.01	$0.20	$0.03
Balance Sheet Data:
Cash and cash equivalents, including short term available-for-sale investments	$224,879		$248,651	$218,350	$194,478	$210,936	$145,859
Working capital	343,246		332,378	301,736	265,691	269,293	206,250
Total assets	688,603		684,085	613,009	590,215	572,792	516,708
Subordinated convertible debentures	126,025		124,115	116,959	110,407	104,406	98,912
Long-term deferred tax liability(2)	37,127		38,842	46,254	59,226	63,862	79,204
Total shareholders’ equity(2)	$475,158		$466,279	$413,809	$384,691	$371,268	$318,432

No cash dividends have been paid during the periods presented above.

(1)	On January 1, 2006, Thoratec adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (R) and included share-based compensation for employee stock-based awards in Thoratec’s results of operations.

(2)	On December 31, 2006, Thoratec adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, and as a result Thoratec reported a cumulative effect adjustment of $0.5 million, which increased Thoratec’s December 31, 2006 “Accumulated deficit” balance offset by a “Long-term deferred tax liability” balance.

(3)	Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Thoratec and of HeartWare, after giving effect to the proposed merger. The merger is expected to be accounted for using the acquisition method of accounting. Under the acquisition method of accounting, Thoratec will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. The selected unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it had occurred on April 4, 2009. The selected unaudited pro forma condensed combined statement of operations data for the three months ended April 4, 2009 and for the fiscal year ended January 3, 2009, give effect to the merger as if the merger had occurred on December 30, 2007. Because of different fiscal period ends, the selected unaudited pro forma condensed combined statement of operations data for fiscal 2008 combines Thoratec’s historical consolidated statement of operations for the fiscal year ended January 3, 2009 and HeartWare’s historical consolidated statement of operations for the fiscal year ended December 31, 2008. Because of different three month period ends, the selected unaudited pro forma condensed combined balance sheet information and statement of operations data as of and for the first quarter of 2009 combines Thoratec’s historical consolidated balance sheet and statement of operations as of and for the three months ended April 4, 2009 and HeartWare’s historical consolidated balance sheet and statement of operations as of and for the three months ended March 31, 2009. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 38 of this proxy statement/prospectus.

	As of and for the	For the Fiscal
	Three Months	Year Ended
	Ended April 4, 2009	January 3, 2009

Pro Forma Condensed Combined Statements of Operations:
Product sales	$90,944	$313,896
Gross profit	54,814	186,359
Amortization of purchased intangible assets	5,439	23,213
Net loss	(1,088)	(7,070)
Basic net loss per share	(0.02)	(0.12)
Diluted net loss per share	(0.02)	(0.12)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents and short-term available-for-sale investments	$96,471
Working capital	194,900
Total assets	874,298
Subordinated convertible debentures	126,025
Long-term deferred tax liability	69,704
Total shareholders’ equity	598,459

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement/prospectus and the documents incorporated by reference herein contain a number of forward-looking statements, including statements about the financial condition, results of operations, earnings outlook, prospects, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products and the plans and objectives of management concerning Thoratec, HeartWare and the combined company and may include statements for the period following the completion of the mergers. We intend these forward-looking statements to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either HeartWare or Thoratec to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page 25 under the section entitled “Risk Factors”, as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by HeartWare or Thoratec from time to time;

•	completion of the mergers is dependent on, among other things, receipt of HeartWare stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the integration of HeartWare’s business and operations with those of Thoratec may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to HeartWare’s or Thoratec’s existing businesses;

•	the anticipated cost savings and other synergies of the mergers may take longer to be realized or may not be achieved in their entirety, and attrition in key customer and other relationships as a result of the mergers may be greater than expected;

•	the ability to attract and retain qualified personnel;

•	responses by competitors of HeartWare and Thoratec to the mergers;

•	decisions to restructure, divest or eliminate business units or otherwise change the business mix of either company;

•	the risk of new and changing regulations and/or regulatory actions in the U.S. and internationally;

•	adverse general domestic and international economic conditions;

•	the extent and duration of continued and new economic and market disruptions as well as the effect of governmental regulatory proposals to address these disruptions;

•	the ability to obtain and maintain regulatory approval of Thoratec and HeartWare products for sale in the U.S. and internationally;

•	the results and timing of clinical trials by Thoratec and HeartWare;

•	reimbursement policies and decisions by government agencies and third-party payors;

•	competing therapies that may currently, or in the future, be available to heart failure patients;

•	plans to develop and market new products and the rate of market penetration of new products;

•	risks relating to the protection of, and challenges to, intellectual property rights; and

•	the exposure to litigation, including the possibility that litigation relating to the merger agreement and transactions contemplated thereby could delay or impede the completion of the merger.

You should understand that forward-looking statements are subject to assumptions and uncertainties and that various factors unknown to either Thoratec or HeartWare at this time, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents referred to or incorporated by reference in this proxy statement/prospectus, could affect the future results of the combined company following the mergers and could cause results to differ materially from those expressed in or implied by these forward-looking statements. The actual results, performance or achievement of Thoratec following the mergers could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do occur, we cannot predict what impact they might have on the results of operations and financial condition of Thoratec following the mergers. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this document and attributable to HeartWare or Thoratec or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, HeartWare and Thoratec undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

In deciding whether to vote in favor of the adoption of the merger agreement, you should consider the matters described below, as well as all of the information that we have included in this proxy statement/prospectus and its annexes and all of the information included in the documents we have incorporated into this proxy statement/prospectus by reference, especially the other risks described in Thoratec’s report on Form 10-K filed with the SEC on February 27, 2009, and in HeartWare’s report on Form 10-K filed with the SEC on February 26, 2009. See the section entitled “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus and the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement/prospectus.

The risks and uncertainties described below and in Thoratec’s and HeartWare’s Form 10-K reports referred to above are not the only risks that Thoratec and HeartWare face. Additional risks and uncertainties not currently known to Thoratec or HeartWare or that Thoratec or HeartWare currently deem immaterial also may impair the business operations of Thoratec, HeartWare or the combined company.

Risks Related to the Mergers

Because the market price of Thoratec common stock will fluctuate, HeartWare stockholders cannot be sure of the market value of the shares of Thoratec common stock that they will receive.

The market price of both Thoratec and HeartWare common stock will fluctuate after the date of this proxy statement/prospectus and the market price of Thoratec common stock will likely vary at the closing of the merger from the $26.25 per share price used to determine the number of shares of Thoratec common stock that holders of HeartWare common stock will receive in the merger, the price of Thoratec common stock as of the date of this proxy statement/prospectus and the price of Thoratec common stock as of the date of the HeartWare special meeting. The specific dollar value of Thoratec common stock that HeartWare stockholders will receive upon completion of the merger will depend on the market value of Thoratec common stock at that time.

Fluctuations in the market price of Thoratec and HeartWare common stock may be the result of general market and economic conditions, changes in the business, operations or prospects of Thoratec or HeartWare, market assessments of the likelihood that the merger will be completed and the timing of closing of the merger, regulatory considerations and other factors independent of the merger. In addition to the adoption of the merger agreement by HeartWare stockholders at the special meeting, completion of the merger is subject to the expiration or termination of the waiting period under the HSR Act as such waiting period has been extended by the FTC’s request for additional information received on March 26, 2009, and the satisfaction of other conditions that may not occur until some time after the special meeting. See “The Merger Agreement — Conditions to the Obligations of Each Party to Consummate the Merger,” “— Conditions to the Obligations of Thoratec and Merger Subsidiary to Consummate the Merger,” “— Conditions to the Obligations of HeartWare to Consummate the Merger” and “— Conditions to the Obligations of Each Party to Consummate the Second Merger” beginning on page 99 of this proxy statement/prospectus. As a result, at the time of the HeartWare special meeting, HeartWare stockholders will not know the precise dollar value of the stock portion of the merger consideration they will be entitled to receive upon completion of the merger.

The merger consideration is valued in U.S. dollars and fluctuations in exchange rates between the U.S. dollar and the Australian dollar could affect the value, in Australian dollars, of the merger consideration to be received by HeartWare stockholders and holders of HeartWare CDIs in the merger.

The cash portion of the merger consideration payable to HeartWare stockholders in the merger will be paid by Thoratec in U.S. dollars. Also, the shares of Thoratec common stock payable to HeartWare stockholders in the merger have been valued using a market price calculated in U.S. dollars, and the value of the cash portion of the merger consideration payable to HeartWare CDI holders has been calculated in U.S. dollars. In addition, the shares of Thoratec common stock received by HeartWare CDI holders as merger consideration will not be listed in Australia with ASX or otherwise, and the market price of such shares on The NASDAQ Global Select Market will be denominated in U.S. dollars. As a result, fluctuations in exchange rates between the U.S. dollar and the

Australian dollar may materially and adversely affect the value, in Australian dollars, of any cash and Thoratec common stock received by Australian holders of HeartWare common stock or HeartWare CDIs in the merger.

While the market price of Thoratec common stock will fluctuate, the market price of Thoratec common stock payable to HeartWare stockholders in the merger is subject to specified maximum and minimum values. If the market price exceeds the maximum value, the stock portion of the merger consideration payable to HeartWare stockholders may be reduced. If the market price falls below the minimum value, HeartWare may terminate the merger agreement or Thoratec may elect to increase the number of shares of Thoratec stock payable to HeartWare stockholders.

The number of shares of Thoratec common stock to be received by holders of HeartWare common stock in the merger as part of the merger consideration has been fixed at 0.6054 of a share of Thoratec common stock for each share of HeartWare common stock. However, if the volume weighted average of the per share closing prices of Thoratec common stock on NASDAQ for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date is equal to or exceeds 130% of $26.25, the Thoratec per share price used to determine the merger consideration, then Thoratec may reduce the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 130% of the value of the stock consideration at the signing of the merger agreement. If the value of the stock portion of the merger consideration at closing is reduced to equal 130% of the value of the stock consideration used to determine the merger consideration, the maximum value of the Thoratec common stock consideration that you would be entitled to receive as consideration in the merger would be 130% of the value of the stock consideration used to determine the merger consideration at signing, regardless of the actual value of Thoratec common stock at the closing.

In addition, if the same volume weighted average price described above is equal to or less than 70% of $26.25, then HeartWare will have an option to terminate the merger agreement unless Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 70% of the value of the stock consideration used to determine the merger consideration at signing. Thoratec’s ability to increase the stock portion of the merger consideration is subject to a requirement that, if an increase in the stock portion of the consideration would require Thoratec to issue more than 19.9% of its outstanding shares of common stock and would therefore require the approval of Thoratec’s shareholders under The NASDAQ Stock Market Marketplace Rule 5635 (formerly The NASDAQ Stock Market Marketplace Rule 4350), Thoratec shall increase the cash portion of the consideration payable to HeartWare stockholders instead with respect to any increase above the 19.9% threshold.

In determining whether to exercise HeartWare’s right to terminate the merger agreement, the HeartWare directors will take into account the facts and circumstances existing at that time with a view to determining whether they continue to believe that the merger remains advisable and in the best interests of HeartWare’s stockholders. In making its determination, the HeartWare directors will consult with HeartWare’s management team, as well as its outside legal and financial advisors, and expects to consider, among other things (i) the extent of the decline in Thoratec’s average stock price during the measurement period below $18.38 per share, (ii) the perceived reasons for the decline, including whether the reasons are particular to Thoratec or apply to the medical device industry generally (including taking into account whether the shares of similarly situated companies to Thoratec have suffered a similar decline) and (iii) whether the price decline is likely to be short-term or long-term in nature. In connection with its determination, the HeartWare directors also expect to consider whether, following HeartWare’s election to exercise its right to terminate the merger agreement, Thoratec is likely to elect to increase the number of shares of Thoratec common stock payable in the merger such that the per share value of the Thoratec common stock payable in the merger, as of the effective time of the merger, is equal to $18.38 (70% of the value of the aggregate Thoratec stock consideration payable in the merger, calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration), and to review the factors described under the heading “The Merger — HeartWare’s Reasons for the Merger and Recommendation of the HeartWare Board of Directors” beginning on page 56, particularly the factors described under “Strategic Advantages,” “HeartWare’s Business Conditions and Prospects,” “Thoratec’s Business Conditions and Prospects,” and “Tax Treatment”. Under Section 251 of the Delaware General Corporation Law, stockholder approval is only required for the adoption of the merger agreement, which in this case would have already been obtained prior to the determination by the HeartWare board of directors whether or not to terminate the merger agreement, or, in certain situations, if the merger agreement is amended, which would not be the case here as any determination to terminate the merger agreement made by the HeartWare board of directors would be pursuant to the terms of the merger agreement and would not require any amendment in the merger agreement. Accordingly, once the required statutory stockholder vote had been obtained, absent an amendment of the merger agreement, there is no obligation on the HeartWare board of directors to re-solicit stockholder approval. The HeartWare directors are cognizant of their fiduciary duties to the HeartWare stockholders in connection with the foregoing determination, and intend to inform themselves of all material information reasonably available to them at that time and to exercise due care in their deliberations before determining whether to exercise their right to terminate the merger agreement in these circumstances. After the HeartWare board of directors determines, based on the facts and circumstances existing at that time, whether to exercise its right to terminate the merger agreement, HeartWare will promptly notify its stockholders of such determination by issuing a press release announcing such determination, including the basis for the HeartWare board of directors’ determination, as well as filing such press release with the SEC on Form 8-K.

Because this determination may be made by HeartWare directors after the HeartWare special meeting has occurred, in determining whether to vote to adopt the merger agreement, HeartWare stockholders should be mindful that the per share value of the Thoratec common stock they receive in the merger could, as of the effective time of the merger, be less than $18.38, with the result that the value of the aggregate merger consideration payable for each share of HeartWare common stock, as of the effective time of the merger, could be less than $25.43 per share, i.e. $18.38 multiplied by the 0.6054 shares of Thoratec common stock payable in the merger plus $14.30 in cash, (as compared to a value of $30.19 per share of HeartWare common stock as of February 12, 2009, the date of execution of the merger agreement).

The mergers may be fully taxable to HeartWare stockholders for U.S. federal income tax purposes.

If the second merger is not completed, either in accordance with the terms of the merger agreement or otherwise, or if the mergers fail to qualify as a reorganization for U.S. federal income tax purposes (including if the IRS successfully challenges the treatment of the mergers as a reorganization), the receipt of shares of HeartWare common stock and cash for shares of Thoratec common stock in the merger will be fully taxable to HeartWare stockholders for U.S. federal income tax purposes.

Pursuant to the merger agreement, the second merger will not be completed, and the merger will be structured as a fully taxable transaction to HeartWare stockholders for U.S. federal income tax purposes, if the condition described in the first paragraph under the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Transaction Structure” beginning on page 73 of this proxy statement/prospectus is not satisfied. Whether that condition is met will depend on the trading values of Thoratec common stock during the last trading session closing before the effective time of merger. The trading value of Thoratec common stock will fluctuate prior to the merger. Accordingly, we cannot assure you that the second merger will occur or that the transaction will not be fully taxable to you. As a result, in deciding whether to vote to adopt the merger agreement, you should consider the possibility that the transaction will be structured as a fully taxable transaction for U.S. federal income tax purposes because the condition described in the first paragraph under the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Transaction Structure” beginning on page 73 of this proxy statement/prospectus is not satisfied. You will not be entitled to change your vote or to vote again in the event that the stock value condition is not satisfied and the transaction is structured as a fully taxable transaction for U.S. federal income tax purposes.

Assuming an effective stock price of $24.91 of Thoratec common stock, which was the per share closing price on July 20, 2009, and subject to the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72, the transactions contemplated by the merger agreement would be structured to qualify as a “reorganization” for U.S. federal income tax purposes.

HeartWare stockholders are strongly urged to consult their tax advisors to determine the specific tax consequences to them of the merger and the second merger, including any U.S. federal, state or local, or non-U.S. or other tax consequences. For more information, see “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 72 of this proxy statement/prospectus.

The merger may result in a gain that may be fully taxable to Australian resident holders of shares of HeartWare common stock to the extent that scrip-for-scrip roll-over relief is not available.

A gain on receipt of replacement Thoratec common stock under the merger contemplated by the merger agreement may be subject to Australian income tax to HeartWare shareholders that are resident of Australia for Australian tax purposes to the extent scrip-for-scrip roll-over relief is not available.

HeartWare has sought a ruling from the Australian tax authorities to confirm the Australian tax consequences for HeartWare shareholders that are resident of Australia, hold their HeartWare common stock on capital account and have their shares of HeartWare common stock cancelled under the merger contemplated in the merger agreement.

HeartWare stockholders that are resident of Australia for Australian tax purposes are strongly urged to consult their tax advisors to determine the specific Australian tax consequences to them of the merger contemplated by the merger agreement.

Thoratec and HeartWare may not be able to obtain required governmental and regulatory approvals for completing the merger in a timely manner or at all.

Under the HSR Act, the merger may not be consummated unless certain regulatory filings have been submitted to the FTC and the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and certain waiting period requirements have been satisfied. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before the completion of the merger, the FTC or the Antitrust Division could take any action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking the divestiture of substantial assets of Thoratec or HeartWare or seeking operating restrictions on the business of Thoratec or HeartWare or the combined company following the closing. Neither Thoratec nor HeartWare is required to agree to any divestiture of assets or restrictions on its business in order to secure approval of the merger by antitrust authorities. In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge or delay the transaction under antitrust laws under certain circumstances. On March 26, 2009, HeartWare and Thoratec each received a request for additional information from the FTC. The effect of the second request is to extend the waiting period imposed by the HSR Act until thirty (30) days after HeartWare and Thoratec have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The parties have substantially complied with the second request and are waiting for a final determination from the FTC. We cannot assure you that the merger will not be delayed as a result of antitrust review or that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be. The review of the merger by the FTC or the Antitrust Division and any such challenge could significantly delay or prevent the consummation of the merger and, in the event that Thoratec and HeartWare agree to any divestiture or operating restrictions, could have an adverse impact on the financial condition and results of operations of the combined company following the closing.

The pro forma condensed combined financial statements and other pro forma information included in the proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma condensed combined financial statements and other pro forma information contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger. The pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Thoratec and HeartWare and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma condensed combined financial statements and other pro forma information do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma condensed combined financial statements and other pro forma information. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, the pro forma condensed combined financial statements and other pro forma information.

The assumptions used in preparing the pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction.

Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 22 and “Comparative Per Share Information” beginning on page 20 of this proxy statement/prospectus.

Thoratec and HeartWare may not realize the benefits they expect from the merger because of risks associated with integration and other challenges.

Thoratec’s failure to meet the challenges involved in successfully integrating the operations of HeartWare with those of Thoratec, or to otherwise realize any of the anticipated benefits of the merger, could harm the results of operations of Thoratec following the closing. The benefits of the merger anticipated by Thoratec and HeartWare are based on projections and assumptions, not actual experience, and assume a successful integration. Thoratec’s realization of the benefits of the merger will depend, in part, on the timely and successful integration of technology, operations and personnel. The integration of the companies is a complex, time-consuming and expensive process that could disrupt the businesses of Thoratec and HeartWare, even with proper planning and implementation, and will require significant management attention and resources. Some of the challenges involved in integrating the businesses of Thoratec and HeartWare include:

•	integrating information, communications and other systems and reconciling logistics, marketing and administration methods;

•	maintaining employee morale, retaining key employees and integrating the business cultures of both companies;

•	preserving important strategic and customer relationships;

•	coordinating, combining and consolidating operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations;

•	integrating the companies’ internal control over financial reporting and disclosure controls and procedures and creating uniform standards, controls, procedures, policies and information systems; and

•	minimizing the diversion of management’s attention from ongoing business concerns.

Thoratec may not successfully integrate the operations of Thoratec and HeartWare in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, Thoratec’s ability to realize the benefits of the merger could be adversely impacted by practical or legal constraints on its ability to combine operations or by unknown liabilities associated with the merger and the combined operations. A failure by Thoratec to successfully integrate the operations of Thoratec and HeartWare or otherwise to realize any of the anticipated benefits of the merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm Thoratec’s financial position and results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses, loss of important third-party relationships and diversion of management’s attention, and may cause Thoratec’s stock price to decline significantly.

Whether or not the merger is completed, the pendency of the merger may cause disruptions in the business of HeartWare or Thoratec which could have material adverse effects on each company’s or the combined company’s business and operations.

Whether or not the merger is completed, Thoratec’s and HeartWare’s customers, in response to the announcement of the merger, may delay or defer purchase decisions, which could have a material adverse effect on the business of either company or, if the merger is completed, the combined company. Additionally, HeartWare may lose certain key suppliers as a result of the merger, which, if the merger is completed, could adversely affect the business of the combined company. Current and prospective HeartWare employees may experience uncertainty about their future roles with the combined company. Any failure by HeartWare to attract, retain and motivate executives and key management, sales, marketing and technical personnel during the period prior to the completion of the merger could seriously harm its business, as well as the business of the combined company.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Thoratec and HeartWare.

Completion of the merger is subject to a number of closing conditions, including the expiration or termination of any applicable waiting period under the HSR Act and adoption of the merger agreement by HeartWare’s stockholders and those closing conditions may not be satisfied on a timely basis or at all. If the merger is not completed, the price of HeartWare and Thoratec common stock may decline. In addition, if the merger is not completed, Thoratec and HeartWare may be subject to a number of material risks, including the following:

•	Thoratec and HeartWare would not realize any anticipated benefits from being a part of a combined company;

•	HeartWare may be required to pay a termination fee of either $11.3 million or $5.0 million if the merger agreement is terminated under certain circumstances (see “The Merger Agreement — Termination Fee” beginning on page 102 of this proxy statement/prospectus);

•	Thoratec and HeartWare may be subject to litigation related to any failure to complete the merger, which could require substantial time and resources to resolve;

•	the market price of HeartWare common stock may be adversely affected to the extent the market price reflects an assumption that the merger will be completed;

•	HeartWare may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price to be paid by Thoratec in the merger;

•	Thoratec and HeartWare will be required to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees whether or not the merger is completed; and

•	matters relating to the merger (including integration planning) require substantial commitments of time and resources by Thoratec and HeartWare management, which could otherwise have been devoted to other opportunities that may have been beneficial to Thoratec and HeartWare.

Some directors and executive officers of HeartWare have interests in the merger that differ from the interests of HeartWare stockholders that may influence these directors and executive officers to support the mergers.

Certain of HeartWare’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of HeartWare stockholders. The members of the HeartWare board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to HeartWare stockholders that the merger agreement be adopted. Please see “The Merger — Interests of HeartWare Directors and Executive Officers in the Mergers,” beginning on page 66.

The merger agreement limits HeartWare’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit HeartWare’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of HeartWare from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror’s proposing to pay a lower per share price to acquire HeartWare than it might otherwise have proposed to pay. HeartWare can consider and participate in discussions and negotiations with respect to an alternative proposal so long as the HeartWare board of directors determines in good faith (after consultation with outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to HeartWare stockholders under applicable law.

The market price for Thoratec common stock may be affected by factors different from those affecting the market price of HeartWare common stock. In addition, holders of Thoratec common stock have different rights as shareholders than holders of HeartWare common stock.

If the merger is completed, holders of HeartWare common stock will become holders of Thoratec common stock. Thoratec’s business differs from HeartWare’s business, and Thoratec’s results of operations and the market price of Thoratec common stock may be affected by factors different from those currently affecting the results of operations of HeartWare and the market price of HeartWare common stock. In addition, the results of operations of the combined company and the market price of the combined company’s common stock may be affected by factors different from those currently affecting either Thoratec or HeartWare. For a discussion of the businesses of Thoratec and HeartWare and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 128.

In addition, holders of shares of Thoratec common stock will have different rights as Thoratec shareholders than the rights they had as HeartWare stockholders before the merger. For a detailed comparison of the rights of Thoratec shareholders compared to the rights of HeartWare stockholders, see “Comparison of Rights of Shareholders of Thoratec and Stockholders of HeartWare” beginning on page 113 of this proxy statement/prospectus.

HeartWare stockholders, as a group, will have reduced ownership and voting interests after the merger and will exercise less influence over management of Thoratec than they currently exercise over management of HeartWare.

After the effective time of the merger, HeartWare stockholders will own, as a group, in the aggregate a significantly smaller percentage of Thoratec than they currently own of HeartWare. Immediately following the merger, former stockholders of HeartWare are expected to own approximately • % of the outstanding shares of Thoratec common stock, based on the number of shares of HeartWare common stock and Thoratec common stock outstanding on the record date. Consequently, as a general matter, HeartWare stockholders, as a group, will have reduced ownership and voting interests in Thoratec following the merger than they owned of HeartWare prior to the merger and, as a result, they will have less influence over the management and policies of Thoratec than they currently exercise over the management and policies of HeartWare.

Thoratec will incur significant transaction, integration and restructuring costs in connection with the merger.

Thoratec and HeartWare expect to incur significant costs associated with transaction fees and other costs related to the merger. Specifically, as disclosed in prior public filings, Thoratec expects to incur total non-recurring charges associated with the transaction of approximately $15.0 million to $20.0 million. In addition, Thoratec will incur integration and restructuring costs following the completion of the merger as it integrates the business of HeartWare with Thoratec. Although Thoratec expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, we cannot assure you that this net benefit will be achieved in the near term or at all.

THE HEARTWARE SPECIAL MEETING

HeartWare is furnishing this proxy statement/prospectus to HeartWare stockholders as of the HeartWare record date as part of the solicitation of proxies by the HeartWare board of directors for use at the HeartWare special meeting, including any postponement or adjournment of the meeting. Together with this document, HeartWare is also sending its stockholders a notice of the special meeting and a form of proxy that is solicited by the HeartWare board of directors.

Date, Time and Place of the Special Meeting

The HeartWare special meeting will be held on • , 2009, at • , U.S. Eastern time ( • , Australia Eastern Standard Time on • , 2009), at • .

Purpose of the Special Meeting

At the HeartWare special meeting, HeartWare stockholders will be asked to:

1. consider and vote upon a proposal to adopt the merger agreement; and

2. consider and vote upon a proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the HeartWare special meeting to adopt the merger agreement.

The HeartWare board of directors has approved and declared the advisability of the merger agreement and has determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of HeartWare and its stockholders and recommends that HeartWare stockholders vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of HeartWare common stock at the close of business, U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009), the HeartWare record date for the HeartWare special meeting, are entitled to notice of, and to vote at, the HeartWare special meeting and any adjournment or postponement of it. On the HeartWare record date, •  shares of HeartWare common stock, including shares represented by HeartWare CDIs, were issued and outstanding and held by approximately •  holders of record. Stockholders who hold shares in the form of HeartWare CDIs or in “street name” should follow the procedures set forth under the heading “The HeartWare Special Meeting — Voting of Proxies” beginning on page 34.

Holders of HeartWare CDIs at the close of business, U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009), the HeartWare record date for the HeartWare special meeting, are entitled to notice of, and to direct CDN to vote the underlying shares of HeartWare common stock on their behalf in connection with the HeartWare special meeting and any adjournment or postponement of it by following the procedures set forth under the heading “The HeartWare Special Meeting — Voting of Proxies” beginning on page 34. Holders of HeartWare CDIs cannot vote their CDIs in person at the special meeting unless such HeartWare CDI holders have completed the conversion of their HeartWare CDIs into shares of HeartWare common stock prior to the record date for the HeartWare special meeting set forth above. CDN, on behalf of the holders of HeartWare CDIs, will vote the underlying shares of HeartWare common stock represented by the HeartWare CDIs on an aggregate basis by (i) determining the total number of HeartWare CDIs “FOR” each proposal, (ii) determining the total number of HeartWare CDIs “AGAINST” each proposal, (iii) determining the total number of HeartWare CDIs abstaining from voting on each proposal, (iv) applying the ratio of one (1) share of HeartWare common stock for every thirty-five (35) HeartWare CDIs and (v) submitting the resultant number of shares of HeartWare common stock “FOR” each proposal and “AGAINST” each proposal and the number of shares abstaining from voting on each proposal, as appropriate.

A quorum will be present at the HeartWare special meeting if a majority of the shares of HeartWare common stock issued and outstanding, including shares represented by HeartWare CDIs, on the HeartWare record date and entitled to vote at the HeartWare special meeting are represented at the HeartWare special meeting in person or by proxy. Abstentions and broker “non-votes” (described under the heading, “The HeartWare Special Meeting — Voting of Proxies” beginning on page 34) will be treated as present at the HeartWare special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the HeartWare special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies, provided that the proposal to adjourn the special meeting has been adopted by the affirmative vote of a majority of shares of HeartWare common stock represented in person or by proxy at the special meeting and entitled to vote thereon, although less than a quorum. Holders of record of HeartWare common stock on the HeartWare record date are entitled to one vote per share on each matter submitted to a vote at the HeartWare special meeting.

Vote Required for Approval

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of HeartWare common stock entitled to vote at the HeartWare special meeting. Because the required vote of HeartWare stockholders is based upon the number of outstanding shares of HeartWare common stock entitled to vote, rather than upon the shares actually voted, the failure by a HeartWare stockholder to appoint a proxy or to vote in person at the HeartWare special meeting, abstentions and any failure by “street name” holders to provide their brokerage firm, bank, trust or other nominee with instructions on how to vote their shares will have the same effect as a vote against the adoption of the merger agreement. If holders of HeartWare CDIs instruct CDN to abstain from voting on their behalf, the shares of HeartWare common stock underlying such HeartWare CDIs will be counted toward a quorum at the HeartWare special meeting. If holders of HeartWare CDIs fail to instruct CDN to vote the shares of HeartWare common stock underlying their HeartWare CDIs on their behalf, the shares of HeartWare common stock underlying such HeartWare CDIs will not be counted toward a quorum at the HeartWare special meeting. Instructions to CDN to abstain from voting or failure to instruct CDN to vote the underlying shares will, however, have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the HeartWare special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the HeartWare special meeting. Because approval of such proposal requires the affirmative vote of a majority of shares present or represented, holders of HeartWare common stock who abstain from voting will have the same effect as a vote against the adoption of the proposal to adjourn the special meeting and failure to vote will have no effect on the outcome of the proposal. Brokers or other nominees holding shares of HeartWare common stock in “street name” who have not received specific instructions from beneficial owners will have the authority to vote the shares in their discretion on the proposal. If any such broker or nominee abstains from voting, such abstention will have the same effect as a vote “AGAINST” the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, in order to solicit additional proxies. CDN cannot vote the underlying shares on behalf of holders of HeartWare CDIs without instructions from such holders. An instruction to CDN to abstain will have the same effect as a vote “AGAINST” the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, in order to solicit additional proxies.

Shares Owned by HeartWare Directors, Executive Officers and Affiliates

As of the HeartWare record date, the directors and executive officers of HeartWare were entitled to give directions to vote •  HeartWare CDIs and, in the case of Mr. Godshall, to vote •  shares of HeartWare common stock, which collectively represented approximately • % of the outstanding shares of HeartWare common stock at that date.

In connection with the transactions contemplated by the merger agreement, all but one of the directors on HeartWare’s board of directors and certain executive officers of HeartWare, who collectively beneficially own in the form of HeartWare CDIs (and in the case of Mr. Godshall, in the form of shares of HeartWare common stock), as of the HeartWare record date, approximately • % of the total outstanding shares of HeartWare common stock, and Apple Tree Partners I, L.P., who beneficially owns in the form of HeartWare CDIs, as of the HeartWare record date, approximately • % of the total outstanding shares of HeartWare common stock have entered into separate support agreements dated as of February 12, 2009, to, among other things, vote or give directions to vote their respective shares of HeartWare common stock in favor of the adoption of the merger agreement with Thoratec, subject to the terms and conditions of the support agreements and, subject to certain exceptions, not to dispose of their shares prior to the date of the HeartWare special meeting. See the section entitled “The Support Agreements” beginning on page 110.

Voting of Proxies

Stockholders of record of shares may vote such shares by attending the HeartWare special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. If a proxy card is signed by a stockholder of record and returned without specific voting instructions, the shares represented by the proxy will be voted “FOR” the proposals presented at the HeartWare special meeting. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment.

Stockholders whose shares are held in “street name” must follow the instructions they receive from their broker, bank, trust or other nominee in order to have their shares voted. Stockholders who have not received such voting instructions or require further information regarding such voting instructions should contact their broker. Brokers who hold shares of HeartWare common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Brokers or other nominees holding shares of HeartWare common stock in “street name” will vote shares held by stockholders in “street name” with respect to the proposal to adopt the merger agreement only if such stockholders provide instructions on how to vote by filling out the voter instruction form sent to them by their broker with this proxy statement/prospectus. Brokers or other nominees holding shares of HeartWare common stock in “street name” who have not received specific instructions from beneficial owners will have the authority to vote the shares in their discretion on the proposal to adjourn the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Holders of HeartWare CDIs may give directions to vote the underlying shares of HeartWare common stock by submitting instructions for CDN to vote on behalf of such HeartWare CDI holder at the meeting on each proposal and according to the directions of such HeartWare CDI holder. Holders of HeartWare CDIs can submit voting instructions by completing and mailing the enclosed CDI Voting Instruction Form or by Internet at the website of Computershare, which is www.computershare.com.au. To submit voting instructions by mail, holders of HeartWare CDIs can send the CDI Voting Instruction Form to Computershare, using the enclosed postage-prepaid envelope or by mailing it to Computershare. To submit voting instructions via Computershare’s website, holders of HeartWare CDIs will need their Holder Identification Number or Security Holder Reference Number, which is shown on the enclosed CDI Voting Instruction Form. Instructions on how to fill out the form are set out on the back of the form or on Computershare’s website at www.computershare.com.au. Holders of HeartWare CDIs will be taken to have signed the CDI Voting Instruction Form if instructions are submitted in accordance with the directions on the website www.computershare.com.au. If a holder of HeartWare CDIs is directing CDN to vote on its behalf, the latest time for receipt of CDI Voting Instruction Forms (and any necessary supporting documents) via mail and voting instructions via Internet is • , U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009).

Revocability of Proxies and CDI Voting Instruction Forms

Stockholders of record may revoke their proxy relating to such shares at any time prior to the time it is voted at the meeting. Such stockholders of record may revoke their proxy by:

•	submitting a signed proxy card bearing a later date than the previously submitted proxy card relating to the same shares to HeartWare’s Company Secretary before the taking of the vote at the HeartWare special meeting;

•	submitting a written, signed notice of revocation bearing a later date than the proxy card to HeartWare’s Company Secretary before the taking of the vote at the HeartWare special meeting; or

•	attending the HeartWare special meeting and voting in person (attendance at the HeartWare special meeting will not, in and of itself, revoke a proxy — the stockholder must actually vote in person at the meeting).

Any written revocation or subsequent proxy card must be delivered to HeartWare International, Inc., 205 Newbury Street, Framingham, Massachusetts 01701, Attention: Company Secretary, or hand delivered to HeartWare’s Company Secretary or his representative before the taking of the vote at the HeartWare special meeting.

Stockholders who hold shares of HeartWare common stock in “street name” may change their vote by submitting new voting instructions to their brokerage firm, bank, trust or other nominee. Such stockholders must contact their nominee to obtain instructions as to how to change or revoke their vote.

Holders of HeartWare CDIs who have completed and returned a CDI Voting Instruction Form (in the manner described in the section entitled “The HeartWare Special Meeting — Voting of Proxies” beginning on page 34) may revoke or change their directions to CDN relating to such HeartWare CDIs at any time prior to • , U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009) by providing written notice of revocation or change to Computershare bearing a later date than the CDI Voting Instruction Form previously sent. Any written revocation or change should be delivered to Computershare Investor Services Pty Ltd, Level 3, 60 Carrington Street, Sydney, New South Wales 2000 Australia or mailed to Computershare Investor Services Pty Ltd, GPO Box 242 Melbourne Victoria 3001 Australia or faxed to Computershare (within Australia) to 1800 783 447 or (outside Australia) +61 3 9473 2555 before the submission of an additional CDI Voting Instruction Form. Any additional CDI Voting Instruction Forms must be submitted via mail or Internet by • , U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009).

Proxies received by HeartWare at any time prior to • , U.S. Eastern time on • , 2009 ( • , Australia Eastern Standard Time on • , 2009), which have not been validly revoked prior to being voted, will be voted at the special meeting.

Matters other than the proposals to adopt the merger agreement and to approve the adjournment of the HeartWare special meeting, if necessary or appropriate, to permit further solicitation of proxies will not be brought before the HeartWare special meeting.

Solicitation of Proxies

HeartWare is soliciting proxies for the HeartWare special meeting and will bear all expenses in connection with its solicitation of proxies. HeartWare will pay brokerage firms and other persons representing beneficial owners of shares held in “street name” certain fees associated with forwarding the notice or availability to beneficial owners, forwarding paper proxy materials by mail to beneficial owners, and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by the Internet and mail, HeartWare’s directors, officers and employees may solicit proxies on HeartWare’s behalf personally, by e-mail, telephone, facsimile, mail or other means of communication. No additional compensation will be paid to directors, officers and employees of HeartWare in connection with this solicitation.

HeartWare stockholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please complete, sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

HeartWare stockholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of HeartWare common stock certificates will be mailed to HeartWare stockholders shortly after completion of the merger. Similarly, holders of HeartWare CDIs should not send their holding statement(s) with their CDI Voting Instruction Form. Thoratec will send CDN instructions for exchanging its shares of HeartWare common stock for the merger consideration and Computershare will arrange for the merger consideration to be sent to holders of HeartWare CDIs on behalf of CDN.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call HeartWare’s Company Secretary, Mr. David McIntyre, at (305) 818-4123 or send an e-mail to enquiries@heartware.com.au.

INFORMATION ABOUT THE COMPANIES

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 897-8600

Thoratec Corporation, a California corporation, is a world leader in therapies to address advanced heart failure and point-of-care diagnostics, and its business is comprised of two operating divisions: Cardiovascular and International Technidyne Corporation, or ITC, a wholly owned subsidiary. For advanced heart failure, Thoratec’s Cardiovascular division develops, manufactures and markets proprietary medical devices used for mechanical circulatory support. Thoratec’s ITC division develops, manufactures and markets point-of-care diagnostic test systems for hospital point-of-care and alternate site point-of-care markets and incision products.

Thoratec was incorporated in California in March 1976 under the former name of Thoratec Laboratories Corporation. On February 14, 2001, Thoratec changed its name to Thoratec Corporation. Thoratec common stock is traded on The NASDAQ Global Select Market under the symbol “THOR”. Additional information about Thoratec and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 128.

Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc.
6035 Stoneridge Drive
Pleasanton, California 94588
(925) 897-8600

Thomas Merger Sub I, Inc., which we refer to as Merger Subsidiary, and Thomas Merger Sub II, Inc., which we refer to as Merger Subsidiary Two, are each wholly owned subsidiaries of Thoratec and were each incorporated in Delaware in February 2009 solely for the purpose of facilitating the mergers. Neither Merger Subsidiary nor Merger Subsidiary Two has carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

HeartWare International, Inc.
205 Newbury Street
Framingham, Massachusetts 01701
(508) 739-0950

HeartWare International, Inc., a Delaware corporation, is a medical device company that develops and manufactures miniaturized implantable heart pumps to treat patients suffering from advanced heart failure. Its first product, the HeartWare Ventricular Assist System, or the HVAS, is designed to provide circulatory support for patients with advanced heart failure. The HVAS has received regulatory approval for commercial sales in Europe and it is the subject of an ongoing clinical trial investigation by the FDA.

HeartWare’s operating subsidiary, HeartWare, Inc., is a Delaware corporation which was incorporated on April 8, 2003 under the name Perpetual Medical, Inc. HeartWare common stock is traded on The NASDAQ Global Market under the symbol “HTWR” and HeartWare CDIs are traded on ASX under the symbol “HIN”. Additional information about HeartWare and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 128.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Thoratec and of HeartWare, after giving effect to the proposed merger. The merger is expected to be accounted for using the acquisition method of accounting. Under the acquisition method of accounting, Thoratec will record all assets acquired and liabilities assumed at their respective acquisition-date fair values. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it had occurred on April 4, 2009. The unaudited pro forma condensed combined statement of operations data for the three months ended April 4, 2009 and for the fiscal year ended January 3, 2009, give effect to the merger as if the merger had occurred on December 30, 2007. Because of different fiscal period ends, the unaudited pro forma condensed combined statement of operations data for fiscal year 2008 combines Thoratec’s historical consolidated statement of operations for the fiscal year ended January 3, 2009 and HeartWare’s historical consolidated statement of operations for the fiscal year ended December 31, 2008. Because of different three month period ends, the unaudited pro forma condensed combined balance sheet information and statement of operations data as of and for the first quarter of 2009 combines Thoratec’s historical consolidated balance sheet and statement of operations as of and for the three months ended April 4, 2009 and HeartWare’s historical consolidated balance sheet and statement of operations as of and for the three months ended March 31, 2009.

On February 12, 2009, Thoratec and HeartWare entered into the merger agreement. Under the merger agreement, at the effective time of the merger, each share of HeartWare common stock, including shares of common stock represented by HeartWare CDIs, will be converted into the right to receive $14.30 in cash, without interest, and 0.6054 of a share of Thoratec common stock, subject to adjustment as described in “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus. Based on the number of shares of HeartWare common stock and shares issuable upon exercise of stock options and other stock-based awards outstanding as of February 12, 2009, and a price of $26.25 per Thoratec common share (the volume weighted average closing price of Thoratec common shares on The NASDAQ Stock Market for the four (4) trading days preceding the execution of the merger agreement), HeartWare stockholders would receive Thoratec common shares having a market value of approximately $141.0 million in the merger and an aggregate of approximately $141.0 million in cash, reflecting a price of $30.19 per share of HeartWare common stock or $0.86 for each HeartWare CDI (based upon the assumed US/AUS exchange rate of 1.5265 provided in the merger agreement). HeartWare common stock is quoted on The NASDAQ Global Market under the symbol “HTWR” and HeartWare CDIs are quoted on ASX under the symbol “HIN”. Thoratec common stock is quoted on The NASDAQ Global Select Market under the symbol “THOR”.

The HeartWare board of directors and the Thoratec board of directors have approved the merger agreement. The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of HeartWare stockholders, the expiration or termination of the required waiting period under the HSR Act and the absence of legal impediments to the consummation of the merger. We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed. For a more complete description of the approval of the merger agreement and the conditions to completion of the mergers, see “The Merger — Background of the Merger,” “The Merger — HeartWare’s Reasons for the Merger and Recommendation of the HeartWare Board of Directors,” “The Merger — Thoratec’s Reasons for the Merger,” “The Merger Agreement — Conditions to the Obligations of Each Party to Consummate the Merger,” “The Merger Agreement — Conditions to the Obligations of Thoratec and Merger Subsidiary to Consummate the Merger,” “The Merger Agreement — Conditions to the Obligations of HeartWare to Consummate the Merger” and “The Merger Agreement — Conditions to the Obligations of Each Party to Consummate the Second Merger”.

The unaudited pro forma condensed combined financial statements reflect the estimated merger consideration expected to be transferred, which does not purport to represent what the actual merger consideration transferred will be at the effective time of the merger. In accordance with SFAS No. 141R, as amended, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $24.91 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For illustrative purposes only, assuming a then-current market price of Thoratec common stock on the closing date of the merger of between $8.79 (the highest volume weighted average price of Thoratec common stock, subject to adjustments depending on the number of shares of Thoratec common stock reserved for issuance to holders of unvested and outstanding HeartWare incentive options pursuant to the merger agreement as described in “The Merger Agreement — Treatment of Options and Other Equity-Based Awards” beginning on page 89, at which the aggregate amount of stock consideration payable in the merger will be fixed at 19.9% of the already outstanding shares of Thoratec common stock) and $18.38 per share, and assuming that HeartWare elects to terminate the merger agreement as described in “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus and Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger such that the per share value of Thoratec common stock payable in the merger, at the effective time, is equal to $18.38 (70% of $26.25, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration), the estimated aggregate merger consideration (including amounts payable to holders of HeartWare restricted stock, options or other equity based awards at the effective time of the merger pursuant to the merger agreement) will be approximately $239.7 million and the related goodwill balance will be approximately $90.9 million. Assuming a then-current market price of Thoratec common stock on the closing date of the merger of $34.13 per share, the estimated aggregate merger consideration (including amounts payable to holders of HeartWare restricted stock, options or other equity based awards at the effective time of the merger) will be approximately $324.3 million and the related goodwill balance will be approximately $175.5 million. A table illustrating the value of the consideration that would be payable, at the effective time of the merger, to holders of HeartWare common stock issued and outstanding immediately prior to the effective time of the merger, including shares of common stock underlying HeartWare CDIs, based on a range of values of Thoratec common stock is described further in “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements and adjustments are based upon available information and assumptions that the management of Thoratec believes reasonably reflect the merger. The merger is dependent upon certain valuations for identifiable purchased intangibles and in-process research and development that have yet to progress to a stage where there is sufficient information for a definitive measurement. The fair value of identifiable intangible assets is determined using the income approach, which starts with a forecast of all the expected future net cash flows. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what Thoratec can learn about the specifics of the HeartWare intangible assets prior to the effective time of the merger and any such process will take several months to complete. The estimated intangible asset values and their useful lives could also be impacted by a variety of factors that may become known to Thoratec only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Accordingly, increased knowledge about these and/or other elements will likely result in a change to the estimated fair value of the HeartWare intangible assets and/or to the estimated weighted-average useful lives from what Thoratec has assumed in the unaudited pro forma condensed combined financial statements and such differences may be material. The combined effect of any such changes could then also result in a significant increase or decrease to Thoratec’s estimate of associated amortization expense. Accordingly, there will be differences between such preliminary estimates and the final acquisition method of accounting for the merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

As of the date of this proxy statement/prospectus, Thoratec does not have sufficient information as to the amount, timing and risk of cash flows of all of the HeartWare intangible assets, particularly those assets still in the research and development phase, to calculate the fair value of such intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses and working capital/contributory asset charges), the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

Acquired in-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized; instead these assets will be subject to periodic impairment testing that may result in the write-off of all or a portion of the carrying value of these assets. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. At that point in time the remaining carrying value of the asset would then be considered a finite-lived intangible asset and Thoratec would begin to amortize the asset.

The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the merger. In addition, the unaudited pro forma condensed combined financial statements do not include the potential realization of any cost savings from operating efficiencies or synergies resulting from the merger, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of Thoratec and HeartWare.

Thoratec shareholders and HeartWare stockholders should read the unaudited pro forma condensed combined financial information in conjunction with Thoratec’s and HeartWare’s audited historical consolidated financial statements, accompanying notes to the consolidated financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Thoratec’s Form 8-K filed with the SEC on June 11, 2009 and Thoratec’s and HeartWare’s Annual Report on Form 10-K for the fiscal years ended January 3, 2009 and December 31, 2008, respectively, each of which is incorporated by reference into this proxy statement/prospectus. Thoratec shareholders and HeartWare stockholders should also read the unaudited pro forma condensed combined financial information in conjunction with Thoratec’s and HeartWare’s unaudited historical condensed consolidated financial statements, accompanying notes to the condensed consolidated financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Thoratec’s and HeartWare’s Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2009 and March 31, 2009, respectively, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus.

THORATEC CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet
As of April 4, 2009
(In thousands)

	Thoratec as	HeartWare as	Pro Forma		Pro Forma
	Reported(1)	Reported(2)	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$115,374	$12,592	$(31,495	)(a)	$96,471
Restricted cash and cash equivalents	20,000	—			20,000
Short-term available-for-sale investments	109,505	—	(109,505	)(a)	—
Receivables, net	59,476	1,179			60,655
Inventories	65,644	6,685	1,089	(b)	73,418
Deferred tax assets	8,397	—			8,397
Short-term income taxes receivable	2,514	—			2,514
Prepaid expenses and other assets	5,537	926			6,463

Total current assets	386,447	21,382			267,918

Property, plant and equipment, net	51,244	3,464			54,708
Goodwill	99,287	—	125,911	(f)(g)	225,198
Purchased intangible assets, net	105,652	1,010	173,790	(b)	280,452
Long-term available-for-sale investments	29,928	—			29,928
Deferred tax assets	2,360	—			2,360
Prepaid expenses and other assets	13,685	289	(240	)(b)	13,734

Total Assets	$688,603	$26,145			$874,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,580	$1,674			$16,254
Accrued compensation	12,639	854			13,493
Other accrued liabilities	15,982	3,366	$23,923	(c)(d)(e)	43,271

Total current liabilities	43,201	5,894			73,018

Senior subordinated convertible notes	126,025	—			126,025
Long-term deferred tax liability	37,127	—	32,577	(c)(d)	69,704
Other	7,092	—			7,092

Total Liabilities	213,445	5,894			275,839

Shareholders’ equity:
Common shares	—	9	(9	)(a)	—
Additional paid-in-capital	533,832	112,715	21,457	(a)(e)	668,004
Accumulated deficit	(52,881)	(83,195)	73,194	(a)(d)(e)(f)(h)(i)	(62,882)
Accumulated other comprehensive loss:
Unrealized loss on investments	(3,433)	—	(870	)(h)	(4,303)
Cumulative translation adjustments	(2,360)	(9,278)	9,278	(a)	(2,360)

Total accumulated other comprehensive loss	(5,793)	(9,278)			(6,663)

Total Shareholders’ Equity	475,158	20,251			598,459

Total Liabilities and Shareholders’ Equity	$688,603	$26,145			$874,298

(1)	Amounts derived from Thoratec’s unaudited condensed consolidated financial statements as of April 4, 2009.

(2)	Amounts derived from HeartWare’s unaudited condensed consolidated financial statements as of March 31, 2009,

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 44.

THORATEC CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations
For The Three Months Ended April 4, 2009
(In thousands, except per share amounts)

	Thoratec as	HeartWare as	Pro Forma		Pro Forma
	Reported(1)	Reported(2)	Adjustments		Combined

Product sales	$89,466	$1,478			$90,944
Cost of product sales	35,439	718	$(27	)(m)	36,130

Gross profit	54,027	760			54,814

Operating expenses:
Selling, general and administrative	27,455	4,200			31,655
Research and development	14,086	3,490	(16	)(k)	17,560
Amortization of purchased intangible assets	2,931	—	2,508	(l)	5,439

Total operating expenses	44,472	7,690			54,654

Income (loss) from operations	9,555	(6,930)			160
Other income and (expense):
Foreign exchange gain	—	693			693
Interest expense	(2,866)	—			(2,866)
Interest income and other	988	5	(804	)(j)	189

Income (loss) before taxes	7,677	(6,232)			(1,824)
Income tax (expense) benefit	(2,050)	—	2,786	(n)	736

Net income (loss)	$5,627	$(6,232)			$(1,088)

Net income (loss) per share:
Basic	$0.10	$(0.70)			$(0.02)

Diluted	$0.10	$(0.70)			$(0.02)

Shares used to compute income (loss) per share:
Basic	56,384	8,867	5,368	(o)	61,752
Diluted	57,738	8,867	5,368	(o)	61,752

(1)	Amounts derived from Thoratec’s unaudited condensed consolidated financial statements for the three months ended April 4, 2009.

(2)	Amounts derived from HeartWare’s unaudited condensed consolidated financial statements for the three months ended March 31, 2009.

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 44.

THORATEC CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended January 3, 2009
(In thousands, except per share amounts)

	Thoratec as	HeartWare as	Pro Forma		Pro Forma
	Reported(1)	Reported(2)	Adjustments		Combined

Product sales	$313,564	$332			$313,896
Cost of product sales	127,566	78	$(107	)(s)	127,537

Gross profit	185,998	254			186,359

Operating expenses:
Selling, general and administrative	94,142	10,981			105,123
Research and development	52,943	18,644	(41	)(q)	71,546
Amortization of purchased intangible assets	13,183	—	10,030	(r)	23,213

Total operating expenses	160,268	29,625			199,882

Income (loss) from operations	25,730	(29,371)			(13,523)
Other income and (expense):
Foreign exchange gain	—	4,550			4,550
Interest expense	(10,984)	—			(10,984)
Interest income and other	9,146	1,057	(4,690	)(p)	5,513

Income (loss) before taxes	23,892	(23,764)			(14,444)
Income tax (expense) benefit	(5,561)	—	12,935	(t)	7,374

Net income (loss)	$18,331	$(23,764)			$(7,070)

Net income (loss) per share:
Basic	$0.33	$(3.00)			$(0.12)

Diluted	$0.33	$(3.00)			$(0.12)

Shares used to compute income (loss) per share:
Basic	55,097	7,929	5,368	(u)	60,465
Diluted	56,196	7,929	5,368	(u)	60,465

(1)	Amounts derived from Thoratec’s audited consolidated financial statements for the fiscal year ended January 3, 2009 adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion in Thoratec’s Form 8-K filed on June 11, 2009.

(2)	Amounts derived from HeartWare’s audited consolidated financial statements for the fiscal year ended December 31, 2008.

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 44.

THORATEC CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements of Thoratec have been prepared giving effect to the merger between Merger Subsidiary and HeartWare on a historical basis. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if the merger had occurred on April 4, 2009. The unaudited pro forma condensed combined statement of operations data for the three months ended April 4, 2009 and for the fiscal year ended January 3, 2009, gives effect to the merger as if the merger had occurred on December 30, 2007. The merger has been accounted for in the unaudited pro forma condensed combined financial statements using the acquisition method of accounting in accordance with SFAS No. 141R, Business Combinations, which Thoratec adopted on January 1, 2009, and using the fair value concepts defined in SFAS No. 157, Fair Value Measurements.

SFAS No. 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition-date and that the fair value of in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition-date. In April 2009, the FASB issued FSP SFAS No. 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends the guidance in SFAS No. 141R to require contingent assets acquired and liabilities assumed in a business combination to be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the measurement period. This guidance is effective for all business acquisitions occurring on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

SFAS No. 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS No. 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of these standards, Thoratec may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Thoratec’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under SFAS No. 141R, acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. As of April 4, 2009, total remaining transaction costs are estimated to be $14.5 million, with approximately $8.8 million allocable to Thoratec, and approximately $5.5 million allocable to HeartWare. The estimated transaction costs also include $0.2 million related to the issuance of Thoratec shares as stock consideration in the merger.

For purposes of these unaudited pro forma condensed combined financial statements, Thoratec has assumed the total preliminary consideration issued and paid in the merger to be approximately $274.7 million, consisting of $141.0 million paid in cash and approximately 5.4 million issued shares of Thoratec common stock valued at the July 20, 2009 share price of $24.91 per share, or $133.7 million.

THORATEC CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The following table summarizes the components of the preliminary estimated merger consideration:

	Shares	Estimated
	(In thousands)

Cash Consideration
Cash consideration for HeartWare common stock outstanding at March 31, 2009		$126,754
Net cash consideration for HeartWare stock options and restricted shares purchased at the agreed upon price of $30.19 per share		14,246

Total cash consideration		141,000
Stock Consideration
Shares of Thoratec common stock to be issued in exchange for HeartWare common stock outstanding at an exchange ratio of 0.6054 based on the Thoratec share price of $24.91 as of July 20, 2009	5,368	133,714

Total preliminary estimated merger consideration		$274,714

Under the acquisition method of accounting, the total preliminary estimated merger consideration is shown in the table above, and is allocated in the table below to Thoratec’s net tangible and intangible assets and liabilities based on their estimated fair value. For the unaudited pro forma condensed combined financial statements, the preliminary estimated merger consideration is allocated as follows:

(In thousands)

Assets as of April 4, 2009 at book value:
Cash	$12,592
Receivable, net	1,179
Inventory	6,685
Short-term prepaid expenses and other	926
Property, plant and equipment, net	3,464
Purchased intangibles	1,010
Long-term prepaid expenses and other	289
Accounts payable and accrued liabilities as of April 4, 2009 at book value	(5,894)
Adjustments to:
Inventory at the estimated fair value	1,089
Estimated fair value for leases	(240)
Reversal of HeartWare purchased intangibles	(1,010)
Long-term deferred tax asset related to operating loss carry-forwards	28,881
Short-term deferred tax liabilities	(430)
Identifiable purchased intangible assets at the estimated fair value:
Developed technology	139,950
In-process research and development	33,450
Customer relationships	1,400
Long-term deferred tax liability related to purchased intangibles and in-process-research and development	(67,345)
Goodwill	118,718

Total preliminary estimated merger consideration	$274,714

THORATEC CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The above estimated goodwill is calculated as the difference between the acquisition-date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Estimated goodwill does not include pro forma adjustments for non-recurring items such as transaction costs and compensation payments. Goodwill is not amortized.

The estimated consideration expected to be transferred as reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual merger consideration will be when the merger is consummated. In accordance with SFAS No. 141R, the fair value of the equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $24.91 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. For example, the high and low closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from the merger agreement date of February 12, 2009 to July 20, 2009 was $30.38 and $20.40, respectively, and if the price per share of Thoratec’s common stock on the closing date of the merger were to be $30.38 or $20.40, the estimated merger consideration would be as follows:

		Estimated
		Merger
	Stock Price	Consideration
		(In thousands)

High	$30.38	$304,084
Low	$20.40	$250,509

An increase or decrease in the merger consideration transferred at the effective time of the merger as described above would be reflected as an adjustment to goodwill in the unaudited pro forma condensed combined balance sheets.

2.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

a) Reflects the consideration paid for HeartWare in the merger and the reversal of HeartWare’s historical equity balances.

(In thousands)

Cash consideration paid from cash and cash equivalents and short-term investments available-for-sale	$141,000
Common stock consideration recorded to additional paid-in capital	133,714
Adjustment to HeartWare’s equity balances
Common Shares	(9)
Additional paid-in-capital	(112,715)
Accumulated deficit to be eliminated at closing	83,195
Cumulative translation adjustment	9,278

THORATEC CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

b) Reflects the following estimated acquisition-date fair value adjustments:

		Estimated Useful
		Lives (Years)
	(In thousands)

Developed technology(1)	$139,950	15
In-process research and development(2)	33,450	15
Customer relationships	1,400	2
Lease fair value adjustment	(240)
Inventory fair value adjustment	1,089
Reversal of HeartWare historical purchased intangibles	(1,010)

(1)	Developed technology assets represent ventricular assist device products that have received required regulatory approvals to enable such products to be marketed or sold to the public and ventricular assist device products that are currently undergoing approved clinical trials in the United States. The estimated fair value of such assets was determined using the income approach using projected discounted cash flows. Acquired developed-technology assets are recognized at fair value at the date of the transaction and are classified as finite-lived intangibles. The useful life of finite-lived intangibles is estimated and amortized over the period the asset is expected to contribute directly or indirectly to future cash flows of Thoratec. The amortized costs will be charged to Thoratec’s combined net income or loss.

(2)	In-process research and development assets represent ventricular assist device products that are under development and that have not received the required regulatory approvals to enable such products to be marketed or sold to the public or to be used in clinical trials. The estimated fair value of such assets was determined using the income approach using projected discounted cash flows. As of the date of this proxy statement/prospectus, Thoratec does not have sufficient information as to the amount, timing and risk of cash flows to calculate the fair value of all of the in-process research and development intangibles. Accordingly, during the development period after the acquisition date, these assets will not be amortized; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. At that point in time the remaining carrying value of the asset would then be considered a finite-lived intangible asset and Thoratec would begin to amortize the asset.

c) Reflects the following tax impacts related to fair value adjustments and loss carry-forwards:

(In thousands)

Long-term deferred tax asset related to operating loss carry-forwards	$28,881
Short-term deferred tax liabilities	430
Long-term deferred tax liability relating to purchased intangibles and in-process research and development	67,345

d) Reflects the following impact for severance payments and retention bonus payments to be made to certain HeartWare employees as a result of pre-existing change in control contractual provisions that will become payable at the time the transaction is consummated and which are directly attributable to the transaction:

(In thousands)

Accrued liabilities	$8,464
Short-term deferred tax liability	548
Long-term deferred tax assets	5,887

e) Reflects accrued incremental direct and external transaction costs totaling $14.5 million consisting of approximately $8.8 million allocable to Thoratec’s investment banking fees, legal fees and accounting fees and an estimated $0.2 million associated with stock consideration recorded to additional-paid-in capital and approximately $5.5 million allocable to HeartWare’s legal and investment banking fees and are recorded to accrued liabilities.

THORATEC CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

f) Reflects the following elimination of the impact of the pro forma adjustments on HeartWare’s historical accumulated deficit balance, which is comprised of pre-existing change in control contractual provisions at the time the transaction is consummated, and therefore is directly attributable to the transaction:

(In thousands)

Retention bonus and severance payments	$(7,032)
Deferred taxes	5,339
Transaction costs	(5,500)

g) Goodwill is calculated as the difference between the acquisition-date fair value of the merger consideration expected to be issued and paid and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

h) Reflects the reversal of an unrealized gain of $0.9 million, as a result of $110.0 million in short-term investments used in the merger consideration.

i) Reflects a valuation loss of $0.7 million, which represents the difference in the share price from July 20, 2009 of $24.91 per share and $26.25 per share, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration, as a result of cancellation and conversion of HeartWare stock options and restricted stock units awarded to HeartWare employees.

Pro Forma Adjustments to Condensed Combined Statement of Operations for the Three Months Ended April 4, 2009

Significant non-recurring one time charges have not been reflected in the combined statement of operations, including merger-related transaction costs and share-based compensation costs described under the section “Pro Forma Adjustments to Condensed Combined Balance Sheet” above. Additionally, the pro forma statement of operations does not reflect the non-recurring impact on cost of sales as a result of the inventory fair value adjustment.

j) Reflects a reduction in interest income of $0.8 million resulting from the use of cash and short-term investments as merger consideration, assuming an interest rate based upon Thoratec’s 2009 historical average interest rate of 2.35%.

k) Reflects the reversal of amortization of the historical book value of HeartWare’s purchased intangible assets.

l) Reflects incremental amortization expense of $2.5 million for the fair value adjustment related to purchased identified intangible assets.

m) Represents a $27,000 amortization of fair value adjustment on operating leases recorded to cost of product sales.

n) The $2.8 million tax benefit reflects the tax impact related to the pro forma combined net loss position from Thoratec’s utilization of HeartWare net operating losses, which reduces the combined federal statutory income tax expense and state tax expense.

o) Reflects the basic shares of Thoratec common stock to be issued in exchange for HeartWare common stock outstanding at an exchange ratio of 0.6054, or 5.4 million shares. Diluted shares also include the elimination of Thoratec’s common share equivalents as such shares are anti-dilutive for pro forma purposes. Additionally, the weighted average shares of HeartWare at March 31, 2009 are eliminated in the condensed combined pro forma financial statements.

THORATEC CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Pro Forma Adjustments to Condensed Combined Statement of Operations for the Fiscal Year Ended January 3, 2009

Significant non-recurring one time charges have not been reflected in the combined statement of operations, including merger-related transaction costs and share-based compensation costs described under the section “Pro Forma Adjustments to Condensed Combined Balance Sheet” above. Additionally, the pro forma statement of operations does not reflect the non-recurring impact on cost of sales as a result of the inventory fair value adjustment.

p) Reflects a reduction in interest income from $141.0 million of cash and short-term investments used as merger consideration, assuming an interest rate based upon Thoratec’s 2008 historical average interest rate of 3.3%.

q) Reflects the reversal of amortization of the historical book value of HeartWare’s purchased intangible assets.

r) Reflects incremental amortization expense of $10.0 million for the fair value adjustment related to purchased identified intangible assets.

s) Represents a $0.1 million amortization of fair value adjustment on operating leases recorded to cost of product sales.

t) The $12.9 million tax benefit reflects the tax impact related to the pro forma combined net loss position from Thoratec’s utilization of HeartWare net operating losses, which reduces the combined federal statutory income tax expense and state tax expense.

u) Reflects the basic shares of Thoratec common stock to be issued in exchange for HeartWare common stock outstanding at an exchange ratio of 0.6054, or 5.4 million shares. Diluted shares also include the elimination of Thoratec’s common share equivalents as such shares are anti-dilutive for pro forma purposes. Additionally, the weighted average shares of HeartWare at December 31, 2008 are eliminated in the condensed combined pro forma financial statements.

3.	Pro Forma Condensed Combined Net Loss Per Share

The basic and diluted pro forma condensed combined net loss per common share for the periods presented are based on the weighted average number of common and diluted shares after taking into account the shares issued for the acquisition of HeartWare. Diluted net income per common share reflects the potential dilution that could occur, using the treasury stock method, if securities or other contracts to issue common stock were exercised or converted into common stock. Amounts used in the determination of pro forma basic and diluted net loss per share are as follows:

	Three Months Ended	Fiscal Year Ended
	April 4, 2009	January 3, 2009
	(In thousands,
	except per share data)

Pro forma condensed combined net loss for per share calculation	$(1,088)	$(7,070)

Thoratec weighted average number of common shares-basic	56,384	55,097
Shares issued for HeartWare acquisition	5,368	5,368

Pro forma weighted average number of common shares-basic and diluted	61,752	60,465

Pro forma net loss per share:
Basic	$(0.02)	$(0.12)

Diluted	$(0.02)	$(0.12)

The computation of diluted pro forma net loss per share excludes the effect of common stock options and convertible debt because the effect would be anti-dilutive.

THE MERGER

Background to the Merger

From time to time, HeartWare’s management and board of directors explore and assess the various strategic alternatives available to HeartWare to strengthen its existing market positions, establish new growth platforms, improve its capital position and deliver increased value to its stockholders. In late 2008, HeartWare retained J.P. Morgan as financial advisor to assist it in evaluating potential transactions, including a potential combination with Thoratec.

Thoratec’s management also periodically reviews and analyzes clinical and technological market developments and explores potential strategic alternatives available to Thoratec to enhance shareholder value and facilitate the continued growth of its business and development of its product offerings. The Thoratec board of directors met on August 21, 2008, and, at that meeting, Mr. Gerhard F. Burbach, President and Chief Executive Officer of Thoratec, and other members of Thoratec’s management reviewed a variety of strategic alternatives that might be available to Thoratec in order to potentially enhance the range of products in development or offered by Thoratec. Thoratec management’s review of strategic alternatives included a general discussion of the potential merits of an acquisition of HeartWare. During the meeting, the Thoratec board of directors authorized Mr. Burbach to contact senior management of HeartWare to determine if HeartWare was interested in exploring an acquisition by Thoratec.

On September 23, 2008, Mr. Douglas Godshall, President and Chief Executive Officer of HeartWare, and Mr. Burbach both attended the annual scientific meeting of the Heart Failure Society of America in Toronto, Canada. At those meetings, Mr. Burbach informed Mr. Godshall that Thoratec might be interested in exploring the possibility of acquiring HeartWare. Mr. Godshall responded that HeartWare was not seeking a sale at that time but indicated that he would consult with the HeartWare board of directors should Thoratec decide to pursue an acquisition transaction.

On September 26, 2008, Mr. Godshall and Mr. Burbach spoke by telephone and agreed to meet at the Cleveland Clinic Conference that was scheduled to occur in mid-October and to further discuss Thoratec’s interest in acquiring HeartWare.

On October 17, 2008, Mr. Burbach and Mr. Jon Shear, Vice President Business Development of Thoratec, met with Mr. Godshall and Mr. David McIntyre, Chief Financial Officer and Chief Operating Officer of HeartWare, at the Cleveland Clinic Conference in Cleveland, Ohio. At that meeting, Mr. Burbach again expressed Thoratec’s potential interest in exploring the possibility of acquiring HeartWare. Mr. Burbach and Mr. Shear described the various business segments of Thoratec and the potential benefits to patients that could result from the combination of the two companies. At this meeting, Mr. Burbach and Mr. Godshall discussed whether Apple Tree Partners, HeartWare’s largest stockholder, would be receptive to an acquisition proposal. Mr. Godshall again informed Mr. Burbach that HeartWare was not seeking a sale, and that he was not, at that time, able to respond to Mr. Burbach’s inquiries regarding a potential sale of HeartWare or Apple Tree’s potential response to an acquisition proposal. Mr. Godshall advised Mr. Burbach that he would inform the HeartWare board of directors of Thoratec’s expression of interest.

During the week of October 19, 2008, Mr. Godshall had discussions with various members of the HeartWare board of directors regarding Thoratec’s expressed interest in acquiring HeartWare.

On November 1, 2008, Thoratec delivered a draft confidentiality agreement to HeartWare that would allow Thoratec access to certain due diligence information concerning HeartWare in the event that the HeartWare board of directors determined to explore a possible business combination transaction with Thoratec.

On November 6, 2008, representatives of HeartWare met with representatives of J.P. Morgan and informed J.P. Morgan of HeartWare’s discussions with Thoratec. Around this time, HeartWare also engaged Shearman as its outside legal counsel to advise it in connection with its discussions with Thoratec regarding a possible transaction.

The HeartWare board of directors met on November 12, 2008 and November 13, 2008. At those meetings, among other things, members of HeartWare’s senior management team made presentations to the HeartWare board of directors regarding HeartWare’s business and financial performance, and representatives of J.P. Morgan made a presentation of its preliminary financial analyses of HeartWare and Thoratec and a potential transaction. The

HeartWare board of directors discussed whether HeartWare should engage in discussions with Thoratec concerning a possible change of control transaction, actively solicit third parties with respect to a change of control transaction or continue to pursue HeartWare’s long-term strategy as an independent company. The HeartWare board of directors also discussed other aspects of HeartWare, including the status of its U.S. clinical trial and its financing plans. At the conclusion of these meetings, the HeartWare board of directors authorized HeartWare’s senior management team to provide limited summary due diligence information regarding HeartWare to Thoratec and its representatives and to request that Thoratec make a more specific proposal to acquire HeartWare, including a firm indication of Thoratec’s valuation of HeartWare, the form of consideration to be paid and the anticipated timing of a transaction. The HeartWare board of directors also established a sub-committee of the HeartWare board of directors in connection with its consideration of a potential transaction with Thoratec, comprised of Messrs. Godshall, Harrison, Larkin, Stockman and Thomas, which we refer to as the transaction sub-committee.

During the period from November 4 through November 14, 2008, HeartWare and Thoratec with the assistance of their respective counsel negotiated the terms of a mutual confidentiality agreement, which the parties entered into on November 14, 2008. The mutual confidentiality agreement contained customary confidentiality provisions and non-solicit provisions and a customary standstill provision for Thoratec.

On November 18, 2008, Mr. Burbach and other representatives of Thoratec’s senior management team met with Mr. Godshall, Mr. McIntyre and Mr. Jeffrey LaRose, the Chief Scientific Officer of HeartWare, in New York, New York. At that meeting, HeartWare made a presentation and answered questions regarding certain aspects of its business, including its technology. The HeartWare representatives also advised the Thoratec representatives that the HeartWare board of directors required a firm indication on valuation before further due diligence with respect to HeartWare would be permitted.

On December 6, 2008, at a meeting of the Thoratec board of directors, Mr. Burbach and other members of Thoratec’s senior management team presented a preliminary assessment of a potential acquisition of HeartWare. During that meeting, the Thoratec board of directors authorized Mr. Burbach to present a proposal to HeartWare pursuant to which Thoratec would acquire all of the outstanding shares of HeartWare (on a fully diluted basis) for approximately $225.0 million, comprised of 40% cash and 60% shares of Thoratec common stock.

On December 8, 2008, Mr. Burbach called Mr. Godshall to inform him that Thoratec was prepared, on a preliminary basis, to pay approximately $225.0 million for all of the outstanding shares of HeartWare (on a fully diluted basis). Mr. Burbach further indicated that Thoratec would propose a mix of consideration consisting of 40% in cash and 60% in shares of Thoratec common stock. Mr. Godshall indicated that he would inform the HeartWare board of directors of Thoratec’s proposal.

On December 9, 2008, a meeting of the HeartWare board of directors was held by teleconference to discuss Thoratec’s initial proposal. Following deliberations among the members of the HeartWare board of directors and their advisors, the HeartWare board of directors concluded that the purchase price proposed by Thoratec was inadequate. The HeartWare board of directors did, however, authorize HeartWare’s senior management team to continue discussions with Thoratec and to seek an increase in the purchase price proposed by Thoratec. The HeartWare board of directors also directed HeartWare’s management not to provide any additional due diligence materials to Thoratec before there was agreement between the parties on a purchase price for HeartWare.

On December 10, 2008, Mr. Godshall informed Mr. Burbach that the HeartWare board of directors believed the $225.0 million purchase price that had been proposed was inadequate and that the HeartWare board of directors had directed management to discontinue the due diligence on HeartWare until such time as a purchase price for HeartWare was preliminarily agreed upon in principle by the parties. Mr. Godshall further informed Mr. Burbach that HeartWare, at the direction of the HeartWare board of directors, would be pursuing its plan to raise third-party financing in the first quarter of 2009.

On December 11, 2008, the Thoratec board of directors met and Mr. Burbach updated the Thoratec board of directors on his discussions with Mr. Godshall. In addition, on December 11, 2008, Mr. Burbach called Mr. Godshall to tell him that the Thoratec board of directors had engaged Banc of America Securities LLC, which we refer to as Banc of America, as its financial advisor in connection with Thoratec’s proposed acquisition of HeartWare, and that he would contact Mr. Godshall in the near-term following discussions with the Thoratec board of directors and Thoratec’s advisors regarding the proposed transaction.

On December 18, 2008, Mr. Godshall and Mr. McIntyre, together with representatives of J.P. Morgan, met by teleconference with Mr. David Smith, the CFO of Thoratec, and Mr. Shear, together with representatives of Banc of America. During this call, Mr. Godshall repeated the position of the HeartWare board of directors regarding the inadequacy of Thoratec’s $225.0 million proposal, and stated that Thoratec would have to propose a significantly higher purchase price in order for the HeartWare board of directors to give any further consideration to a business combination transaction with Thoratec. Following that call, at the direction of senior management of HeartWare and Thoratec, representatives of J.P. Morgan and Banc of America held a follow up meeting by teleconference to discuss their respective preliminary analyses of the valuation of HeartWare.

The Thoratec board of directors met again on December 22, 2008, and Mr. Burbach and other members of Thoratec’s senior management team, representatives of Banc of America and Latham, Thoratec’s outside legal counsel, reviewed the current state of negotiations with HeartWare and its advisors for the Thoratec board of directors, and Banc of America provided a preliminary valuation analysis with respect to HeartWare. Following discussion among the Thoratec board of directors and its advisors, the Thoratec board of directors authorized Mr. Burbach to communicate a proposal representing a valuation of HeartWare of $270.0 million (on a fully diluted basis) and indicate that the consideration would take the form of up to 60% shares of Thoratec common stock and approximately 40% cash.

On December 23, 2008, Mr. Burbach sent a letter to Mr. Godshall containing a brief overview of Thoratec, summarizing Thoratec’s views on the strategic benefits of a business combination transaction with HeartWare and outlining Thoratec’s preliminary views regarding a proposed transaction structure. The letter indicated a valuation of HeartWare of $270.0 million (on a fully diluted basis) and indicated that the consideration would take the form of up to 60% shares of Thoratec common stock and approximately 40% cash.

On December 24, 2008, Mr. Godshall called Mr. Burbach to advise him that HeartWare was not prepared to proceed with the proposed transaction based on a purchase price of $270.0 million. Later that day, Mr. McIntyre contacted Mr. Shear and requested that all confidential information disclosed to date be returned or destroyed pursuant to the terms of the confidentiality agreement executed on November 14, 2008.

On December 27, 2008, Mr. Godshall called Mr. Burbach to discuss the terms for the proposed transaction and a structure that might be acceptable to both the HeartWare board of directors and the Thoratec board of directors. Mr. Godshall repeated the position of the HeartWare board of directors regarding the inadequacy of Thoratec’s $270.0 million proposal and that, accordingly, Thoratec needed to propose a higher purchase price, and that while HeartWare was amenable to receiving Thoratec common stock as part of the consideration, the HeartWare stockholders would need protection against a decrease in Thoratec’s stock price during the period between signing a definitive agreement and the closing of a transaction.

On December 29, 2008, a meeting of the HeartWare board of directors was held by teleconference. Representatives of Shearman and J.P. Morgan also participated in the meeting. Mr. Godshall updated the HeartWare board of directors on the recent discussions with Thoratec, including the $270.0 million proposal. Mr. Godshall also informed the HeartWare board of directors of potential third-party financing transactions that might be available to HeartWare absent a transaction with Thoratec. The HeartWare board of directors discussed with representatives of Shearman and J.P. Morgan the potential terms for a definitive merger agreement, including various price protection mechanisms in respect of the stock portion of the proposed consideration. The HeartWare board of directors also discussed the need for interim financing in the event of a transaction with Thoratec and the preliminary terms on which Thoratec might provide this interim financing. Following further discussions, the HeartWare board of directors authorized continued discussions with Thoratec, provided that Thoratec would agree to increase the purchase price to approximately $285.0 million.

From December 29, 2008 through January 7, 2009, HeartWare and its legal and financial advisors and Thoratec and its legal and financial advisors continued to discuss the material terms of a proposed transaction and during those discussions, agreed to continue negotiations based upon a $282.0 million purchase price for HeartWare. Mr. Burbach and other members of Thoratec’s senior management team met with the Thoratec board of directors on January 5, January 8 and January 9, 2009, to discuss the material terms of the proposed transaction and the ongoing negotiations with HeartWare and to receive guidance from the members of the Thoratec board of directors on the proposed terms of an acquisition of HeartWare, including the proposed purchase price.

On January 11, 2009, representatives of HeartWare’s senior management team, including Mr. Godshall and Mr. McIntyre, met at Latham’s office in San Francisco, California with representatives of Thoratec’s senior management team, including Mr. Burbach and Mr. Smith, and representatives of Shearman, J.P. Morgan, Latham and Banc of America, to discuss the material terms of the proposed transaction, including the terms of an interim loan from Thoratec to HeartWare, and the same participants met again on January 12, 2009 by teleconference to continue their discussion. At those meetings, Thoratec and HeartWare agreed to prepare a non-binding term sheet based on a purchase price of approximately $282.0 million, with the consideration taking the form of 50% shares of Thoratec common stock and 50% cash, and which would include both protection for HeartWare against a decrease in Thoratec’s stock price during the period between signing of a definitive merger agreement and the closing of the merger and a similar protection for Thoratec against an increase in Thoratec’s stock price during the period between the signing of a definitive merger agreement and the closing of the merger.

On January 12, 2009, Mr. Godshall and representatives of HeartWare’s senior management team met by teleconference with the transaction sub-committee of the HeartWare board of directors. During this call, HeartWare’s senior management team and representatives of Shearman and J.P. Morgan outlined the material terms that had been agreed to in principle at the January 11 and 12, 2009 meetings. The transaction sub-committee unanimously agreed to recommend to the full HeartWare board of directors to proceed with the negotiation of the proposed transaction on the terms outlined during the call. Later that day, the full HeartWare board of directors met by teleconference, at which time the board was informed of the transaction sub-committee’s recommendation. The HeartWare board of directors unanimously agreed with the transaction sub-committee’s recommendation and instructed HeartWare’s senior management team to proceed with negotiations. Later that day, Latham sent a detailed preliminary due diligence request list to Shearman, requesting that HeartWare provide Thoratec and its representatives with certain business, financial, accounting, legal, regulatory and other information.

On January 13, 2009, Mr. Burbach and other representatives of Thoratec’s senior management met with the Thoratec board of directors and updated the Thoratec board of directors on the status of negotiations with HeartWare and the material terms of the proposed acquisition of HeartWare that had been preliminarily agreed to at the January 11 and 12, 2009 meetings. The Thoratec board of directors authorized Thoratec’s senior management team to proceed with negotiations with HeartWare based on the terms presented to the Thoratec board of directors. Later that day, HeartWare and Thoratec reached a non-binding agreement in principle on the material terms for the proposed business combination between the two companies and representatives of Shearman and J.P. Morgan met by teleconference with representatives of Latham and Banc of America to discuss the preparation and negotiation of a definitive merger agreement, the ongoing due diligence process and the timing of the proposed transaction. Following that teleconference, HeartWare provided Thoratec with an initial response to its preliminary due diligence request list. In addition, on January 13, 2009, Shearman sent a detailed preliminary due diligence request list with respect to Thoratec to Latham, requesting that Thoratec provide HeartWare and its representatives with certain business, financial, accounting, legal, regulatory and other information.

On January 13, 2009, Mr. Godshall, Mr. McIntyre and other representatives of HeartWare’s senior management team met with Mr. Burbach and other representatives of Thoratec’s senior management team at Latham’s offices in San Francisco, California to conduct due diligence on Thoratec, and Mr. Godshall, Mr. McIntyre and other representatives of HeartWare’s senior management team and Mr. Burbach and other representatives of Thoratec’s senior management team met again by teleconference on January 15, 2009, together with representatives of J.P. Morgan, Shearman, Banc of America and Latham to continue those discussions. At those meetings, Mr. Burbach advised HeartWare that Thoratec’s wholly owned subsidiary, ITC, had received a 483 Notice of Observation report issued by the FDA in January 2009 as a result of an inspection of ITC’s facilities in New Jersey. HeartWare inquired about Thoratec’s plans to publicly disclose the 483 Notice of Observation report, and HeartWare noted that it would not proceed with the due diligence process until HeartWare had additional information regarding the 483 Notice of Observation Report, its implications and nature of Thoratec’s plans regarding disclosure of the report.

On January 15, 2009 and January 16, 2009, representatives of HeartWare’s senior management team consulted with Shearman, J.P. Morgan and Hogan & Hartson, HeartWare’s outside legal counsel with respect to regulatory issues, in connection with its efforts to better understand the possible implications for Thoratec of the 483 Notice of Observation report issued by the FDA.

On January 18, 2009, the HeartWare board of directors met by teleconference to discuss the status of the transaction, including the results of HeartWare’s due diligence investigation to date. Later that evening, at the direction of the HeartWare board of directors, HeartWare informed Thoratec that it was terminating negotiations until Thoratec presented a timeline for public disclosure of ITC’s receipt of the 483 Notice of Observation report, or alternatively agreed to a transaction structure that did not include a fixed rate of exchange with respect to shares of Thoratec common stock offered as merger consideration, and HeartWare sent a notice to Thoratec requesting the return of confidential information that had been delivered to Thoratec in connection with the proposed transaction.

On January 20, 2009, representatives of HeartWare received additional information from Thoratec regarding the 483 Notice of Observation report, including Thoratec’s plans to publicly disclose ITC’s receipt of the 483 Notice of Observation report on February 5, 2009, in connection with its release of its fourth quarter 2008 earnings. Later that day, the HeartWare board of directors, representatives of Shearman and representatives of J.P. Morgan met by teleconference. Following deliberations, the HeartWare board of directors determined that HeartWare’s senior management team should reengage with representatives of Thoratec’s senior management team.

On January 21, 2009, Mr. Godshall, Mr. McIntyre and representatives of HeartWare’s senior management team, and representatives of Shearman and J.P. Morgan met by teleconference with Mr. Burbach, and representatives of Thoratec’s senior management team and representatives of Latham and Banc of America to again discuss the process and the timing of the proposed transaction. Following that teleconference, Thoratec sent HeartWare a draft letter of intent that included an exclusivity provision granting Thoratec a term of thirty-five (35) days during which HeartWare would agree to negotiate exclusively with Thoratec in connection with a change of control transaction.

On January 27, 2009, Mr. Godshall and Mr. McIntyre met with Mr. Burbach and Mr. Smith and other representatives of Thoratec’s senior management team at Latham’s office in San Francisco, California to receive presentations from management of Thoratec regarding Thoratec’s businesses and operations, with representatives of J.P. Morgan, Banc of America, Shearman and Latham attending the meeting in person or by teleconference. At that meeting, HeartWare executed a letter of intent with Thoratec that granted Thoratec exclusivity with respect to negotiating a change of control transaction with HeartWare from January 27, 2009 to the first to occur of (i) February 16, 2009 and (ii) the execution of definitive agreements with respect to the proposed transaction.

Later on January 27, 2009, Latham sent a draft of a proposed merger agreement and a proposed support agreement to HeartWare and Shearman. On January 29, 2009, Latham sent drafts of a proposed loan agreement, investor’s rights agreement and escrow agreement to HeartWare and Shearman.

On January 31, 2009 and February 1, 2009, representatives of Thoratec’s management team met with Mr. McIntyre and other representatives of HeartWare’s management team at HeartWare’s operational facility in Miami Lakes, Florida to attend presentations from HeartWare regarding HeartWare’s business and operations.

From November 18, 2008 through February 9, 2009, representatives of HeartWare’s senior management team held discussions with various potential investors in connection with financing transactions that would be an alternative to the transaction with Thoratec.

From February 1, 2009 through February 12, 2009, Shearman and Latham discussed the terms of the proposed merger agreement, loan agreement, investor’s rights agreement, escrow agreement and support agreements. In connection with these discussions, the parties exchanged multiple drafts of the proposed agreements. Each of HeartWare’s and Thoratec’s senior management teams met regularly with their respective advisors to receive an update on the status of the negotiations, review issues and concerns that arose during negotiations and provide direction and instructions to their advisors. During this period, members of HeartWare’s senior management team regularly updated members of the HeartWare board of directors regarding the status of the discussions and the proposed resolution of the material open issues under the draft agreements.

On February 10, 2009, the Thoratec board of directors met with Mr. Burbach and other members of Thoratec’s senior management team and representatives of Banc of America and Latham. At the meeting, Mr. Burbach and other members of Thoratec’s senior management team provided an update on negotiations with HeartWare since the last meeting of the Thoratec board of directors, and Banc of America presented its financial analyses of HeartWare and Thoratec and the merger consideration that Thoratec proposed to pay to acquire all of the outstanding shares of common stock of HeartWare. Representatives of Latham reviewed the fiduciary duties of the directors in connection with the proposed acquisition of HeartWare with the Thoratec board of directors, described the principal terms of the proposed merger agreement and the other proposed transaction agreements and summarized certain matters related to the regulatory adoption of the transaction. The Thoratec board of directors and their advisors discussed the terms of the proposed acquisition of HeartWare and the terms of the merger agreement, the loan agreement and related documents.

On February 11, 2009, the HeartWare board of directors met by teleconference. Representatives of Shearman and J.P. Morgan and members of HeartWare’s senior management team also participated in the meeting. At the meeting, HeartWare’s senior management team provided an update of events since the last meeting of the HeartWare board of directors, as well as an update on the status of HeartWare’s business and operations and a description of Thoratec’s business and operations based on the information received during the Thoratec management presentation. Representatives of Shearman reviewed the fiduciary duties of the directors in connection with the HeartWare board of directors’ consideration of the proposed transaction with Thoratec and described the principal terms of the proposed merger agreement and the other proposed transaction agreements. Representatives of J.P. Morgan made a presentation regarding the financial analyses it had performed in respect of HeartWare and Thoratec, and described the fairness opinion that it was prepared to deliver to the HeartWare board of directors if requested. Extended discussion followed among the directors and their advisors, with numerous questions addressed by the HeartWare board of directors to HeartWare’s advisors regarding the draft agreements, the terms of the proposed transaction and the process between signing the definitive agreements and closing, including the likely timing of that process. Following these discussions, the HeartWare board of directors agreed to continue to review the information that had been presented to it regarding the proposed transaction, and to reconvene by teleconference the following day for purposes of making a final determination regarding whether HeartWare should proceed with the proposed transaction.

On February 12, 2009, the HeartWare board of directors reconvened by telephone. Representatives of Shearman and J.P. Morgan and members of HeartWare’s senior management team also participated in this meeting. Representatives of HeartWare’s senior management team updated the HeartWare board of directors with respect to discussions that had taken place since the previous day, and representatives of Shearman updated the HeartWare board of directors on the final revisions to the merger agreement and other transaction agreements. After discussions among the HeartWare board of directors, members of management and the board’s advisors, representatives of J.P. Morgan delivered to the HeartWare board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated February 12, 2009, to the effect that as the date of the opinion and based on and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the merger consideration was fair from a financial point of view to HeartWare’s stockholders. After additional discussions, and taking into account the factors described below in greater detail under the section entitled “The Merger — HeartWare’s Reasons for the Merger and Recommendation of the HeartWare Board of Directors”, the HeartWare directors, by the unanimous vote of the directors present, approved the merger agreement and declared its advisability, approved the merger and the other transactions contemplated by the merger agreement and resolved to recommend that HeartWare stockholders vote for the adoption of the merger agreement.

The Thoratec board of directors also met on February 12, 2009, with Mr. Burbach and other members of Thoratec’s senior management team and representatives of Banc of America and Latham. Thoratec’s senior management team updated the Thoratec board of directors concerning the conclusion of negotiations with HeartWare, and representatives of Banc of America and Latham provided the Thoratec board of directors with a summary of the final terms of the merger agreement and other transaction agreements. After additional discussion among the members of the Thoratec board of directors and its advisors, and taking into account the factors described below under the section entitled “The Merger — Thoratec’s Reasons for the Merger”, the Thoratec board of directors approved the merger agreement, the loan agreement and the other transaction agreements and the transactions contemplated thereby.

Following the meetings of each of the HeartWare board of directors and the Thoratec board of directors on February 12, 2009, HeartWare, Thoratec, Merger Subsidiary and Merger Subsidiary Two executed the merger agreement and the other transaction agreements.

Early in the morning of February 13, 2009, HeartWare and Thoratec issued a joint press release announcing their execution of the merger agreement and Messrs. Burbach, Smith, Godshall and McIntyre held a joint conference call for investors of both companies to discuss the merger.

HeartWare’s Reasons for the Merger and Recommendation of the HeartWare Board of Directors

In reaching its decision to approve the merger agreement and declare its advisability and to recommend that HeartWare stockholders vote in favor of the adoption of the merger agreement, the HeartWare board of directors consulted with HeartWare’s senior management team, as well as its outside legal and financial advisors, and considered a number of factors, including the following:

•	Value of Merger Consideration. The HeartWare board of directors considered the value of the per share merger consideration to be received by HeartWare stockholders in the merger. The HeartWare board of directors noted that HeartWare stockholders will receive $14.30 in cash and 0.6054 of a share of Thoratec common stock for each share of HeartWare common stock outstanding, which, based upon a volume weighted average closing price of Thoratec common stock for the four (4) days preceding the signing of the merger agreement of $26.25 per share, reflected a price of $30.19 per share of HeartWare common stock or $0.86 for each HeartWare CDI (based upon the then current US/AUS exchange rate of 1.5265), representing a significant premium to the current and historical trading prices for shares of HeartWare common stock and for HeartWare CDIs. The HeartWare board of directors also considered the current and historical trading prices of shares of Thoratec common stock as of the date of the meeting at which the HeartWare board of directors approved the merger, and noted that the current trading price of shares of Thoratec common stock was approximately 21.1% below the fifty-two (52) week high for these shares.

•	The HeartWare board of directors also considered the fact that if the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on the fifth (5th) trading day prior to the closing date is less than $18.38 (70% of the $26.25 stock price used to calculate the merger consideration), then HeartWare will have an option to terminate the merger agreement unless Thoratec increases the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration as of the fifth (5th) business day prior to closing is equal to 70% of the value of the aggregate Thoratec stock consideration payable in the merger at the signing of the merger agreement (which was calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

•	The HeartWare board of directors further considered that if that same volume weighted average price as mentioned above exceeds $34.13 (130% of the $26.25 stock price used to calculate the merger consideration), then Thoratec may reduce the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration as of the fifth (5th) business day prior to closing is equal to 130% of the value of the aggregate Thoratec stock consideration payable in the merger at the signing of the merger agreement (which was calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

•	Form of the Merger Consideration. The HeartWare board of directors considered that part of the merger consideration includes shares of Thoratec common stock and, therefore, in addition to the possibility that, for U.S. federal income tax purposes, the amount of gain, if any, recognized by U.S. holders of HeartWare common stock may be limited to the cash portion of the merger consideration received (as discussed below) and that, for Australian tax purposes, the stock portion of the merger consideration may be tax free to HeartWare stockholders (as discussed below), HeartWare stockholders will retain an equity interest in the combined enterprise with the related opportunity to share in its future growth.

•	Strategic Advantages. In light of the significant stock component of the merger consideration, the HeartWare board of directors also assessed the complementary strengths of each of the companies and the compatibility of the corporate structures. The HeartWare board of directors also reviewed information with respect to the prospects of the combined company, including the potential for the combined company, by using the existing strengths and relationships of each of Thoratec and HeartWare, to offer a broader range of treatments and to develop more effective and less invasive treatment options more quickly than if the companies were to remain separate entities. In addition, the board of directors also considered that the combined company would be more financially stable than HeartWare would be if it remained independent.

•	Terms of the Merger Agreement. The HeartWare board of directors, with the assistance of its legal advisors, reviewed the terms of the merger agreement, including:

•	The ability of the HeartWare board of directors to respond to and engage in discussions or negotiations regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to terminate the merger agreement in order to accept a superior proposal;

•	The fact that the HeartWare board of directors has the right to change its recommendation to the HeartWare stockholders that they vote in favor of the adoption of the merger agreement if the HeartWare board of directors determines in its good faith judgment prior to the HeartWare special meeting of stockholders and after consultation with its outside legal counsel and financial advisors, that the failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties to HeartWare stockholders under applicable law; and

•	HeartWare’s right to terminate the merger agreement under certain circumstances, including if the volume weighted average closing price of shares of Thoratec common stock is less than $18.38 over the twenty (20) business day period ending five (5) business days prior to the closing of the merger.

•	The Loan Agreement. The HeartWare board of directors considered that Thoratec had agreed to provide a convertible loan facility of up to $28.0 million to fund ongoing operations, which will allow HeartWare to proceed with its product development and commercialization efforts without the need to raise additional financing, which the board viewed as particularly advantageous in light of the current state of the financing markets.

•	HeartWare’s Business Conditions and Prospects. The HeartWare board of directors considered information with respect to HeartWare’s financial condition, results of operations, business, competitive position and business prospects and risks, on both an historical and prospective basis, as well as current industry, economic and market conditions and trends. The HeartWare board of directors also took into account risks associated with HeartWare’s clinical trial program, its ability to obtain regulatory approval needed to commercialize its products and generate revenues and its ability to obtain the financing that would be necessary to allow it to continue its development program on terms that would not be overly dilutive to its current stockholders.

•	Thoratec’s Business Condition and Prospects. The HeartWare board of directors considered information with respect to Thoratec’s financial condition, results of operations, business, competitive position and business prospects and risks, on both an historical and prospective basis, as well as current industry, economic and market conditions and trends. In considering Thoratec’s condition and prospects, the HeartWare board of directors reviewed information regarding Thoratec’s historical performance and received reports from HeartWare’s senior management team regarding its due diligence review of Thoratec’s business and legal affairs and Thoratec’s management. The HeartWare board also took into account the expected effect of the merger on Thoratec’s EPS and EBITDA.

•	Regulatory Matters. The HeartWare board of directors considered the regulatory clearances that would be required as a condition to the merger and the prospects and anticipated timing of obtaining those clearances.

•	Tax Treatment. The HeartWare board of directors noted the expected tax treatment of the merger consideration to be received by HeartWare stockholders, including the fact that, subject to certain tax-related conditions being satisfied and the second merger occurring, the amount of gain, if any, recognized by

U.S. holders of HeartWare common stock for U.S. federal income tax purposes may be limited to the cash portion of the merger consideration received, and that, subject to a favorable tax ruling or other relief from Australian tax authorities, Australian holders of HeartWare common stock will not be required to recognize any gain on the stock portion of the merger consideration for Australian tax purposes.

•	Potential Negative Considerations. The HeartWare board of directors considered a number of potentially negative factors, as well as related mitigating factors in its deliberations concerning the merger agreement and the merger, including:

•	The possibility that the merger might not be completed as a result of the failure to receive the required regulatory clearances or satisfy other closing conditions, including securing the required approval from HeartWare stockholders, which could result in a significant distraction to HeartWare employees and increased expenses from an unsuccessful attempt to complete the merger. In that regard, the board of directors considered the support agreements to be entered into by its directors and certain stockholders, on the one hand, and Thoratec, on the other hand, both in the context of making it more likely that stockholder approval for the merger would be obtained, and that the execution of these support agreements should not deter a superior proposal as they would terminate upon termination of the merger agreement in favor of a superior proposal.

•	The risk that adverse changes to the business, assets, liabilities, condition (financial or otherwise) or operating results of HeartWare could result in a failure to complete the merger.

•	The possibility that the value of the per share merger consideration could decrease prior to the closing of the merger if the trading price of Thoratec decreases below $26.25 per share (but remains higher than $18.38 per share) and the inability of HeartWare stockholders to participate in any pre-merger increases in the trading price of Thoratec common shares above $34.13 per share.

•	The potential difficulties of integrating the businesses of HeartWare and Thoratec and the risk that all or some portion of the potential benefits of the merger might not be realized.

•	The fact that, under the terms of the merger agreement, prior to the completion of the merger or termination of the merger agreement, HeartWare is required to conduct its business only in the ordinary course and is subject to specified restrictions on its ability to conduct its business, including in respect of entering into or terminating material contracts, commencing or settling litigation or increasing the compensation of its employees.

•	HeartWare’s inability to solicit competing acquisition proposals and the possibility that the $11.3 million termination fee payable by HeartWare upon termination of the merger agreement could discourage other potential acquirers from making a competing offer to purchase HeartWare.

•	The fact that in the event that the merger agreement is terminated due to a superior proposal, Thoratec may convert the outstanding principal amount of the loans to HeartWare under the loan agreement, as well as amounts then held in escrow pursuant to the loan agreement, into shares of HeartWare common stock based on a conversion rate equal to $21.5355 per share of HeartWare common stock, which could discourage other potential bidders from making a bid.

In the judgment of the HeartWare board of directors, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

•	Opinion of Financial Advisor. The HeartWare board of directors also considered the oral opinion rendered by J.P. Morgan on February 12, 2009, which opinion was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based on and subject to the factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to HeartWare stockholders, and the analyses, methodologies and conclusions underlying such determinations, as described under “The Merger — Opinion of HeartWare’s Financial Advisor”, beginning on page 61 of this proxy statement/prospectus. A copy of J.P. Morgan’s written opinion is attached as Annex F to this proxy statement/prospectus.

•	Additional Considerations. In the course of its deliberations on the merger, the HeartWare board of directors consulted with members of HeartWare’s management and HeartWare’s legal, financial, accounting and tax advisors on various legal, business and financial matters. Additional factors considered by the HeartWare board of directors in determining whether to approve the merger agreement and declare its advisability and recommend that HeartWare stockholders vote to adopt the merger agreement include:

•	The fact that HeartWare stockholders will have an opportunity to vote on the merger on the terms provided in the merger agreement.

•	The fact that for one (1) year following the merger, employees that remain in the employment of HeartWare will receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Thoratec.

•	The fact that at closing, holders of options issued under HeartWare’s employee stock option plan and holders of certain HeartWare incentive options will become entitled to receive a cash payment equal to the difference between $30.19 (the value of the merger consideration at signing) and the exercise price of the options and that at closing each restricted stock unit will be converted into the right to receive a cash payment of $30.19.

The foregoing discussion of the information and factors considered by the HeartWare board of directors is not exhaustive, but includes the material factors that the HeartWare board of directors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and related transactions and the complexity of these matters, the HeartWare board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the HeartWare board of directors may have given different weight to different factors. The HeartWare board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, the management of HeartWare and HeartWare’s legal and financial advisors, and reached the consensus that the merger was advisable and in the best interests of HeartWare and HeartWare stockholders.

In considering the recommendation of the HeartWare board of directors to adopt the merger agreement, HeartWare stockholders should be aware that the executive officers and directors of HeartWare have certain interests in the merger that may be different from, or in addition to, the interests of HeartWare generally. The HeartWare board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that HeartWare stockholders vote to adopt the merger agreement. See “The Merger — Interests of HeartWare Directors and Executive Officers in the Mergers” beginning on page 66.

Thoratec’s Reasons for the Merger

The Thoratec board of directors approved the merger agreement and the transactions contemplated by the merger agreement.

In reaching its decision to approve the merger agreement, the Thoratec board of directors consulted with senior members of Thoratec’s management team and with its financial, legal and accounting advisors regarding the strategic and operational aspects of combining Thoratec and HeartWare and the results of the due diligence efforts undertaken by management and Thoratec’s financial, legal and accounting advisors. In addition, the Thoratec board of directors held discussions with representatives of Banc of America, Thoratec’s financial advisor, and Thoratec’s other advisors regarding the past and current business operations, financial condition and future prospects of HeartWare. In reaching its decision to approve the merger agreement, the Thoratec board of directors considered a variety of factors, including the following:

•	Strengthened Business and Operating Efficiencies.

•	The complementary nature of the technology and products of HeartWare, including HeartWare’s current portfolio of miniaturized implantable heart pumps that have been approved for sale, are undergoing clinical trials or are under development, which would increase Thoratec’s portfolio of mechanical circulatory support devices and accelerate Thoratec’s development of enhanced technologies for heart failure patients.

•	The expectation that, after the consummation of the merger, the greater scale and scope of the combined company’s operations could create added resources to fund ongoing, focused research and development programs, future technology innovations and clinical studies, and the combined company would be better positioned to grow through external initiatives, if and when such opportunities should arise.

•	The expectation that the merger would result in operating synergies for the combined company over the long-term.

•	Positioned for Long-Term Growth.

•	The potential to accelerate Thoratec’s future revenue and earnings growth.

•	The expectation that the merger would expand the acceptance and availability of mechanical circulatory support devices, including Thoratec’s and HeartWare’s products.

•	The expectation that, after the consummation of the merger, the experience, resources and breadth of product offerings of the combined company would allow the combined company to respond more quickly and effectively to technological change and market demands.

•	Merger Consideration. The market price of Thoratec common stock payable to HeartWare stockholders in the merger is subject to specified maximum and minimum values, such that if the market price exceeds the maximum value, the stock portion of the merger consideration payable to HeartWare stockholders may be reduced by Thoratec and if the market price falls below the minimum value and HeartWare elects to terminate the merger agreement, Thoratec may elect to increase the number of shares of Thoratec stock payable to HeartWare stockholders and consummate the merger. See “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus.

•	Terms of the Merger Agreement. The Thoratec board of directors, with the assistance of its legal advisors, reviewed the terms of the merger agreement, including the provisions in the merger agreement that prohibit HeartWare from soliciting other acquisition proposals and the circumstances under which a termination fee is payable by HeartWare to Thoratec under the merger agreement and the nature of the negotiating process that resulted in the termination fee provision.

•	Support Agreements. The agreement by all but one of HeartWare’s directors, certain executive officers and Apple Tree Partners, HeartWare’s largest stockholder, who collectively beneficially own in the form of HeartWare CDIs (and in the case of Mr. Godshall, in the form of shares of HeartWare common stock), as of the HeartWare record date, approximately • % of the total outstanding shares of HeartWare common stock, to vote or give directions to vote their respective shares of HeartWare common stock for the adoption of the merger agreement with Thoratec, subject to the terms and conditions of the support agreements. See “The Support Agreements” beginning on page 110 of this proxy statement/prospectus.

Potential Negative Considerations.  The Thoratec board of directors considered a number of potentially negative factors, as well as related mitigating factors, in its deliberations concerning the merger agreement, including:

•	The risk of obtaining required regulatory approvals relating to the merger and the possibility that the merger might not be completed or might be unduly delayed, even if HeartWare’s stockholders approve the merger.

•	The potential adverse consequences to Thoratec if the merger is not completed or is significantly delayed.

•	That the merger will be dilutive to Thoratec’s earnings on both a GAAP and non-GAAP basis into 2011.

•	The expectation that Thoratec will record non-recurring charges associated with the acquisition of HeartWare of approximately $15.0 million to $20.0 million in 2009.

•	The risk that anticipated cost savings, operational synergies and other benefits sought in the merger might not be fully realized.

•	The time, effort and costs incurred in connection with the negotiation and implementation of the merger and involved in integrating the management teams, strategies, cultures and organizations of the two companies following the closing, including the risk of diverting management’s attention from the operation of Thoratec’s business and from other strategic priorities.

•	The fact that the outcome of ongoing clinical trails related to HeartWare’s products may not be favorable and that regulatory approvals necessary to market and sell those products may not be received in a timely manner or at all.

•	The risk that Thoratec may not be able to retain key employees of HeartWare following the closing.

•	The fact that certain preferred stockholders have a minority interest in HeartWare, Inc. and that HeartWare, Inc. is not a wholly-owned subsidiary of HeartWare.

•	The other risks of the type and nature described under “Risk Factors” beginning on page 25 of this proxy statement/prospectus.

After consideration of these factors, the Thoratec board of directors determined that these risks could be mitigated or managed by Thoratec, HeartWare or by the combined company following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the merger or on the combined company following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

The Thoratec board of directors considered all of the foregoing factors as a whole and determined to approve the merger agreement.

The foregoing discussion of the information and factors considered by the Thoratec board of directors is not exhaustive, but Thoratec believes it includes all the material factors considered by the Thoratec board of directors. In view of the wide variety of factors considered by the Thoratec board of directors in connection with its evaluation of the mergers and the complexity of these matters, the Thoratec board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Thoratec board of directors made its decision based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of HeartWare’s Financial Advisor

Pursuant to an engagement letter dated December 2, 2008, HeartWare retained J.P. Morgan to act as its financial advisor in connection with the transactions contemplated by the merger agreement.

At the meeting of the HeartWare board of directors on February 12, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing, to the HeartWare board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be paid to the holders of shares of HeartWare common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated February 12, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is included as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion below is qualified in its entirety by reference to the full text of the opinion, and HeartWare stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan provided its opinion for the information of the HeartWare board of directors in connection with and for the purposes of the evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion addresses only the consideration to be paid to the holders of shares of HeartWare common stock in the merger, and does not address any other matter. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of HeartWare as to how such stockholder should vote with respect to any matter. The consideration to be paid to the holders of shares of HeartWare common stock in the merger was determined in negotiations between HeartWare and Thoratec, and the decision to approve and recommend the merger was made independently by the HeartWare board of directors.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning HeartWare and Thoratec and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of HeartWare and Thoratec with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the shares of HeartWare common stock and Thoratec common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of HeartWare and Thoratec relating to their respective businesses, as well as discussed the estimated amount and timing of the cost savings and related expenses and synergies expected by the managements of HeartWare and Thoratec to result from the merger; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of HeartWare and Thoratec with respect to certain aspects of the merger and the past and current business operations of HeartWare and Thoratec, the financial condition and future prospects and operations of HeartWare and Thoratec, the effects of the merger on the financial condition and future prospects of HeartWare and Thoratec and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by HeartWare and Thoratec or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan has not independently verified (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has J.P. Morgan evaluated the solvency of HeartWare or Thoratec under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies referred to above, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of HeartWare and Thoratec to which such analyses or forecasts relate. J.P. Morgan expresses no view as to such analyses or forecasts (including the synergies referred to above) or the assumptions on which they were based. J.P. Morgan has also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of HeartWare, and will be consummated as described in the merger agreement. J.P. Morgan has also assumed that the representations and warranties made by HeartWare and Thoratec in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis, and that there will not be any adjustment to the stock portion of merger consideration that is material to their analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied in all legal, regulatory and tax matters on the assessments made by advisors to HeartWare with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on HeartWare or Thoratec or on the contemplated benefits of the merger.

The forecasts furnished to J.P. Morgan by HeartWare and Thoratec were prepared by the managements of HeartWare and Thoratec. Neither HeartWare nor Thoratec publicly discloses internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such forecasts were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the shares of HeartWare common stock in the merger and J.P. Morgan expresses no opinion as to the fairness of the merger to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of HeartWare or as to the underlying decision by HeartWare to engage in the merger. Furthermore, J.P. Morgan expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of the shares of HeartWare common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expresses no opinion as to the price at which HeartWare common stock or Thoratec common stock will trade at any future time, whether before or after the closing of the merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Financial Analyses — HeartWare

Selected public benchmarks analysis

Using publicly available information, J.P. Morgan compared selected financial data of HeartWare with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to HeartWare’s business. These companies were selected, among other reasons, because they share similar business characteristics to HeartWare based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to HeartWare. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, J.P. Morgan calculated such company’s firm value divided by its estimated revenue, which we refer to as FV/Revenue, for fiscal year 2010. For purposes of this analysis, a company’s firm value is calculated as the fully diluted common equity value of such company as of February 11, 2009, plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The following table represents the results of this analysis:

Peer Group	Mean	Median

FV/Revenue	2.7x	3.0x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a FV/Revenue of 2.0x to 3.5x to HeartWare’s estimated revenue for fiscal year 2010. This resulted in an implied equity value per share of HeartWare common stock of $9.75 to $15.00.

Selected precedent transactions analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving businesses which J.P. Morgan judged to be analogous to HeartWare’s business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to HeartWare based on operational characteristics and financial metrics:

Date Announced	Acquiror	Target

September 2008	Medtronic, Inc.	CryoCath Technologies Inc.
April 2008	Kinetic Concepts, Inc.	LifeCell Corp.
July 2007	Medtronic, Inc.	Kyphon Inc.
June 2007	Qiagen N.V.	Digene Corp.
May 2007	Inverness Medical Innovations, Inc.	Biosite, Inc.
February 2007	Cytyc Corp.	Adeza Biomedical Corp.
January 2007	Advanced Medical Optics, Inc.	IntraLase Corp.
December 2006	Kyphon Inc.	St. Francis Medical Technologies, Inc.
November 2006	Johnson & Johnson	Conor Medsystems, Inc.
December 2005	Johnson & Johnson	Animas Corp.
November 2005	Allergan, Inc.	Inamed Corp.
October 2005	St. Jude Medical, Inc.	Advanced Neuromodulation Systems, Inc.
June 2004	Boston Scientific Corp.	Advanced Bionics Corp.
March 2004	Cytyc Corp.	Novacept

For each of the selected transactions, J.P. Morgan calculated and, to the extent information was publicly available, compared the transaction value divided by the target’s one-year forward revenue for the one-year period immediately following the announcement of the respective transaction, which we refer to as a Transaction Value/FTM Revenue Multiple.

The following table represents the results of this analysis:

	Transaction Value/FTM
	Revenue Multiple

High	14.2	x
Low	4.5	x
Median	6.1	x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan derived a Transaction Value/FTM Revenue Multiple of 5.0x to 8.0x to HeartWare’s estimated revenue for fiscal year 2009. This resulted in an implied equity value per share of common stock of HeartWare of $11.25 to $16.25.

Discounted cash flow analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of HeartWare common stock. J.P. Morgan calculated the unlevered free cash flows that HeartWare is expected to generate during fiscal years 2009 through 2022 based upon the financial forecasts prepared by HeartWare’s management. J.P. Morgan also calculated a range of terminal firm values for HeartWare by applying, based upon J.P. Morgan’s judgment and experience, a perpetual growth rate ranging from 2.50% to 3.50% to HeartWare’s unlevered free cash flow during the final year of the fourteen (14)-year period ending 2022 and using a range of discount rates from 19.0% to 21.0%. This discount rate range was based upon an analysis of the weighted average cost of capital of HeartWare conducted by J.P. Morgan. The unlevered free cash flows and the range of terminal firm values were then discounted to present values using the same range of discount rates from 19.0% to 21.0%. The present value of the unlevered free cash flows and the range of terminal firm values were then adjusted for HeartWare’s excess cash and total debt as of December 31, 2008. Based on the foregoing, this analysis indicated an implied fully diluted equity value per share of HeartWare common stock of between $20.50 to $26.25, on a stand-alone basis (i.e., without synergies). J.P. Morgan also performed discounted cash flow analyses on upside and downside sensitivities to management’s forecasts, which analyses were not material in determining fairness.

Financial Analyses — Thoratec

Selected public benchmarks analysis

Using publicly available information, J.P. Morgan compared selected financial data of Thoratec with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Thoratec’s business. These companies were selected, among other reasons, because they share similar business characteristics to Thoratec based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to Thoratec. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, J.P. Morgan calculated such company’s firm value divided by its estimated revenue, which we refer to as FV/Revenue, for fiscal years 2009 and 2010. For purposes of this analysis, a company’s firm value is calculated as the fully diluted common equity value of such company as of February 11, 2009, plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The following table represents the results of this analysis:

	Mean				Median
Peer Group	2009		2010		2009		2010

FV/Revenue	3.5	x	3.1	x	3.5	x	3.3x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a FV/Revenue of 3.0x to 4.5x to Thoratec’s estimated revenue for fiscal year 2009 and a FV/Revenue of 2.0x to 4.0x to Thoratec’s estimated revenue for fiscal year 2010. This resulted in an implied equity value per share of Thoratec common stock of $19.50 to $29.75.

Discounted cash flow analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of Thoratec common stock. J.P. Morgan calculated the unlevered free cash flows that Thoratec is expected to generate during fiscal years 2009 through 2018 based upon the financial forecasts prepared by HeartWare’s management. J.P. Morgan also calculated a range of terminal firm values for Thoratec by applying, based upon J.P. Morgan’s judgment and experience, a perpetual growth rate ranging from 2.50% to 3.50% to Thoratec’s unlevered free cash flow during the final year of the 10-year period ending 2018 and using a range of discount rates from 10.0% to 12.0%. This discount rate range was based upon an analysis of the weighted average cost of capital of Thoratec conducted by J.P. Morgan. The unlevered free cash flows and the range of terminal firm values were then discounted to present values using the same range of discount rates from 10.0% to 12.0%. The present value of the unlevered free cash flows and the range of terminal firm values were then adjusted for Thoratec’s excess cash and total debt as of December 31, 2008. Based on the foregoing, this analysis indicated an implied fully diluted equity value per share of Thoratec common stock of between $27.50 to $38.25, on a stand-alone basis (i.e., without synergies).

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by

J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to HeartWare, and none of the selected transactions reviewed as described in the above summary was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of HeartWare. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to HeartWare and the transactions compared to the merger.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the HeartWare board of directors in making its determination to approve the merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the HeartWare board of directors with respect to the value of HeartWare or Thoratec, or of whether the HeartWare board of directors would have been willing to agree to different or other forms of consideration.

As part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

J.P. Morgan has acted as financial advisor to HeartWare with respect to the merger and will receive a fee from HeartWare for its services if the merger is consummated. In addition, HeartWare has agreed to indemnify J.P. Morgan for certain liabilities arising out of its engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any other significant commercial or investment banking relationships with HeartWare or Thoratec. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of HeartWare or Thoratec for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Interests of HeartWare Directors and Executive Officers in the Mergers

In considering the recommendation of the HeartWare board of directors with respect to the merger, HeartWare stockholders should be aware that certain executive officers and non-employee directors of HeartWare have certain interests in the merger that may be different from, or in addition to, the interests of HeartWare stockholders generally. The HeartWare board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement and recommending that the HeartWare stockholders vote to adopt the merger agreement. These interests are summarized below.

Equity Compensation Awards

The merger agreement provides that, at or immediately prior to the effective time, the terms of each then outstanding vested HeartWare incentive option and each then outstanding option to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan will be adjusted to provide that, at or immediately prior to the effective time of the merger, each vested HeartWare incentive option and each HeartWare employee stock option, whether or not exercisable or vested, that is outstanding immediately prior to the effective time will be cancelled and will convert into a right to receive a cash payment, without interest, equal to (i) the excess, if any, of $30.19 over the applicable exercise price per share of HeartWare common stock of such cancelled option multiplied by (ii) the number of shares of HeartWare common stock such holder would have purchased (assuming full vesting of each outstanding option to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan) had such holder exercised such cancelled option in full immediately prior to the effective time. Based upon the number of unvested HeartWare employee stock options outstanding as of the HeartWare record date, the unvested HeartWare employee stock options held by the HeartWare non-employee directors and executive officers relating to •  shares of HeartWare common stock will be cancelled and will be converted into aggregate cash payments of $ •  million.

The merger agreement also provides that, at the effective time of the merger, each then outstanding unvested HeartWare incentive option shall cease to represent the right to acquire shares of HeartWare common stock and will be converted into, and deemed to constitute, an option to acquire, on the same terms and conditions as were applicable under such HeartWare incentive option, a number of shares of Thoratec common stock equal to the product of (i) the number of shares of HeartWare common stock represented by such unvested HeartWare incentive option and (ii) 1.1499, rounded down, to the nearest whole share of Thoratec common stock, and such new option to acquire Thoratec common stock will have an exercise price per share (rounded up to the nearest cent) equal to (x) the per share exercise price specified in such HeartWare incentive option divided by (y) 1.1499. The 1.1499 exchange ratio for each outstanding unvested HeartWare incentive option is subject to the same volume weighted average price adjustments to the stock portion of the merger consideration described in the section entitled, “The Merger Agreement — Merger Consideration” beginning on page 84 of this proxy statement/prospectus. See “The Merger Agreement — Treatment of Options and Other Equity-Based Awards” beginning on page 89 of this proxy statement/prospectus. As of the HeartWare record date, there were •  outstanding unvested HeartWare incentive options held by the HeartWare non-employee directors and executive officers.

Pursuant to the terms of the merger agreement, the exercise price for any HeartWare employee stock option or HeartWare incentive option that is measured in Australian dollars will be deemed to be converted to U.S. dollars at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.

Further, the merger agreement provides that the terms of each HeartWare stock-based award, other than HeartWare incentive options and HeartWare employee stock options, will be adjusted as necessary to provide that at, or immediately prior to the effective time, each such HeartWare stock-based award, whether or not exercisable or vested, that is outstanding immediately prior to the effective time, will be cancelled and will convert into the right to receive a cash payment, without interest, equal to $30.19 multiplied by the number of shares of HeartWare common stock the holder of such HeartWare stock-based award would have received had such HeartWare stock-based award been fully earned, vested and exercisable and had been exercised or settled immediately prior to the effective time. See “The Merger Agreement — Treatment of Options and Other Equity-Based Awards” beginning on page 89 of this proxy statement/prospectus. Based upon the number of restricted stock units, or RSUs, as of the HeartWare record date, RSUs held by the HeartWare executive officers and non-employee directors relating to •  shares will be cancelled and will be converted into aggregate cash payments of $ •  million.

The following table sets forth, as of the HeartWare record date, the number of vested and unvested HeartWare employee stock options, vested HeartWare incentive stock options and the number of RSUs held by each of the HeartWare executive officers and non-employee directors, as well as the value of the cash payment to be received with respect to the conversion of the unvested HeartWare employee stock options and RSUs contemplated by the merger agreement and described above, and the value of the aggregate cash payment to be received, in respect of the vested and unvested HeartWare employee stock options, vested HeartWare incentive stock options and RSUs.

Total
Cash For
	Vested	Unvested	Vested		Previously		Total
	HeartWare	HeartWare	HeartWare		Unvested		Cash (Vested,
	Employee	Employee	Incentive		Employee Stock		Unvested
	Stock	Stock	Stock		Options		Options,
Name and Title	Options	Options	Options	RSUs	and RSUs		and RSUs)

Robert Thomas Chairman, Non-Executive Director	•	•	•	•	$	•	$	•
Dr. Seth Harrison Deputy Chairman, Non-Executive Director	•	•	•	•	$	•	$	•
Douglas Godshall Executive Director, Managing Director, Chief Executive Officer	•	•	•	•	$	•	$	•
Dr. Christine Bennett Non-Executive Director	•	•	•	•	$	•	$	•
Dr. Denis Wade, AM Non-Executive Director	•	•	•	•	$	•	$	•
Robert Stockman Non-Executive Director	•	•	•	•	$	•	$	•
Timothy Barberich Non-Executive Director	•	•	•	•	$	•	$	•
Ray Larkin, Jr. Non-Executive Director	•	•	•	•	$	•	$	•
David McIntyre Chief Financial Officer, Company Secretary	•	•	•	•	$	•	$	•
Jeffrey LaRose Chief Scientific Officer	•	•	•	•	$	•	$	•
James Schuermann Vice President, Sales and Marketing	•	•	•	•	$	•	$	•
Barry Yomtov Vice President, Product Development	•	•	•	•	$	•	$	•
Ramon Paz Vice President, Quality Assurance	•	•	•	•	$	•	$	•
Dr. David Hathaway Chief Medical Officer	•	•	•	•	$	•	$	•
Lauren Farrell Vice President, Finance	•	•	•	•	$	•	$	•

Executive Officer Employment Agreements, Retention Bonus Agreements, Thoratec Offer Letters and Separation Benefits Agreements

Executive Officer Employment Agreements.  Each of HeartWare’s executive officers is a party to an employment agreement that requires HeartWare to make certain payments and provide certain benefits if the executive’s employment is terminated by HeartWare without “cause” (as defined in the agreement) or is terminated by the executive officer for “good reason” (as defined in the agreement) within eighteen (18) months following a change in control of HeartWare.

Mr. Godshall’s employment agreement provides for a lump-sum cash payment of two (2) times the aggregate of his base salary and the most recent annual bonus (employment agreements for Messrs. McIntyre and LaRose provide for a similar payment, however, their change in control benefits have been addressed in their separation benefits agreements with Thoratec, described below). With regard to Messrs. Schuermann, Yomtov, Paz, Hathaway and Ms. Farrell, their employment agreements provide for a lump-sum cash payment equal to one (1) year of the executive’s base salary. The employment agreements also provide for continued payment of the executive’s portion of elected Consolidated Omnibus Budget Reconciliation Act of 1985, which we refer to as COBRA, continuation coverage for a period of twelve (12) months (twenty-four (24) months for Mr. Godshall) or, if earlier, until the executive becomes entitled to participate in another employer’s health plan. Additionally, the employment agreements require the company to provide sixty (60) days’ (or ninety (90) days’ for Mr. Godshall), prior written notice for a termination of employment, other than for cause, or to provide additional severance to the extent such notice is not given. Upon a termination following a change in control, Messrs. Godshall, Schuermann, Yomtov, Paz, Hathaway and Ms. Farrell are entitled to severance payments of $920,000, $243,000, $189,000, $210,600, $250,000, and $195,000, respectively. Upon the closing of the merger, the employment agreements for Messrs. McIntyre and LaRose will terminate and their continuing employment will be governed by the offer letters and separation benefits agreements described below.

Severance payments and benefits are conditioned on the executive’s execution of a release of claims against HeartWare, its affiliates and personnel. In addition, pursuant to their employment agreements, the executives may be subject to an ongoing confidentiality obligation, post-employment non-competition, non-solicitation and non-disparagement covenants and they must continue to comply with the terms of their Proprietary Information, Confidentiality and Invention Assignment Agreement. Additionally, pursuant to the employment agreements, if the HeartWare board of directors determines that an executive has engaged in any activity that contravenes any restrictive covenant set forth in the agreement, the executive will forfeit any severance payable, in addition to repaying the previously paid severance pay, within thirty (30) days after receipt of the HeartWare board of directors’ determination notice.

Retention Bonus Agreements.  Messrs. Godshall, McIntyre and LaRose have each entered into a retention bonus agreement with HeartWare. Mr. Godshall’s retention bonus agreement provides for the payment of $3.3 million within thirty (30) days following the closing of the merger, subject to his continued employment through the closing of the merger and his entry into a consulting agreement with Thoratec that has a term of at least three (3) months. In the event that, prior to the close of the merger, Mr. Godshall is terminated without “cause” (as defined by Mr. Godshall’s employment agreement) or resigns for “good reason” (as defined by Mr. Godshall’s employment agreement), the retention bonus will vest in full and be paid on the later of (i) the closing of the merger and (ii) within sixty (60) days following such termination, subject to Mr. Godshall entering into a general release of claims.

Mr. McIntyre’s retention bonus agreement provides for payments totaling $2.1 million that vest and are paid in two (2) equal installments (the second installment of which is subject to accelerated vesting that may occur pursuant to termination without cause, resignation under certain circumstances, death or disability). Mr. McIntyre receives his first installment if he remains employed through the closing of the merger and the second installment on the first anniversary of the closing of the merger, on the condition that he remain employed through that date. In the event that Mr. McIntyre is terminated without “cause” (as defined in Mr. McIntyre’s separation benefits agreement), resigns for “good reason” (as defined in Mr. McIntyre’s separation benefits agreement), or resigns for any reason after six (6) consecutive months of service with Thoratec following the closing of the merger (and provides three (3) months notice prior to the resignation date), any unvested retention bonus will vest and be paid within sixty (60) days following such termination, subject to Mr. McIntyre entering into a general release of claims. Pursuant to the retention bonus agreement, Mr. McIntyre waived resignation for “good reason” as a result of any changes of employment due to the mergers.

Mr. LaRose’s retention bonus agreement provides for payments totaling $1.7 million that vest and are paid in two equal installments (subject to accelerated vesting that may occur pursuant to termination without cause, resignation without good reason, death or disability). Mr. LaRose receives his first installment if he remains employed through the closing of the merger and the second installment on the first anniversary of the closing of the merger, on the condition that he remain employed through that date. In the event that Mr. LaRose is terminated without “cause” (as defined in Mr. LaRose’s separation benefits agreement) or resigns for “good reason” (as defined in Mr. LaRose’s separation benefits agreement), any unvested retention bonus will vest and be paid within sixty (60) days following such termination, subject to Mr. LaRose entering into a general release of claims. Pursuant to the retention bonus agreement, Mr. LaRose waived resignation for “good reason” as a result of any changes of employment due to the mergers.

Each executive with a retention bonus agreement will be solely responsible for all taxes with respect to any payment received, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code; provided, however, that if the payments and benefits received constitute an “excess parachute payment” (as defined under Section 280G of the Internal Revenue Code), such payments and benefits will be reduced to the extent necessary to prevent any portion from becoming nondeductible by HeartWare or subject to excise tax imposed under Section 4999 of the Internal Revenue Code, but only if the net after-tax benefit received by the executive by reason of the reduction will exceed the net after-tax benefit that he would receive if no such reduction was made.

Subject to certain conditions, HeartWare will also be permitted to award additional cash retention bonuses to other HeartWare employees, payable on or following the effective time of the merger. The maximum aggregate amount payable (inclusive of any and all payments, reimbursements and tax gross-ups) pursuant to such additional cash retention bonuses and the retention bonus agreements discussed above will be $8.0 million. As part of the additional cash retention bonuses, retention bonus letters for Messrs. Schuermann, Paz, Yomtov, Hathaway, and Ms. Farrell provide for payment of $150,000, $150,000, $100,000, $80,000, and $100,000, respectively, ninety (90) days following the closing of the merger, subject to continued employment through the entirety of this period. In the event that, prior to the end of this period, the executive is terminated without “cause” (as defined by the executive’s employment agreement) or in the event of death or disability of the executive, the retention bonus, whether vested or unvested, will be paid in full, provided that the executive enters into a general release of claims. See, “The Merger Agreement — Obligations with Respect to Continuing Employees and Benefit Matters” beginning on page 98 of this proxy statement/prospectus.

Thoratec Offer Letters.  Messrs. McIntyre and LaRose have accepted employment with Thoratec that become effective on the closing of the merger. Mr. McIntyre has accepted a position as Vice President of Business Operations in the Cardiovascular Division of Thoratec. Mr. McIntyre’s offer letter provides for (i) an annual base salary of $260,000, (ii) options to purchase 25,000 shares of Thoratec common stock that vest ratably over four years, (iii) 20,000 RSUs that convert one-for-one into shares of common stock of Thoratec that vest ratably over four years, (iv) a bonus opportunity equal to 60% of his base salary, payable based on the achievement of his 2009 individual and corporate objectives (prorated based on hire date) and (v) a monthly housing allowing of $10,000.

Mr. LaRose has accepted a position as Vice President of Advanced Development in Thoratec’s Research and Development group. Mr. LaRose’s offer letter provides for (i) an annual base salary of $260,000, (ii) options to purchase 20,000 shares of Thoratec common stock that vest ratably over four years, (iii) 15,000 RSUs that convert one-for-one into shares of common stock of Thoratec that vest ratably over four (4) years, and (iv) a bonus opportunity equal to 50% of his base salary, payable based on the achievement of his 2009 individual and corporate objectives (prorated based on hire date).

Separation Benefits Agreements.  Messrs. McIntyre and LaRose have entered into substantially similar separation benefits agreements with Thoratec that become effective on the closing of the merger and supersede the employment agreements of Messrs. McIntyre and LaRose with HeartWare. These separation benefits agreements require Thoratec to make certain payments and provide certain benefits if the executive officer’s employment is involuntarily terminated by Thoratec without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement).

The separation benefits agreements of Messrs. McIntyre and LaRose provide for the payment of two (2) times the then-current annual base salary if employment is involuntarily terminated without “cause” (as defined in the agreement) within twelve (12) months after the close of the merger. If the applicable executive’s employment is involuntarily terminated more than twelve (12) months following the close of the merger, the executive will be paid severance equal to one year of his then-current base salary. The separation benefits agreements also provide for continued payment or reimbursement of the executive’s portion of elected COBRA continuation coverage for a period of twelve (12) months following a termination without “cause” (as defined in the agreement) or resignation for “good reason” (as defined in the agreement) or, if earlier, until the applicable executive becomes entitled to participate in another employer’s health plan. These agreements also provide Messrs. McIntyre and LaRose certain change in control protections upon a change in control of Thoratec.

Additionally, Mr. McIntyre’s agreement provides that if he is terminated for any reason, other than for “cause”, after nine months of continuous employment with Thoratec following the close of the merger, Thoratec will reimburse certain of Mr. McIntyre and his dependents’ relocation costs and provide a lump-sum payment equivalent to one month of his then-current base salary.

In the event that any payment or benefit payable is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the applicable executive will be paid an additional payment, which we refer to as a Gross-Up Payment, in an amount that after the payment by the executive of all taxes, including, without limitation, any income taxes and excise tax imposed upon the Gross-Up Payment, the executive will retain the full remaining amount of the payment without being reduced by the excise tax imposed upon the payment. Under the terms of the separation benefits agreement, the executive will not be paid a Gross-Up Payment with respect to any payments or benefits deemed to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code in connection with the merger.

Each separation benefits agreement requires that in order to receive any payments the executive must execute and not revoke an effective release of claims, in a form acceptable to Thoratec, and remain in compliance with all applicable restrictive covenants set forth in the separation benefits agreement, the employee confidential information and inventions agreement and the non-competition agreement. The proprietary information, confidentiality and inventions assignment agreement requires an employee to, among other things, assign all rights, including all intellectual property rights, to HeartWare, Inc. without further compensation and prevents the executive from revealing any of HeartWare’s trade secrets or confidential information concerning the organization, business or finances, for a period of five (5) years after cessation of employment.

Ownership of Thoratec Following the Merger

Based on the number of outstanding shares of HeartWare common stock (including shares represented by HeartWare CDIs) on the HeartWare record date, the number of outstanding shares of Thoratec common stock on the HeartWare record date and assuming an exchange ratio of 0.6054, we anticipate that the holders of outstanding shares of HeartWare common stock (excluding holders of options and other awards) will own approximately • % of the outstanding shares of Thoratec common stock following the merger.

Effective Time of the Mergers

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as is agreed upon by HeartWare and Thoratec and specified as the effective time in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger, as described in the merger agreement. As a result of the merger, HeartWare will become a wholly owned subsidiary of Thoratec, all of the outstanding shares of HeartWare common stock will be cancelled and the former HeartWare stockholders will be entitled to receive the merger consideration. Assuming certain tax-related conditions described in the merger agreement are met, immediately following the consummation of the merger, the second merger will become effective upon the filing of a certificate of merger, which we refer to as the second merger certificate of merger, with the Secretary of State of the State of Delaware or at such other time as is agreed upon by HeartWare and Thoratec and specified as the effective time in the second merger certificate of merger.

Public Trading Markets

HeartWare common stock trades on The NASDAQ Global Market under the symbol “HTWR” and HeartWare CDIs trade on ASX under the symbol “HIN”. Thoratec common stock trades on The NASDAQ Global Select Market under the symbol “THOR”. Upon completion of the merger, HeartWare common stock and HeartWare CDIs will be delisted from the above listed exchanges and deregistered under the Exchange Act. Thoratec will apply to have the shares of Thoratec common stock to be issued in the merger approved for listing on The NASDAQ Global Select Market. Shares of Thoratec common stock will not be listed on ASX.

Thoratec’s Dividend Policy

The holders of Thoratec common stock receive dividends if and when declared by the Thoratec board of directors. Thoratec has not declared or paid any dividends on its common stock and does not intend to pay dividends in the foreseeable future.

Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences to holders of HeartWare common stock upon an exchange of their HeartWare common stock for Thoratec common stock and cash in the merger. The following summary is based upon the Internal Revenue Code, existing and proposed Treasury regulations and published administrative rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following discussion does not address the following: (i) the tax consequences of the mergers under U.S. federal non-income tax laws or under state, local or non-U.S. tax laws; or (ii) the tax consequences of the ownership or disposition of Thoratec common stock acquired in the merger.

Except as specifically set forth below, this discussion addresses only those HeartWare stockholders that are U.S. persons for U.S. federal income tax purposes. You are a U.S. person for purposes of this discussion if you are:

•	a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) (i) a court within the United States is able to exercise primary supervision over the trust, and (ii) one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has made an election under applicable Treasury regulations to be treated as a U.S. person.

This discussion addresses only those HeartWare stockholders that hold their HeartWare common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular HeartWare stockholders in light of their individual circumstances or to HeartWare stockholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold HeartWare common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar; and

•	stockholders who acquired their HeartWare common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds HeartWare common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the mergers to them.

Under general U.S. federal income tax principles, a holder of HeartWare CDIs will be treated as the beneficial owner of the corresponding number of shares of HeartWare common stock held by CDN. References to HeartWare common stock in this discussion include HeartWare CDIs.

Holders of HeartWare common stock are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the mergers in light of their personal circumstances and the consequences of the mergers under U.S. federal non-income tax laws and state, local and non-U.S. tax laws.

Transaction Structure

Pursuant to the merger agreement, the acquisition of HeartWare by Thoratec will be effected either as (i) a transaction structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, if the value of the stock portion of the merger consideration equals or exceeds 41% of the value of the aggregate merger consideration, in each case as specifically calculated pursuant to relevant provisions in the merger agreement, or (ii) otherwise, a transaction that is not structured to qualify as a “reorganization” and that will be fully taxable to HeartWare stockholders for U.S. federal income tax purposes. Whether the acquisition of HeartWare will be effected as a transaction intended to qualify as a “reorganization” or as a fully taxable transaction will depend in part upon future events that are not within the control of HeartWare or Thoratec, as described in more detail below.

Thoratec will notify HeartWare’s stockholders via a press release announcing the consummation of the merger as to whether or not the acquisition of HeartWare by Thoratec has been structured as a “reorganization”.

If the “continuity percentage,” as defined in this paragraph and as calculated pursuant to the merger agreement, is at least 41%, then immediately following, and as part of the same plan as, the merger, the second merger will occur. We refer to the condition described in the preceding sentence as the stock value condition. Pursuant to the second merger, HeartWare, the surviving corporation in the merger, will merge with and into a direct, wholly owned subsidiary of Thoratec. The continuity percentage is the percentage obtained by dividing (i) the aggregate value of the Thoratec common stock payable in the merger (valued using the effective stock price, which is the mean between the high and the low selling prices of a share of Thoratec common stock as reported on The NASDAQ Stock Market for the last trading session closing prior to the effective time of the merger), by (ii) the sum of the aggregate value of the Thoratec common stock payable in the merger (valued using the effective stock price) and all other consideration payable to HeartWare stockholders (including for this purpose HeartWare stockholders exercising dissenters’ rights and cash paid in respect of certain HeartWare stock-based awards) in connection with the merger, in each case as calculated pursuant to the merger agreement. Pursuant to the merger agreement, and solely for purposes of determining the continuity percentage, each outstanding share of HeartWare common stock with respect to which dissenters’ rights are exercised will be deemed to receive cash in an amount equal to the sum of the value of the Thoratec common stock (determined using the effective stock price) and cash payable with respect to each non-dissenting HeartWare share in the merger.

If the continuity percentage equals or exceeds 41%, the stock value condition will be satisfied and the second merger will occur, in which case (i) Thoratec and HeartWare will treat the merger and the second merger, taken together, as a single integrated transaction for U.S. federal income tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) as a condition to the completion of the acquisition of HeartWare pursuant to the merger agreement (which condition is not waivable after the receipt of stockholder approval for the merger unless further stockholder approval is obtained with appropriate disclosure), Shearman will deliver a tax opinion to HeartWare, and Latham will deliver a tax opinion to Thoratec, in each case, to the effect that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Thus, if the stock value condition is satisfied but the tax opinions are not delivered, the merger will not occur unless further HeartWare stockholder approval is obtained with appropriate disclosure.

The tax opinions described in the preceding paragraph will be based on certain assumptions and on representation letters provided by HeartWare and Thoratec. The determination by Shearman and Latham as to whether the merger and the second merger, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and circumstances (including as set forth in the representation letters) and law existing at the effective times of the mergers. It is possible that HeartWare and/or Thoratec will not be able to obtain its respective tax opinion. If any of the representations in the representation letters is or becomes inaccurate, then the tax opinions may no longer be valid. Neither of these tax opinions will be binding on the IRS and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion. Neither HeartWare nor Thoratec intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the mergers. Thus, even if the stock value condition is satisfied, there can be no assurance that the merger and the second merger, taken together, will qualify as a “reorganization”.

If the continuity percentage is less than 41%, the stock value condition will not be satisfied, the second merger will not occur and the merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In such event, (i) the acquisition of HeartWare will be treated as a transaction that is fully taxable to HeartWare stockholders for U.S. federal income tax purposes, and (ii) the receipt of the tax opinions described above will not be a condition to completing the acquisition of HeartWare pursuant to the merger agreement.

Whether the stock value condition is satisfied will depend on the effective stock price. Other relevant factors will include (i) whether there has been any adjustment to the merger consideration as a result of either (x) HeartWare electing to terminate the merger agreement and Thoratec electing to increase the number of shares of Thoratec common stock payable in the merger or (y) Thoratec electing to reduce the number of shares of Thoratec common stock payable in the merger, as described in “The Merger Agreement — Merger Consideration” beginning on page 84 and (ii) the number of outstanding shares of HeartWare common stock with respect to which HeartWare stockholders exercise dissenters’ rights. Accordingly, in deciding whether to vote to adopt the merger agreement, you should consider the possibility that the transaction will be structured as a fully taxable transaction because the stock value condition is not satisfied. You will not be entitled to change your vote or to vote again in the event that the stock value condition is not satisfied and the transaction is structured as a fully taxable transaction for U.S. federal income tax purposes.

Based on 8,924,351 shares of HeartWare common stock outstanding as of June 25, 2009 and restricted stock units representing 82,138 shares of HeartWare common stock outstanding as of June 25, 2009, the stock value condition will be satisfied if the effective stock price is at least $16.74 and will not be satisfied if the effective stock price is $16.73 or less, assuming that no HeartWare stockholder exercises dissenters’ rights and assuming that there has been no adjustment to the merger consideration as a result of either (i) HeartWare electing to terminate the merger agreement and Thoratec electing to increase the number of shares of Thoratec common stock payable in the merger or (ii) Thoratec electing to reduce the number of shares of Thoratec common stock payable in the merger, as described in “The Merger Agreement — Merger Consideration” beginning on page 84.

The table set forth below shows, given a hypothetical effective stock price reflecting a range of values for Thoratec common stock, the resulting continuity percentage assuming that no HeartWare stockholder exercises dissenters’ rights and the percentage of the outstanding shares of HeartWare common stock with respect to which HeartWare stockholders exercise dissenters’ rights at and above which percentage the stock value condition would not be satisfied. The range of continuity percentages shown in the table below reflects fluctuations in the value of the aggregate stock consideration arising solely from changes in the hypothetical effective stock price.

All amounts shown in the table set forth below assume that 0.6054 of a share of HeartWare common stock and $14.30 in cash are payable in the merger for each share of HeartWare common stock and that there has been no adjustment to the merger consideration as a result of either (i) HeartWare electing to terminate the merger agreement and Thoratec electing to increase the number of shares of Thoratec common stock payable in the merger or (ii) Thoratec electing to reduce the number of shares of Thoratec common stock payable in the merger, as described in “The Merger Agreement — Merger Consideration” beginning on page 84. In the event the merger consideration is adjusted as a result of either (i) or (ii), as described in “The Merger Agreement — Merger Consideration” beginning on page 84, the actual continuity percentage would differ from the amounts shown in the second column of the table set forth below. If HeartWare elects to terminate the merger agreement and Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger as described in “The Merger Agreement — Merger Consideration” beginning on page 84, the actual continuity percentage will be greater than the continuity percentage shown in the table set forth below for any given hypothetical effective stock price because the aggregate merger consideration payable in the form of stock will be greater than it would have been had Thoratec not elected to increase the number of shares of Thoratec common stock payable in the merger, subject to the discussion in the following paragraph. Alternatively, if Thoratec elects to reduce the number of shares of Thoratec common stock payable in the merger as described in “The Merger Agreement — Merger Consideration” beginning on page 84, the continuity percentage will be less than the continuity percentage shown in the table set forth below because a lesser portion of the aggregate merger consideration will be payable in the form of stock consideration.

As described in the “The Merger Agreement — Merger Consideration” beginning on page 84, if Thoratec, following HeartWare’s exercise of its option to terminate the merger agreement, then elects to increase the number of shares of Thoratec common stock payable in the merger to the degree that such increase would require Thoratec to issue more than 19.9% of the already outstanding shares of Thoratec common stock, the maximum number of shares that may be issued by Thoratec without requiring the approval of Thoratec’s shareholders under The NASDAQ Stock Market Marketplace Rule 5635 (formerly The NASDAQ Stock Market Marketplace Rule 4350), the aggregate amount of stock consideration payable in the merger will be fixed at 19.9% of the already outstanding shares of Thoratec common stock, and any additional consideration due to HeartWare stockholders will be paid solely in cash in lieu of the issuance of shares of Thoratec common stock, with such cash consideration calculated using the volume weighted average price (as defined in note (3) to the following table) of shares of Thoratec common stock otherwise issuable in the merger. If the cash consideration payable as a portion of the merger consideration is so increased, the actual continuity percentage will be less than the continuity percentage that would otherwise result if the cash consideration portion of the merger consideration were not so increased.

The following table is provided for illustrative purposes only. The actual mean between the high and low selling prices of a share of Thoratec common stock as reported on The NASDAQ Stock Market for the last trading session closing prior to the effective time of the merger will determine the actual effective stock price and actual continuity percentage. The actual effective stock price will not be determinable until the close of the last trading session prior to the effective time of the merger. All dollar amounts set forth in the table below have been calculated in U.S. dollars.

		Percentage of outstanding
		shares of HeartWare
	Continuity percentage	common stock subject to
Hypothetical	assuming no	dissenters’ rights that
effective stock	HeartWare stockholder	would result in the stock
price of Thoratec	exercises dissenters’	value condition not being
common stock	rights(1)	met(2)

$8.79(3)	26.7%	—
$15.00(4)	38.4%	—
$16.74(5)	41.0%	0.02	%(12)
$18.38(6)	43.3%	5.3%
$20.40(7)	45.9%	10.7%
$24.91(8)	50.9%	19.4%
$25.39(9)	51.3%	20.2%
$30.38(10)	55.8%	26.6%
$34.13(11)	58.6%	30.1%

(1)	The continuity percentage amounts set forth in this column reflect the aggregate value of the stock portion of the merger consideration divided by the sum of the aggregate value of the stock portion of the merger consideration and all other consideration payable to HeartWare stockholders, including cash amounts paid to holders of HeartWare restricted stock units, based on the hypothetical effective stock price set forth in the first column of the table. Amounts in this column assume that none of the HeartWare stockholders exercise dissenters’ rights. Amounts in this column are rounded to the nearest tenth of a percentage point.

In addition, all amounts shown in the table assume that 8,924,351 shares of HeartWare common stock (the number of shares of HeartWare common stock outstanding as of June 25, 2009) are outstanding as of the effective time of the merger and that restricted stock units representing 82,138 shares of HeartWare common stock (the number of HeartWare restricted stock units outstanding as of June 25, 2009) are outstanding as of the effective time of the merger. All else being equal, a decrease in the number of restricted stock units outstanding will increase the continuity percentage relative to the amount shown in this column. Under the terms of the merger agreement, HeartWare may not issue any additional restricted stock units prior to the closing without the prior written consent of Thoratec.

(2)	Given a hypothetical effective stock price set forth in the first column of the table, amounts set forth in this column reflect the percentage of the outstanding shares of HeartWare common stock subject to HeartWare stockholders’ exercise of dissenters’ rights at and above which the continuity percentage would be less than 41% and the stock value condition would not be met. Amounts in this column are, unless otherwise noted, expressed to a tenth of a percentage point. If the continuity percentage would be less than 41% and the stock value condition would not be met at the given hypothetical effective stock price set forth in the first column of the table, then this column has been left blank. As noted above, if there has been an adjustment to the merger consideration as a result of either (i) HeartWare electing to terminate the merger agreement and Thoratec electing to increase the number of shares of Thoratec common stock payable in the merger or (ii) Thoratec electing to reduce the number of shares of Thoratec common stock payable in the merger, as described in “The Merger Agreement — Merger Consideration” beginning on page 84, the actual percentage of the outstanding shares of HeartWare common stock subject to HeartWare stockholders’ exercise of dissenters’ rights at and above which the continuity percentage would be less than 41% would differ from the amounts set forth in this column.

(3)	Represents an effective stock price equal to the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date of the merger, or the volume weighted average price (subject to adjustments depending on the number of shares of Thoratec common stock reserved for issuance to holders of unvested and outstanding HeartWare incentive options pursuant to the merger agreement as described under the heading “The Merger Agreement — Treatment of Options and Other Equity-Based Awards” on page 89), at or below which the aggregate amount of stock consideration payable in the merger will be fixed at 19.9% of the already outstanding shares of Thoratec common stock and any additional consideration due to HeartWare stockholders will be paid solely in cash in lieu of the issuance of shares of Thoratec common stock, as calculated for purposes of the table on page 86 in the section “The Merger Agreement — Merger Consideration” beginning on page 84.

(4)	Represents an effective stock price at which the stock value condition will not be satisfied.

(5)	Represents the lowest effective stock price at which the stock value condition will be satisfied, assuming no HeartWare stockholder exercises dissenters’ rights.

(6)	Represents an effective stock price equal to the volume weighted average price at which HeartWare will have the right to terminate the merger agreement unless, within two (2) business days following receipt of HeartWare’s written notice of its election to terminate the merger agreement, Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger.

(7)	The low closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from the merger agreement date of February 12, 2009 to July 20, 2009.

(8)	The closing price of a share of Thoratec common stock on July 20, 2009.

(9)	The average of the high and low closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from the merger agreement date of February 12, 2009 to July 20, 2009.

(10)	The high closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from the merger agreement date of February 12, 2009 to July 20, 2009.

(11)	Represents an effective stock price equal to the volume weighted average price above which Thoratec may elect to reduce the number of shares of Thoratec common stock payable in the merger such that the value per share of Thoratec common stock payable in the merger is equal to $34.13 (130% of the value of the aggregate Thoratec stock consideration payable in the merger, calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

(12)	This amount is expressed to a hundredth of a percentage point.

Treatment as a Reorganization

Assuming that the stock value condition is satisfied and that the merger and the second merger, taken together, are treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences generally will result:

•	A HeartWare stockholder that exchanges HeartWare common stock for Thoratec common stock and cash pursuant to the merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger (other than any cash received with respect to a fractional share of Thoratec common stock, which is discussed below) and (ii) an amount equal to the excess, if any, of (x) the sum of the amount of cash and the fair market value of the shares of Thoratec common stock received over (y) the stockholder’s adjusted tax basis in the HeartWare common stock exchanged.

•	The gain recognized will be capital gain unless the receipt of cash by the stockholder has the effect of a distribution of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of the stockholder’s ratable share of accumulated earnings and profits of Thoratec as calculated for U.S. federal income tax purposes. In general, the determination of whether the receipt of cash in the merger will be treated as a dividend for U.S. federal income tax purposes depends upon the extent to which a HeartWare stockholder’s receipt of cash reduces its deemed percentage stock ownership of Thoratec. For purposes of this determination, a HeartWare stockholder will be treated as if it first exchanged all of its HeartWare common stock solely for Thoratec common stock, and then Thoratec immediately redeemed a portion of such Thoratec common stock in exchange for the cash that such stockholder actually received.

•	The deemed redemption will not be treated as a dividend for U.S. federal income tax purposes if it results in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of Thoratec, taking into account any of such stockholder’s existing ownership of Thoratec common stock and certain constructive ownership rules. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs is a “meaningful reduction” resulting in capital gain treatment. In one published ruling, the IRS indicated that a shareholder in a publicly held corporation whose relative stock interest in the corporation is “minimal” and who exercises no control over corporate affairs is treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced by any extent, taking into account the shareholder’s actual and constructive ownership before and after the hypothetical redemption. In that ruling, a reduction from 0.000118% to 0.0001081% was held to be a meaningful reduction. Each HeartWare stockholder whose deemed percentage stock ownership in Thoratec is not minimal should consult its tax advisor to determine whether the receipt of cash by such stockholder may be treated as a dividend for U.S. federal income tax purposes.

•	A HeartWare stockholder will have an aggregate initial tax basis in the Thoratec common stock received in the merger equal to the stockholder’s aggregate adjusted tax basis in its HeartWare common stock surrendered (i) reduced by the sum of (x) the portion of the stockholder’s adjusted tax basis in its HeartWare common stock surrendered that is allocable to fractional shares of Thoratec common stock for which cash is received and (y) the amount of cash received by the stockholder in the merger and (ii) increased by the amount of gain (including any portion of such gain that is treated as a dividend as described above), if any, recognized by the stockholder (but not including the gain recognized upon the receipt of cash in lieu of fractional shares of Thoratec common stock).

•	The holding period for Thoratec common stock received by a HeartWare stockholder in the merger (including fractional shares of Thoratec common stock deemed received) will include the holding period for the HeartWare common stock surrendered.

•	If a HeartWare stockholder receives cash in lieu of fractional shares of Thoratec common stock in the merger, the stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional shares of Thoratec common stock and the portion of the stockholder’s adjusted tax basis in its HeartWare common stock surrendered that is allocable to the fractional shares.

Any capital gain that is recognized on the exchanges described above will be long-term capital gain if the stockholder’s holding period with respect to its HeartWare common stock exceeds one (1) year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum U.S. federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates. Subject to certain exceptions, dividends received by non-corporate stockholders currently are taxed at a maximum U.S. federal income tax rate of 15%, provided certain holding period requirements are met.

A HeartWare stockholder who receives Thoratec common stock in the merger will be required to retain records pertaining to the merger. In addition, a HeartWare stockholder who, immediately before the merger, owned at least 5% (by vote or value) of the total outstanding stock of HeartWare is required to attach a statement to its U.S. federal income tax return for the year in which the merger is completed that sets forth such stockholder’s tax basis in its HeartWare common stock surrendered and the fair market value of such stock.

If a HeartWare stockholder acquired different blocks of HeartWare common stock at different times or at different prices, any gain will be determined separately with respect to each block of HeartWare common stock, and the cash and shares of Thoratec common stock received in the merger will be allocated on a pro rata basis to each such block of HeartWare common stock.

Treatment as a Fully Taxable Transaction

If the stock value condition is not satisfied, the second merger will not occur and the merger will not qualify as a “reorganization”. Instead, the merger will be fully taxable for U.S. federal income tax purposes and HeartWare stockholders will be fully subject to tax on the exchange of their HeartWare common stock for Thoratec common stock and cash. In general, each HeartWare stockholder will recognize capital gain or loss in the merger in an amount equal to the difference between (i) the sum of the amount of cash received (including any cash received with respect to a fractional share of Thoratec common stock) and the fair market value of Thoratec common stock received, and (ii) the stockholder’s adjusted tax basis in its HeartWare common stock surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder had held the HeartWare common stock surrendered for more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum U.S. federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates. The initial tax basis in the Thoratec common stock received in the merger will be equal to its fair market value and the holding period for such Thoratec common stock will begin the day after the effective time of the merger.

If a HeartWare stockholder acquired different blocks of HeartWare common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of HeartWare common stock, and the cash and shares of Thoratec common stock received in the merger will be allocated on a pro rata basis to each such block of HeartWare common stock.

Dissenting HeartWare Stockholders

The above discussion does not apply to HeartWare stockholders who properly perfect dissenters’ rights. A HeartWare stockholder who perfects dissenters’ rights with respect to such stockholder’s HeartWare common stock will recognize capital gain or loss equal to the difference between (i) the amount of cash received in exchange for such HeartWare common stock and (ii) such stockholder’s adjusted tax basis in such HeartWare common stock. The capital gain or loss will be long-term capital gain or loss if the stockholder had held such HeartWare common stock surrendered for more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum U.S. federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates.

If a HeartWare stockholder acquired different blocks of HeartWare common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of HeartWare common stock.

Certain Considerations for Non-U.S. Stockholders

This section describes certain considerations for HeartWare stockholders that are not U.S. persons, which we will refer to as non-U.S. stockholders.

Any capital gain recognized by a non-U.S. stockholder as a result of the exchange of HeartWare common stock in the merger generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the conduct of a trade or business in the United States and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder (in this case, such non-U.S. stockholder will be subject to U.S. federal income tax on the net gain derived from the disposition in the same manner as if the non-U.S. stockholder was a U.S. person, and if the non-U.S. stockholder is a corporation, it may be subject to the additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable income tax treaty); (ii) the non-U.S. stockholder is an individual present in the United States for 183 days or more in the taxable year in which the disposition occurs and certain other conditions are met (in this case, the individual non-U.S. stockholder will be subject to a flat 30% U.S. federal income tax on the gain derived from the disposition, which tax may be offset by U.S. source capital losses); or (iii) HeartWare is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes and one or more other conditions are satisfied (HeartWare has provided a representation in the merger agreement to the effect that it is not and has not been a “U.S. real property holding corporation”).

To the extent the receipt of cash by a non-U.S. stockholder is treated as a dividend for U.S. federal income tax purposes as described above in “— Treatment as a Reorganization”, the dividend generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such withholding rate is reduced by an applicable income tax treaty. In order for a non-U.S. stockholder to claim benefits under an applicable income tax treaty in respect of a dividend, the non-U.S. stockholder generally will be required to provide a completed IRS Form W-8BEN and certify under penalties of perjury that it is not a U.S. person.

Backup Withholding

Certain HeartWare stockholders may be subject to backup withholding of U.S. federal income tax, at a rate of 28%, with respect to the consideration received pursuant to the merger. Backup withholding will not apply, however, to a HeartWare stockholder that (i) is a U.S. person and furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of its status as a non-U.S. stockholder on an appropriate IRS Form W-8 or successor form or (iii) is otherwise exempt from backup withholding, such as a corporation, and provides appropriate proof of the applicable exemption. Any amounts withheld from payments to a HeartWare stockholder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the HeartWare stockholder’s U.S. federal income tax liability, if any, provided that the HeartWare stockholder timely furnishes the required information to the IRS.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY. HOLDERS OF HEARTWARE COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGERS UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND NON-U.S. TAX LAWS.

Regulatory Matters

Both HeartWare and Thoratec have agreed to use their respective reasonable best efforts to prepare and file as soon as practicable all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters and to take any such actions as are reasonably necessary to obtain any regulatory approvals required to complete the transactions contemplated by the merger agreement, including any notification and report forms and related material required to be filed pursuant to the HSR Act with the FTC and with the Antitrust Division. HeartWare and Thoratec have completed the initial filing of applications and notifications to obtain the expiration or termination of the waiting period under the HSR Act and, as discussed below, HeartWare and Thoratec have both substantially complied with the second request and the parties are waiting for a final determination from the FTC.

United States Antitrust Approval

Under the provisions of the HSR Act and related rules, certain transactions, including the merger, may not be completed until each party has filed its notification and report form with the FTC and the Antitrust Division and the HSR Act thirty (30) calendar-day waiting period has expired or been terminated early. HeartWare and Thoratec each filed their respective notification and report forms with the FTC and the Antitrust Division regarding the merger under the HSR Act on February 24, 2009. On March 26, 2009, each of HeartWare and Thoratec received a request for additional information, or a second request, from the FTC. The effect of the second request is to extend the waiting period for the merger under the HSR Act until thirty (30) calendar days after Thoratec and HeartWare have substantially complied with the second request, unless that period is extended voluntarily by Thoratec and HeartWare or terminated sooner by the FTC. HeartWare and Thoratec have both substantially complied with the second request and the parties are waiting for a final determination from the FTC. At any time before or after the effective time of the merger, the FTC, or others (including state attorney generals and private parties) could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of HeartWare or Thoratec or their subsidiaries.

Under the terms of the merger agreement, neither Thoratec nor HeartWare is obligated to consent to or to effect any divestiture or hold separate-order or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any of its business or assets of that of either Thoratec, HeartWare or any of its affiliates or subsidiaries, in order to consummate the mergers. We cannot assure that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the results of such challenge. Similarly, we cannot assure that HeartWare or Thoratec will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. See the section entitled “Risk Factors” beginning on page 25.

Dissenters’ Rights

Holders of record of shares of HeartWare common stock who do not vote in favor of the adoption of the merger agreement and who properly demand an “appraisal” of the “fair value” of their shares will be entitled to dissenters’ rights in connection with the merger under Section 262 of the Delaware General Corporation Law, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement/prospectus as Annex G. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their dissenters’ rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of HeartWare common stock” are to the record holder or holders of the shares of HeartWare common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of HeartWare common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

Under Section 262, a record holder of shares of HeartWare common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by HeartWare stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to dissenters’ rights that dissenters’ rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes the notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex G. Any holder of HeartWare common stock who wishes to exercise dissenters’ rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex G carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters’ rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of HeartWare common stock, we believe that if you are considering exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise dissenters’ rights must deliver to HeartWare, before the vote on the adoption of the merger agreement at the HeartWare special meeting on • , 2009, at • , U.S. Eastern time ( • , Australia Eastern Standard Time on • , 2009), a written demand for the appraisal of the stockholder’s shares, and that holder of shares of HeartWare common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of HeartWare common stock wishing to exercise dissenters’ rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since dissenters’ rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly executed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy) nor abstaining from voting or failing to vote on the proposal to adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform HeartWare of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of dissenters’ rights.

Only a holder of record of shares of HeartWare common stock is entitled to assert dissenters’ rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of HeartWare common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of HeartWare common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise dissenters’ rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to HeartWare at 205 Newbury Street, Framingham, Massachusetts 01701, Attention: David McIntyre, Chief Financial Officer and Company Secretary.

At any time within sixty (60) days after the effective date of the merger, any holder of HeartWare common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within sixty (60) days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

Within ten (10) days after the effective date of the merger, the surviving corporation must notify each holder of HeartWare common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective. Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of HeartWare common stock who has so complied with Section 262 and is entitled to dissenters’ rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of the holders of HeartWare common stock who desire to have their shares appraised to initiate all necessary action to perfect their dissenters’ rights in respect of shares of HeartWare common stock within the time and in the manner prescribed in Section 262.

Within one hundred and twenty (120) days after the effective date of the merger, any holder of HeartWare common stock who has complied with the requirements for exercise of dissenters’ rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after a written request therefore has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock of HeartWare held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from HeartWare the statement described in this paragraph.

Under the merger agreement, we have agreed to provide Thoratec notice of any demands for appraisal received by us. Thoratec will have the right to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262. We will not make any payments with respect to, or settle or offer to settle, any demand for appraisal without the written consent of Thoratec.

If a petition for an appraisal is timely filed by a holder of shares of HeartWare common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to dissenters’ rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

After the Delaware Court of Chancery determines the holders of HeartWare common stock entitled to appraisal, appraisal proceedings shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the court will determine the “fair value” of shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the federal reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Thoratec nor HeartWare anticipate offering more than the applicable merger consideration to any holder of common stock of HeartWare exercising appraisal rights, and Thoratec and HeartWare reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of HeartWare common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of HeartWare common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of HeartWare common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of HeartWare common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then as of the later of the occurrence of such event or the effective date of the merger, the stockholder’s shares of HeartWare common stock will be deemed to have been converted at the effective time of the merger into and represent solely the right to receive the merger consideration, without interest, pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within one hundred and twenty (120) days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory dissenters’ rights. Consequently, any stockholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise those rights.

Holders of HeartWare CDIs are not entitled to exercise dissenters’ rights in connection with the merger. Holders of HeartWare CDIs must have converted their HeartWare CDIs into shares of HeartWare common stock prior to the record date for the HeartWare special meeting in order to have dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT

This section of the proxy/statement prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We urge you to read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement and the discussion under the heading “The Merger Agreement” have been included to provide you with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about HeartWare and Thoratec. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or Thoratec with the SEC, which are available without charge. See “Where You Can Find More Information” beginning on page 128.

The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between HeartWare and Thoratec and may be subject to important qualifications and limitations agreed to by HeartWare and Thoratec in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between HeartWare and Thoratec rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Mergers

Pursuant to the merger agreement, Merger Subsidiary will merge with and into HeartWare, with HeartWare surviving the merger as a wholly owned subsidiary of Thoratec, which we refer to as the intermediate surviving corporation. Provided that the value of the stock consideration is at least 41% of the aggregate merger consideration at closing, then immediately following the merger, HeartWare will merge with and into Merger Subsidiary Two with Merger Subsidiary Two surviving the second merger as a subsidiary of Thoratec, which we refer to as the surviving corporation.

Merger Consideration

At the effective time, each share of HeartWare common stock issued and outstanding immediately prior to the effective time, including shares of common stock underlying HeartWare CDIs, will be automatically converted into the right to receive (i) $14.30 in cash, without interest, and (ii) 0.6054 shares of common stock of Thoratec, other than:

•	shares held in the treasury of HeartWare or owned by Thoratec, Merger Subsidiary or Merger Subsidiary Two, which shares will be cancelled; and

•	shares held by holders who have properly demanded and perfected their dissenters’ rights.

Thoratec will not issue any fractional shares of Thoratec common stock in the merger. Instead, a HeartWare stockholder who otherwise would have received a fraction of a share of Thoratec common stock will receive an amount in cash, without interest, in lieu thereof equal to such holder’s proportionate interest in the net proceeds from the sale or sales by the exchange agent on behalf of such holder of the aggregate fractional shares of Thoratec common stock that such holder otherwise would be entitled to receive. As soon as practicable after the exchange agent determines the amount of cash to be paid to former HeartWare stockholders (and, to the extent applicable, holders of HeartWare CDIs) in respect of any fractional shares of Thoratec common stock, the exchange agent will distribute such amounts to such former holders in cash rounded to the nearest cent.

In addition, if the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date of the merger is less than or equal to $18.38 per share, or 70% of $26.25, the Thoratec per share price used to determine the merger consideration, then HeartWare will have an option to terminate the merger agreement unless within two (2) business days following receipt of HeartWare’s written notice of its election to terminate the merger agreement, Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 70% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If that same volume weighted average price is greater than or equal to $34.13 per share, or 130% of $26.25, then Thoratec may reduce the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 130% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

If Thoratec, following HeartWare’s exercise of its option to terminate the merger agreement, then elects to increase the number of shares of Thoratec common stock payable in the merger to the degree that such increase would require Thoratec to issue more than 19.9% of the already outstanding shares of Thoratec common stock, and would therefore, require the approval of Thoratec’s shareholders under The NASDAQ Stock Market Marketplace Rule 5635 (formerly The NASDAQ Market Marketplace Rule 4350), the number of shares payable in the merger will instead be increased to equal the maximum number of shares that may be issued without requiring the approval of Thoratec’s shareholders and the additional consideration due to HeartWare stockholders resulting from Thoratec’s exercise of its election to increase the stock portion of the merger consideration would be paid in cash in an amount equal to the product of (i) the number of shares above such 19.9% that would have otherwise been issued as merger consideration and (ii) the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date of the merger.

Set forth below is a table illustrating the value of the merger consideration that would be payable, at the effective time of the merger, to holders of HeartWare common stock issued and outstanding immediately prior to the effective time of the merger, including shares of common stock underlying HeartWare CDIs, based on a range of values of Thoratec common stock reflecting a hypothetical volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date of the merger, or the volume weighted average price. The hypothetical consideration amounts provided in the table below include the aggregate value of the cash and stock consideration that would be payable to holders of HeartWare common stock issued and outstanding immediately prior to the effective time of the merger, based on each hypothetical value.

With the exception of the consideration payable to HeartWare stockholders in the event that the volume weighted average price equals $8.79 or less, the range of consideration payable in the merger shown in the table below reflects fluctuations in the value of the aggregate stock consideration; the value of the per share cash consideration payable in the merger does not vary from $14.30 per share of HeartWare common stock. If the volume weighted average price is equal to or less than $8.79 (subject to adjustments depending on the number of shares of Thoratec common stock reserved for issuance to holders of unvested and outstanding HeartWare incentive options pursuant to the merger agreement as described below under the heading “— Treatment of Options and Other Equity-Based Awards”), the aggregate amount of stock consideration payable in the merger will be fixed at 19.9%

of the then outstanding shares of Thoratec common stock, the maximum number of shares that may be issued by Thoratec without requiring the approval of Thoratec’s shareholders under The NASDAQ Stock Market Marketplace Rule 5635 (formerly The NASDAQ Stock Market Marketplace Rule 4350) and any additional consideration due to HeartWare stockholders will be paid solely in cash in lieu of issuance of shares of Thoratec common stock.

The following table is provided for illustrative purposes only. The actual prices at which shares of Thoratec common stock trade during the twenty (20) consecutive trading day measurement period will determine the actual volume weighted average price and the value of the consideration payable in the merger as of the effective time of the merger. The actual volume weighted average price will not be determinable until five (5) trading days prior to the closing date of the merger. All dollar amounts set forth in the table below have been calculated in U.S. dollars, and as a result, fluctuations in exchange rates between the U.S. dollar and the Australian dollar may materially and adversely affect the value, in Australian dollars, of the cash and Thoratec common stock received by Australian holders of HeartWare common stock or HeartWare CDIs in the merger.

			Additional consideration to				Percentage of
Hypothetical			be paid to HeartWare				outstanding
volume weighted			stockholders following				common shares of
average price of	Value of the consideration to		Thoratec’s exercise of				Thoratec held by
Thoratec common	be paid to HeartWare		election to increase stock				former HeartWare
stock	stockholders(1)		consideration(2)		Total consideration		stockholders
	Aggregate	Per share	Aggregate	Per share	Aggregate	Per share

$0.00(3)	$126,793,838.60	$14.30	$98,635,188.06	$11.12	$225,429,026.66	$25.42	19.90%
$8.79(4)	$173,977,691.83	$19.62	$51,451,334.83	$5.80	$225,429,026.66	$25.42	19.90%
$15.00(5)	$207,312,359.46	$23.38	$18,116,667.19	$2.04	$225,429,026.66	$25.42	9.52%
$18.37(6)	$225,402,187.15	$25.42	$26,839.51	$0.00	$225,429,026.66	$25.42	9.52%
$20.40(7)	$236,299,026.97	$26.65	N/A	N/A	$236,299,026.97	$26.65	9.51%
$24.91(8)	$260,508,262.24	$29.38	N/A	N/A	$260,508,262.24	$29.38	9.51%
$25.39(9)	$263,084,854.91	$29.67	N/A	N/A	$263,084,854.91	$29.67	9.51%
$30.38(10)	$289,870,682.85	$32.69	N/A	N/A	$289,870,682.85	$32.69	9.51%
$34.13(11)	$309,973,473.56	$34.96	N/A	N/A	$309,973,473.56	$34.96	9.51%

(1)	Amounts in this column reflect the cash and stock portions of the merger consideration, but do not reflect amounts to be paid to HeartWare stockholders if, following HeartWare’s election to terminate the merger agreement, Thoratec exercises its right to increase the stock consideration payable in the merger. As of February 12, 2009, the date of execution of the merger agreement, the value of the aggregate merger consideration payable by Thoratec in the merger was $30.19 per share of HeartWare common stock.

(2)	If the volume weighted average price is less than or equal to $18.38 per share, or 70% of $26.25 (the price per share of Thoratec common stock used to determine the stock portion of the merger consideration), HeartWare will have the right to terminate the merger agreement unless, within two (2) business days following receipt of HeartWare’s written notice of its election to terminate the merger agreement, Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger such that the per share value of Thoratec common stock payable in the merger, at the effective time, is equal to $18.38 (70% of $26.25, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If HeartWare does not elect to terminate the merger agreement (and thus Thoratec does not increase the number of shares of Thoratec common stock payable in the merger), HeartWare stockholders will receive, for each share of HeartWare common stock, including shares of HeartWare common stock represented by HeartWare CDIs, $14.30 in cash and 0.6054 of a share of Thoratec common stock (which may reflect a value per share of Thoratec common stock, as of the effective time of the merger, of less than $18.38). If HeartWare elects to terminate the merger agreement and Thoratec does not elect to increase the number of shares of Thoratec common stock payable in the merger, the merger agreement will be terminated and no merger consideration will be paid to HeartWare stockholders.

(3)	The minimum volume weighted average price of Thoratec common stock. If the volume weighted average price is $0.00, which is less than $18.38 per share, or 70% of $26.25 (the price per share of Thoratec common stock used to determine the stock portion of the merger consideration), HeartWare will have the right to terminate the merger agreement unless, within two (2) business days following receipt of HeartWare’s written notice of its election to terminate the merger agreement, Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger such that the per share value of Thoratec common stock is equal to $18.38

(70% of $26.25, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration), provided, however, and as discussed in note (4) below, that, in the event that Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger and as a result of such increase Thoratec would be required to issue more than 19.9% of the already outstanding shares of Thoratec common stock, the amount of stock consideration payable in the merger will be fixed at 19.9% of the already outstanding shares of Thoratec common stock and any additional consideration due to HeartWare stockholders will be paid solely in cash in lieu of the issuance of shares of Thoratec common stock, with such cash consideration calculated using the volume weighted average price of shares of Thoratec common stock otherwise issuable in the merger. If the volume weighted average price is $0.00 and the HeartWare board of directors does not elect to terminate the merger agreement (and thus Thoratec does not increase the number of shares of Thoratec common stock payable in the merger), HeartWare stockholders will receive, for each share of HeartWare common stock, including shares of HeartWare common stock represented by HeartWare CDIs, $14.30 in cash and 0.6054 of a share of Thoratec common stock. In the event that, as of the effective time of the merger, the per share value of the Thoratec common stock received by HeartWare stockholders in the merger is $0.00, the value of the aggregate merger consideration payable for each share of HeartWare common stock at the effective time would equal $14.30, which represents the cash portion of the merger consideration. If both the volume weighted average closing price and the per share value of the Thoratec common stock as of the effective time of the merger are $0.00, HeartWare elects to terminate the merger agreement and Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger, the value of the aggregate merger consideration payable for each share of HeartWare common stock at the effective time would equal $25.42, which represents $14.30, the cash portion of the merger consideration, plus an additional $11.12 per share in cash, or 0.6054 times $18.38. In addition HeartWare shareholders would receive 19.9% of the already outstanding shares of Thoratec common stock in the aggregate, at a value of $0.00 per share. If HeartWare elects to terminate the merger agreement and Thoratec does not elect to increase the number of shares of Thoratec common stock payable in the merger, the merger agreement will be terminated and no merger consideration will be paid to HeartWare stockholders.

(4)	If the volume weighted average price is equal to or less than $8.79 (subject to adjustments depending on the number of shares of Thoratec common stock reserved for issuance to holders of unvested and outstanding HeartWare incentive options pursuant to the merger agreement as described below under the heading “— Treatment of Options and Other Equity-Based Awards”), the aggregate amount of stock consideration payable in the merger will be fixed at 19.9% of the already outstanding shares of Thoratec common stock and any additional consideration due to HeartWare stockholders will be paid solely in cash in lieu of the issuance of shares of Thoratec common stock, with such cash consideration calculated using the volume weighted average price of shares of Thoratec common stock otherwise issuable in the merger.

(5)	If the volume weighted average price is $15.00, which is less than $18.38 per share, or 70% of $26.25 (the price per share of Thoratec common stock used to determine the stock portion of the merger consideration), HeartWare will have the right to terminate the merger agreement unless, within two (2) business days following receipt of HeartWare’s written notice of its election to terminate the merger agreement, Thoratec elects to increase the number of shares of Thoratec common stock payable in the merger such that the per share value of Thoratec common stock is equal to $18.38 (70% of $26.25, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If HeartWare does not elect to terminate the merger agreement (and thus Thoratec does not increase the number of shares of Thoratec common stock payable in the merger), HeartWare stockholders will receive, for each share of HeartWare common stock, including shares of HeartWare common stock represented by HeartWare CDIs, $14.30 in cash and 0.6054 of a share of Thoratec common stock (which may reflect a value per share of Thoratec common stock, as of the effective time of the merger, of less than $18.38). If HeartWare elects to terminate the merger agreement and Thoratec does not elect to increase the number of shares of Thoratec common stock payable in the merger, the merger agreement will be terminated and no merger consideration will be paid to HeartWare stockholders.

(6)	One cent less than $18.38, which is 70% of $26.25, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration and the highest volume weighted average price that gives HeartWare the right to terminate the merger agreement, and following the exercise by HeartWare of this right, Thoratec the opportunity to elect to increase the stock consideration. Although HeartWare may terminate the merger agreement if the volume weighted average price is equal to $18.38, the exercise by

Thoratec of its election to increase shares pursuant to the terms of the merger agreement at such a volume weighted average price would not result in additional consideration to be paid to HeartWare shareholders; $18.37 is the highest volume weighted average price at which Thoratec’s election to increase the stock consideration will result in additional consideration to be paid to HeartWare stockholders. If HeartWare does not elect to terminate the merger agreement (and thus Thoratec does not increase the number of shares of Thoratec common stock payable in the merger), HeartWare stockholders will receive, for each share of HeartWare common stock, including shares of HeartWare common stock represented by HeartWare CDIs, $14.30 in cash and 0.6054 of a share of Thoratec common stock (which may reflect a value per share of Thoratec common stock, as of the effective time of the merger, of less than $18.38). If HeartWare elects to terminate the merger agreement, and Thoratec does not elect to increase the number of shares of Thoratec common stock payable in the merger, the merger agreement will be terminated and no merger consideration will be paid to HeartWare stockholders.

(7)	The low closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from February 12, 2009 (the date of execution of the merger agreement) to July 20, 2009.

(8)	The closing price per share of Thoratec common stock, as reported by The NASDAQ Global Select Market, on July 20, 2009.

(9)	The average of the high and low closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from February 12, 2009 (the date of execution of the merger agreement) to July 20, 2009.

(10)	The high closing price per share of Thoratec’s common stock, as reported by The NASDAQ Global Select Market for the period from February 12, 2009 (the date of execution of the merger agreement) to July 20, 2009.

(11)	130% of $26.25, the price per share of Thoratec common stock used to determine the stock portion of the merger consideration. If the volume weighted average price is above $34.13, Thoratec may elect to reduce the number of shares of Thoratec common stock payable in the merger such that the value per share of Thoratec common stock payable in the merger is equal to $34.13 (130% of the value of the aggregate Thoratec stock consideration payable in the merger, calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration). If the volume weighted average price is above $34.13 and Thoratec elects to reduce the number of shares of Thoratec common stock such that the value per share of Thoratec common stock payable in the merger is equal to $34.13, the aggregate number of shares of Thoratec common stock issued as merger consideration will decrease as the volume weighted average price increases such that the total consideration payable to HeartWare shareholders will remain the same as the total consideration displayed in the table for the volume weighted average price of $34.13.

The calculations presented in the table set forth above assume 8,866,702 outstanding shares of HeartWare common stock, 56,417,263 outstanding shares of Thoratec common stock, the number of outstanding shares of each of HeartWare and Thoratec as of February 11, 2009 and solely for purposes of calculating the maximum number of shares that may be issued by Thoratec without requiring the approval of Thoratec’s shareholders under The NASDAQ Stock Market Marketplace Rule 5635 (previously The NASDAQ Stock Market Marketplace Rule 4350) at the volume weighted average price of $8.79, 20,000 shares of Thoratec common stock reserved for issuance to holders of unvested and outstanding HeartWare incentive options pursuant to the merger agreement as described below under the heading “— Treatment of Options and Other Equity-Based Awards”. The calculations presented in the table set forth above do not reflect amounts payable to holders of HeartWare restricted stock, options or other equity-based awards at the effective time of the merger described under the heading “— Treatment of Options and Other Equity-Based Awards” below.

If the number of shares of HeartWare or Thoratec capital stock outstanding changes before the merger is completed for any reason, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of HeartWare stock awards as described below, then appropriate adjustments to amounts payable in the merger will be made to account for such change.

Treatment of Options and Other Equity-Based Awards

The terms of the unvested and outstanding HeartWare incentive options will be adjusted to provide that, at the effective time of the merger, each unvested and outstanding HeartWare incentive option will be converted into an option to acquire, on the same terms and conditions as were applicable under such HeartWare incentive option, a number of shares of Thoratec common stock equal to the product of (i) the number of shares of HeartWare common stock represented by such HeartWare incentive option and (ii) 1.1499 rounded down, to the nearest whole share of Thoratec common stock and such new option to acquire Thoratec common stock will have an exercise price equal to (x) the per share exercise price specified in such unvested HeartWare incentive option divided by (y) 1.1499. The 1.1499 exchange ratio for each outstanding unvested HeartWare incentive option is subject to the same volume weighted average price adjustments to the stock portion of the merger consideration described in the section entitled, “— Merger Consideration” above. Any exercise price for a converted HeartWare incentive option that is measured in Australian dollars will be deemed to be converted to U.S. dollars at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.

The terms of each outstanding vested HeartWare incentive option and each outstanding option to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan, will be adjusted to provide that, at or immediately prior to the effective time of the merger, each vested HeartWare incentive option and each HeartWare employee stock option, whether or not exercisable or vested, that is outstanding immediately prior to the effective time of the merger will be cancelled and will convert into the right to receive a cash payment, without interest, equal to (i) the excess, if any, of $30.19 over the applicable exercise price per share of HeartWare common stock of such cancelled option multiplied by (ii) the number of shares of HeartWare common stock such holder would have purchased (assuming full vesting of each outstanding option to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan) had such holder exercised such cancelled option in full immediately prior to the effective time. Any exercise price for an option to purchase shares of HeartWare common stock issued under the HeartWare employee stock option plan that is measured in Australian dollars will convert to U.S. dollars at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.

The terms of each HeartWare stock-based award will be adjusted as necessary to provide that at, or immediately prior to, the effective time, each such HeartWare stock-based award, whether or not exercisable or vested, that is outstanding immediately prior to the effective time, will be cancelled and will convert into the right to receive a cash payment, without interest, equal to $30.19 multiplied by the number of shares of HeartWare common stock the holder of such HeartWare stock-based award would have received had such HeartWare stock-based award been fully earned, vested and exercisable and had been exercised or settled immediately prior to the effective time.

HeartWare will take any necessary action to ensure that, as of the effective time of the merger, the HeartWare International, Inc. 2008 Stock Incentive Plan, HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors, HeartWare employee stock option plan, the HeartWare International, Inc. Restricted Stock Unit Plan and each other employee, director or consultant stock option, stock purchase or equity compensation plan, arrangement or agreement of HeartWare will terminate.

Exchange of Certificates

Prior to the effective time of the merger, Thoratec will appoint an exchange agent for the payment of merger consideration. At the effective time of the merger, Thoratec will deposit with the exchange agent certificates or, at Thoratec’s option, evidence of shares in book-entry form, representing shares of Thoratec stock and cash in an amount sufficient to pay the aggregate merger consideration. In addition, Thoratec will deposit with the exchange agent, as necessary from time to time after the effective time of the merger, any dividends or distributions with respect to shares of Thoratec stock constituting part of the merger consideration.

Surrender of Certificates

Promptly following the effective time of the merger, Thoratec has agreed to send HeartWare stockholders a letter of transmittal and instructions advising HeartWare stockholders how to surrender certificates in exchange for the merger consideration. The exchange agent will pay HeartWare stockholders their merger consideration after HeartWare stockholders have (i) surrendered their certificates to the exchange agent, or in the case of book-entry shares, followed the applicable procedures set forth in the letter of transmittal, and (ii) provided to the exchange agent a duly signed and completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The shares of Thoratec stock constituting part of the merger consideration, at Thoratec’s option, will be in uncertificated book-entry form, unless a physical certificate is requested by a HeartWare stockholder or otherwise required by applicable law.

Stock Transfer Books and Share Transfers

After the effective time of the merger, there will be no further transfers on the stock transfer books of HeartWare. If certificates are presented to the exchange agent or the intermediate surviving corporation or the surviving corporation for transfer, or transfer is sought for book-entry shares, such certificates or book-entry shares will be cancelled and exchanged as set forth under this heading “The Merger Agreement — Exchange of Certificates”.

Investment and Return of Exchange Fund

The exchange agent will invest the cash portion of the merger consideration deposited with the exchange agent as directed by Thoratec on a daily basis from time to time. Any interest or other income resulting from such investments will be paid to Thoratec. In the event such cash is insufficient to fully satisfy all of the payment obligations to be made by the exchange agent, Thoratec will promptly deposit cash with the exchange agent in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Any shares of Thoratec common stock, cash dividends and other distributions deposited with the exchange agent (and any interest or other income earned thereon) that remains undistributed to the holders of certificates or book-entry shares six (6) months after the effective time of the merger will be delivered to Thoratec upon demand, and any HeartWare stockholders who have not complied with the exchange procedure will thereafter look only to Thoratec for payment of the merger consideration.

Lost Certificates

If a certificate for HeartWare common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement upon receipt of an affidavit from the applicable HeartWare stockholder of that fact and, if required by the exchange agent or Thoratec, the posting of a bond in an amount as the exchange agent or Thoratec reasonably directs as indemnity against any claim that may be made with respect to such certificate by the applicable HeartWare stockholder.

Dividends on Thoratec Common Stock

No dividends or other distributions with respect to shares of Thoratec common stock constituting part of the merger consideration, and no cash payment in lieu of fractional shares, will be paid to the holder of any certificates not surrendered or of any book-entry shares not transferred until such certificates or book-entry shares are surrendered or transferred in accordance with the exchange procedures.

Withholding

Thoratec, Merger Subsidiary, Merger Subsidiary Two, the surviving corporations and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of HeartWare stock, stock awards or otherwise pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any federal, state, local or foreign tax law.

The Surviving Corporations

The Certificate of Incorporation of HeartWare will be amended and restated as of the effective time of the merger, and, as so amended, will be the Certificate of Incorporation of the intermediate surviving corporation, as set forth on Exhibit A to the merger agreement, a copy of which has been attached as Annex A to this proxy statement/prospectus. Following the merger, if the value of the stock consideration is at least 41% of the aggregate merger consideration at closing, the Certificate of Incorporation of Merger Subsidiary Two shall be amended and restated and, as so amended, shall be the Certificate of Incorporation of the surviving corporation. The bylaws of the intermediate surviving corporation shall be amended and restated as of the effective time of the merger to be identical to the bylaws of Merger Subsidiary as in effect immediately prior to the effective time of the merger. If the value of the stock consideration is at least 41% of the aggregate merger consideration at the effective time of the merger, the bylaws of the surviving corporation shall be amended and restated to be identical to the bylaws of the intermediate surviving corporation.

After the effective time of the merger, until successors are duly elected or appointed, the directors of Merger Subsidiary shall be the directors of the intermediate surviving corporation and the officers of Merger Subsidiary shall be the officers of the intermediate surviving corporation. If the value of the stock consideration is at least 41% of the aggregate merger consideration at the effective time of the merger, after the second merger effective time, until successors are duly elected or appointed and qualified, the directors of the intermediate surviving corporation shall be the directors of the surviving corporation and the officers of the intermediate surviving corporation shall be the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by HeartWare to Thoratec and representations and warranties made by Thoratec to HeartWare. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

In the merger agreement, HeartWare made representations and warranties relating to, among other things:

•	corporate existence and authorization to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	capitalization of HeartWare;

•	corporate existence and authorization of subsidiaries to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	documents filed with the SEC and ASX and the accuracy of information contained in those documents, and compliance with the requirements of the Sarbanes-Oxley Act of 2002, as amended, which we refer to as the Sarbanes-Oxley Act and other matters relating to the internal controls of HeartWare;

•	accuracy of financial statements;

•	absence of undisclosed liabilities;

•	accuracy of information included in this document and other similar documents;

•	absence of certain changes since December 31, 2007;

•	compliance with applicable laws and possession of and compliance with permits, including certain regulations of the FDA and similar laws;

•	absence of pending or threatened litigation;

•	material contracts;

•	tax matters;

•	employee matters, including employee benefit plans and compliance with the Employee Retirement Income Securities Act of 1974, as amended;

•	intellectual property owned or licensed;

•	compliance with environmental laws;

•	absence of product liability claims;

•	insurance policies;

•	title to and sufficiency of assets;

•	absence of any unlawful contributions, gifts, payments or expenses;

•	affiliate transactions;

•	engagement and payment of fees of brokers, finders and investment bankers;

•	receipt of the fairness opinion of the financial advisor; and

•	inapplicability of anti-takeover statutes and absence of a rights plan.

Thoratec also made representations and warranties relating to, among other things:

•	corporate existence and authorization to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	capitalization of Thoratec;

•	documents filed with the SEC and the accuracy of information contained in those documents, and compliance with the requirements of the Sarbanes-Oxley Act and other matters relating to the internal controls of Thoratec;

•	accuracy of financial statements;

•	accuracy of information included in this document and other similar documents;

•	compliance with applicable laws and possession of and compliance with permits, including certain regulations of the FDA and similar laws;

•	the absence of pending or threatened litigation;

•	engagement and payment of fees of brokers, finders and investment bankers;

•	Merger Subsidiary and Merger Subsidiary Two formation for sole purpose of facilitation of mergers;

•	tax treatment of mergers;

•	capital resources necessary to complete mergers; and

•	non-constitution of a United States real property holding corporation under Section 897(c)(2) of the Internal Revenue Code during the applicable period described in Internal Revenue Code Section 897(c)(1)(A)(ii).

Many of HeartWare’s and Thoratec’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for HeartWare is defined to mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of HeartWare and its subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes or occurrences constitute a HeartWare material adverse effect or be considered in determining whether a HeartWare material adverse effect has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on HeartWare and its subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which HeartWare and its subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are development stage companies at a similar stage of development as HeartWare and its subsidiaries) on HeartWare and its subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of HeartWare common stock or HeartWare CDIs in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any event, change or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP, or applicable laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by HeartWare with its obligations under, the merger agreement, or (B) would prevent HeartWare from consummating, or materially delay, the merger.

“Material adverse effect” for Thoratec is defined to mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of

Thoratec and its subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes or occurrences constitute a Thoratec material adverse effect or be considered in determining whether a Thoratec material adverse effect has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Thoratec and its subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Thoratec and its subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are at a similar stage of development as Thoratec and its subsidiaries) on Thoratec and its subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of Thoratec common stock in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any event, change or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or applicable laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by Thoratec with its obligations under, the merger agreement or (B) would prevent Thoratec, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delay, the merger.

Conduct of Business of HeartWare

HeartWare has agreed that until the effective time of the merger, except as expressly consented to in writing by Thoratec, HeartWare will and will cause each of its subsidiaries to conduct its business in the ordinary course in a manner consistent with past practice and to use its commercially reasonable efforts to preserve intact its present business organization, maintain in effect all material permits, keep available the services of its current officers and key employees and maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it.

HeartWare has also agreed that, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Thoratec (which consent Thoratec will not, acting from Thoratec’s own point of view, unreasonably withhold or delay), HeartWare will not, and will not permit any of its subsidiaries to:

•	amend any organizational or governing documents;

•	split, combine or reclassify any shares of its capital stock or declare or pay any dividend or other distribution in respect of its capital stock (except for dividends paid by any of its wholly owned subsidiaries to HeartWare, or to any other wholly owned subsidiary), or redeem, repurchase or otherwise acquire, any of its securities;

•	issue or sell any securities of HeartWare or any of its subsidiaries, other than upon the vesting and/or exercise of stock awards that were outstanding on February 12, 2009 in accordance with their terms;

•	amend any security of HeartWare or any of its subsidiaries;

•	acquire or make any loans, advances or capital contributions to, or investments in, any equity interests or equity securities in any person or any assets, loans or debt securities thereof other than in wholly owned subsidiaries of HeartWare or in the ordinary course of business consistent with past practice;

•	sell or lease or incur any lien on, any business organization or division thereof or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing contracts;

•	abandon, fail to maintain or allow to expire (other than in the ordinary course of business), or sell or exclusively license to any person, any material company intellectual property;

•	authorize any material new capital expenditures, in the aggregate, in excess of 110% of the capital expenditures set forth in the capital expenditure and loan proceeds budget provided to Thoratec;

•	use any of the proceeds from loans drawn under the loan agreement other than in accordance with the loan agreement;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HeartWare or any of its subsidiaries (other than the merger or among wholly owned subsidiaries);

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any other person, other than, in each case, as permitted under the loan documents (see “The Loan Agreement — Representations and Warranties” beginning on page 105);

•	renew or enter into any contract or other arrangement that limits or otherwise restricts in any material respect HeartWare, any of its subsidiaries or any of their respective affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any person;

•	enter into any new line of business outside of its existing business segments;

•	enter into or, except as in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any material contract or otherwise waive, release or assign any material rights, claims or benefits of HeartWare or any of its subsidiaries;

•	enter into any exclusive license, distribution, marketing or sales contracts or grant “most favored nation” or similar pricing to any person;

•	pay, discharge, settle or satisfy any material claims, liabilities or obligations to third parties, other than (i) performance of contractual obligations in accordance with their terms, (ii) in the ordinary course of business or (iii) in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent financial statements of HeartWare or (B) incurred since the date of such financial statements of HeartWare in the ordinary course of business or in connection with the transactions contemplated by the merger agreement;

•	settle, or offer or propose to settle any material litigation, investigation, arbitration, proceeding or other claim involving or against HeartWare or any of its subsidiaries, or any material litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement, or commence any material litigation, investigation, arbitration or proceeding against any third-party;

•	fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, products, operations and activities of HeartWare and its subsidiaries substantially equal to those currently in effect;

•	(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of HeartWare and its subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into or amend any employment, deferred compensation or similar agreement with any director, officer or employee of HeartWare or any of its subsidiaries (except with respect to employees who are not directors or officers of HeartWare or any of its subsidiaries in the ordinary course of business consistent with past practice), (iv) terminate, establish, adopt or amend (except as necessary to comply with applicable law) any benefit plan covering any director, officer or employee of HeartWare or any of its subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of HeartWare or any of its subsidiaries, or pay any benefit not provided for by any existing benefit plan;

•	change HeartWare’s methods of accounting, except as required by concurrent changes in GAAP;

•	except as required by applicable law, make, change or rescind any material tax election, change any annual tax accounting period, adopt or change any material accounting method for taxes, file any material amended tax return, enter into any closing agreement related to a material amount of taxes, settle any material tax claim or assessment, surrender any right to claim a refund of a material amount of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	agree, resolve or commit to do any of the foregoing or take any action which would reasonably be expected to result in any of the conditions of the merger agreement not being satisfied; or

•	fail to make disclosure as required under the Australian Corporations Act 2001 (Cth), as amended, which we refer to as the Australian Corporations Act, and the Corporate Regulations made under it, and the official listing rules of ASX.

Conduct of Business of Thoratec

Thoratec has also agreed that, until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by HeartWare, Thoratec will not, and will not permit any of its subsidiaries to:

•	amend its articles of incorporation or bylaws (whether by merger, consolidation or otherwise) in any manner that would have a disparate effect on the HeartWare stockholders, as holders of Thoratec common stock at and following the effective time of the merger, relative to other holders of Thoratec common stock; or

•	amend its articles of incorporation to provide for any class of capital stock with rights to distributions or upon a liquidation (including upon a merger, consolidation, asset sale or similar transaction) that are superior to those of Thoratec common stock, other than an amendment in connection with a shareholder rights plan, “poison pill” anti-takeover plan or other similar device.

Stockholder Meeting

Unless the merger agreement has been terminated, HeartWare will establish a record date for, duly call, give notice of, convene and hold a meeting of the HeartWare stockholders for the purpose of obtaining the stockholder approval of the merger, on or prior to the earlier of (i) forty-five (45) days after the applicable waiting period (including any extensions thereof) under the HSR Act expires or is terminated and (ii) October 15, 2009 (or, if this registration statement has not become effective by the earlier of such dates, within forty-five (45) days after such date on which this registration statement becomes effective). Unless the merger agreement has been terminated, HeartWare will use its commercially reasonable efforts to obtain the approval of the HeartWare stockholders and comply with all legal requirements applicable to the stockholder meeting. Provided the merger agreement has not been terminated as set forth under the heading “The Merger Agreement — Termination” below, HeartWare’s obligations set forth under this heading “The Merger Agreement — Stockholder Meeting” will not be affected by any public announcement or disclosure of, or the communication to HeartWare of, any Acquisition Proposal, as defined below, under the heading “The Merger Agreement — Agreement Not to Solicit Other Offers” or by HeartWare’s failure to make or HeartWare’s withdrawal or modifications in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote for the adoption of the merger agreement, or public recommendation of any Acquisition Proposal (as defined below) or public action inconsistent with the recommendation of the merger agreement.

Agreement Not to Solicit Other Offers

HeartWare has agreed that it, its subsidiaries and their officers, directors, employees and other agents and advisors will not, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or could be reasonably expected to result in, an Acquisition Proposal, as defined under this heading, below;

•	enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish or disclose any information relating to HeartWare or any of its subsidiaries or knowingly cooperate in any way with, or knowingly take any action to facilitate or encourage any effort by, any third-party that is seeking to make, or has made, any Acquisition Proposal;

•	fail to make, withdraw or modify in a manner adverse to Thoratec, the HeartWare board of directors’ recommendation that the HeartWare stockholders vote in favor of the adoption of the merger agreement (or publicly recommend any Acquisition Proposal or take any public action or make any public statement inconsistent with the recommendation of the merger agreement); or

•	enter into any agreement, agreement in principle, letter of intent or other similar instrument relating to any Acquisition Proposal.

However, prior to obtaining the approval of the HeartWare stockholders in favor of the adoption of the merger agreement and in response to a written Acquisition Proposal received by HeartWare that was not solicited in violation of the terms described in the bullet points above in “The Merger Agreement — Agreement Not to Solicit Other Offers”, HeartWare may provide access to its properties, contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to HeartWare and its subsidiaries to the person making such

Acquisition Proposal and its representatives and participate in discussions or negotiations with the person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal, if the HeartWare board of directors has first determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to a Superior Proposal, as such term is defined below, and that its failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the HeartWare board of directors. In the event that the HeartWare board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, the HeartWare board of directors may fail to make, withdraw or modify in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote in favor of the adoption of the merger agreement (or publicly recommend any Acquisition Proposal or take any public action or make any public statement inconsistent with the recommendation of the merger agreement).

The HeartWare board of directors may not fail to make, withdraw or modify in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote in favor of the adoption of the merger agreement (or publicly recommend any Acquisition Proposal or take any public action or make any public statement inconsistent with the recommendation of the merger agreement) or enter into an agreement with respect to a Superior Proposal unless:

•	HeartWare has given Thoratec three (3) business days written notice of its intention to take such action (it being understood and agreed that, in connection with a Superior Proposal, any change to the consideration offered or other material terms of any Superior Proposal shall require an additional notice to Parent and a new two (2) business day notice period);

•	the HeartWare board of directors has considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to the merger agreement proposed by Thoratec and (i) has not determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect or (ii) has determined to withdraw or modify its recommendation in a manner adverse to Thoratec even if such changes were to be given effect; and

•	HeartWare has complied with its obligations under this heading “The Merger Agreement — Agreement Not to Solicit Other Offers” and in the event that the HeartWare board of directors has determined to enter into an agreement regarding such Superior Proposal, HeartWare has terminated the merger agreement and paid to Thoratec any termination fee as described under the heading “The Merger Agreement — Termination Fee”.

HeartWare has agreed to:

•	promptly (and in any event within two (2) business days) notify Thoratec orally and in writing of the receipt of any Acquisition Proposal or any indication in writing that a third-party may be considering making an Acquisition Proposal, along with the identity of the person making such Acquisition Proposal, and to the extent applicable, provide Thoratec with a copy or written summary of the material terms of such Acquisition Proposal;

•	keep Thoratec reasonably informed of the status on a current basis (including any change to the material terms) of any such Acquisition Proposal, potential Acquisition Proposal or information request;

•	following any determination by the HeartWare board of directors that an Acquisition Proposal constitutes a Superior Proposal, deliver to Thoratec a written notice advising it that the HeartWare board of directors has made such determination together with a copy of any written summary or any draft or definitive agreements related to such Superior Proposal and a summary of the material terms of such Superior Proposal;

•	prior to furnishing any information to or entering into discussions or negotiations with any person making an Acquisition Proposal, receive from such person an executed confidentiality agreement, the terms of which shall be no less favorable to HeartWare than, in the aggregate, those contained in the confidentiality agreement dated as of November 14, 2008 by and between HeartWare and Thoratec, which we refer to as the confidentiality agreement; and

•	promptly provide to Thoratec any non-public information concerning HeartWare or any of its subsidiaries not previously provided to Thoratec or representatives of Thoratec that is provided to any person making an Acquisition Proposal.

HeartWare has also agreed that neither it nor any of its subsidiaries will terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party, or enter into any confidentiality agreement that contains a standstill provision that is less favorable to HeartWare than the standstill provision contained in the confidentiality agreement (or that does not include any standstill provision), unless the failure to take such action by the HeartWare board of directors would be reasonably expected to be inconsistent with its fiduciary duties under applicable law (in which case, such termination, waiver, amendment or modification, or the terms of any standstill provision contained in any confidentiality agreement entered into pursuant to the terms of the merger agreement that is less favorable to HeartWare than the standstill provision contained in the confidentiality agreement (or the absence of any such standstill provision), shall also apply to the confidentiality agreement, to the extent applicable).

As used in the merger agreement, other than as described under the heading “The Merger Agreement — Termination Fee,” the term “Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal from any third-party relating to, whether in a single transaction or series of transactions:

•	any acquisition or purchase, direct or indirect, of 20% or more of the assets (based on fair market value) of HeartWare and its subsidiaries, taken as a whole, or over 20% of any class of equity or voting securities of HeartWare or of any of its subsidiaries;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third-party beneficially owning 20% or more of any class of equity or voting securities of HeartWare or of any of its subsidiaries; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving HeartWare or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the assets (based on fair market value) of HeartWare and its subsidiaries, taken as a whole.

As used in the merger agreement, the term “Superior Proposal” means any bona fide, unsolicited written offer or proposal from any third-party relating to, whether in a single transaction or series of transactions:

•	any acquisition or purchase, direct or indirect, of 50% or more of the assets (based on fair market value) of HeartWare and its subsidiaries, taken as a whole, or over 50% of any class of equity or voting securities of HeartWare or of any of its subsidiaries;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third-party’s beneficially owning 50% or more of any class of equity or voting securities of HeartWare or of any of its subsidiaries; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving HeartWare or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the assets (based on fair market value) of HeartWare and its subsidiaries, taken as a whole, in each case in which the HeartWare board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that such offer or proposal (i) is reasonably likely to be consummated and (ii) if consummated, would result in a transaction more favorable to HeartWare’s stockholders than the transactions provided for in the merger agreement (including any adjustment to the terms and conditions of the merger agreement proposed by Thoratec in response to such offer or proposal), and in each case taking into account all of the terms and conditions of such offer or proposal, including the third-party making such offer or proposal and the legal, financial, regulatory and other aspects of such offer or proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances.

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, each of the parties has agreed to use its reasonable best efforts to take all actions, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law to make effective the mergers and the other transactions contemplated in the merger agreement. Without limiting the generality of the foregoing, each party has agreed to use its reasonable best efforts to (i) prepare and file as soon as practicable all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable law to be filed in order to consummate the merger and the other transactions contemplated in the merger agreement, and take such actions as are reasonably necessary to obtain any requisite approvals, consents, exemptions or waivers by, or to avoid an action by, any governmental authority relating to antitrust, competition, trade or other regulatory matters, (ii) take all actions necessary to cause all conditions set forth under the headings “The Merger Agreement — Conditions to the Obligations of Each Party to Consummate the Merger,” “The Merger Agreement — Conditions to the Obligations of Thoratec and Merger Subsidiary to Consummate the Merger” and “The Merger Agreement — Conditions to the Obligations of HeartWare to Consummate the Merger” beginning on page 99 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) calendar-day waiting period thereunder)) to be satisfied as soon as practicable and (iii) execute and deliver any additional instruments necessary to consummate the mergers and to fully carry out the purposes of the merger agreement.

Notwithstanding the foregoing, each party hereto agrees that the reasonable best efforts of any party shall not require any party or its affiliates or subsidiaries to: (i) agree to or effect any divestiture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of any party or any of its affiliates or subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any contracts of any party or any of its affiliates or subsidiaries or (iii) otherwise waive, abandon or alter any material rights or obligations of any party or any of its subsidiaries or affiliates.

Obligations with Respect to Continuing Employees and Benefit Matters

For a period of twelve (12) months following the effective time of the merger, HeartWare employees who remain in the employment of the surviving corporation or the intermediate surviving corporation will receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Thoratec, provided that neither Thoratec nor either surviving corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

Prior to the date of the merger agreement, HeartWare entered into retention bonus agreements in the form attached as Exhibit B to the merger agreement, a copy of which has been attached as Annex A to this proxy statement/prospectus, for the benefit of certain HeartWare employees pursuant to which such employees will receive cash payments in the amounts, at the times and on the conditions set forth in the retention bonus agreements. With the prior written notice of the names of the employees and the amounts and terms of the retention bonuses to Thoratec, and with prior consultation with Thoratec, HeartWare will also be permitted to award additional cash retention bonuses to other HeartWare employees, payable on or following the effective time of the merger. The maximum aggregate amount payable (inclusive of any and all payments, reimbursements and tax gross-ups) pursuant to such bonuses and retention bonus agreements will be $8.0 million.

Upon Thoratec’s request at least five (5) business days prior to the effective time of the merger, HeartWare shall take all actions required to terminate its 401(k) plan prior to the effective time of the merger.

Indemnification and Insurance

The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification than those set forth in the certificate of incorporation and bylaws of HeartWare, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the effective time of the merger in any manner that would adversely affect the rights thereunder. The merger agreement provides that for a period of seven (7) years following the merger, Thoratec will provide director’s and officer’s liability insurance for the present and former directors and officers of HeartWare with respect to claims arising from facts or events occurring before the merger is completed, provided Thoratec is not obligated to pay an aggregate premium in excess of 250% of the amount per annum HeartWare paid in its last full fiscal year. This directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and terms and conditions no less advantageous, as HeartWare’s existing coverage. Alternatively, the merger agreement provides that Thoratec may purchase a seven (7) year prepaid policy on terms no less favorable than those in HeartWare’s current director’s and officer’s liability insurance policy maintained and in effect, provided, however, that the cost of such policy does not exceed 250% of the annual premium currently paid by HeartWare.

NASDAQ Listing

Thoratec will use its reasonable best efforts to cause the shares of Thoratec common stock to be issued in connection with the merger to be approved for listing on The NASDAQ Stock Market upon the occurrence of the effective time of the merger.

CHESS Depositary Interests

Prior to the closing date of the merger, HeartWare will take all actions that are reasonably necessary to provide that the HeartWare CDIs will, on the effective time of the merger or such other time agreed upon, be suspended from quotation on ASX and cancelled or transmuted into the underlying shares of HeartWare common stock, and that the shares of HeartWare common stock underlying the HeartWare CDIs will be exchanged for their applicable share of merger consideration. As soon as practicable after the closing date of the merger, the surviving corporation will apply to ASX to delist HeartWare. As soon as practicable after the closing of the mergers, the surviving corporation will notify the Australian Securities & Investments Commission, which we refer to as ASIC, of the second merger and either deregister HeartWare as a foreign registered company under the Australian Corporations Act, or register the surviving corporation as a foreign registered company under the Australian Corporations Act, if applicable.

Conditions to the Obligations of Each Party to Consummate the Merger

The respective obligations of HeartWare, Thoratec and Merger Subsidiary to consummate the merger are subject to the satisfaction, or waiver, at or prior to the closing of the merger of the following conditions:

•	the HeartWare stockholders must have voted in favor of adopting the merger agreement at the HeartWare special meeting;

•	the applicable waiting period (including any extensions thereof) to consummate the merger under the HSR Act shall have expired or terminated;

•	no applicable law preventing or making illegal the consummation of the merger or any other transaction contemplated by the merger agreement shall be in effect; and

•	this proxy statement/prospectus shall have become effective under the Securities Act and the Australian prospectus shall have been lodged with ASIC and no stop order or interim stop order suspending the effectiveness of this proxy statement/prospectus or the Australian prospectus shall be in effect and no proceedings for such purpose shall have been initiated by the SEC or ASIC, respectively, that has not been concluded or withdrawn.

Conditions to the Obligations of Thoratec and Merger Subsidiary to Consummate the Merger

The obligations of Thoratec and Merger Subsidiary to consummate the merger and the other transactions contemplated in the merger agreement are also subject to the satisfaction, or wavier, at or prior to the closing of the merger of the following conditions:

•	the representations and warranties of HeartWare relating to corporate existence and power, corporate authorization and capitalization (without regard to materiality or material adverse effect qualifications) were true and correct in all material respects as of the date of the merger agreement and as of the closing date (other than representations and warranties that refer to another date), and all other representations and warranties of HeartWare (without regard to materiality or material adverse effect qualifications) were true and correct as of the date of the merger agreement and as of the closing date (other than representations and warranties that refer to another date), except for such failures which do not have a material adverse effect on HeartWare;

•	HeartWare shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by HeartWare at or prior to closing;

•	Thoratec shall have received a certificate of an officer of HeartWare confirming the satisfaction of the previous two conditions;

•	no material adverse effect on HeartWare has occurred since the date of the merger agreement;

•	if, and only if, the value of the stock portion of the merger consideration is at least 41% of the value of the aggregate merger consideration determined at closing (in each case, as calculated pursuant to the merger agreement), Thoratec shall have received the written opinion of Latham, counsel to Thoratec, to the effect that the mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, that if Latham fails to deliver such opinion or such opinion is withdrawn, then Shearman, counsel to HeartWare, may deliver such opinion in satisfaction of this condition; and

•	if the HeartWare common stock is not listed on The NASDAQ Stock Market immediately prior to closing, HeartWare shall have delivered to Thoratec an affidavit that HeartWare is not, and has not been during the applicable period described in Internal Revenue Code Section 897(c)(1)(A)(ii), a “United States real property holding corporation” for U.S. federal income tax purposes.

Conditions to the Obligations of HeartWare to Consummate the Merger

The obligations of HeartWare to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction, or waiver, at or prior to the closing of the merger of the following conditions:

•	the representations and warranties of Thoratec relating to corporate existence and power, corporate authorization and capitalization (without regard to materiality or material adverse effect qualifications) were true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (other than representations and warranties that refer to another date), and all other representations and warranties of Thoratec (without regard to materiality or material adverse effect qualifications) were true and correct as of the date of the merger agreement and as of the closing date of the merger (other than representations and warranties that refer to another date), except for such failures which do not prevent Thoratec, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delaying, the merger;

•	Thoratec, Merger Subsidiary and Merger Subsidiary Two shall have performed and complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with at or prior to the closing date of the merger;

•	HeartWare shall have received a certificate of an officer of Thoratec confirming the satisfaction of the previous two conditions; and

•	if, and only if, the value of the stock portion of the merger consideration is at least 41% of the value of the aggregate merger consideration determined at closing (in each case, as calculated pursuant to the merger agreement), HeartWare shall have received the written opinion of Shearman, counsel to HeartWare, to the effect that the mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, that if Shearman fails to deliver such opinion or such opinion is withdrawn, then Latham, counsel to Thoratec, may deliver such opinion in satisfaction of this condition.

Conditions to the Obligations of Each Party to Consummate the Second Merger

The obligations of Thoratec, the intermediate surviving corporation and Merger Subsidiary Two to consummate the second merger are subject to prior consummation of the merger in accordance with the terms of the merger agreement and the value of the stock consideration being equal to at least 41% of the aggregate merger consideration at closing.

Frustration of Closing Conditions

No party to the merger agreement may rely on the failure of any condition to closing to be satisfied if such failure was caused by the failure of such party to comply with its obligations set forth in the merger agreement.

Termination

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time of the merger by either HeartWare or Thoratec:

•	upon mutual written agreement of HeartWare and Thoratec;

•	if the merger is not consummated by July 31, 2009; provided, however, that if (i) all closing conditions have been satisfied or properly waived other than those not capable of being satisfied until the effective time of the merger, approval of the merger agreement by HeartWare stockholders and the expiration or termination of the applicable waiting period under the HSR Act, and (ii) the HeartWare or the Thoratec board of directors determines, in good faith, that it is reasonably likely that expiration or termination of the applicable waiting period under the HSR Act can occur before October 31, 2009, then either HeartWare or Thoratec may, at its option, extend the deadline of July 31, 2009 to October 31, 2009; further, in the event that (i) the deadline has been so extended to October 31, 2009, (ii) all closing conditions have been satisfied other than the expiration or termination of the applicable waiting period under the HSR Act, (iii) the Thoratec board of directors determines, in good faith and after consultation with outside legal counsel, that it is reasonably likely that expiration or termination of the applicable waiting period can occur before January 31, 2010, and (iv) prior to or concurrently with such extension, Thoratec funds $8.0 million into the escrow account as described below under the heading “The Loan Agreement — The Loans” beginning on page 104, then Thoratec may extend the deadline from October 31, 2009 to January 31, 2010;

•	if any applicable law prohibits or makes consummation of the merger illegal, or enjoins the consummation of the merger and such injunction is final or nonappealable; or

•	if approval in favor of the adoption of the merger agreement by HeartWare stockholders is not obtained at the HeartWare special meeting or any adjournment or postponement thereof at which adoption of the merger agreement is voted upon.

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time of the merger by Thoratec if:

•	HeartWare breaches any representation or warranty that amounts to a material adverse effect or fails to perform in any material respect, any agreement or covenant contained in the merger agreement and such breach or failure is incapable of being cured prior to the earlier of (i) the merger agreement deadline described in the second bullet point in the first paragraph of the section entitled “The Merger Agreement — Termination” above and (ii) twenty (20) business days after HeartWare receives written notice of such breach from Thoratec;

•	the HeartWare board of directors fails to make, withdraws or modifies in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote in favor of the adoption of the merger agreement or publicly recommends any Acquisition Proposal or takes any public action inconsistent with the recommendation of the merger agreement;

•	the HeartWare board of directors approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an Acquisition Proposal or approves or recommends that holders of HeartWare common stock tender their shares of HeartWare common stock in any tender offer or exchange offer that constitutes an Acquisition Proposal; or

•	HeartWare has materially breached its obligations to establish a record date, duly call, give notice of, convene and hold the HeartWare special meeting as described in the section entitled, “The Merger Agreement — Stockholder Meeting” above.

The merger agreement may be terminated and the mergers abandoned at any time prior to the effective time of the merger by HeartWare if:

•	Thoratec breaches any representation or warranty that prevents Thoratec, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delays, the merger or Thoratec fails to perform in any material respect, any agreement or covenant contained in the merger agreement and such breach or failure is incapable of being cured prior to the earlier of (i) the merger agreement deadline described in the second bullet point in the first paragraph of the section entitled “The Merger Agreement — Termination” above and (ii) twenty (20) business days after Thoratec receives written notice of such breach from HeartWare;

•	prior to the HeartWare stockholders’ adoption of the merger agreement, (i) the HeartWare board of directors has received a Superior Proposal and has determined in good faith that the failure to accept such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties, (ii) HeartWare has complied in all materials respects with the provisions described under the heading “The Merger Agreement — Agreement Not to Solicit Other Offers” above and (iii) HeartWare has paid any termination fee to Thoratec as described under the heading “The Merger Agreement — Termination Fee” below; or

•	the volume weighted average of the per share closing prices of Thoratec common stock on The NASDAQ Stock Market for the twenty (20) consecutive trading days ending on and including the fifth (5th) trading day prior to, but not including, the closing date is less than or equal to $18.38, or 70% of $26.25, the Thoratec price used to determine the merger consideration, and after HeartWare has delivered to Thoratec a notice to terminate, Thoratec does not timely provide notice of its intent to increase the number of shares of Thoratec common stock payable in the merger such that the value of the stock portion of the merger consideration at closing is equal to 70% of the value of the aggregate Thoratec stock consideration payable in the merger (calculated using the $26.25 price per share of Thoratec common stock used to determine the stock portion of the merger consideration).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of HeartWare and Thoratec, Merger Subsidiary or Merger Subsidiary Two, except that (i) HeartWare, Thoratec and their respective subsidiaries will remain liable for any knowing, intentional and material breach of the merger agreement, and (ii) designated provisions of the merger agreement will survive termination, including, but not limited to, the confidential treatment of information and publicity restrictions.

Termination Fee

HeartWare has agreed to pay a termination fee of $11.3 million to Thoratec under the following circumstances:

•	if the merger agreement is terminated by HeartWare prior to the HeartWare stockholders’ adoption of the merger agreement as a result of the HeartWare board of directors’ receipt of a Superior Proposal and its good faith determination that the failure to accept such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties and HeartWare has complied in all material respects with the obligations described under the heading “The Merger Agreement — Agreement Not to Solicit Other Offers” above;

•	if the merger agreement is terminated by Thoratec as a result of the HeartWare board of directors, in connection with a Superior Proposal, failing to make, withdrawing or modifying in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote for the adoption of the merger agreement or HeartWare publicly recommending a Superior Proposal or taking any public action inconsistent with the recommendation of the merger agreement;

•	if the merger agreement is terminated by Thoratec as a result of the HeartWare board of directors approving, recommending or adopting an Acquisition Proposal;

•	if the merger agreement is terminated by Thoratec as a result of HeartWare materially breaching any of its obligations described under the heading, “The Merger Agreement — Stockholder Meeting” above; or

•	if the merger agreement is terminated by either HeartWare or Thoratec as a result of the failure to obtain HeartWare stockholder approval to adopt the merger agreement at the HeartWare special meeting or any adjournment or postponement of the stockholder meeting at which adoption of the merger agreement is voted upon, or if the merger agreement is terminated by Thoratec as a result of HeartWare breaching any representation or warranty that amounts to a material adverse effect or failing to perform in any material respect, any agreement or covenant contained in the merger agreement, and such breach or failure is incapable of being cured prior to the earlier of (i) the merger agreement deadline described in the second bullet point in the first paragraph of the section entitled “The Merger Agreement — Termination” above and (ii) twenty (20) business days after HeartWare receives written notice of such breach from Thoratec; then, in the event that, (x) at any time after the date of the merger agreement and prior to such termination, HeartWare has received an Acquisition Proposal, which was not retracted prior to termination of the merger agreement, and (y) within twelve (12) months of such termination, HeartWare or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated.

HeartWare will pay a termination fee of $5.0 million to Thoratec under the following circumstances:

•	if the merger agreement is terminated by Thoratec as a result of the HeartWare board of directors, other than in connection with a Superior Proposal, failing to make, withdrawing or modifying in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote for the adoption of the merger agreement or HeartWare taking any public action inconsistent with the recommendation of the merger agreement.

If the merger agreement is terminated by Thoratec as a result of the HeartWare board of directors, other than in connection with a Superior Proposal, failing to make, withdrawing or modifying in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote for the adoption of the merger agreement or HeartWare taking any public action inconsistent with the recommendation of the merger agreement, and within twelve (12) months of such termination, HeartWare enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then HeartWare will pay to Thoratec a fee of $6.3 million, with such fee payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal.

As used under this heading “The Merger Agreement — Termination Fee”, the term “Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal from any third-party relating to, whether in a single transaction or series of transactions:

•	any acquisition or purchase, direct or indirect, of 50% or more of the assets (based on fair market value) of HeartWare and its subsidiaries, taken as a whole, or over 50% of any class of equity or voting securities of HeartWare or of any of its subsidiaries;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third-party beneficially owning 50% or more of any class of equity or voting securities of HeartWare or of any of its subsidiaries; or

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving HeartWare or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the assets (based on fair market value) of HeartWare and its subsidiaries, taken as a whole.

Amendments and Waivers

The merger agreement may be amended prior to the effective time of the merger if such amendment is in writing and is signed by each party to the merger agreement. However, after adoption of the merger agreement by the HeartWare stockholders, no amendment that, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

At any time prior to the effective time of the merger, HeartWare, Thoratec, Merger Subsidiary or Merger Subsidiary Two may, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement;

•	waive any inaccuracies in the representations and warranties of the other parties contained herein or in any instrument delivered pursuant hereto; or

•	waive compliance with any of the covenants or agreements of the other parties or conditions to the obligations of the waiving parties contained herein.

However, after adoption of the merger agreement by HeartWare stockholders, no extension or waiver that, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

THE LOAN AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the loan agreement but does not purport to describe all of the terms of the loan agreement. The following summary is qualified in its entirety by reference to the complete text of the loan agreement, which is attached as Annex B to this proxy statement/prospectus. We urge you to read the full text of the loan agreement because it is the legal document that governs the loans from Thoratec to HeartWare in connection with the merger. The loan agreement and the discussion under the heading “The Loan Agreement” have been included to provide you with information regarding the terms of the loan agreement. They are not intended to provide any other factual information about HeartWare and Thoratec. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or Thoratec with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus.

The loan agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between HeartWare and Thoratec and may be subject to important qualifications and limitations agreed by HeartWare and Thoratec in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between HeartWare and Thoratec rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Loans

Concurrent with the execution and delivery of the merger agreement, Thoratec entered into the loan agreement with HeartWare and all of HeartWare’s subsidiaries, as guarantors, pursuant to which Thoratec agreed to deposit up to an aggregate of $28.0 million into an escrow account and to loan such funds through one or more term loans to HeartWare, subject to the terms and conditions set forth in the loan agreement, in order to fund the ongoing operations of HeartWare through the closing of the merger.

Thoratec has agreed to make one or more term loans to HeartWare from and after February 12, 2009 but no later than the earlier of (i) November 1, 2011, (ii) the date on which all outstanding principal amount of loans to HeartWare, including any accrued and unpaid interest, as well as any amounts remaining in the escrow account that have not been loaned to HeartWare, are converted into shares of HeartWare common stock as described below under the heading “The Loan Agreement — Conversion of Loans”, or (iii) the date on which the outstanding principal amount of the loans becomes due and payable in full, whether by acceleration or otherwise, which we refer to as the Maturity Date. Thoratec deposited $20.0 million into the escrow account on February 13, 2009, although HeartWare could not borrow any funds prior to May 1, 2009. Beginning as of May 1, 2009, HeartWare may borrow up to an aggregate of $12.0 million and beginning on July 31, 2009, HeartWare may borrow up to an aggregate of $20.0 million. In the event that all of the conditions to closing the merger (other than those conditions that, by their terms, are not capable of being satisfied until the closing, and the condition that relates to the expiration or termination of the applicable waiting period under the HSR Act), have been satisfied and Thoratec exercises an option under the merger agreement to extend the outside date for the completion of the merger from October 31, 2009 until January 31, 2010 as described under the heading “The Merger Agreement — Termination” beginning on page 101, then HeartWare may borrow up to an additional $8.0 million, which Thoratec must deposit into the escrow account at the time it exercises its extension option. HeartWare may borrow the additional $8.0 million on or after the date Thoratec exercises such option but no later than the Maturity Date.

Interest

The loans will bear interest at a rate per annum equal to 10%. Interest on each loan will be payable in arrears on (i) March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2009, (ii) the Maturity Date, (iii) the date of repayment or prepayment made in respect thereof and (iv) the date of conversion of such loan as described under the heading “The Loan Agreement — Conversion of the Loans” below.

Upon the occurrence and continuance of an event of default, as described below under the heading “The Loan Agreement — Events of Default”, HeartWare will, on demand from time to time, pay interest in cash, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment at a rate equal to 12% per annum.

Repayment and Prepayment of Loans

All loans then outstanding will be due and payable in full in cash on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

HeartWare may, at any time and from time to time, prepay the loans in whole or in part upon at least five (5) business days prior irrevocable written notice to Thoratec. Any partial prepayment must be in a minimum amount of $500,000 and integral multiples of $250,000 in excess thereof. However, HeartWare may not voluntarily prepay the loans prior to the date, if any, upon which the merger agreement is terminated, or at any time prior to the consummation of a change of control of HeartWare, if a termination of the merger agreement has occurred as a result of a Superior Proposal, as such term is defined under the heading “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 95.

Upon a change of control of HeartWare, HeartWare will repay all or any part of the loans at 100% of the outstanding principal amount of the loans plus accrued and unpaid interest to the date of repayment.

Conversion of Loans

In the event that the merger agreement is terminated, Thoratec may convert the outstanding principal amount of the loans to HeartWare, including any accrued and unpaid interest, as well as any amounts remaining in the escrow account that have not been loaned to HeartWare, in whole or in part, into shares of HeartWare common stock based on a conversion rate equal to (i) $35.00 Australian dollars per share of HeartWare common stock or (ii) $21.5355 per share of HeartWare common stock in the event the mergers are not consummated as a result of a termination due to a competing Acquisition Proposal that the HeartWare board of directors determines is a Superior Proposal in accordance with the terms of the merger agreement. The conversion rate will be adjusted in the event of any stock split, dividend, distribution or other subdivision or other reclassification of HeartWare common stock. With respect to any conversion of any convertible portion of the loans or escrow funds into HeartWare common stock that would be subject to a waiting period provided by the HSR Act, no such conversion will be considered effective until the expiration or termination of such waiting period.

Notwithstanding the foregoing, for so long as HeartWare CDIs are listed on ASX, no more than 14.99% in the aggregate of the then authorized and outstanding shares of HeartWare common stock as of the date of any conversion will be issued to Thoratec.

Representations and Warranties

The loan agreement contains representations and warranties made by HeartWare and its subsidiaries to Thoratec and representations and warranties made by Thoratec to HeartWare and its subsidiaries. The assertions embodied in those representations and warranties were made solely for purposes of the loan agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the loan agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the loan agreement as statements of factual information.

In the loan agreement, HeartWare and its subsidiaries each made representations and warranties to Thoratec relating to, among other things:

•	corporate existence and authorization to enter into and perform its obligations under the loan agreement, any promissory note executed and delivered in connection therewith, the investor’s rights agreement and the escrow agreement (as described under “The Loan Agreement — The Escrow Agreement” below);

•	required corporate actions and the absence of any violation of law or conflicts with or defaults under organizational documents or other contracts;

•	enforceability of the loan agreement, the investor’s rights agreement and the escrow agreement, which we refer to collectively as the loan documents;

•	required regulatory filings and consents and approvals of governmental entities;

•	priority of the obligations under the loan documents;

•	absence of involvement in any purchasing or carrying of margin stock;

•	absence of violations of regulations of the Board of Governors of the Federal Reserve System of the United States of America;

•	non-constitution of each of HeartWare and its subsidiaries as an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940; and

•	solvency after consummation of the transactions contemplated by the loan documents.

Thoratec also made representations and warranties to HeartWare and its guarantors relating to, among other things:

•	corporate existence and authorization to enter into and perform its obligations under the loan agreement;

•	required corporate actions and the absence of any violation of law or conflicts with or defaults under organizational documents or other contracts;

•	enforceability of the loan documents;

•	required regulatory filings and consents and approvals of governmental entities; and

•	sufficiency of capital resources to fund the escrow account as contemplated in the loan agreement.

Many of the representations and warranties made by HeartWare, its subsidiaries and Thoratec are qualified by a material adverse effect standard. For purposes of the loan agreement, “material adverse effect” for HeartWare and Thoratec is defined as such terms are defined in the merger agreement, as set forth in the heading “The Merger Agreement — Representations and Warranties” beginning on page 91.

Conditions of Lending

The obligations of Thoratec to make the loans under the loan agreement are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties set forth in each loan document (without regard to references to materiality or material adverse effect) shall be true and correct in all material respects on and as of the date of each borrowing (except for any such representations and warranties which refer to an earlier date), except for such failures to be true and correct which do not have a material adverse effect on HeartWare;

•	at the time of and immediately after each borrowing, no event of default shall have occurred and be continuing, as further described below under the heading “The Loan Agreement — Events of Default”;

•	the merger agreement has not been terminated by HeartWare due to its receipt of a Superior Proposal and good faith determination that the failure to accept such proposal would reasonably be expected to be inconsistent with its fiduciary duties;

•	the merger agreement has not been terminated by Thoratec, as a result of (i) the HeartWare board of directors failing to make, withdrawing or modifying in a manner adverse to Thoratec, a recommendation that the HeartWare stockholders vote for the adoption of the merger agreement, (ii) the HeartWare board of directors approving, recommending or adopting an Acquisition Proposal, or (iii) HeartWare materially breaching any of its obligations described under the heading, “The Merger Agreement — Stockholder Meeting” beginning on page 95;

•	the merger agreement has not been terminated by Thoratec as a result of a breach by HeartWare of any representation or warranty in the merger agreement that amounts to a material adverse effect solely to the extent that the underlying breach by HeartWare was intentional;

•	the merger agreement has not been terminated by Thoratec as a result of HeartWare’s failure to perform in any material respect, any agreement or covenant contained in the merger agreement and such breach or failure is incapable of being cured prior to the earlier of (i) the merger agreement deadline described in the fourth bullet point under the heading “The Merger Agreement — Termination” beginning on page 101 and (ii) twenty (20) business days after HeartWare receives written notice of such breach from Thoratec; and

•	prior to the initial borrowing, Thoratec has received (i) a certified copy of the formation documents, including all amendments thereto, of each of HeartWare and its subsidiaries, (ii) a certificate as to good standing, and (iii) a certificate of each of HeartWare and its subsidiaries as to the delivery of true and complete copies of (a) the bylaws, limited partnership agreements, operating agreements or other governing documents of each of HeartWare and its subsidiaries, and (b) resolutions duly adopted by the HeartWare board of directors authorizing the execution, delivery and performance of the loan documents and the borrowing.

Use of Proceeds

Prior to any termination of the merger agreement, HeartWare shall use the proceeds of the loans only in the ordinary course of business, to pay expenses related to The NASDAQ Global Market and any expenses incurred in connection with the transactions contemplated by the merger agreement and to lend money directly to any subsidiary for use by such subsidiary in the ordinary course of business and in accordance with the capital expenditure and loan proceeds budget provided by HeartWare to Thoratec. HeartWare shall not authorize any expenditures of proceeds that exceeds any specific line item set forth in such budget.

Guarantee of the Obligations

The subsidiaries of HeartWare jointly and severally irrevocably and unconditionally guaranty to Thoratec the due and punctual payment in full of the loans and all advances, debts, liabilities, obligations, covenants and duties owing by HeartWare and its subsidiaries to Thoratec or any of its affiliates of any kind or nature, arising under or in connection with the transactions contemplated under the loan documents, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise.

Events of Default

In the case of any event of default listed below, then in every such event and at any time thereafter during the continuance of such event, either or both of the following actions may be taken: (i) Thoratec may declare the loans then outstanding due and payable in whole or in part, including the principal of such loans, together with accrued interest thereon and all other liabilities of HeartWare accrued under any loan document, shall become due and payable, and (ii) Thoratec shall have the right to take any actions available to it under the loan agreement, applicable law or in equity. The events of default for which Thoratec shall have these rights are:

•	any representation or warranty made in any loan document, has proven to have been false or misleading in any material respect when so made;

•	default is made in the payment of any principal of any loan when due, whether at the due date, a date fixed for prepayment or by acceleration or otherwise;

•	default is made in the payment of any interest on any loan or any other amount (other than an amount referred to in the preceding two bullet points) when due and such default continues for a period of three (3) business days;

•	default is made in the observance or performance by HeartWare of any covenant, condition or agreement described under the above heading “The Loan Agreement — Conversion of Loans”;

•	HeartWare fails to comply in all material respects with any covenant, condition or agreement contained in any loan document (other than those specified in the preceding three bullet points);

•	HeartWare defaults in the observance or performance of any agreement or condition relating to any indebtedness (including any guarantee of indebtedness) exceeding $5.0 million in aggregate principal and accrued interest;

•	one or more judgments for payment that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect of HeartWare shall be rendered and remain undischarged for a period of thirty (30) consecutive days; or

•	HeartWare fails to repay on the date required the entire principal amount of and accrued interest on the loans.

In the case of any event of default listed below, then, and in every such event, the principal of the loans then outstanding, together with accrued interest thereon and all other liabilities of HeartWare accrued hereunder and under any other loan document, will automatically become due and payable, and Thoratec shall have the right to take any actions and exercise any remedies available under the loan agreement. The events of default for which Thoratec shall have these rights are:

•	an involuntary proceeding has commenced or an involuntary petition is filed in a court of competent jurisdiction seeking (i) relief in respect of HeartWare under any bankruptcy law, (ii) the appointment of a receiver, trustee or similar official for HeartWare or (iii) the winding-up or liquidation of HeartWare; and such proceeding or petition continues undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered;

•	HeartWare consents to the institution of any proceeding or the filing of any petition described in the preceding bullet point;

•	HeartWare voluntarily commences any bankruptcy or similar proceeding;

•	HeartWare applies for or consents to the appointment of a receiver, trustee or similar official for HeartWare;

•	HeartWare files an answer admitting the material allegations of a petition filed against it in any such proceeding;

•	HeartWare makes a general assignment for the benefit of creditors;

•	HeartWare admits in writing its inability or fails generally to pay its debts as they become due; or

•	HeartWare takes any action for the purpose of effecting any of the foregoing.

The Escrow Agreement

In connection with the loan agreement, HeartWare and Thoratec also entered into an escrow agreement, which we refer to as the escrow agreement, with U.S. Bank National Association, which we refer to as USBNA, a national banking association, as escrow agent. Pursuant to the escrow agreement, USBNA will act as escrow agent and, in such capacity, will hold, administer and distribute the amounts deposited in escrow in accordance with the terms of the escrow agreement.

THE INVESTOR’S RIGHTS AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the investor’s rights agreement but does not purport to describe all of the terms of the investor’s rights agreement. The following summary is qualified in its entirety by reference to the complete text of the investor’s rights agreement, which is attached as Annex C to this proxy statement/prospectus. We urge you to read the full text of the investor’s rights agreement because it is the legal document that governs the registration rights of Thoratec from HeartWare in connection with the merger. The investor’s rights agreement and the discussion under the heading “The Investor’s Rights Agreement” have been included to provide you with information regarding the terms of the investor’s rights agreement. They are not intended to provide any other factual information about HeartWare and Thoratec. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or Thoratec with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus.

Concurrent with the execution of the loan agreement, HeartWare and Thoratec entered into the investor’s rights agreement. Pursuant to the investor’s rights agreement, HeartWare has agreed to provide certain registration rights with respect to any HeartWare common stock issued upon the conversion of the loans or any amounts held in the escrow account as described under the heading “The Loan Agreement — Conversion of Loans” beginning on page 105.

Demand Registration

If HeartWare receives at any time after any termination of the merger agreement a written request from Thoratec to file a Form S-3 shelf registration statement covering the registration of any and all of HeartWare common stock issued or issuable from time to time upon conversion of the convertible loans as described under the heading “The Loan Agreement — Conversion of Loans” beginning on page 105 and any HeartWare common stock issued or issuable in respect of such HeartWare common stock upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or other similar event, which we refer to as the Registrable Securities, HeartWare will use commercially reasonable efforts to file, within thirty (30) days after the receipt of such request, a registration statement on Form S-3 and will use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing thereof.

Upon the filing of such shelf registration statement, HeartWare will use its commercially reasonable efforts to keep such shelf registration statement effective with the SEC for nine (9) months following the date of the initial effectiveness of the shelf registration statement, as such period may be extended pursuant to the terms of the investor’s rights agreement.

Piggyback Registration

Whenever HeartWare proposes to register any of its common stock in connection with an underwritten public offering of such securities solely for cash, other than a registration on Form S-4 or Form S-8, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities by HeartWare, HeartWare will give prompt notice to Thoratec of its intention to effect such registration (but in no event less than ten (10) business days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which HeartWare has received written requests for inclusion from Thoratec within ten (10) business days after the date of HeartWare’s notice. However, if the managing underwriter in any underwritten offering pursuant to such registration statement advises HeartWare that the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, HeartWare will include in such registration only such number of securities that in the opinion of such underwriter can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority:

•	first, the securities HeartWare proposes to sell; and

•	second, the Registrable Securities of Thoratec and any other securities of HeartWare that have been requested by other holders of HeartWare common stock having registration rights to be so included, on a pro rata basis, up to the maximum number of securities the managing underwriter advises HeartWare may be sold without adversely affecting the marketability of such offering.

Thoratec may withdraw its Registrable Securities from such registration statement by giving prompt written notice to HeartWare and any managing underwriter on or before the fifth (5th) business day prior to the planned effective date of such registration statement. HeartWare may terminate or withdraw any such registration statement prior to the effectiveness of such registration statement, whether or not Thoratec has elected to include Registrable Securities in such registration.

Registration Expenses

All registration, filing fees, fees and expenses of compliance with securities or blue sky laws and certain other associated expenses incidental to HeartWare’s compliance with the investor’s rights agreement will be paid by HeartWare. Thoratec will pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities by Thoratec and any other registration expenses required by law to be paid by Thoratec; provided, however, that in the event of a registration statement of Registrable Securities as described under the heading “The Investor’s Rights Agreement — Piggyback Registration” above, such underwriting discounts, selling commissions and transfer taxes shall be payable by HeartWare and the holders of securities listed in such registration statement pro rata on the basis of the amount of proceeds received from the sale of such securities so registered and sold in such sale.

THE SUPPORT AGREEMENTS

This section of the proxy statement/prospectus describes the material provisions of the support agreements entered into by Thoratec with each of the directors (except one) and certain officers of HeartWare, which we refer to each as a management support agreement, and with Apple Tree Partners, a beneficial owner of approximately 30.2% of HeartWare common stock, which we refer to as the stockholder support agreement. We refer to the management support agreement and stockholder support agreement collectively as the support agreements. The summary of the support agreements does not purport to describe all of the terms of the support agreements. The following summary is qualified in its entirety by reference to the complete text of the management support agreement and the stockholder support agreement, which are attached as Annexes D and E, respectively, to this proxy statement/prospectus. We urge you to read the full text of the support agreements because they are the legal documents that govern the voting obligations of certain HeartWare stockholders in connection with the merger. The support agreements and the discussion under the heading “The Support Agreements” have been included to provide you with information regarding the terms of the support agreements. They are not intended to provide any other factual information about HeartWare and Thoratec. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or Thoratec with the SEC, which are available without charge. See “Where You Can Find More Information” beginning on page 128 of this proxy statement/prospectus.

As a condition to its entering into the merger agreement, Thoratec required certain officers and all of the directors of HeartWare other than Seth Harrison to each enter into a management support agreement with Thoratec and Apple Tree Partners, an investment fund controlled by Seth Harrison, the largest single stockholder of HeartWare, to enter into a stockholder support agreement with Thoratec, in each case with respect to all of the shares of HeartWare common stock, including shares of common stock represented by HeartWare CDIs, beneficially owned by such stockholders on the date thereof, along with all such shares purchased or beneficially acquired after the execution of the support agreements, which we refer to collectively as the support agreement shares. Such HeartWare stockholders, which we refer to as the support agreement stockholders, include Apple Tree Partners, the seven HeartWare directors other than Seth Harrison, and David McIntyre and Jeffrey LaRose, the chief financial officer and chief scientific officer, respectively, of HeartWare. As of the HeartWare record date, the outstanding support agreement shares represent approximately • % of the votes eligible to be cast or to be directed to be cast at the HeartWare special meeting.

Under the support agreements, the support agreement stockholders have agreed to do the following:

•	vote or cause to be voted the support agreement shares in favor of (i) the adoption of the merger agreement, (ii) any other action in furtherance thereof (provided that such action does not require a material amendment (defined below) to the merger agreement to which the support agreement stockholder has not consented) and (iii) any adjournment or postponement recommended by HeartWare with respect to the special meeting; and

•	vote or cause to be voted the support agreement shares against any (i) Acquisition Proposal and (ii) any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of HeartWare in the merger agreement or impair the ability of HeartWare to consummate the merger.

The support agreement stockholders have agreed that they will not, nor will they permit any entity under their control to, deposit any of the support agreement shares in a voting trust, grant any proxies or power of attorney with respect to the support agreement shares or subject any of the support agreement shares to any arrangement with respect to the voting of such shares other than agreements entered into with Thoratec.

The support agreement stockholders have agreed not to, and not to permit any representative to:

•	directly or indirectly solicit proxies in opposition to or in competition with the consummation of the mergers or otherwise encourage or assist any party in taking or planning any action which would reasonably be expected to compete with, impede or interfere with the consummation of the mergers in accordance with the terms of the merger agreement;

•	directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of HeartWare stockholders in opposition to or in competition with the consummation of the mergers; or

•	unless required by applicable law, make any press release, public announcement or other non-confidential communication with respect to HeartWare or Thoratec, including the merger agreement and the transactions contemplated thereby, without the prior written consent of Thoratec, except that this obligation shall not restrict the support agreement stockholders from acting in their capacities as directors or officers of HeartWare or its subsidiaries, as the case may be.

Subject to certain exceptions described in the support agreements, the support agreement stockholders have agreed not to sell, transfer or otherwise dispose of any support agreement shares.

The support agreements terminate upon the earliest to occur of:

•	the valid termination of the merger agreement;

•	the effective time of the merger;

•	the date following the adoption of the merger agreement by the HeartWare stockholders;

•	the date that any material amendment shall be made to the merger agreement without the written consent of the support agreement stockholder (with a “material amendment” meaning any valid written amendment to the merger agreement reducing the merger consideration payable to the support agreement stockholder and any other valid written amendment to the merger agreement that would materially delay the consummation of the merger);

•	any amendment to Thoratec’s articles of incorporation or by-laws that would have a disparate effect on holders of HeartWare common stock, as holders of Thoratec common stock at and following the effective time of the merger, relative to other holders of Thoratec common stock; and

•	any amendment to Thoratec’s articles of incorporation to provide for any class of capital stock with rights to distributions or upon a liquidation that are superior to those of Thoratec common stock, other than an amendment in connection with a shareholder rights plan, “poison pill” anti-takeover plan or other similar device.

ACCOUNTING TREATMENT OF THE TRANSACTION

Thoratec will account for the merger using the “acquisition method of accounting” as that term is used under SFAS No. 141R, Business Combinations, which Thoratec adopted on January 1, 2009, and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements for accounting and financial reporting purposes. SFAS No. 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. Acquisition-related transaction costs (i.e., advisory, legal, valuation and other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

The results of operations of HeartWare will be consolidated with those of Thoratec beginning on the date of the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF THORATEC AND
STOCKHOLDERS OF HEARTWARE

Thoratec is a California corporation subject to the provisions of the California Corporations Code, which we refer to as the CCC. HeartWare is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. HeartWare stockholders, whose rights are currently governed by the Certificate of Incorporation of HeartWare, Bylaws of HeartWare and Delaware law, will, upon completion of the merger, become shareholders of Thoratec and their rights will be governed by the Amended and Restated Articles of Incorporation of Thoratec, the Amended and Restated By-laws of Thoratec and California law.

The following description summarizes the material differences that may affect the rights of Thoratec shareholders and HeartWare stockholders but does not purport to be a complete statement of all of those differences, or a complete description of the specific provisions referred to in the summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Thoratec shareholders and HeartWare stockholders should read carefully the relevant provisions of the CCC, the Delaware General Corporation Law, the Amended and Restated Articles of Incorporation of Thoratec, the Amended and Restated By-laws of Thoratec, the Certificate of Incorporation of HeartWare and the Bylaws of HeartWare.

Summary of Material Differences Between the Rights of
Thoratec Shareholders and HeartWare Stockholders

	Thoratec Shareholders	HeartWare Stockholders

Corporate Governance	The rights of Thoratec’s shareholders are currently governed by Thoratec’s Articles of Incorporation and By-laws and the CCC.	The rights of HeartWare’s stockholders are currently governed by HeartWare’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law.

Authorized Share Capital	The authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 2,500,000 shares of preferred stock, no par value.	The authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Outstanding Share Capital	As of February 11, 2009, there were issued and outstanding: • 56,417,263 shares of common stock; • no shares of common stock held in treasury;	As of February 11, 2009, there were issued and outstanding:

•     8,866,702 shares of common stock, including shares of common stock represented by HeartWare CDIs;

•   no shares of common stock held in treasury;

	• no shares of common stock held by Thoratec’s subsidiaries;	• no shares of common stock held by HeartWare’s subsidiaries;

•     7,589,427 shares of common stock reserved for issuance under employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Thoratec, of which 4,257,031 shares were subject to outstanding options or other rights;

•   7,290,486 shares of Thoratec stock reserved for issuance upon conversion of outstanding indebtedness; and

•   no shares of preferred stock outstanding.

•     52,850 shares of common stock issuable upon exercise of outstanding HeartWare incentive options;

•   645,524 shares of common stock issuable upon exercise of outstanding HeartWare ESOPs;

•   179,381 shares of common stock issuable pursuant to HeartWare stock-based awards;

• 1,984,703 shares of common stock reserved for issuance pursuant to the

Thoratec Shareholders	HeartWare Stockholders

Thoratec common stock trades on The NASDAQ Global Select Market.	loan agreement (as of February 12, 2009); and

• no shares of preferred stock outstanding.

HeartWare common stock trades on The NASDAQ Global Market and HeartWare CDIs trade on ASX.

Dividends	Under Section 500 of the CCC, a corporation may not make any distribution to its shareholders unless either:

•     the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or

•   immediately after giving effect to the distribution, the corporation’s assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to one and one fourth (1 1/4) times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation’s current assets would be at least equal to its current liabilities (or one and one fourth (1 1/4) times its current liabilities if the average pre-tax and pre- interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years).
Under the Delaware General Corporation Law, the directors of every corporation, subject to any restrictions contained in the corporation’s certificate of incorporation, may declare and pay dividends upon shares of the corporation’s capital stock either: (i) out of its surplus, as defined in the Delaware General Corporation Law, or (ii) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

A distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

There is no restriction regarding dividends contained in HeartWare’s Certificate of Incorporation or Bylaws.

Under the CCC, “distribution to its shareholders” is defined as the transfer of cash or property by a corporation to its shareholders without consideration, whether by way of dividend or otherwise, except a dividend in shares of the corporation or the purchase or redemption of its shares for cash or property, including the transfer, purchase, or redemption by a subsidiary of the corporation.

These tests are applied to California corporations on a consolidated basis.

Thoratec common shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividend payments, subject to the preferences that

	Thoratec Shareholders	HeartWare Stockholders

may be applicable to any outstanding shares of preferred stock.

Voting Rights	The holders of shares of Thoratec common stock are entitled to one vote for each share held of record by such shareholder.	The holders of shares of HeartWare common stock are entitled to one vote per share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held.

Special Shareholder Meetings	Under the CCC, a special meeting of the shareholders may be called by the board of directors, the chairperson of the board of directors, the president, the holders of shares entitled to cast not less than 10% of the votes at the meeting or any additional persons as may be provided in the articles of incorporation or bylaws.

Thoratec’s By-laws do not provide otherwise.	Under the Delaware General Corporation Law, a special meeting of the stockholders may be called for any purpose by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

Under HeartWare’s Bylaws, a special meeting of stockholders may be called only on the order of the board of directors, the chairman of the board or the president.

Shareholder Action by Written Consent	Thoratec’s By-laws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Unless the consents of all shareholders entitled to vote have been solicited in writing, the corporation shall give to those shareholders entitled to vote who have not consented in writing(i) a written notice at least ten (10) days before consummation of an action authorized by shareholders without meeting covered by certain sections of the CCC and (ii) a written notice given promptly of the taking of any other action approved by shareholders without a meeting.	HeartWare’s Certificate of Incorporation provides that any action required or permitted to be taken by HeartWare’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Shareholder Meeting Quorum; Voting Requirement	Thoratec’s By-laws provide that the majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business.

If a quorum is present at a meeting, the affirmative vote of a majority of the shares represented at the meeting and	HeartWare’s Bylaws provide that holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, unless otherwise provided by law or the Bylaws.

	Thoratec Shareholders	HeartWare Stockholders

	entitled to vote on any matter shall be the act of the shareholders unless the vote of a larger number is required by law or the Articles of Incorporation. If a quorum is present at the commencement of a meeting but the withdrawal of shareholders results in less than a quorum, the affirmative vote of a majority of shares required to constitute a quorum shall be the act of the shareholders unless the vote of a larger number is required by law or the Articles of Incorporation. Any meeting of shareholders, whether or not a quorum is present, may be adjourned by the vote of a majority of the shares represented at the meeting.	When a quorum is present at any meeting, any election of directors shall be determined by a plurality of votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, except as otherwise provided by law, the Certificate of Incorporation or the Bylaws.

Notice of Shareholder Meetings	The CCC requires not less than ten (10) days’ (or thirty (30) days if sent by third-class mail) nor more than sixty (60) days’ written notice of any meeting of shareholders to be given to each shareholder entitled to vote at such meeting.

Thoratec’s By-laws require not less than ten (10) days’ nor more than sixty (60) days’ written notice of each meeting of shareholders to be given to each shareholder entitled to vote at such meeting, except as otherwise provided by the By-laws.	The Delaware General Corporation Law requires not less than ten (10) days’ nor more than sixty (60) days’ written notice of any meeting of stockholders to be given to each stockholder entitled to vote at such meeting.

HeartWare’s Bylaws require not less than ten (10) days’ nor more than sixty (60) days’ written notice of each meeting of stockholders, whether annual or special, to be given to each stockholder entitled to vote at such meeting, except as otherwise provided by law, the Certificate of Incorporation or the Bylaws.

Notice of Shareholder Proposals; Nomination of Director Candidates by Shareholders	Shareholders may propose to conduct business or to nominate any person for election as a director at any annual meeting of shareholders by delivering to Thoratec’s corporate Secretary at the principal executive offices of the corporation a written notice not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than thirty (30) days from the anniversary date, then notice by the shareholder to be timely must be delivered not later than the close of business on the later of(i) the ninetieth (90th) day prior to the annual meeting and (ii) the tenth (10th) day following the day on which the date of the meeting is publicly announced.	Stockholders may propose to conduct business or to nominate any person for election as a director at any annual meeting of stockholders by delivering to HeartWare’s Company Secretary a written notice thereof, which contains certain required information, not less than one hundred and twenty (120) days prior to the first anniversary of the date that HeartWare’s (or HeartWare Limited’s) proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders (except that if no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth (10th) day following the day on which the date of

	Thoratec Shareholders	HeartWare Stockholders

the annual meeting is publicly announced).

Board Meeting Quorum; Voting Requirement	Thoratec’s By-laws provide that a majority of the directors then in office shall constitute a quorum for the transaction of business. Subject to certain provisions of the CCC, every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the board of directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.	HeartWare’s Bylaws provide that a majority of the total number of authorized directors shall form a quorum at any meeting of the board of directors. At any meeting of the board of directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or the Bylaws.

Classification of Board of Directors	The CCC permits a listed California corporation to provide in its articles of incorporation or bylaws that the board of directors be divided into as many as three(3) classes of directors with staggered terms of office, with only one(1) class of directors being elected each year for a maximum term of three(3) years.

Thoratec’s Articles of Incorporation do not provide for classification of the board of directors.	The Delaware General Corporation Law permits a Delaware corporation to provide in its certificate of incorporation or bylaws that the board of directors shall be divided into as many as three (3) classes of directors with staggered terms of office, with only one (1) class of directors being elected each year for a maximum term of three (3) years.

Under HeartWare’s Certificate of Incorporation, the board of directors is divided into three (3) classes — Class I, Class II and Class III — that are, as nearly as possible, of equal size. Generally, each director is elected for a three (3) year term; however, the current directors of Class I shall hold office until the 2009 annual meeting of stockholders, the current directors of Class II shall hold office until the 2010 annual meeting of stockholders and the current directors of Class III shall hold office until the 2011 annual meeting of stockholders.

Number of Directors	Under the CCC, the minimum number of directors shall not be less than three(3), subject to limited exceptions, and the maximum number of directors may not be greater than two(2) times the stated minimum number of directors minus one(1). The bylaws or articles of incorporation shall set forth the number of directors of the corporation, or the stated minimum and maximum numbers of directors, with the exact amount to be specified by the board of directors. A bylaw or section of the articles of	The Delaware General Corporation Law provides that the board of directors of a Delaware corporation must consist of one (1) or more directors as fixed by, or in the manner provided in, the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors.

Under HeartWare’s Bylaws, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of

Thoratec Shareholders	HeartWare Stockholders

incorporation specifying or changing a fixed number of directors or the maximum or minimum number of directors, or switching from a variable to a fixed board or vice versa, may only be adopted by the approval of the majority of the outstanding shares, provided that such action reducing the number of directors to a number less than five(5) cannot be adopted if the votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote.
directors may be fixed from time to time by resolution adopted by a majority of the total number of authorized directors. The HeartWare board of directors currently consists of eight (8) directors.

Thoratec’s By-laws provide that the number of directors shall not be less than five(5) nor more than nine(9). The exact number of directors may be fixed by resolution of the board of directors.

The Thoratec board of directors currently consists of nine(9) directors.

Removal of Directors	Under the CCC, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of votes cast against the removal would be sufficient to elect the director under cumulative voting, nor may a director elected by a class or series of shares, voting as a class or series, be removed without the applicable vote of the holders of the shares of that class or series.

Under Thoratec’s By-laws, any or all of the directors may be removed without cause if such removal is approved by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. Unless the entire board of directors is so removed, no director may be removed if(i) the votes cast against removal, or not consenting in writing to such removal in the case of written consent, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes was cast or, if such action is taken by written consent, all shares entitled to vote were voted and (ii) the entire number of directors authorized at the time of the director’s	Under the Delaware General Corporation Law, stockholders holding a majority of shares entitled to vote at an election of directors may remove any directors or the entire board of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may only remove a director for cause or at an election of the class of directors of which such director is a part.

Under HeartWare’s Bylaws, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Thoratec Shareholders	HeartWare Stockholders

most recent election were then being elected.

Vacancies on the Board of Directors	Under the CCC, any vacancy on the board of directors other than one created by removal of a director may be filled by the approval of the board of directors, unless otherwise provided in the articles of incorporation or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director may be filled only by the shareholders unless board approval is authorized by a corporation’s articles of incorporation or by a bylaw approved by the corporation’s shareholders. The board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony.

Under Thoratec’s By-laws, vacancies on the board of directors not caused by removal may be filled by a majority of the directors then in office, regardless of whether they constitute a quorum, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled, or which cannot be filled, by the board of directors. No reduction in the authorized number of directors shall have the effect of removing any director prior to the expiration of his or her term in office.	Under the Delaware General Corporation Law, unless a corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

Under HeartWare’s Bylaws, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification or otherwise (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, even if less than a quorum (and not by stockholders), or by the sole remaining director, or, to the extent required by the Certificate of Incorporation, by the stockholders, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Director Liability	The CCC permits the adoption of provisions by the corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•     Intentional misconduct or knowing and culpable violation of law;

•   Acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•   Receipt of an improper personal benefit;
The Delaware General Corporation Law permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for:

•     Breaching the duty of loyalty to the corporation or its stockholders;

•   Acts or omissions not in good faith or intentional misconduct or a knowing violation of law;

Thoratec Shareholders	HeartWare Stockholders

•     Acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;

•   Acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders; or

•   Liability for improper distributions, loans or guarantees.

•     Obtaining an improper personal benefit from the corporation; or

•   Paying an improper dividend or approving an improper repurchase or redemption of the stock of the corporation.

Under HeartWare’s Certificate of Incorporation, to the fullest extent permitted by the Delaware General Corporation Law, a director of HeartWare shall not be personally liable to HeartWare or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Thoratec’s By-laws, to the full extent permitted by law, Thoratec will indemnify its directors, officers, employees and other persons described in Section 317(a) of the CCC against all expenses judgments fines, settlements and other amounts incurred by them in connection with any proceeding as defined in the CCC.

Variation of Shareholder Rights	The CCC provides that holders of outstanding stock will be entitled to vote as a class upon any proposed amendment to the articles of incorporation that would change the rights, preferences, privileges or restrictions of the shares of such class.

Thoratec’s Articles of Incorporation and By-laws contain no provision providing for the variation of rights of outstanding shares of stock.	The Delaware General Corporation Law provides that the holders of each class of outstanding stock will be entitled to vote as a class upon any proposed amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

HeartWare’s Certificate of Incorporation and Bylaws contain no provision providing for the variation of rights of outstanding shares of stock.

Waiver of Claims by Shareholders; Indemnification of Officers, Directors and Employees	Under the CCC, a California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that that person is or was a director, officer, employee or other agent of the corporation or serving in such capacity to a predecessor corporation of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a	Under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The Delaware General Corporation Law generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party

Thoratec Shareholders	HeartWare Stockholders

manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Thoratec’s By-Laws provide that, to the full extent permitted by law, Thoratec shall indemnify its directors, officers, employees and other persons described in Section 317(a) of the CCC, including persons formerly occupying such position, against all expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any “proceeding”, as that term is used in such Section and including an action by or in the right of the corporation, by reason of the fact that such person is or was a person described by such Section.

Upon written request to Thoratec’s board of directors by any person seeking indemnification under the CCC, the board of directors will promptly determine whether the applicable standard of conduct set forth in the CCC has been met and, if so, the board of directors will authorize indemnification. If the board of directors cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevent the formation of a quorum of directors who are not parties to such proceeding, the board of directors will promptly call a meeting of shareholders. At such meeting, the shareholders shall determine in accordance with the CCC whether the applicable standard of conduct set forth in the CCC has been met and, if so, the shareholders present at the meeting in person or by proxy shall authorize indemnification.

To the full extent permitted by law and except as is otherwise determined by the board of directors in the specific instance, expenses incurred by a person seeking indemnification under Thoratec’s By-laws in defending any proceeding covered by the By-laws will be advanced by the corporation prior to the final disposition of the proceeding upon receipt by the	to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

HeartWare’s Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, manager or trustee of another corporation, a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

HeartWare’s Bylaws provide that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding initiated by such

Thoratec Shareholders	HeartWare Stockholders

corporation of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation.	person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the board of directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or (d) the proceeding is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law.

HeartWare’s Bylaws provide that the payment of expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer) in defending a proceeding in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision that such director or officer is not entitled to be indemnified.

HeartWare may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the corporation to the fullest extent of the provisions of the Bylaws with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

The rights conferred on any person in the indemnification provisions of HeartWare’s Bylaws are not exclusive of any right which such persons may have or acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Under HeartWare’s Bylaws, HeartWare may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the

	Thoratec Shareholders	HeartWare Stockholders

corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Amendment of Certificate of Incorporation	Under the CCC, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares entitled to vote, either before or after the board approval, although certain minor amendments may be adopted with only the approval of the board of directors.

Thoratec’s Articles of Incorporation contain no provisions altering the standards for amendment of the Articles of Incorporation.	Under the Delaware General Corporation Law, a Delaware corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by (i) the board of directors, (ii) the holders of a majority of the outstanding stock entitled to vote thereon and (iii) the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

HeartWare’s Certificate of Incorporation contains no provisions altering the standards for amendment of the Certificate of Incorporation.

Amendment of Bylaws	Under the CCC, a corporation’s bylaws may be adopted, amended or repealed by either the board of directors or the shareholders of the corporation.

Thoratec’s By-laws may be adopted, amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote or the board of directors, except as otherwise provided for in the By-laws.	HeartWare’s Certificate of Incorporation provides that the board of directors and the stockholders are authorized to make, adopt, amend or repeal the Bylaws of the corporation.

HeartWare’s Bylaws provide that the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

HeartWare’s Bylaws provide that the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

Business Combinations	The CCC requires that, in a merger of a corporation with a shareholder (or its	Section 203 of the Delaware General Corporation Law, which we refer to as

	Thoratec Shareholders	HeartWare Stockholders

affiliate) who holds more than 50% but less than 90% of the corporation’s common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all the corporation’s shareholders consent to the transaction.	Section 203, prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock for three (3) years following the time that person becomes a 15% stockholder, with certain exceptions.

HeartWare has not opted out of Section 203 in its Certificate of Incorporation and is therefore subject to the terms of this provision of the Delaware General Corporation Law.

Approval of Certain Transactions	Under the CCC, there is no statutory restriction on a California corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, conveyance, exchange, transfer or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the articles of incorporation provides otherwise. Thoratec’s Articles of Incorporation does not provide otherwise.	Under the Delaware General Corporation Law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides for a greater vote. HeartWare’s Certificate of Incorporation does not provide for a greater vote.

Purchases of Stock from Certain Persons	Thoratec’s Articles of Incorporation and By-laws do not limit Thoratec’s power to purchase shares of Thoratec stock from any person.	HeartWare’s Certificate of Incorporation and Bylaws do not limit HeartWare’s power to purchase shares of HeartWare stock from any person.

Inspection of Books and Records; Shareholder Lists	Under the CCC, any shareholder may inspect Thoratec’s shareholder list for a purpose reasonably related to the person’s interest as a shareholder. The CCC provides, in addition, for an absolute right to inspect and copy the corporation’s shareholder list by persons holding an aggregate of 5% or more of the corporation’s voting shares, or shareholders holding an aggregate of 1% or more of such shares who have contested the election of directors.

Under the CCC, any shareholder may examine the accounting books and records and the minutes of the shareholders and the board and its committees, provided that the inspection is for a purpose reasonably related to the shareholder’s interests as a shareholder.

Under the Delaware General Corporation Law, upon a proper written demand, any stockholder may inspect HeartWare’s books and records for a proper purpose.

Under the Delaware General Corporation Law, a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in each stockholder’s name, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, or (ii) during ordinary business hours, at the principal place of business of the corporation.

Thoratec Shareholders	HeartWare Stockholders

In addition, the CCC limits the right of inspection of shareholder lists to record shareholders, whereas Delaware has extended that right to beneficial owners of shares.	Under the Delaware General Corporation Law, the stock list shall also be kept at the place of the meeting (if the meeting is to be held at a place) during the whole time thereof and shall be open to the examination of any such stockholder who is present. If the meeting is held by means of remote communication, the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting.

Stockholder Rights Plan	The CCC does not include a statute expressly validating shareholder rights plans.

Thoratec has a shareholder rights plan. Under the rights plan, Thoratec distributed one(1) purchase right for each share of common stock outstanding at the close of business on May 17, 2002. If a person or group acquires 15% or more of Thoratec’s common stock in a transaction not pre- approved by Thoratec’s board of directors, each right will entitle its holder, other than the acquirer, to buy Thoratec’s common stock at 50% of its market value for the right’s then-current exercise price (initially $70.00). In addition, if an unapproved party acquires more than 15% of Thoratec’s common stock, and Thoratec is later acquired by the unapproved party or in a transaction in which all shareholders are not treated alike, shareholders with unexercised rights, other than the unapproved party, will be entitled to purchase common stock of the merger party or asset buyer with a value of twice the exercise price of the rights. Each right also becomes exercisable for one one-thousandth (0.001) of a share of Thoratec’s Series RP preferred stock at the right’s then-current exercise price ten (10) days after an unapproved third-party makes, or announces an intention to make, a tender offer or exchange offer that, if completed, would result in the unapproved party acquiring 15% or more of Thoratec’s common stock. Thoratec’s board of directors may redeem the rights for a nominal amount before an event that	Under the Delaware General Corporation Law, HeartWare’s board of directors could adopt a stockholder rights plan without stockholder approval.

HeartWare does not currently have a stockholder rights plan.

	Thoratec Shareholders	HeartWare Stockholders

causes the rights to become exercisable. The rights will expire on May 2, 2012.

Dissenters’ Rights	Under the CCC, shareholders of a California corporation whose shares do not have transfer restrictions imposed by the corporation or by law and are listed on a national securities exchange (including the NASDAQ) or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally, which we refer to as a listed company, do not have dissenters’ rights unless the holders of at least 5% of the class of outstanding shares demand the right. Additionally, dissenters’ rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization will own (immediately after the reorganization) more than five- sixths (5/6) of the voting power of the surviving or acquiring corporation or its parent. Under California law, a shareholder attempting to assert dissenters’ rights must hold capital stock that satisfies each of the following requirements: (i) the shares must have been outstanding on the company’s record date; (ii) the shares must not have been voted in favor of the reorganization (or, in the case of a listed company, must have been voted against the reorganization); (iii) the holder of such shares must make a written demand that the company repurchase such shares of capital stock at fair market value; and (iv) the holder of such shares must submit certificates for endorsement. A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law. California law generally affords dissenters’ rights in reorganizations that are structured as sales of assets.

Thoratec shareholders do not have dissenters’ rights in connection with the merger.	Under the Delaware General Corporation Law, in certain situations, dissenters’ rights may be available in connection with a merger or a consolidation. Dissenters’ rights are not available under the Delaware General Corporation Law to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, no dissenters’ rights are available under the Delaware General Corporation Law to holders of shares of any class or series of stock which is either:

•     listed on a national securities exchange; or

•   held of record by more than 2,000 stockholders.

Notwithstanding the above, dissenters’ rights shall be available to those stockholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

•   shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

•   shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;

•   cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs; or

•   any combination of the items listed above.

HeartWare stockholders have dissenters’ rights in connection with the merger.

Derivative Suits	The CCC provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CCC also provides that the	The Delaware General Corporation Law requires that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained or that he received the stock by operation of law from a person who

Thoratec Shareholders	HeartWare Stockholders

corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond, provided that certain tests are met.	was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. Furthermore, a stockholder may not sue derivatively unless he or she first makes a demand on the corporation that it bring suit and such demand has been refused, unless it is shown that the demand would have been futile.

Preemptive Rights	Under the CCC, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the articles of incorporation.

Thoratec’s Articles of Incorporation do not provide for any such preemptive rights.	Under the Delaware General Corporation Law, security holders of a corporation only have preemptive rights as may be provided in the corporation’s certificate of incorporation.

HeartWare’s Certificate of Incorporation does not provide for preemptive rights.

LEGAL MATTERS

The legality of Thoratec common shares offered by this proxy statement/prospectus will be passed upon for Thoratec by Latham. Latham on behalf of Thoratec, and Shearman on behalf of HeartWare, will pass upon certain U.S. federal income tax consequences of the mergers.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Thoratec’s Current Report on Form 8-K filed with the SEC on June 11, 2009 and Thoratec’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, respectively, and the effectiveness of Thoratec’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference (which report on the consolidated financial statements and the related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph regarding Thoratec’s adoption of FIN 48 “Accounting for Uncertainty in Income Taxes” in 2007). Such financial statements and financial statement schedule have been so incorporated by reference, in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of HeartWare and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the cumulative period from November 26, 2004 (Inception) through December 31, 2008, appearing in HeartWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Grant Thornton LLP’s report on the financial statements refers to HeartWare’s adoption on a prospective basis of FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007, and SFAS No. 123(R), Share-Based Payment, effective January 1, 2005.

OTHER MATTERS

No matters will be presented for consideration at the HeartWare special meeting other than as described in this proxy statement/prospectus.

FUTURE HEARTWARE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of HeartWare’s stockholders. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. In the event that an annual meeting of stockholders is held on its currently scheduled date of July 29, 2009, under SEC rules, in order to be considered for inclusion in the HeartWare proxy materials relating to the 2009 annual meeting, any proposals of stockholders had to have been submitted in accordance with the Exchange Act and the rules and regulations thereunder. In addition, under HeartWare’s Bylaws, any stockholder wishing to present any business, including proposing a nominee for director, at the 2009 annual meeting, even though such proposal or nominee would not be included in the HeartWare proxy materials, had to have given written notice no later than December 9, 2008. HeartWare’s Bylaws require that a stockholder must provide specified information concerning the nominee or proposal, as applicable, and information regarding the stockholder’s ownership of HeartWare common stock. Nominations and proposals not meeting the requirements set forth in HeartWare’s Bylaws will not be entertained at the 2009 annual meeting.

Proposals should be addressed to HeartWare’s Company Secretary, HeartWare International, Inc., 205 Newbury Street, Framingham, Massachusetts 01701.

WHERE YOU CAN FIND MORE INFORMATION

HeartWare and Thoratec file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that HeartWare and Thoratec file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

The SEC allows HeartWare and Thoratec to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that HeartWare and Thoratec have previously filed with the SEC. These documents contain important business and financial information about HeartWare and Thoratec that is not included in or delivered with this proxy statement/prospectus.

Thoratec Filings	Period
Annual Report on Form 10-K	Fiscal year ended January 3, 2009
Quarterly Reports on Form 10-Q	Quarterly period ended April 4, 2009
Current Reports on Form 8-K	Filed on February 5, 2009
Filed on February 13, 2009 (with respect to Item 1.01)
Filed on March 2, 2009
Filed on March 26, 2009
Filed on May 7, 2009
Filed on June 11, 2009
Proxy Statement on Schedule 14A	Filed on April 15, 2009
Registration Statement on Form S-8	Filed on April 28, 2009
Registration of Securities on Form 8-A	Filed on April 15, 1983, setting forth the description of Thoratec common stock, including any amendment or report filed for the purpose of updating such description
Registration of Securities on Form 8-A	Filed on May 3, 2002, setting forth the description of rights to purchase Thoratec common stock, including any amendment or report filed for the purpose of updating such description
HeartWare Filings	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008 and amended on April 29, 2009
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2009
Current Reports on Form 8-K	Filed on January 30, 2009
Filed on February 6, 2009
Filed on February 9, 2009
Filed on February 13, 2009 (with respect to Item 1.01)
Filed on February 19, 2009
Filed on February 27, 2009
Filed on March 6, 2009
Filed on March 27, 2009
Filed on March 30, 2009
Filed on April 24, 2009
Filed on April 30, 2009
Proxy Statement on Schedule 14A	Filed on June 11, 2009
Registration of Securities on Form 8-A	Filed on February 19, 2009

HeartWare and Thoratec also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the HeartWare special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

HeartWare has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to HeartWare and Thoratec has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Thoratec.

If you are a shareholder of Thoratec or stockholder of HeartWare, the companies may have previously sent you some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through the companies, the SEC or the SEC’s website at www.sec.gov. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Thoratec Corporation	HeartWare International, Inc.
6035 Stoneridge Drive	205 Newbury Street
Pleasanton, California 94588	Framingham, Massachusetts 01701
Attention: Investor Relations	Attention: Mr. David McIntyre
Telephone Number: 925-847-8600	Telephone: 305-818-4123
E-mail: ir@thoratec.com	E-mail: enquiries@heartware.com.au

Documents incorporated by reference in this proxy statement/prospectus are also available at each of HeartWare’s and Thoratec’s websites. HeartWare’s website is www.heartware.com.au and Thoratec’s website is www.thoratec.com. Information included on any such websites is not incorporated by reference into this proxy statement/prospectus.

HeartWare stockholders requesting documents should do so by • , to receive them before their special meeting. You will not be charged for any of these documents that you request. If you request any documents incorporated by reference from HeartWare or Thoratec, HeartWare or Thoratec will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference in this proxy statement/prospectus. If anyone does give you any other information, you should not rely on it. You should assume that the information in this proxy statement/prospectus is accurate only as of • , 2009. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of such document, except to the extent that such information is contained in an additional document filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the HeartWare special meeting and is incorporated by reference herein. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Thoratec common stock in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THORATEC CORPORATION,
THOMAS MERGER SUB I, INC.,
THOMAS MERGER SUB II, INC.,
and
HEARTWARE INTERNATIONAL, INC.
Dated as of
FEBRUARY 12, 2009

A-i

A-ii

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Incentive Agreement
Exhibit C	Parent Tax Representation Letter
Exhibit D	Company Tax Representation Letter
Exhibit E	FIRPTA Affidavit

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of February 12, 2009 among HeartWare International, Inc., a Delaware corporation (the “Company”), Thoratec Corporation, a California corporation (“Parent”), Thomas Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Thomas Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary Two”). Each of the Company, Parent, Merger Subsidiary and Merger Subsidiary Two are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for (i) the merger, in accordance with Delaware Law, of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the corporation surviving the Merger (the “Intermediate Surviving Corporation”) and (ii) if the Continuity Percentage equals or exceeds the Reorganization Threshold, immediately following the Merger, the merger, in accordance with Delaware Law, of the Intermediate Surviving Corporation with and into Merger Subsidiary Two (the “Second Merger” and, together with the Merger, the “Mergers”), with Merger Subsidiary Two continuing as the corporation surviving the Second Merger (the “Surviving Corporation” and, together with the Intermediate Surviving Corporation, the “Surviving Corporations”), (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and (c) resolved and, subject to Section 6.04(b), agreed to recommend adoption of this Agreement by the Company Stockholders;

WHEREAS, the Boards of Directors of each of Parent, Merger Subsidiary and Merger Subsidiary Two has approved this Agreement and declared it advisable for Parent, Merger Subsidiary and Merger Subsidiary Two, respectively, to enter into this Agreement and to consummate the Mergers and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and the Company are entering into a Loan Agreement, an Escrow Agreement and an Investor’s Rights Agreement (the “Loan Documents”) pursuant to which Parent has agreed to place certain funds into escrow and to loan those funds to the Company on the terms set forth in the Loan Documents;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the Company Stockholders are entering into agreements (the “Support Agreements”) pursuant to which such Company Stockholders have agreed, among other things, to vote the shares of Company Stock held by such Company Stockholders in favor of the Merger, subject to the terms of the Support Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are entering into separation benefit agreements and non-competition agreements with Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain employees of the Company are entering into retention bonus agreements (the “Incentive Agreements”) with the Company;

WHEREAS, the Company, Parent, Merger Subsidiary and Merger Subsidiary Two intend that, in the event the Continuity Percentage equals or exceeds the Reorganization Threshold, the Mergers, taken together, will qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code, subject to the limitations set forth in this Agreement; and

WHEREAS, the Company, Parent, Merger Subsidiary and Merger Subsidiary Two desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFOR, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to, whether in a single transaction or series of related transactions, (A) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, or over twenty percent (20%) of any class of equity or voting securities of the Company or of any of its Subsidiaries, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or of any of its Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal (including United States or Australian), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“ASIC” means the Australian Securities and Investments Commission.

“ASTC” means ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.

“ASX” means ASX Limited ACN 008 624 691 or the Australian Securities Exchange, as the context requires.

“Australian Company Subsidiary” means HeartWare Limited ABN 34 111 970 257.

“Average Parent Stock Price” means an amount equal to the volume weighted average of the per share daily closing prices of one share of Parent Stock on NASDAQ, as such closing stock prices are reported by the Wall Street Journal, for the twenty (20) consecutive trading days ending on and including the Measurement End Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Expenditure and Loan Proceeds Budget” means the capital expenditure and loan proceeds budget regarding the projected capital expenditures of the Company and its Subsidiaries and the intended uses of funds borrowed by the Company under the Loan Documents, as provided by the Company to Parent on the date hereof.

“CDIs” means CHESS Depositary Interests representing shares of Company Stock (in the ratio of one (1) share of Company Stock to thirty five (35) CDIs).

“CDN” means CHESS Depositary Nominees Pty Ltd ACN 071 346 506.

“CHESS” means the clearing house electronic sub-register system of share transfers operated by ASTC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof, including the Company Schedule of Options, regarding this Agreement that has been provided by the Company to Parent.

“Company Group” means the Company, the Australian Company Subsidiary and any of their respective Subsidiaries.

“Company Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are development stage companies at a similar stage of development as the Company and its Subsidiaries) on the Company and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Company’s common stock or CDIs in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by the Company with its obligations under, this Agreement, or (B) would prevent the Company from consummating, or materially delay, the Merger.

“Company Stock” means the common stock, $0.001 par value, of the Company (including common stock in respect of which CDIs have been issued).

“Company Stock Award Amount” means an amount, rounded to the nearest whole cent, equal to $$30.19.

“Company Stock Award Exchange Ratio” means 1.1499.

“Company Stockholders” means the holders of Shares and the holders of CDIs.

“Corporations Act” means the Australian Corporations Act 2001 (Cth), as amended and the Corporations Regulations made under it.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar ownership interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Company Proxy Statement, the solicitation of stockholder or shareholder approvals, the filing of any required notices under the HSR Act or other similar regulations, and all other matters related to the Mergers and the other transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” of (i) the Company means the actual knowledge, after reasonable inquiry, of each of Messrs. Doug Godshall, David McIntyre and Jeff LaRose, and (ii) Parent means the actual knowledge, after reasonable inquiry, of each of Messrs. Gary Burbach, David Smith and David Lehman.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, or other adverse claim of any kind in respect of such property or asset.

“Measurement End Date” means the fifth (5th) trading day prior to, but not including, the Closing Date.

“NASDAQ” means The NASDAQ Stock Market.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of Parent and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Parent and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are at a similar stage of development as Parent and its Subsidiaries) on Parent and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of Parent’s common stock in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by Parent with its obligations under, this Agreement or (B) would prevent Parent, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delay, the Merger.

“Parent Stock” means the common stock, no par value, of Parent.

“Permitted Investments” means (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by Moody’s Investor Service, Inc. or Standard & Poor’s rating Group or (iv) any money market or similar account invested primarily in obligations of the type set forth in the foregoing clauses (i) through (iii).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Redomicile” means the transactions effecting the redomicile of the Company Group from Australia to the United States, as described in the Company Group’s Information Memorandum dated and lodged with ASX on September 22, 2008.

“Registered IP” means an item of Intellectual Property that is issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (for this purpose, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Acquisition Proposal) which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to the Company Stockholders than the transactions provided for in this Agreement (including any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal), in each case with respect to clauses (a) and (b), taking into account all of the terms and conditions of such Acquisition Proposal, including the Third Party making such Acquisition Proposal and the legal, financial, regulatory and other aspects of such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances.

“Third Party” means any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Antitrust Division	6.06(a)
Adverse Recommendation Change	6.04(a)
Adverse Recommendation Change Fee	8.03(a)
Agreement	Preamble
Aggregate Reorganization Consideration Closing Value	6.11(b)
Aggregate Stock Consideration Closing Value	6.11(b)
ASX Listing Rules	4.03
Australian Prospectus	6.03(a)
Bankruptcy and Equity Exceptions	4.02(a)
Book-Entry Shares	2.04
Cancelled Company Option	2.03(b)
Cash Consideration	2.02(b)
Certificate of Merger	2.01(c)
Certificate	2.04
Change of Control Payment Plan	6.09(a)
Closing	2.01(b)
Closing Date	2.01(b)
COBRA	4.16(e)
Company	Preamble
Company ASX Documents	4.07(a)
Company Benefit Plan	4.16(a)
Company Board Recommendation	4.02(b)
Company Contributor	4.18(c)
Company ESOP	2.03(b)
Company Financial Statements	4.08
Company Incentive Option	2.03(a)

Term	Section

Company Intellectual Property	4.17(c)
Company Option	2.03(b)
Company Permits	4.12(a)
Company Preferred Stock	4.05(a)
Company Proxy Statement	4.10
Company Public Documents	4.07(a)
Company Registered Copyrights	4.17(b)
Company Registered IP	4.17(b)
Company Registered Marks	4.17(b)
Company Registered Patents	4.17(b)
Company Schedule of Options	4.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock Awards	2.03(c)
Company Stock-Based Award	2.03(c)
Company Stock Plan	2.03(f)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.03(d)
Company Subsidiary Securities	4.06(b)
Company Termination Fee	8.03(a)
Confidentiality Agreement	6.04(d)
Continuing Employees	6.09(a)
Continuity Percentage	6.11(b)
Contract	4.04
Copyrights	4.17(a)
Dissenting Share	2.02(b)
Dissenting Stockholders	2.02(b)
Effective Time	2.01(c)
Environmental Law	4.18(a)
Environmental Permit	4.18(a)
ERISA Affiliate	4.16(d)
Excess Parent Stock	2.02(e)
Exchange Agent	2.04
Exchange Fund	2.04
FDA	4.12(b)
FTC	6.06(a)
Hazardous Substances	4.18(a)
In Licensed Company IP Agreements	4.17(f)
Incentive Agreements	Recitals
Indebtedness	4.05(c)
Indemnified Person	6.10(c)
Insurance Policy	4.20
Intellectual Property	4.17(a)
Intermediate Surviving Corporation	Recitals

Term	Section

IRS	4.16(a)
Leased Property	4.21(a)
Loan Documents	Recitals
Marks	4.17(a)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	2.02(b)
Mergers	Recitals
Merger Subsidiary	Preamble
Merger Subsidiary Two	Preamble
NHA	4.12(a)
Outside Date	8.01(b)
Parent	Preamble
Parent Financial Statements	5.07
Parent Incentive Option	2.03(a)
Parent Permits	5.09(a)
Parent Preferred Stock	5.05(a)
Parent SEC Documents	5.06
Parent Stock Closing Price	6.11(b)
Party	Preamble
Parties	Preamble
Patents	4.17(a)
Permitted Liens	4.21(c)
PHIA	4.12(a)
Property Leases	4.21(b)
Registration Statement	5.08(a)
Regulatory Approval	6.05(a)
Reorganization Threshold	6.11(b)
Representatives	6.04(a)
Reset Notice	2.02(c)
Second Merger	Recitals
Second Merger Certificate of Merger	2.01(d)
Second Merger Effective Time	2.01(d)
Share	2.02(b)
SSA	4.12(a)
Stock Consideration	2.02(b)
Support Agreements	Recitals
Surviving Corporation	Recitals
Surviving Corporations	Recitals
Taxes	4.15(m)
Tax Representation Letters	6.11(a)
Tax Return	4.15(m)
TGA	4.12(b)
Top-Up Notice	2.02(c)

Term	Section

Trade Secrets	4.17(a)
Treasury Shares	2.02(d)
Walk-Away Notice	2.02(c)
Walk-Away Price	2.02(c)
WARN Act	4.16(h)

Section 1.02.  Other Definitional and Interpretative Provisions.  In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “$” or “dollars” refer to U.S. dollars unless otherwise noted.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Words importing one gender include the other gender. References to any Person include the successors and permitted assigns of that Person.

(e) References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law, and references to any Applicable Law shall be deemed to include references to any rules or regulations promulgated, or statutory instruments issued, thereunder.

(f) To the extent this Agreement refers to information or documents to be made available, delivered or provided by the Company to Parent, Merger Subsidiary or Merger Subsidiary Two, the Company shall be deemed to have satisfied such obligation if the Company or any of its Representatives has made such information or document available by (i) posting such information or document prior to the date of this Agreement to the “electronic data room” maintained by the Company and accessible by Parent and its Representatives for purposes of the transactions contemplated by this Agreement or (ii) delivering such information or document to Parent or its Representatives prior to the date of this Agreement.

(g) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

The Mergers

Section 2.01.  The Mergers.  (a) The Mergers.  At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, Merger Subsidiary shall be merged with and into the Company in the Merger, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the Intermediate Surviving Corporation. If, and only if, the Continuity Percentage equals or exceeds the Reorganization Threshold, immediately following the Effective Time, the Intermediate Surviving Corporation shall be merged with and into Merger Subsidiary Two in the Second Merger, whereupon the separate existence of the Intermediate Surviving Corporation shall cease, and Merger Subsidiary Two shall continue as the Surviving Corporation. For the avoidance of doubt, if the Continuity Percentage is less than the Reorganization Threshold, the Parties shall not, and shall have no obligation to, consummate the Second Merger pursuant to this Agreement.

(b) The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place on a day that is a Business Day (i) at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 9:00 a.m. (Pacific time), no later than the third (3rd) Business Day following the satisfaction of the conditions set forth in Article 7 (other than (A) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (B) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

(c) The Merger.  At the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and properly executed in accordance with, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is agreed upon by the Parties and specified as the effective time in the Certificate of Merger (the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Intermediate Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Intermediate Surviving Corporation.

(d) The Second Merger.  If, and only if, the Continuity Percentage equals or exceeds the Reorganization Threshold, at the Closing, immediately following the consummation of the Merger, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Merger Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and properly executed in accordance with, Delaware Law. The Second Merger shall become effective at such time as the Second Merger Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is agreed upon by the Parties and specified as the effective time in the Second Merger Certificate of Merger (the “Second Merger Effective Time”); provided, however, that in no event shall the Second Merger Effective Time precede the Effective Time. At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Second Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Intermediate Surviving Corporation and Merger Subsidiary Two shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Intermediate Surviving Corporation and Merger Subsidiary Two shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or Merger Subsidiary Two or the holders of any shares of capital stock of the Company, Parent or Merger Subsidiary:

(a) Merger Subsidiary Common Stock.  Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Intermediate Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Intermediate Surviving Corporation.

(b) Company Stock.  Subject to Section 2.02(e), each share of Company Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Treasury Shares that will be cancelled in accordance with Section 2.02(d) and any shares of Company Stock (“Dissenting Shares”) which are held by Company Stockholders exercising appraisal rights in accordance with Section 262 of the Delaware Law (“Dissenting Stockholders”)) shall automatically be converted into the right to receive (i) $14.30 in cash, without interest (the “Cash Consideration”) and (ii) 0.6054 validly issued, fully paid and non-assessable shares of Parent Stock, subject to the adjustments set forth in Section 2.02(c) (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).

(c) Adjustments to Stock Consideration.  Notwithstanding the foregoing:

(i) If the Average Parent Stock Price is less than or equal to $18.38 (the “Walk-Away Price”), the Company shall have the right to give written notice to Parent (a “Walk-Away Notice”), of the Company’s election to terminate this Agreement in accordance with Section 8.01(d)(iii) hereof. Any Walk-Away Notice shall be delivered to Parent no later than 5:00 p.m. Pacific time on the second (2nd) Business Day following the Measurement End Date. If the Company delivers a timely Walk-Away Notice, Parent shall have the right to give written notice to the Company (the “Top-Up Notice”), of Parent’s election to increase (A) the per share Stock Consideration otherwise payable hereunder to a number of shares of Parent Stock equal to (i) the product of (x) the Stock Consideration, (y) $26.25 and (z) seventy percent (70%) divided by (ii) the Average Parent Stock Price and (B) the Company Stock Award Exchange Ratio to (i) the product of (x) the Company Stock Award Exchange Ratio, (y) $26.25 and (z) seventy percent (70%) divided by (ii) the Average Parent Stock Price. Any Top-Up Notice shall be delivered to the Company no later than 5:00 p.m. Pacific time on the second (2nd) Business Day following delivery to Parent of the Walk-Away Notice. In the event that Parent delivers a Top-Up Notice in response to a duly delivered Walk-Away Notice in accordance with this Section 2.02(c)(i), (1) the Company shall not be entitled to terminate this Agreement pursuant to Section 8.01(d)(iii) and (2) for all purposes under this Agreement, the Stock Consideration and the Company Stock Award Exchange Ratio shall mean the Stock Consideration and the Company Stock Award Exchange Ratio as adjusted pursuant to this Section 2.02(c)(i).

(ii) If the Average Parent Stock Price is greater than or equal to $34.13, Parent shall have the right to give written notice to the Company (a “Reset Notice”), of Parent’s election to decrease (A) the per share Stock Consideration otherwise payable hereunder to a number of shares of Parent Stock equal to (i) the product of (x) the Stock Consideration, (y) $26.25 and (z) one hundred thirty percent (130%) divided by (ii) the Average Parent Stock Price and (B) the Company Stock Award Exchange Ratio to (i) the product of (x) the Company Stock Award Exchange Ratio, (y) $26.25 and (z) one hundred thirty percent (130%) divided by (ii) the Average Parent Stock Price. Any Reset Notice shall be delivered to the Company no later than 5:00 p.m. Pacific time on the second (2nd) Business Day following the Measurement End Date. In the event that Parent delivers a Reset Notice in accordance with this Section 2.02(c)(ii), for all purposes under this Agreement, the Stock Consideration and the Company Stock Award Exchange Ratio shall mean the Stock Consideration and the Company Stock Award Exchange Ratio as adjusted pursuant to this Section 2.02(c)(ii).

(d) Treasury Shares.  Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Subsidiary or Merger Subsidiary Two immediately prior to the Effective Time (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Treatment of Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Stock will be issued and, in lieu of any fractional share of Parent Stock that otherwise would be issuable pursuant to the Merger, each holder of Shares (and, to the extent applicable, CDIs) who otherwise would be entitled to receive a fraction of a share of Parent Stock pursuant to the Merger will be paid an amount in cash, without interest, in lieu thereof equal to such holder’s proportionate interest in the net proceeds from the sale or sales by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Stock that such holder otherwise would be entitled to receive. As soon as practicable following the completion of the Merger, the Exchange Agent shall determine the excess of (i) the number of whole shares of Parent Stock issuable to the former holders of Shares pursuant to the Merger including fractional shares, over (ii) the aggregate number of whole shares of Parent Stock to be distributed to former holders of Shares (and, to the extent applicable, CDIs) (such excess being collectively called the “Excess Parent Stock”). The Exchange Agent shall, as promptly as reasonably practicable following the Effective Time (and in any event within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Stock has been received by the Exchange Agent), sell the Excess Parent Stock on NASDAQ at the then prevailing prices on NASDAQ and such sales shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent and costs associated with calculating and distributing the respective cash amounts payable to the applicable former holders of Shares, incurred in connection with such sales of Excess Parent Stock. Until the proceeds of such sales have been distributed to the former holders of Shares (and, to the extent applicable, CDIs) to whom fractional shares of Parent Stock otherwise would have been issued in the Merger, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Shares (and, to the extent applicable, CDIs) in respect of any fractional shares of Parent Stock, the Exchange Agent shall distribute such amounts to such former holders.

(f) Changes in Capitalization.  If, between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Awards to purchase shares of Company Stock, the Cash Consideration, the Stock Consideration, the Company Stock Award Amount and the Company Stock Award Exchange Ratio and any other amounts payable pursuant to this Agreement shall be adjusted appropriately to account for such change.

(g) Limitation on Issuance of Parent Stock.  Notwithstanding any provision to the contrary in this Agreement, if the Company delivers a Walk-Away Notice and Parent elects to deliver a Top-Up Notice in response thereto, and, as a result of Parent’s delivery of such Top-Up Notice, after giving effect to the increase in the Stock Consideration and the Company Stock Award Exchange Ratio that would result therefrom in accordance with Section 2.02(c)(i), the issuance of shares of Parent Stock and Parent Incentive Options in connection with the transactions contemplated by this Agreement would require the approval of Parent’s stockholders under NASDAQ Marketplace Rule 4350, then (i) the per share Stock Consideration shall be reduced to a number of shares of Parent Stock such that the aggregate number of shares of Parent Stock issued or to be issued in connection with the transactions contemplated by this Agreement shall be equal to the maximum number of shares of Parent Stock that may be issued without requiring the approval of Parent’s stockholders under NASDAQ Marketplace Rule 4350, and, for all purposes under this Agreement, the Stock Consideration shall mean the Stock Consideration as so adjusted and (ii) the per share Cash Consideration shall be increased by an amount equal to the product of (A) the number of shares by which the per share Stock Consideration has been reduced pursuant to the preceding Section 2.02(g)(i) and (B) the Average Parent Stock Price.

Section 2.03.  Treatment of Options and Other Equity-Based Awards.  (a) Unvested Incentive Stock Options.  The terms of outstanding options to purchase shares of Company Stock granted or issued under incentive option agreements or similar arrangements with directors, employees or consultants of the Company or under the HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors or the HeartWare International, Inc. 2008 Stock Incentive Plan (each, a “Company Incentive Option”) shall be adjusted as necessary to provide that, at the Effective Time, each Company Incentive Option that is unvested and outstanding immediately prior to the Effective Time, including each Company Incentive Option issued prior to the Effective Time in accordance with Section 6.01(c)(i)(B), shall cease to represent the right to acquire shares of Company Stock and shall instead be converted into, and deemed to constitute, an option to acquire, on the same terms and conditions as were applicable under such Company Incentive Option, a number of shares of Parent Stock (each, a “Parent Incentive Option”) equal to the product of (a) the number of shares of Company Stock represented by such unvested Company Incentive Option and (b) the Company Stock Award Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Stock and such Parent Incentive Option shall have an exercise price per share (rounded up to the nearest cent) equal to (x) the per share exercise price specified in such Company Incentive Option divided by (y) the Company Stock Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Stock subject to each Parent Incentive Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and to the extent necessary to avoid treating the assumption of such Company Incentive Options as a grant of a new stock option under Section 409A of the Code, the exercise price of Parent Incentive Options shall be increased. For purposes of this Section 2.03(a), any exercise price for a Parent Incentive Option that is measured in Australian dollars shall be deemed to be converted to U.S. dollars for all purposes hereunder at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.

(b) Vested Incentive Stock Options and Employee Stock Options.  The terms of each outstanding vested Company Incentive Option and each outstanding option to purchase shares of Company Stock issued under the HeartWare International, Inc. Employee Stock Option Plan (each, a “Company ESOP” and, together with the Company Incentive Options, each, a “Company Option”) shall be adjusted as necessary to provide that, at or immediately prior to the Effective Time, each such Company Option, whether or not exercisable or vested, that is outstanding immediately prior to the Effective Time (each, a “Cancelled Company Option”) shall be cancelled and will convert into the right to receive a cash payment, without interest, equal to (i) the excess, if any, of the Company Stock Award Amount over the applicable exercise price per share of Company Stock of such Cancelled Company Option multiplied by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of each outstanding option to purchase shares of Company Stock issued under the HeartWare International, Inc. Employee Stock Option Plan) had such holder exercised such Cancelled Company Option in full immediately prior to the Effective Time. For purposes of this Section 2.03(b), any exercise price for a Company ESOP that is measured in Australian dollars shall be deemed to be converted to U.S. dollars for all purposes hereunder at an exchange rate of 1.5265 Australian dollars for each U.S. dollar.

(c) Stock-Based Awards.  The terms of each right of any kind, contingent or accrued, to receive shares of Company Stock or benefits measured by the value of a number of shares of Company Stock, and each award of any kind consisting of shares of Company Stock, issued under the HeartWare International, Inc. Restricted Stock Unit Plan, the HeartWare International, Inc. 2008 Stock Incentive Plan or the HeartWare International, Inc. Employee Stock Option Plan (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Company Incentive Options and Company ESOPs (each, a “Company Stock-Based Award” and, together with the Company Incentive Options and Company ESOPs, the “Company Stock Awards”) shall be adjusted as necessary to provide that, at or immediately prior to the Effective Time, each such Company Stock-Based Award, whether or not exercisable or vested, that is outstanding immediately prior to the Effective Time shall be cancelled and will convert into the right to receive a cash payment, without interest, equal to the Company Stock Award Amount multiplied by the number of shares of Company Stock the holder of such Company Stock-Based Award would have received had such Company Stock-Based Award been fully earned, vested and exercisable and been exercised or settled immediately prior to the Effective Time.

(d) Stock Award Consents.  Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any consents from holders of Company Stock Awards and (ii) make any amendments to the terms of any Company Stock Plans that are necessary to give effect to the transactions contemplated by this Section 2.03. Notwithstanding any other provision of this Section 2.03, payment may be withheld in respect of any Company Stock Awards until any necessary consents are obtained.

(e) Stock Award Notices.  Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Awards setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Awards shall be treated in the manner set forth in this Section 2.03.

(f) Termination of Company Stock Plans.  The Company shall take such actions as are necessary to implement the provisions of this Section 2.03 and to ensure that, as of the Effective Time, (i) the HeartWare International, Inc. 2008 Stock Incentive Plan, HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors, HeartWare International, Inc. Employee Stock Option Plan, the HeartWare International, Inc. Restricted Stock Unit Plan and each other employee, director or consultant stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (each, a “Company Stock Plan”) shall terminate and (ii) no holder of a Company Stock Award or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, either Surviving

Corporation or any of their Subsidiaries, except the right of holders of (x) Company Incentive Options to receive Parent Incentive Options in cancellation and settlement thereof accordance with Section 2.03(a) and (y) other Company Stock Awards to receive the applicable payment contemplated by this Section 2.03 in cancellation and settlement thereof.

(g) Assumption of Incentive Options.  Parent shall take such actions as are necessary for the assumption of the Company Incentive Options pursuant to Section 2.03(a), including the reservation, issuance and listing of Parent Stock as necessary to effectuate the transactions contemplated by Section 2.03(a). Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Stock subject to the Parent Incentive Options and, where applicable, shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Parent Incentive Options (and to maintain the current status of the prospectus contained therein) for so long as such Parent Incentive Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use all reasonable efforts to administer the stock plan governing such Parent Incentive Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Option Plan governing the Company Incentive Options complied with such rule prior to the Merger.

Section 2.04.  Exchange of Certificates Prior to the Effective Time, Parent shall appoint an agent of recognized standing reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment of Merger Consideration. At the Effective Time, Parent shall deposit or cause to be deposited, with the Exchange Agent for the benefit of holders of certificates representing outstanding Shares (each a “Certificate”) or uncertificated Shares represented by book-entry (including CDIs held on an issuer-sponsored subregister or CHESS subsregister, the “Book-Entry Shares”) certificates or, at Parent’s option, evidence of shares in book-entry form representing shares of Parent Stock and cash in an amount sufficient to pay the aggregate Merger Consideration paid pursuant to Section 2.02. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.05(g). All shares of Parent Stock, cash, dividends and other distributions deposited with the Exchange Agent pursuant to this Section 2.04 shall hereinafter be referred to as the “Exchange Fund”.

Section 2.05.  Exchange Procedures; Surrender and Payment.  Promptly following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each Company Stockholder of record at the Effective Time (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate or Book Entry Share shall pass, only upon proper delivery of the completed letter of transmittal and any Certificate to the Exchange Agent) and (y) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(a) Surrender of Certificates.  Following the Effective Time, upon surrender of Certificates (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, in adherence with the applicable procedures set forth in the letter of transmittal, for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and signed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Shares or is otherwise required under Applicable Law.

(b) Certificates Only Represent Right to Receive Merger Consideration.  Each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration, without interest, or the right to demand to be paid the “fair value” of the Shares represented thereby as contemplated by Section 2.06. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(c) Stock Transfer Books; Share Transfers.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of either Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to either Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article 2. In the event of a transfer of ownership of Shares (including Book-Entry Shares) which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(d) Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund in Permitted Investments as directed by Parent on a daily basis from time to time. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent under this Article 2, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(e) Return of Exchange Fund.  Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Section 2.05 shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest. None of Parent, the Surviving Corporations, the Exchange Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(f) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or either Surviving Corporation with respect to such Certificate, and upon the delivery to the Exchange Agent of a duly completed letter of transmittal in accordance with this Section 2.05, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement, without interest.

(g) Dividends on Parent Stock.  No dividends or other distributions with respect to shares of Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.02(e), shall be paid to the holder of any Certificates not surrendered or of any Book-Entry Shares not transferred until such Certificates or Book-Entry Shares are surrendered or transferred, as the case may be, as provided in this Section 2.05. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Parent Stock have been registered, (i) promptly following such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.02(e) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares of Parent Stock.

(h) Withholding.  Parent, Merger Subsidiary, Merger Subsidiary Two, the Surviving Corporations and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Awards or otherwise pursuant to this Agreement such amounts as Parent, Merger

Subsidiary, Merger Subsidiary Two, such Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such amounts shall be paid over to the appropriate Governmental Authority in accordance with applicable Tax law and, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.06.  Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the Delaware Law, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 2.06) and shall entitle such Dissenting Stockholder only to be paid the “fair value” of such Dissenting Shares, in accordance with Section 262 of the Delaware Law, unless and until such Dissenting Stockholder (a) withdraws (in accordance with Delaware Law) or (b) effectively loses the right to dissent and receive the “fair value” of such Dissenting Shares under Section 262 of the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of “fair value” of Dissenting Shares prior to the Effective Time. The Company shall give Parent notice of any demand by a Dissenting Stockholder to be paid the “fair value” of its Dissenting Shares prior to the Effective Time, and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Delaware Law) or otherwise lost its right to dissent and receive the “fair value” of its Dissenting Shares, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent solely the right to receive the Merger Consideration pursuant to this Article 2, without interest.

Section 2.07.  Conversion of Shares in the Second Merger.  In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Intermediate Surviving Corporation or Merger Subsidiary Two or the holders of any shares of capital stock of Parent, the Intermediate Surviving Corporation or Merger Subsidiary Two, each share of common stock of the Intermediate Surviving Corporation and each share of common stock of Merger Subsidiary Two outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

ARTICLE 3

The Surviving Corporations

Section 3.01.  Certificates of Incorporation.  (a) Certificate of Incorporation of the Intermediate Surviving Corporation.  The Certificate of Incorporation of the Company shall be amended and restated as of the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Intermediate Surviving Corporation, until thereafter amended in accordance with Applicable Law.

(b) Certificate of Incorporation of the Surviving Corporation.  In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, and subject to Section 6.10(a), the Certificate of Incorporation of Merger Subsidiary Two shall be amended and restated as of the Second Merger Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  (a) Bylaws of the Intermediate Surviving Corporation.  The Bylaws of the Intermediate Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time.

(b) Bylaws of the Surviving Corporation.  In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, subject to Section 6.10(a), the Bylaws of the Surviving Corporation shall be amended and restated as of the Second Merger Effective Time to be identical to the Bylaws of Intermediate Surviving Corporation as in effect immediately prior to the Second Merger Effective Time.

Section 3.03.  Directors and Officers.  (a) Directors and Officers of the Intermediate Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

(b) Directors and Officers of the Surviving Corporation.  In the event the Continuity Percentage equals or exceeds the Reorganization Threshold, from and after the Second Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Intermediate Surviving Corporation at the Second Merger Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Intermediate Surviving Corporation at the Second Merger Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (which sets forth in each section or subsection thereof a specific reference to the particular Section or subsection of this Agreement to which the information set forth in such section or subsection relates and which contains, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of the of the Company’s covenants contained herein; provided, that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face; provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Company Material Adverse Effect), the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, and all amendments thereto, as currently in effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

Section 4.02.  Corporate Authorization.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of the outstanding shares of Company Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, Merger Subsidiary and Merger Subsidiary Two, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Applicable Laws relating to fraudulent transfers), reorganization, moratorium and similar Applicable Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b) (i) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has by unanimous vote of those present (i) determined that this Agreement and the transactions provided for herein are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared its advisability and approved the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(b)) to recommend in accordance with Applicable Law that the holders of Company Stock vote in favor of the adoption of this Agreement (the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval, license, permit, order or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the applicable requirements of the Exchange Act (including the filing of the Company Proxy Statement), (ii) any applicable state securities, takeover or “blue sky” laws, (iii) applicable requirements of the Corporations Act or ASIC, (iv) applicable requirements of the official listing rules of ASX (the “ASX Listing Rules”) and (v) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the pre-merger notification requirements of the HSR Act, (c) the filing and recordation of the Certificate of Merger and the Second Merger Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals, licenses, permits, orders or authorizations, or to make such filings or notifications would not have a Company Material Adverse Effect.

Section 4.04.  Non-contravention.  The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, as in effect on the date hereof, or any equivalent organizational or governing documents of any of its Subsidiaries as in effect on the date hereof, (b) assuming that all consents, approvals authorizations and other actions described in Section 4.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to the Company or of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of February 11, 2009 there are (i) 8,866,702 shares of Company Stock issued and outstanding, (ii) no shares of Company Stock held in the treasury of the Company or owned by any Subsidiary of the Company, (iii) 52,850 shares of Company Stock issuable upon exercise of outstanding Company Incentive Options, (iv) 645,524 shares of Company Stock issuable upon exercise of outstanding Company ESOPs, (v) 179,381 shares of Company Stock issuable pursuant to Company Stock-Based Awards and (vi) no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, 1,984,703 shares of Company Stock are reserved for issuance pursuant to the Loan Agreement. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list as of February 11, 2009 of each outstanding Company Option and Company Stock-Based Award, including, to the extent applicable, the holder thereof, date of grant, exercise price, vesting schedule, expiration date and number of shares of Company Stock subject thereto (the “Company Schedule of Options”).

(b) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.05(a), there are no (i) shares of capital stock, voting securities or other Equity Interests of the Company, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company, (iii) securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) are referred to collectively as the “Company Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities. Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, from December 31, 2008 through the date of this Agreement, the Company has not issued any Company Securities.

(c) As of the date of this Agreement, the aggregate Indebtedness of the Company and its Subsidiaries is less than $150,000. For purposes of this Agreement, “Indebtedness” means, without duplication, any (i) indebtedness of the Company and its Subsidiaries for borrowed money, (ii) obligations under any note, bond or other debt security, (iii) capitalized lease obligations of the Company and its Subsidiaries as determined in accordance with GAAP, (iv) outstanding obligations (e.g., unreimbursed draws) of the Company and its Subsidiaries with respect to letters of credit of the Company and its Subsidiaries, (v) obligations relating to interest, currency, and other hedging contracts and arrangements and (vi) guarantees of the Company and its Subsidiaries with respect to any of the foregoing.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified to do business, and, where such concept is recognized, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws or similar organizational or governing documents of each of its Subsidiaries, and all amendments thereto, as currently in effect. None of the Subsidiaries of the Company is in violation of its organizational or governing documents. Section 4.06(a) of the Company Disclosure Schedule contains a complete list of all of the Subsidiaries of the Company.

(b) Except as set forth in Section 4.06(b) of the Disclosure Schedule, all of the outstanding Equity Interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) subscriptions, options, warrants, rights, calls, contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) are referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.  ASX Filings, SEC Filings and the Sarbanes-Oxley Act.  (a) The Australian Company Subsidiary, and since the Redomicile, the Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under (i) the Corporations Act and the ASX Listing Rules (including the continuous disclosure requirements) and neither the Australian Company Subsidiary nor the Company, as applicable, has failed to make disclosure required by Rule 3.1 and/or 3.1B of the ASX Listing Rules since January 1, 2007 (collectively, the “Company ASX Documents”) and (ii) the Securities Act or the Exchange Act, as the case may be, since January 1, 2007 (collectively, the “Company SEC Documents”, and together with the Company ASX Documents, the “Company Public Documents”). Each Company Public Document (i) as of its date, complied as to form in all material respects with the applicable requirements of the Corporations Act, the ASX Listing Rules, the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), (A) in relation to the Company ASX Documents omit material required by the ASX Listing Rules or contravene Division 2 of Part 7.10 of the Corporations Act and (B) in relation to the Company SEC Documents, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents.

(b) Since January 1, 2007, the Australian Company Subsidiary, and since the Redomicile, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls and procedures are designed to ensure that all material information concerning the Company and the Subsidiaries of the Company that is required to be disclosed in the Company’s SEC filings and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Since December 31, 2008, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and the Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Document. Since January 1, 2007, the Australian Company Subsidiary, and since the Redomicile, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of ASX.

(c) Since January 1, 2007, neither the Company nor any Subsidiary of the Company nor, to the Company’s knowledge, any Representatives of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices.

Section 4.08.  Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Australian Company Subsidiary and the Company contained in the Company Public Documents (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Australian Company Subsidiary or the Company, as applicable, as of the respective dates thereof and the consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows of the Australian Company Subsidiary or the Company, as applicable, for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 4.09.  No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) that were incurred after September 30, 2008 in the ordinary course of business, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Company Financial Statements (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (d) that are not material to the Company and its Subsidiaries, taken as a whole.

Section 4.10.  Disclosure Documents.  (a) The proxy statement to be filed with the SEC and ASX and sent to the Company Stockholders in connection with the Company Stockholder Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”) and any amendments or supplements thereto, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, will not (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading or (ii) contravene the Corporations Act, including Division 2 of Part 7.10, or any ASIC class orders, policies and requirements, including any ASIC relief or “no action” letter issued by ASIC. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Corporations Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or required to be supplied by Parent, Merger Subsidiary or Merger Subsidiary Two and contained in or omitted from any of the foregoing documents.

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Australian Prospectus or any amendment or supplement thereto will, at the time lodged with ASIC and at all times on or before the Effective Time, contain a misleading or deceptive statement or omit material required by the Corporations Act or any relevant ASIC class orders, policies and requirements, including any ASIC relief or “no action” letter (except that the Company will not be in breach of this Section 4.10(b)(ii), if the Company, after becoming aware of a misleading or deceptive statement, omission or new circumstance that is materially adverse from the point of view of an investor, promptly supplies information to Parent for inclusion or incorporation by reference in a supplementary or replacement prospectus which corrects the deficiency).

Section 4.11.  Absence of Certain Changes.  Since December 31, 2007, except for transactions contemplated by this Agreement or related hereto, (a) the Company and its Subsidiaries have conducted their business in the ordinary course and in a manner consistent with past practice (except as otherwise set forth in the Company SEC Documents filed prior to the date of this Agreement, but excluding any “forward looking statements” or “risk factors” contained therein), (b) there has not been any Company Material Adverse Effect, (c) neither the Company nor any of its Subsidiaries has adopted or amended any material Company Benefit Plan and (d) neither the Company nor any of its Subsidiaries has taken any action of a type set forth in Sections 6.01(a), (b), (d) or (e).

Section 4.12.  Compliance with Applicable Laws; Permits.  (a) The Company and its Subsidiaries are and since January 1, 2007, have been in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority material to the Company or any of its Subsidiaries in the ownership, lease or operation of its properties or the operation of its business as it is now being conducted (the “Company Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been in violation of (i) any Company Permits or (ii) any Applicable Law, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act, the

“SSA”), the Australian National Health Act 1953 (Cth) (“NHA”) or the Australian Private Health Insurance Act 2007 (Cth) (“PHIA”), except in the case of clauses (i) or (ii) as would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries (i) is subject to any order or consent decree from any Governmental Authority, (ii) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the United States Food and Drug Administration (the “FDA”) or the Australian Therapeutic Goods Administration (the “TGA”) or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Company Permit or other requests or requirements of a Governmental Authority during the last three years or (iii) has received any communication from any Governmental Authority or been notified during the last three (3) years that any product exemption, approval or clearance or other Company Permit is withdrawn or modified or that such an action is under consideration except, in each case, as would not have a Company Material Adverse Effect, and the Company has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would have a Company Material Adverse Effect.

(c) The clinical tests conducted by or on behalf of or sponsored by the Company or its Subsidiaries or in which the Company or its products or product candidates or its Subsidiaries or its Subsidiaries’ products or product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with the relevant clinical trial protocol, generally accepted medical and scientific research procedures and all applicable local, state, federal and foreign laws, rules, regulations, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and the Declaration of Helsinki. No investigational device exemption filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency (including the TGA) has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit from a Governmental Authority relating to the Company and its Subsidiaries, its business and the Company and its Subsidiaries products and proposed products, when submitted to the FDA or other Governmental Authority (including the TGA) were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority (including the TGA).

(e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company or Company products or proposed products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10 1991) and any amendments thereto.

Section 4.13.  Litigation.  There is no investigation of which the Company has received notice and no action, suit or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the directors or officers of the Company, before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would have a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers or any of the other transactions contemplated hereby. To the Company’s knowledge, none of the Company or any of its Subsidiaries is subject to any material outstanding order, judgment, writ, award, injunction (whether temporary, preliminary, permanent or otherwise), decree or arbitration award of any Governmental Authority.

Section 4.14.  Material Contracts.  (a) Neither the Company nor any of its Subsidiary is a party to or bound by any Contract:

(i) which, as of the date hereof, and except as filed with the Company SEC Documents, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) that is reasonably expected to require the payment by the Company of a dollar amount in excess of $500,000 or extends for a period of 12 months or more (other than any contract or commitment that is terminable on 90 days or less notice without penalty or any confidentiality or non disclosure agreement);

(iii) with employees and contracts with other consultants, which are reasonably expected to involve payments by the Company or any Subsidiary of more than annual compensation of $150,000;

(iv) with respect to any joint venture or partnership arrangements, or with respect to any license or distribution agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any Third Party and relating to any product or planned product of the Company;

(v) pursuant to which any Indebtedness of the Company or any of its Subsidiaries greater than $25,000 is or may be incurred other than the Loan Documents and any Contract between or among the Company and/or wholly-owned Subsidiaries of the Company, or pursuant to which the Company guarantees the performance of the obligations of any Third Party;

(vi) relating to any pending acquisition or disposition by the Company or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vii) limiting the ability of the Company or any of its Subsidiaries or their respective successors and assigns to compete in any line of business or with any Person or in any geographic area, or restricting the right of the Company and its Subsidiaries or their respective successors and assigns from selling or purchasing from any Person or hiring any Person or that provides for any standstill or similar obligations restricting the ability of the Company to purchase securities of any other entity;

(viii) for the sale of goods or services to any Governmental Authority;

(ix) providing for any contingent payments by the Company or any of its Subsidiaries exceeding $250,000 in any one case;

(x) not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company; or

(xi) requiring a consent to, or otherwise containing a provision restricting a “change of control,” or that would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

(b) Each Contract of the type described in Section 4.14(a), whether or not set forth in Section 4.14(a) of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Section 4.14(a) of the Company Disclosure Schedule if such Contracts were not filed as exhibits to the Company SEC Documents), is referred to herein as a “Material Contract.”

(c) Except for matters that would not have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, and there is no breach, violation or default by the Company or any of its Subsidiaries under any of the Material Contracts, (ii) no Material Contract has been canceled by any other party thereto, (iii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received written notice of a default under any Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any Material Contract. As of the date hereof, true and correct copies of all Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts.

Section 4.15.  Taxes.  (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects and have been completed in accordance with Applicable Law. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice).

(b) All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business.

(c) No deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid. There are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. No claim has ever been made in writing by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(d) Subject to such exceptions as would not be material, all Taxes required to be withheld or collected by the Company and each of its Subsidiaries have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.

(e) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current Taxes not yet due and payable, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return or (ii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(h) Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(i) Neither the Company nor any of its Subsidiaries (i) has realized a material amount of Tax liability as a result of the application of Section 7874(b) of the Code; and (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(j) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

(k) The election on Form 8832 to treat the Australian Company Subsidiary as an entity that is disregarded as separate from the Company for U.S. Federal Tax purposes that was filed with the IRS is valid and has not been withdrawn.

(l) As of the date hereof, and, provided that the Continuity Percentage is greater than or equal to the Reorganization Threshold, as of the Closing Date: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the

Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) As used in this Agreement, (i) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, escheat, environmental, alternative or add-on minimum, transfer and value-added taxes and any liability for any of the foregoing as a successor or a Subsidiary, and (ii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed or required to be filed with any Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.16.  Employee Benefit Plans; Employees and Employment Practices.  (a) Section 4.16 of the Company Disclosure Schedule contains a true, correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries and maintained or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its Representatives copies of (a) each Company Benefit Plan other than any Company Benefit Plan that is maintained on behalf of employees outside of the United States and Australia, (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. No condition or circumstance since the date of the documents provided in accordance with this Section 4.16(a) above would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Company or any of its Subsidiaries and no plans exist to materially amend any Company Benefit Plan or to provide material increased benefits thereunder to any employee, except as required by Applicable Law.

(b) Each Company Benefit Plan has been maintained, funded and administered in material compliance with its terms, any applicable provisions of ERISA and/or the Code and any other Applicable Laws. There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or any other Governmental Authority or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) nor to the knowledge of the Company is there any basis for any such audits, claims, suits, investigations, inquiries or proceedings. To the knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d) None of the Company, any of its Subsidiaries or any trade or business that, together with the Company or any of its Subsidiaries, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes, or has been required to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under Title IV of ERISA or Section 412 of the Code.

(e) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, its Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

(f) None of the Company Benefit Plans that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is self-insured. Except as has not had and would not have a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

(g) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against the Company or any of its Subsidiaries, and no such disputes have occurred or, to the knowledge of the Company or any of its Subsidiaries, been threatened, during the past three years. None of the Company or any of its Subsidiaries is subject to any outstanding labor or employment-related order, settlement, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, and no material charges or complaints have been brought, or, to the knowledge of the Company and any of its Subsidiaries, been threatened, against the Company during the past three years. Each of the Company and its Subsidiaries is in compliance with all Applicable Laws respecting labor, employment, fair employment practices, human rights, employment standards, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits premiums, remittances or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or any court of competent jurisdiction. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Within the past three years, to the extent that the Company or any of its Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.

(h) Except for amounts payable under the terms of the Incentive Agreements, neither the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Company or its Subsidiaries (whether or not under any Company Benefit Plan), or materially increase the benefits payable or provided under any Company Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits. The Company has made available to Parent any and all copies (or accurate and complete descriptions thereof if unwritten) of Company Benefit Plans, together with, as applicable, accurate and complete copies of any and all Contracts, for Parent to make a good faith estimate of the total amount of all payments and the fair market value of all non-cash benefits that may become payable or provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries under the Company Benefit Plans.

(i) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G of the Code). No director, officer, employee or independent contractor of the Company is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the Code being imposed on such person.

(j) Each Person who is an independent contractor is properly classified as an independent contractor for purposes of all employment-related Applicable Law and all Applicable Law concerning the status of independent contractors. Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(k) Neither the Company nor any of its Subsidiaries maintains, or sponsors any nonqualified deferred compensation plan subject to Section 409A of the Code. With respect to any such nonqualified deferred compensation plan listed in Section 4.16(k) of the Company Disclosure Schedule, (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(l) All Company Stock Awards have been appropriately authorized by the Company’s Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price or the methodology for determining the exercise or purchase price and the substantive terms of the Company Stock Awards. All Company Options granted to employees and directors reflect the fair market value of the Company Stock as determined under Section 409A of the Code on the date the option was granted. No Company Stock Awards have been retroactively granted, or the exercise or purchase price of any Company Stock Award determined retroactively.

(m) The Company has registered all Company Stock Awards, whether or not currently outstanding, pursuant to one or more S-8 Registration Statements that the Company is required to register under Applicable Law, and the Company has maintained the effectiveness of such S-8 Registration Statements.

Section 4.17.  Intellectual Property Matters.  (a) As used in this Agreement, the term “Intellectual Property” means all of the following forms of intellectual property and all intellectual property rights arising under the laws of the United States and Australia or any other jurisdiction with respect thereto: (i) trade names, trademarks and service marks, domain names, trade dress and similar brand identifiers and applications to register any of the foregoing, together with the goodwill associated exclusively therewith (collectively, “Marks”), (ii) inventions, methods, processes, utility models, industrial designs and any patents and patent applications with respect to the foregoing (collectively, “Patents”), (iii) works of authorship and any copyrights, copyright registrations and applications therefor (collectively, “Copyrights”) and (iv) trade secrets, know-how, and proprietary and confidential information (including, to the extent protectable, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, databases, and customer lists), in each case that derives economic value (actual or potential) from not being generally known, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b) Section 4.17(b)(1) of the Company Disclosure Schedule sets forth an accurate and complete list of all Marks that are Registered IP owned by the Company or any of its Subsidiaries (collectively, “Company Registered Marks”); Section 4.17(b)(2) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents that are Registered IP owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Patents”); and Section 4.17(b)(3) of the Company Disclosure Schedule sets forth an accurate and complete list of all Copyrights that are Registered IP owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Registered Patents, the “Company Registered IP”). To the knowledge of the Company, the Company Registered IP is valid and enforceable. No written notice or claim challenging the validity, enforceability or scope of, or alleging the misuse of, any of the Company Registered IP has been received by the Company or any of its Subsidiaries. The Company or a Subsidiary has taken all reasonable actions necessary to record, maintain and perfect its rights in each item of Company Registered IP that is material to the conduct of the businesses of the Company or its Subsidiaries as currently conducted.

(c) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all of the Trade Secrets of the Company and its Subsidiaries. The Company and its Subsidiaries have entered into a written agreement with all current or former employees, consultants, contractors and to the knowledge of the Company, other Persons who have directly participated in the conception or creation of any material Intellectual Property owned by the Company (the “Company Intellectual Property”) (each such Person a “Company Contributor”) that assigns to the Company or its Subsidiaries all such Company Contributor’s right, title and interest in such Company Contributor’s contribution to the Company Intellectual Property.

(d) Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own all Company Intellectual Property free and clear of any Liens (other than non-exclusive licenses of Company Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business). Neither the Company nor any of its Subsidiaries has granted exclusive rights under any Company Intellectual Property to a Third Party. None of the Company Intellectual Property is subject to any outstanding order, judgment, or stipulation by or before a Governmental Authority restricting the use thereof by the Company or its Subsidiaries.

(e) The Company or its Subsidiaries own, and/or possess adequate licenses or other valid rights to use, all of the Intellectual Property (excluding Patents owned by Third Parties) that is necessary for the conduct of the businesses of the Company and its Subsidiaries, as currently conducted, and, to the knowledge of the Company, the Company or its Subsidiaries own, and/or possess adequate licenses or other valid rights to use, all Patents owned by Third Parties that are necessary for the conduct of the businesses of the Company and its Subsidiaries, as currently conducted.

(f) The consummation of the transactions contemplated by this Agreement shall not (i) result in the loss of material rights granted under or adversely impact the effectiveness of any material licenses of Intellectual Property to the Company or any of its Subsidiaries from any Third Party or any material written covenants not to sue in favor of the Company or any of its Subsidiaries with respect to Intellectual Property of a Third Party (collectively, “In Licensed Company IP Agreement”) or (ii) cause or require the Company or any of its Subsidiaries to grant to a Third Party a license, a written covenant not to sue, or other right to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is in material breach of or default under any In Licensed Company IP Agreement nor, to the knowledge of the Company, is any other party to any In Licensed Company IP Agreement in breach of or default under such In Licensed Company IP Agreement.

(g) To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not, in any material respect, infringe upon, misappropriate or violate any Intellectual Property of any Third Party. Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or claim alleging that any such infringement, misappropriation, or violation has occurred. To the knowledge of the Company, (i) no Third Party is, in any material respect, misappropriating or infringing any material Company Intellectual Property and (ii) no Third Party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

Section 4.18.  Environmental Matters.  (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law, (ii) “Environmental Law” means any Applicable Law (as of the date of this Agreement) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b) To the Company’s knowledge, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c) Neither the Company nor any of its Subsidiaries has (i) to the Company’s knowledge, placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with Applicable Law, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company’s or any of its Subsidiaries’ current or former properties or operations or (iii) any knowledge or reason to know, nor has it received any written notice (A) of any violation of, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, (B) of the institution or pendency of any action, suit, investigation or proceeding by any Governmental Authority or any Third Party in connection with any such violation or liability, (C) of any requirement to investigate, respond to or remediate Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties, (D) of any allegation of noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in significant liability or (E) of any demand for payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or of any demand for payment by the Company or any of its Subsidiaries for response to or remediation of Hazardous Substances at any other properties.

(d) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property formerly owned, or currently or formerly occupied by the Company or any of its Subsidiaries which have not been made available to Parent.

(e) To the Company’s knowledge, no underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(g) Neither the Company nor any of its Subsidiaries has received written notice that they are required to make any capital or other expenditures to comply with any Environmental Law nor, to the Company’s knowledge, is there any reasonable basis on which any Governmental Authority could take action that would require such capital or other expenditures.

Section 4.19.  Products.  Since January 1, 2005, neither the Company nor any of its Subsidiaries has been a party to any material litigation, arbitration or proceeding based upon a breach of warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability arising from the manufacture or sale of its products.

Section 4.20.  Insurance.  Section 4.20 of the Company Disclosure Schedule contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, workmen’s compensation and other forms of insurance relating to the business and operations of the Company or any of its Subsidiaries in each case which are in force as of the date hereof (the “Insurance Policies”). The Company or a Subsidiary of the Company has made any and all payments required to maintain all of the material Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 4.21.  Title to and Sufficiency of Assets.

(a) Set forth in Section 4.21(a) of the Company Disclosure Schedule is a description of each lease of real property under which the Company or any of its Subsidiaries is a lessee, lessor, sublessee or sublessor (the “Leased Property”). Neither the Company nor any of its Subsidiaries own any real property.

(b) The Company has good and marketable leasehold title to the Leased Property and to all plants, buildings, fixtures and improvements thereon, free and clear of any Liens, other than Permitted Liens. True and complete copies of all leases to which the Company is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests (the “Property Leases”) (including all amendments, modifications and supplements thereto) have been made available to Parent. All of the Property Leases are in full force and effect and are valid and enforceable against the Company or its Subsidiary as the case may be, in accordance with their terms.

(c) As used herein, “Permitted Liens” means Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used.

Section 4.22.  Certain Business Practices.  None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar Applicable Laws or (iii) made any payment in the nature of criminal bribery.

Section 4.23.  Affiliate Transactions.  No executive officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent or more of the Company Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the twelve (12) month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.24.  Brokers.  Except for J.P. Morgan Securities Inc., and the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has made available a true, correct and complete copy of its engagement letter with J.P. Morgan Securities Inc. to Parent.

Section 4.25.  Opinion of Financial Advisor.  The Company has received the written opinion (or an oral opinion to be confirmed in writing) of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Company Stock.

Section 4.26.  Antitakeover Statutes; No Rights Plan.

(a) The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover law or similar statute or regulation (including the interested stockholder provisions codified in Section 203 of the Delaware Law) or any anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company is applicable to Parent, Merger Subsidiary or Merger Subsidiary Two in connection with this Agreement, the Mergers, the Support Agreements or the other transactions contemplated by this Agreement, and, accordingly, no such anti-takeover law or similar statute or regulation and no such provision applies or purports to apply to any such transactions.

(b) There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

ARTICLE 5

Representations and Warranties of Parent

Except as set forth in the Parent Disclosure Schedule (which sets forth in each section or subsection thereof a specific reference to the particular Section or subsection of this Agreement to which the information set forth in such section or subsection relates and which contains, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of the of the covenants of Parent, Merger Subsidiary and Merger Subsidiary Two contained herein; provided, that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face; provided, further, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Parent Material Adverse Effect), Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Merger Subsidiary and Merger Subsidiary Two is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Subsidiary and Merger Subsidiary Two has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Subsidiary and Merger Subsidiary Two is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of its Articles of Incorporation and Bylaws, and all amendments thereto, as currently in effect. Parent is not in violation of its Articles of Incorporation or Bylaws.

Section 5.02.  Corporate Authorization.

Each of Parent, Merger Subsidiary and Merger Subsidiary Two has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent, Merger Subsidiary and Merger Subsidiary Two, the performance by each of Parent, Merger Subsidiary and Merger Subsidiary Two of its obligations hereunder and the consummation by each of Parent, Merger Subsidiary and Merger Subsidiary Two of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of them, and no other corporate proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger and the Second Merger Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by each of Parent, Merger Subsidiary and Merger Subsidiary Two and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent, Merger Subsidiary and Merger Subsidiary Two, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.03.  Governmental Authorization.  The execution and delivery of this Agreement by each of Parent, Merger Subsidiary and Merger Subsidiary Two do not, and the performance by each of Parent, Merger Subsidiary and Merger Subsidiary Two of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require Parent, Merger Subsidiary or Merger Subsidiary Two to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under the Exchange Act (including the filing of the Registration Statement) and the Corporations Act (including the filing of the Australian Prospectus), any applicable state securities, takeover or “blue sky” laws and the rules and regulations of NASDAQ, (b) pursuant to the pre-merger notification requirements of the HSR Act, (c) the filing and recordation of the Certificate of Merger and the Second Merger Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals, licenses, permits, orders or authorizations, or to make such filings or notifications would not have a Parent Material Adverse Effect.

Section 5.04.  Non-contravention.  The execution and delivery by each of Parent, Merger Subsidiary and Merger Subsidiary Two of this Agreement do not, and the performance by each of Parent, Merger Subsidiary and Merger Subsidiary Two of its obligations hereunder and the consummation by each of Parent, Merger Subsidiary and Merger Subsidiary Two of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Parent as in effect on the date hereof, or any equivalent organizational or governing documents of any Subsidiaries of Parent, as in effect on the date hereof, (b) assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to Parent, Merger Subsidiary or Merger Subsidiary Two or by which any of their properties or assets are bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect.

Section 5.05.  Capitalization.  The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”), of which 540,541 shares have been designated Series A, 500,000 shares have been designated Series B and 100,000 shares have been designated Series RP. As of February 11, 2009 there are (a) 56,417,263 shares of Parent Stock issued and outstanding, (b) 7,589,427 shares of Parent Stock reserved for issuance under employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent, of which 4,257,031 shares were subject to outstanding options or other rights, (c) 7,290,486 shares of Parent Stock reserved for issuance upon conversion of outstanding Indebtedness and (d) no shares of Parent Preferred Stock issued and outstanding. The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

Section 5.06.  SEC Filings.  (a) Parent has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2007 (collectively, the “Parent SEC Documents”). Each Parent SEC Document (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the reporting requirements of the Exchange Act. As of the date hereof, there are no unresolved comments received by the Parent from the SEC staff with respect to any Parent SEC documents.

(b) Since January 1, 2007, Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of Parent, alleged fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls and procedures are designed to ensure that all material information concerning Parent and its Subsidiaries that is required to be disclosed in the Parent SEC Documents and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of the Parent’s SEC filings and other public disclosure documents. Since December 31, 2007, Parent has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, and Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document. Since January 1, 2007, Parent has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Since January 1, 2007, neither Parent nor any Subsidiary of Parent nor, to Parent’s knowledge, any Representatives of Parent or any Subsidiary of Parent has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Subsidiary of Parent has engaged in questionable accounting or auditing practices.

Section 5.07.  Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Parent Financial Statements presents fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of income, shareholder’s equity and cash flows of Parent for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 5.08.  Disclosure Documents.  (a) None of (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Stock in connection with the Merger (the “Registration Statement”), or any amendments or supplements thereto, at the time it becomes effective under the Securities Act will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Australian Prospectus (as amended or supplemented) at the time it is lodged with ASIC and at all times on or before the Effective Time, will contain a misleading or deceptive statement or omit material required by the Corporations Act or any relevant ASIC class orders, policies and requirements (except that Parent will not be in breach of this Section 5.08(a)(ii), if Parent, after becoming aware of a misleading or deceptive statement, omission or new circumstance that is materially adverse from the point of view of an investor, promptly lodges a supplementary or replacement prospectus with ASIC which corrects the deficiency). The Registration Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the Australian Prospectus (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Corporations Act. Notwithstanding the foregoing, none of Parent, Merger Subsidiary or Merger Subsidiary Two makes any representation or warranty with respect to any information (i) supplied or required to be supplied by the Company and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Company Proxy Statement, except to the extent set forth in Section 5.08(b).

(b) None of the information supplied or to be supplied by Parent, Merger Subsidiary or Merger Subsidiary Two for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

Section 5.09.  Compliance with Applicable Laws; Permits.  (a) Parent and its Subsidiaries are and since January 1, 2007, have been, in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority material to Parent or any of its Subsidiaries in the ownership, lease or operation of its properties or the operation of its business as it is now being conducted (the “Parent Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened. Neither Parent nor any of its Subsidiaries has been in violation of (i) any Parent Permits or (ii) any Applicable Law, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws, including under any Federal Health Care Program (as defined in Section 1128B(f) of the SSA), except in the case of clauses (i) or (ii) as would not have a Parent Material Adverse Effect.

(b) None of Parent or any of its Subsidiaries (i) is subject to any order or consent decree from any Governmental Authority, (ii) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Parent Permit or other requests or requirements of a Governmental Authority during the last three years or (iii) has received any communication from any Governmental Authority or been notified during the last three (3) years that any product exemption, approval or clearance or other Parent Permit is withdrawn or modified or that such an action is under consideration except, in each case, as would not have a Parent Material Adverse Effect, and Parent has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would have a Parent Material Adverse Effect.

(c) The clinical tests conducted by or on behalf of or sponsored by Parent or its Subsidiaries or in which Parent or its products or product candidates or its Subsidiaries or its Subsidiaries’ products or product candidates have participated were and, if still pending, are being conducted in all material respect in accordance with the relevant clinical trial protocol, generally accepted medical and scientific research procedures and all applicable local, state, federal and foreign laws, rules, regulations, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and the Declaration of Helsinki. No investigational device exemption filed by or on behalf of Parent or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the knowledge of Parent, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Parent or its Subsidiaries.

(d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Parent Permit from a Governmental Authority relating to Parent and its Subsidiaries, its business and Parent and its Subsidiaries products and proposed products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(e) Neither Parent nor any of its Subsidiaries is the subject of any pending or, to the knowledge of Parent, threatened investigation in respect of Parent or Parent products or proposed products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10 1991) and any amendments thereto.

Section 5.10.  Litigation.  There is no investigation of which any of Parent, Merger Subsidiary and Merger Subsidiary Two has received notice and no action, suit, or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, or, to the knowledge of Parent, any directors or officers of Parent, before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would have a Parent Material Adverse Effect.

Section 5.11.  Brokers.  Except for Banc of America Securities, LLC, the fees and expenses of which will be paid by Parent, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.12.  Merger Subsidiary and Merger Subsidiary Two.  Merger Subsidiary and Merger Subsidiary Two were formed solely for the purpose of engaging in the transactions contemplated hereby and have engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Subsidiary and Merger Subsidiary Two is owned directly by Parent.

Section 5.13.  Tax Treatment.  As of the date hereof, and, provided that the Continuity Percentage is greater than or equal to the Reorganization Threshold, as of the Closing Date: (a) none of Parent, Merger Subsidiary or Merger Subsidiary Two or, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (b) Parent is not aware of any agreement, plan or other circumstance that would prevent the Mergers, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.14.  Capital Resources.  Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to deposit the aggregate Cash Consideration payable pursuant to Section 2.02 with the Exchange Agent in accordance with Section 2.04.

Section 5.15.  FIRPTA.  Parent has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

ARTICLE 6

Covenants

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, except as expressly contemplated in this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or with prior written consent of Parent, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of the Company Permits, (iii) keep available the services of its current officers and key employees and (iv) maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent Parent shall not, acting from Parent’s own point of view, unreasonably withhold or delay), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its Certificate of Incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries (except for dividends paid by any of its wholly-owned Subsidiaries the Company or to any other wholly-owned Subsidiary), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Stock upon the vesting and/or exercise of Company Stock Awards that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Awards as in effect on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any loans, advances or capital contributions to, or investments in, any Equity Interests or equity securities in any Person or any assets, loans or debt securities thereof other than in wholly-owned Subsidiaries of the Company or in the ordinary course of business consistent with past practice, (ii) sell, lease or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise), or create or incur any Lien on, any business organization or division thereof or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire (other than in the ordinary course of business consistent with past practice), or sell or exclusively license to any Person, any material Company Intellectual Property, (iv) authorize any material new capital expenditures, in the aggregate, in excess of one hundred ten percent (110%) of the capital expenditures set forth in the Capital Expenditure and Loan Proceeds Budget or (v) use any of the proceeds from loans drawn under the Loan Documents other than in accordance with Section 6.02 of the Loan Agreement included in the Loan Documents;

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or among wholly-owned Subsidiaries);

(f) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any other Person, other than, in each case, Indebtedness arising under the Loan Documents;

(g) (i) renew or enter into any Contract or other arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto from, in each case, engaging or competing in any line of business, in any location or with any Person, (ii) enter into any new line of business outside of its existing business segments or (iii) enter into or, except as in the ordinary course of business consistent with past practice, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(h) (i) enter into any exclusive license, distribution, marketing or sales Contracts or (ii) grant “most favored nation” or similar pricing to any Person;

(i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) to Third Parties, other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements or (B) incurred since the date of the most recent Company Financial Statements in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

(j) settle, or offer or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, or (ii) any material litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, or commence any material litigation, investigation, arbitration or proceeding against any Third Party;

(k) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, products, operations and activities of the Company and its Subsidiaries substantially equal to those currently in effect;

(l) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries (except with respect to employees who are not directors or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (iv) terminate, establish, adopt or amend (except as reasonably necessary to comply with Applicable Law) any Company Benefit Plan covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, or pay any benefit not provided for by any existing Company Benefit Plan;

(m) change the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(n) except as required by Applicable Law, make or change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(o) agree, resolve or commit to do any of the foregoing or take any action which would reasonably be expected to result in any of the conditions to the Mergers set forth in Article 7 not being satisfied; or

(p) fail to make disclosure as required under the Corporations Act and the ASX Listing Rules (including the continuous disclosure requirements).

Section 6.02.  Conduct of Parent.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or with prior written consent of the Company, (a) Parent shall not amend its Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in any manner that would have a disparate effect on the Company Stockholders, as holders of Parent Stock at and following the Effective Time, relative to other holders of Parent Stock, and (b) Parent shall not amend its Articles of Incorporation to provide for any class of capital stock with rights to distributions or upon a liquidation (including upon a merger, consolidation, asset sale or similar transaction) that are superior to those of the Parent Stock, other than an amendment in connection with a shareholder rights plan, “poison pill” anti-takeover plan or other similar device.

Section 6.03.  Proxy Statement and Registration Statement; Company Stockholder Meeting.  (a) Proxy Statement and Registration Statement.  Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof (i) the Company shall prepare and file with the SEC the Company Proxy Statement, (ii) Parent shall prepare and file with the SEC the Registration Statement in which the Company Proxy Statement will be included as a prospectus and (iii) Parent shall prepare and file a prospectus (the “Australian Prospectus”) with ASIC in connection with the issuance of shares of Parent Stock in connection with the Merger which will be mailed by the Company to Company Stockholders. The Company and Parent, after consultation with each other, will use their respective commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Company Proxy Statement or the Registration Statement and to any comments made by ASIC with respect to the Australian Prospectus. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC and each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement become effective under the Securities Act, in each case, as promptly as practicable after such filing.

(b) Each of Parent and the Company shall furnish all information as may be reasonably requested or may be required by the other in connection with the preparation, filing and distribution of the Company Proxy Statement, the Registration Statement and the Australian Prospectus. No filing of, or amendment or supplement to, the Registration Statement or the Australian Prospectus will be made by Parent, and no filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon and including therein any comments reasonably proposed. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement, the Australian Prospectus or the Company Proxy Statement as required by Applicable Law, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or ASIC, as applicable, and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Parties shall notify each other promptly of the time when the Registration Statement has become effective and of the time when the Australian Prospectus is lodged with ASIC, of the issuance of any stop order, interim stop order or suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the receipt of any comments from the SEC or ASIC or the staff of the SEC or ASIC and of any request by the SEC or ASIC or the staff of the SEC or ASIC for amendments or supplements to the Company Proxy Statement, the Registration Statement or the Australian Prospectus, as applicable, or for additional information, and shall supply each other with copies of all formal correspondence between it or any of its Representatives, on the one hand, and the SEC or ASIC or the staff of the SEC or ASIC, on the other hand, with respect to the Company Proxy Statement, the Registration Statement, the Australian Prospectus or the Merger.

(c) As promptly as practicable after Parent has filed with the SEC the Registration Statement or any amendments or supplements thereto, the Company shall cause a copy to be filed with ASX. As promptly as practicable after the Registration Statement has become effective and the Australian Prospectus has been lodged with ASIC, the Company shall cause the Company Proxy Statement, Registration Statement and Australian Prospectus to be filed with ASX in accordance with Applicable Law and its obligations under Section 6.03(d). Subject to and without limiting the rights of the Board of Directors of the Company pursuant to Section 6.04(b), the Company Proxy Statement shall include the Company Board Recommendation.

(d) Stockholder Meeting.  Unless this Agreement has been terminated in accordance with Section 8.01, (i) the Company shall establish a record date for, duly call, give notice of, convene and hold either (A) a special meeting of the Company Stockholders solely for the purpose of obtaining the Company Stockholder Approval or (B) the Company’s annual meeting of the Company Stockholders solely for the purpose of obtaining the Company Stockholder Approval, electing directors of the Company, ratifying the selection of the Company’s independent public accountants, authorizing the compensation arrangements to the Persons and in the amounts as set forth in Schedule 6.03(d) and voting on any stockholder proposals properly brought before such meeting (any such meeting held for the purpose of obtaining the Company Stockholder Approval, the “Company Stockholder Meeting”), on or prior to the date that is, subject to the Registration Statement having become effective, the earlier of (x) forty-five (45) days after the applicable waiting period (including any extensions thereof) under the HSR Act shall have expired or been terminated and (y) October 15, 2009 (or, if the Registration Statement has not become effective by the earlier of such dates, within forty-five (45) days after such date on which the Registration Statement becomes effective), (ii) without limiting the foregoing, prior to any such Company Stockholders Meeting and with sufficient time to allow the Company to comply with its obligations pursuant to Section 6.03(d)(i) in accordance with Applicable Law and the provisions of its Certificate of Incorporation and Bylaws, the Company shall cause the Company Proxy Statement, Registration Statement and Australian Prospectus to be mailed to the Company Stockholders in accordance with Applicable Law and the Company’s obligations under Section 6.03(c), (iii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iv) comply with all legal requirements applicable to such meeting. Provided this Agreement has not otherwise been terminated pursuant to Section 8.01, the Company’s obligations pursuant to this Section 6.03(d) shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Acquisition Proposal, or by an Adverse Recommendation Change.

Section 6.04.  No Solicitation; Other Offers.  (a) Subject to Section 6.04(b), the Company shall not, and the Company shall cause its Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish or disclose any information relating to the Company or any of its Subsidiaries or knowingly cooperate in any way with, or knowingly take any action to facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or publicly recommend any Acquisition Proposal or take any public action or make any public statement inconsistent with the Company Board Recommendation, including any failure to include the Company Board Recommendation in the Company Proxy Statement) (any of the

foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement, agreement in principle, letter of intent, or other similar instrument relating to any Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party (other than Parent and its Representatives) that may be ongoing as of the date hereof with respect to any actual or potential Acquisition Proposal. The Company shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by the Company, any of its Subsidiaries or any of its or their Representatives.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval (x) in response to a written Acquisition Proposal received by the Company after the date hereof that was not solicited in violation of Section 6.04(a) and with respect to which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) that its failure to take the applicable action set forth in clauses (A), (B) or (C) below with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Applicable Law, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, in response to such Acquisition Proposal, and subject to compliance with Section 6.04(c) and Section 6.04(d), (A) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives, (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal or (C) in the event that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change and/or enter into an agreement (or any letter of intent, acquisition agreement or similar agreement with respect to such Superior Proposal) regarding such Superior Proposal or (y) other than in connection with an Acquisition Proposal, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that its failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or enter into an agreement, in each case, with respect to any Superior Proposal unless (1) the Company has given Parent three (3) Business Days prior written notice of its intention to take such action (it being understood and agreed that, in connection with either of the foregoing relating to a Superior Proposal, any change to the consideration offered or other material terms of any Superior Proposal shall require an additional notice to Parent and a new two (2) Business Day notice period), (2) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed by Parent and shall (x) not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect or (y) have determined to make such Adverse Recommendation Change even if such changes were to be given effect and (3)(x) the Company has complied in all material respects with its obligations under this Section 6.04 and (y) in the event that the Board of Directors of the Company has determined to enter into an agreement regarding such Superior Proposal, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.01(d)(ii) hereof and the Company pays Parent the Company Termination Fee in accordance with Section 8.03.

(c) The Company shall promptly (and in any event within two (2) Business Days) advise Parent orally and in writing of (i) the receipt of any indication in writing that a Third Party is considering or may be considering making an Acquisition Proposal or (ii) the receipt of any Acquisition Proposal, in each case, along with the identity of the Person making any such Acquisition Proposal, and, to the extent available, the Company shall provide Parent with a copy or a written summary of the material terms of any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status on a current basis (including any change to the material terms) of any such Acquisition Proposal, potential Acquisition Proposal or information request. Following a determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination together with a copy of any written summary or any draft or definitive agreements related to such Superior Proposal and a summary of the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(d) Prior to furnishing any information to or entering into discussions or negotiations with any Person making an Acquisition Proposal pursuant to Section 6.04(b), the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to the Company than, in the aggregate, those contained in the Confidentiality Agreement dated as of November 14, 2008 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent). The Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to any Person making an Acquisition Proposal. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, or enter into any confidentiality agreement pursuant to this Section 6.04(d) that contains a standstill provision that is less favorable to the Company than the standstill provision contained in the Confidentiality Agreement (or that does not include any standstill provision), unless the failure to take such action by the Board of Directors of the Company would be reasonably expected to be inconsistent with its fiduciary duties to Company Stockholders under Applicable Law (in which case, such termination, waiver, amendment or modification, or the terms of any standstill provision contained in any confidentiality agreement entered into pursuant to this Section 6.04(d) that is less favorable to the Company than the standstill provision contained in the Confidentiality Agreement (or the absence of any such standstill provision), shall also apply to the Confidentiality Agreement, to the extent applicable).

(e) Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall prohibit or restrict the Company or the Board of Directors of the Company from (a) taking and/or disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, the Board of Directors of the Company, determines in good faith (after consultation with its outside legal counsel and financial advisors) that it is required to do so under Applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.04(e) affect the obligations of the Company specified in Section 6.04(b).

Section 6.05.  Access to Company Information.  (a) Subject to Section 6.05(b), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to: (a) provide to Parent and each of its respective Representatives reasonable access during normal business hours and upon reasonable prior notice to the Company and its Subsidiaries, to the officers, employees, agents, Contracts, properties, assets, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (b) furnish, or cause to be furnished, (i) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of or information concerning the Company and its Subsidiaries as Parent or its respective Representatives may reasonably request and (ii) to Parent, with respect to each fiscal month ending after the date of this Agreement, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of operations and cash flows (which the Company shall furnish to Parent promptly following the end of each such month); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would (a) contravene Applicable Law or (b) jeopardize the attorney-client privilege or any similar applicable privilege of the Company or its Subsidiaries; provided that the Parties shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that does contravene Applicable Law or jeopardize any such privilege. No investigation made or information provided, made available or delivered to Parent, Merger Subsidiary, Merger Subsidiary Two or any of their respective Representatives pursuant to this Section 6.05 shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

(b) Confidentiality and Restrictions.  Any information provided, made available or delivered by the Company or any of their respective Subsidiaries or any of their respective Representatives to Parent or any of its Representatives pursuant to this Section 6.05 shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.

Section 6.06.  Further Action; Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Mergers and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (a) prepare and file as soon as practicable all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by Applicable Law to be filed in order to consummate the Merger and the other transactions contemplated hereby, and take such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Governmental Authority relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) any Notification and Report Forms and related material required in connection with the HSR Act with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) in connection with the HSR Act (which shall be filed no later than ten (10) Business Days following the date of this Agreement) and (ii) any form or report required by any other Governmental Authority relating to any other Regulatory Approval, (b) take all actions necessary to cause all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)) to be satisfied as soon as practicable and (c) execute and deliver any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement; provided, however, that the Parties hereto understand and agree that the reasonable best efforts of any Party hereto shall not require any Party or its Affiliates or Subsidiaries to: (i) agree to or effect any divestiture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of any Party or any of its Affiliates or Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any contracts of any Party or any of its Affiliates or Subsidiaries or (iii) otherwise waive, abandon or alter any material rights or obligations of any Party or any of its Subsidiaries or Affiliates.

(b) Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the Mergers and the other transactions contemplated hereby. Subject to Applicable Law and the attorney-client and similar applicable privileges, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated hereby.

(c) Each Party shall (a) subject to Section 6.06(d) below, respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with Regulatory Approvals and antitrust matters, (b) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (c) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the Mergers or the other transactions contemplated by this Agreement. Except for the Mergers and without limiting the Parties’ other obligations under this Agreement, none of the Parties shall enter into or consummate any merger or other acquisition of a business or any similar transaction (other than a license of Intellectual Property entered into in the ordinary course of business), that would reasonably be expected to make it less likely that the conditions set forth in Section 7.01(b) and Section 7.01(c) would be satisfied in a timely manner.

(d) In connection with and without limiting the foregoing, each Party shall, subject to Applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (a) promptly notify the other Parties of any material written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other regulatory Governmental Authority concerning this Agreement, the Mergers or the other transactions contemplated hereby, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Mergers or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion and (c) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority, including any regulatory authority, or its members or their respective staffs on the other hand, with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 6.07.  Notices of Certain Events.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice the Company, of (a) any material notice or other material communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Mergers or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Mergers or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, materially delay or impede, or would reasonably be expected to prevent, materially delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.07 prior to the Closing Date in and of itself will not constitute the failure of any condition set forth in Article 7 or Article 8 to be satisfied unless (i) such failure materially prejudices another Party’s ability to exercise its rights or remedies hereunder prior to the Effective Time or (ii) the underlying event would independently result in the failure of a condition set forth in Article 7 or Article 8 to be satisfied.

Section 6.08.  Public Announcements.  The initial press release with respect to this Agreement, the Mergers and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Subsidiaries and Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Mergers or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent or any of its Subsidiaries or their respective Representatives or (b) Parent, in the event the disclosing party is the Company or any of its Subsidiaries or their respective Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, Applicable Law or the rules or regulations of NASDAQ, ASX or any other securities exchange on which the Company Stock or the Parent Stock is listed, such Party may make such press release or public announcement, in which case the disclosing Party shall use its commercially reasonable efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.09.  Obligations with Respect to Continuing Employees and Benefit Matters.  (a) For a period of twelve (12) months following the Effective Time, subject to compliance with Applicable Law and Parent’s applicable benefit plans, the employees of the Company who remain in the employment of the Surviving Corporations (the “Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Parent; provided that neither Parent nor either Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. In addition, on or prior to the date of this Agreement, the Company shall enter into Incentive Agreements, in the form attached hereto as Exhibit B with such modifications or revisions thereto as may be agreed upon by Parent, for the benefit of certain employees of the Company designated on Schedule 6.09(a) hereto, pursuant to which such employees will receive cash payments in the amounts, at the times and on the terms and conditions set forth in the Incentive Agreements. With the prior written notice of the names of the employees and the amounts and terms of the retention bonuses to Parent and prior consultation thereof with Parent, the Company also shall be permitted to award additional cash retention bonuses to other employees of the Company, payable on or following the Closing; provided that the maximum aggregate amount payable (inclusive of any and all payments, reimbursements and tax gross ups) pursuant to such bonuses and the Incentive Agreements shall be $8,000,000. Any amounts pursuant to such retention bonuses and the Incentive Agreements that are forfeited shall be returned to the Company. To the extent reasonably requested by Parent, the Company will use its commercially reasonable efforts to obtain confirmatory assignments of Intellectual Property from current and former employees and independent contractors and consultants, in each case in a form that is reasonably acceptable to Parent. With respect to matters described in this Section 6.09, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or either Surviving Corporation to continue any specific employee benefit plans of the Company or to continue the employment of any specific individual or group of individuals.

(c) Subject to compliance with Applicable Law and Parent’s applicable benefit plans, Parent shall cause the Surviving Corporations to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for any vesting of any matching contributions under a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and (iv) for the purpose of determining the amount of any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits. Parent shall cause the Surviving Corporations to recognize any vacation time of Continuing Employees that has accrued and has not been used as of the Effective Time; provided, however, that, beginning on the first anniversary of the Effective Time, Continuing Employees will be subject to the maximum vacation accruals applicable to Parent employees generally, such that any amounts of accrued vacation time in excess of applicable maximums will be forfeited on and after such date.

(d) With respect to any group health plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, and subject to compliance with Applicable Law and any such group health plan, Parent shall, and shall cause the Surviving Corporations to, use all commercially reasonable efforts to waive limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the applicable group health plans maintained by the Company prior to the Effective Time.

(e) The provisions of this Section 6.09 are for the sole benefit of the Parties and nothing in this Section 6.09, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans, programs or arrangements maintained for or provided to Continuing Employees or any other employees of Parent prior to or following the Effective Time, or of either Surviving Corporation following the Effective Time, or impose an obligation on any of the Company, Parent or, on or after the Effective Time, either

Surviving Corporation, to establish, amend, terminate or otherwise take any action with respect to any compensation or benefits plan, program or arrangement or (ii) confer upon or give to any Person (including any current or former employees, directors, or independent contractors of any of the Company, Parent, or, on or after the Effective Time, either Surviving Corporation), other than the Parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09). For the avoidance of doubt, no provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by Company or Parent or under any benefit plan which Company or Parent may maintain.

(f) Upon Parent’s request at least five (5) Business Days prior to the Closing Date, the Company shall take any and all actions required to terminate the Company’s 401(k) Plan prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the Company’s 401(k) Plan.

Section 6.10.  Indemnification and Insurance.  (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time were directors, officers or employees of the Company, unless such modifications shall be required by Applicable Law.

(b) For a period of seven (7) years following the Effective Time, Parent shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering those persons who are currently covered on the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy or who becomes covered prior to the Effective Time on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, that, in satisfying its obligation under this Section 6.10(b), Parent shall not be obligated to pay an aggregate premium in excess of two hundred fifty percent (250%) of the amount per annum the Company paid in its last full fiscal year with respect to its current directors’ and officers’ liability insurance policy, which amount Company has disclosed to Parent prior to the date hereof. Alternatively, in full satisfaction of its obligations under this Section 6.10(b), Parent may purchase a seven (7) year prepaid (or “tail”) policy on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, however, that the cost of any such policy need not exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for such insurance.

(c) The rights of each current or former director or officer of the Company (each an “Indemnified Person”) under this Section 6.10 shall be in addition to any rights such Person may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.11.  Tax Treatment as Reorganization.  (a) If, and only if, the Continuity Percentage is greater than or equal to the Reorganization Threshold:

(i) Each of Parent, Merger Subsidiary, Merger Subsidiary Two and the Company intends, and shall use its reasonable best efforts to cause, the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, within the manner described in Revenue Ruling 2001-46, and the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) of the regulations promulgated under the Code. Parent shall not make an election under Section 338 of the Code with respect to the Company in connection with the transactions contemplated by this Agreement.

(ii) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Subsidiary, Merger Subsidiary Two and the Company shall report the

Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.

(iii) The Parties shall cooperate and use their commercially reasonable efforts in order for (i) the Company to obtain the opinion of Shearman & Sterling LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing Date and (ii) Parent to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, each to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for federal income tax purposes, the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Parent (and Merger Subsidiary and Merger Subsidiary Two) and the Company shall, as of the Closing Date, execute and deliver to Latham & Watkins LLP and Shearman & Sterling LLP tax representation letters (“Tax Representation Letters”), dated and executed as of the dates of such opinions, in substantially the forms attached to this Agreement as Exhibit C and Exhibit D, respectively. Parent (and Merger Subsidiary and Merger Subsidiary Two) and the Company shall, as of the date for filing the Registration Statement and the Australian Prospectus, as the case may be, execute and deliver to Latham & Watkins LLP and Shearman & Sterling LLP Tax Representation Letters, dated and executed as of the applicable filing date, in substantially the forms attached to this Agreement as Exhibit C and Exhibit D, respectively. Notwithstanding anything in Section 7.02 or Section 7.03 to the contrary, the obligation to deliver the opinions referred to in this Section 6.11 shall not be waivable after receipt of any Company stockholder approval required by Applicable Law, unless further stockholder approval is obtained with appropriate disclosure.

(b) The following terms shall have the following meanings:

(i) “Aggregate Reorganization Consideration Closing Value” shall mean the sum of (1) the Aggregate Stock Consideration Closing Value, (2) the amount of cash consideration to be paid to holders of Shares as Merger Consideration, (3) the amount of any cash and the fair market value of any property that is distributed, transferred or paid by the Company to its stockholders (whether in a redemption transaction or as a dividend distribution) in connection with the Merger, (4) the amount of any cash payable pursuant to Section 2.03(c) (relating to Company Stock Based Awards) and (5) the product of (x) the number of Dissenting Shares as of the Closing Date and (y) the sum of (I) the Cash Consideration and (II) the product of the Stock Consideration (subject to adjustment as provided herein) and the Parent Stock Closing Price.

(ii) “Aggregate Stock Consideration Closing Value” shall mean the product of (1) the number of shares of Parent Stock to be issued as Merger Consideration in the Merger and (2) the Parent Stock Closing Price.

(iii) “Continuity Percentage” shall mean the amount, expressed as a percentage, obtained by dividing the Aggregate Stock Consideration Closing Value by the Aggregate Reorganization Consideration Closing Value.

(iv) “Parent Stock Closing Price” shall mean the mean between the high and low selling prices of a share of Parent Stock, each as reported on NASDAQ for the last trading session closing prior to the Effective Time.

(v) “Reorganization Threshold” shall mean forty-one percent (41%).

Section 6.12.  Takeover Statutes.  No Party will take any action that would cause the transactions contemplated hereby to be subject to the requirements of, or imposed by any state takeover statute or similar law or regulation. If any state takeover statute or similar law becomes applicable to this Agreement (including the Mergers and the other transactions contemplated hereby), each of Parent, Merger Subsidiary, Merger Subsidiary Two, the Company and their respective Boards of Directors shall take all commercially reasonable action necessary to exempt the transactions from, or to eliminate or minimize the effect on this Agreement and the transactions contemplated hereby of, such statute or regulation.

Section 6.13.  Section 16 Matters.  Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including any derivative securities with respect to such Shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14.  Resignation of Directors.  Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of each of the directors of the Company from the Board of Directors of the Company and all committees thereof, such resignations to be effective as of the Effective Time.

Section 6.15.  Stock Exchange Listing.

(a) The Company shall use its commercially reasonable efforts to cause all of the outstanding shares of Company Stock to be approved for listing on NASDAQ promptly following the date of this Agreement. If the Company Stock is listed on NASDAQ at any time following the date of this Agreement, at all times following the listing of the Company Stock on NASDAQ, the Company will comply in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing on NASDAQ upon the occurrence of the Effective Time, subject to official notice of issuance.

Section 6.16.  Chess Depositary Interests.  Prior to the Closing Date, the Company will take all actions that are reasonably necessary to provide that the CDIs will, on the Effective Time or such other time as the parties agree with ASX and CDN (as applicable), be (i) suspended from quotation on ASX and (ii) cancelled or transmuted into the underlying shares of Company Stock in accordance with the operating rules of the ASTC, and that the shares of Company Stock underlying the CDIs will be exchanged for their applicable share of the Merger Consideration in accordance with Article 2 hereof. As soon as practicable after the Closing Date, the Surviving Corporation will apply to ASX to delist the Company.

Section 6.17.  ASIC Registrations.  As soon as practicable after the Closing, the Surviving Corporation will notify ASIC of the Second Merger and either deregister the Company as a foreign registered company under the Corporations Act, or register the Surviving Corporation as a as a foreign registered company under the Corporations Act, if applicable.

Section 6.18.  Stockholder Litigation.  The Company shall give Parent and its counsel the opportunity to consult with the Company in connection with the defense or settlement of any stockholders litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

ARTICLE 7

Conditions to the Mergers

Section 7.01.  Conditions to the Obligations of Each Party to Consummate the Merger.  The respective obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with Delaware Law.

(b) Regulatory Approvals.  The applicable waiting period (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or shall have been terminated.

(c) No Injunctions or Restraints.  No Applicable Law preventing or making illegal the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect.

(d) Registration Statement and Australian Prospectus.  The Registration Statement shall have become effective under the Securities Act and the Australian Prospectus shall have been lodged with ASIC. No stop order or interim stop order suspending the effectiveness of the Registration Statement or the Australian Prospectus shall be in effect and no proceedings for such purpose shall have been initiated by the SEC or ASIC, respectively, that has not been concluded or withdrawn.

Section 7.02.  Conditions to the Obligations of Parent and Merger Subsidiary to Consummate the Merger.  The obligations of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 4.01, Section 4.02 and Section 4.05 (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for any such representations and warranties which address matters only as of an earlier date which shall be true and correct in all material respects as of such earlier date) and (ii) all of the other representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not have a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c) No Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate.  Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.02(a) and 7.02(b).

(e) Legal Opinion of Counsel.  If, and only if, the Continuity Percentage is greater than or equal to the Reorganization Threshold, Parent shall have received the written opinion of Latham & Watkins LLP, counsel to Parent, referred to in Section 6.11(a), and such opinion shall not have been withdrawn; provided, however, that if Latham & Watkins LLP fails to deliver such opinion or such opinion is withdrawn, then Shearman & Sterling LLP, counsel to the Company, may deliver such opinion in satisfaction of the condition set forth in this Section 7.02(e), and any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.

(f) FIRPTA Affidavit.  If the Company Stock is not listed on NASDAQ immediately prior to the Closing Date, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), such affidavit and certificate in substantially the forms attached to this Agreement as Exhibit E.

Section 7.03.  Conditions to the Obligations of the Company to Consummate the Merger.  The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent, Merger Subsidiary and Merger Subsidiary Two set forth in Sections 5.01, 5.02 and 5.05 (disregarding any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (except for any such representations and warranties which address matters only as of an earlier date which shall be true and correct in all material respects as of such earlier date), and (ii) all of the other representations and warranties of Parent, Merger Subsidiary and Merger Subsidiary Two set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the

Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not prevent Parent, Merger Subsidiary or Merger Subsidiary Two from consummating, or materially delay, the Merger.

(b) Agreements and Covenants.  Parent, Merger Subsidiary and Merger Subsidiary Two shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent, Merger Subsidiary and/or Merger Subsidiary Two, as applicable, at or prior to the Closing.

(c) Officer’s Certificate.  The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.03(a) and 7.03(b).

(d) Legal Opinion of Counsel.  If, and only if, the Continuity Percentage is greater than or equal to the Reorganization Threshold, the Company shall have received the written opinion of Shearman & Sterling LLP, counsel to the Company, referred to in Section 6.11(a), and such opinion shall not have been withdrawn; provided, however, that if Shearman & Sterling LLP fails to deliver such opinion or such opinion is withdrawn, then Latham & Watkins LLP, counsel to the Parent, may deliver such opinion in satisfaction of the condition set forth in this Section 7.03(d), and any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.

Section 7.04.  Conditions to the Obligations of Each Party to Consummate the Second Merger.  The obligations of Parent, the Intermediate Surviving Corporation and Merger Subsidiary Two to consummate the Second Merger are subject to (i) prior consummation of the Merger in accordance with the terms of this Agreement and (ii) the Continuity Percentage equaling or exceeding the Reorganization Threshold.

Section 7.05.  Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement, including its obligations set forth in Section 6.05.

ARTICLE 8

Termination

Section 8.01.  Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (except as otherwise specified below):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger shall not have been consummated by July 31, 2009 (the “Outside Date”); provided, however, that

(A) in the event that (1) all of the conditions set forth in Article 7 have been satisfied other than (x) either or both of the conditions set forth in Section 7.01(a) and Section 7.01(b), (y) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (z) any such conditions that, by their terms, are not capable of being satisfied until the Closing and (2) the Board of Directors of the Company or the Board of Directors of Parent determines, in good faith, that it is reasonably likely that the condition set forth in Section 7.01(b) can be satisfied prior to October 31, 2009, then either the Company or Parent may, at its option and at any time prior to the termination hereof, extend the Outside Date and the right to terminate this Agreement under this Section 8.01(b)(i) until October 31, 2009 (and, if so extended, the term “Outside Date” as used in this Agreement shall mean the “Outside Date” as so extended); and

(B) in the event that (1) the Outside Date has previously been extended pursuant to the foregoing Section 8.01(b)(i)(A), (2) all of the conditions set forth in Article 7 have been satisfied other than (x) the condition set forth in Section 7.01(b), (y) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (z) any such conditions that, by their terms, are not capable of being satisfied until the Closing and (3) the Board of Directors of Parent determines, in good faith and after consultation with outside legal counsel, that it is reasonably likely that the condition set forth in Section 7.01(b) can be satisfied prior to January 31, 2010, then Parent may, at its option prior to the termination hereof, extend the Outside Date and the right to terminate this Agreement under this Section 8.01(b)(i) until January 31, 2010 (and, if so extended, the term “Outside Date” as used in this Agreement shall be the “Outside Date” as so extended); provided, that Parent shall not be entitled to exercise its option to extend the Outside Date pursuant to this Section 8.01(b)(i)(B) unless Parent, prior to or concurrently with such exercise, funds $8,000,000 into the Escrow Account (as defined in the Loan Agreement included in the Loan Documents) pursuant to Section 2.02(b) of such Loan Agreement; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if any action of such Party or the failure by such Party to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date;

(ii) any Applicable Law (A) prohibits or makes illegal the consummation of the Merger or (B) enjoins the consummation of the Merger and such injunction has become final and nonappealable; or

(iii) the Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;

(c) by Parent, if:

(i) (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 7.02(a) would not then be satisfied or (B) the Company shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by the Company such that the condition set forth in Section 7.02(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent, Merger Subsidiary or Merger Subsidiary Two is then in material breach of any of its agreements or covenants contained in this Agreement; or

(ii) (A) an Adverse Recommendation Change shall have occurred, (B) the Board of Directors of the Company approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an Acquisition Proposal or approves or recommends that holders of Company Stock tender their shares of Company Stock in any tender offer or exchange offer that constitutes an Acquisition Proposal or (C) the Company shall have materially breached any of its obligations under Section 6.03(d)(i); or

(d) by the Company, if:

(i) (A) there exists a breach of any representation or warranty of Parent, Merger Subsidiary or Merger Subsidiary Two contained in this Agreement such that the condition set forth in Section 7.03(a) would not then be satisfied or (B) Parent, Merger Subsidiary or Merger Subsidiary Two shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by it such that the condition set forth in Section 7.03(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after Parent receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its agreements or covenants contained in this Agreement;

(ii) prior to obtaining the Stockholder Approval, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (C) the Company has complied in all material respects with Section 6.04 and (D) the Company has paid the Company Termination Fee to Parent in accordance with Section 8.03; or

(iii) if the Company delivers a timely Walk-Away Notice in accordance with Section 2.02(c)(i) and Parent does not deliver a timely Top-Up Notice in accordance with Section 2.02(c)(i).

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other Parties in accordance with Section 9.01.

Section 8.02.  Effect of Termination.  Except as otherwise set forth in this Section 8.02, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent, Merger Subsidiary, Merger Subsidiary Two or the Company (or their respective Affiliates or Representatives) hereunder; provided, however, that the provisions of this Section 8.02, Sections 6.05(b) and 8.03, Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; and provided, further, that no such termination (or any provision of this Agreement) shall relieve or release any Party from liability for any damages for a knowing, intentional and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.03.  Termination Fee.  (a)(i) If this Agreement is terminated pursuant to Section 8.01(d)(ii) then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $11,300,000 (the “Company Termination Fee”); provided, however, that such termination shall not be effective until the Company pays the Company Termination Fee.

(ii) If this Agreement is terminated pursuant to Section 8.01(c)(ii)(A) in connection with any Superior Proposal or pursuant to Section 8.01(c)(ii)(B) or (C), the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination).

(iii) If this Agreement is terminated pursuant to Section 8.01(c)(ii)(A) other than in connection with any Superior Proposal, (A) the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, $5,000,000 (the “Adverse Recommendation Change Fee”) as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination) and (B) in the event that within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, an amount equal to (x) the Company Termination Fee minus (y) the Adverse Recommendation Change Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal.

(iv) If this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c)(i), then, in the event that, (A) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, which bona fide Acquisition Proposal was not retracted or rescinded prior to such termination and (B) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal.

For purposes of this Section 8.03(a), each reference in the definition of Acquisition Proposal to “twenty percent (20%)” will be deemed to be a reference to “fifty percent (50%).”

(b) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Subsidiary and Merger Subsidiary Two would not enter into this Agreement. If the Company fails to pay the Company Termination Fee or the Adverse Recommendation Change Fee when due, and, in order to obtain such payment Parent commences a legal action which results in a judgment against the Company for all or any portion of the Company Termination Fee or the Adverse Recommendation Change Fee, the Company shall pay to Parent its reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) in connection with such action.

ARTICLE 9

Miscellaneous

Section 9.01.  Notices.  Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Parent, Merger Subsidiary or Merger Subsidiary Two, to:

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588

Attention:	Gary Burbach
Legal Department
Facsimile No.:(925) 264-4341

E-mail:	gary.burbach@thortec.com
david.lehman@thortec.com

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

Attention:	Charles K. Ruck
Tad J. Freese
Facsimile No.:(714) 755-8290

E-mail:	charles.ruck@lw.com
tad.freese@lw.com

if to the Company, to:

HeartWare International, Inc.
14000-14050 NW 57th Court
Miami Lakes, FL 33014
Attention: David McIntyre
Facsimile No.:(305) 818-4123
E-mail: dmcintyre@heartwareinc.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Attention:	Clare O’Brien
Robert M. Katz
Facsimile No.: (212) 848-7179

E-mail:	cobrien@shearman.com
rkatz@shearman.com

or to such other address, facsimile number or electronic mail as such Party may hereafter specify for such purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.02.  Survival of Representations and Warranties.  None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 2 and in Sections 6.10 and 6.11 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, in each case which shall survive the consummation of the Mergers until fully performed.

Section 9.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

(b) At any time prior to the Effective Time, Parent, Merger Subsidiary and Merger Subsidiary Two, on the one hand, or the Company, on the other hand, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Parties or conditions to the obligations of the waiving Parties contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 9.04.  Expenses.  Except as otherwise expressly set forth in this Agreement, all Expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such Expenses, whether or not the Mergers are consummated.

Section 9.05.  Mutual Drafting; Headings.  Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. The captions, headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.06.  Assignment; Binding Effect; Parties in Interests.  (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent, Merger Subsidiary and Merger Subsidiary Two may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates upon written notice to the Company, and Parent, the Intermediate Surviving Corporation and the Surviving Corporation may assign all or any of their rights or obligations hereunder after the Second Merger Effective Time to any Person so long as any such assignment would not reasonably be expected to cause the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(b) Nothing in this Agreement, express or implied, shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Section 6.10 shall inure to the benefit of the Indemnified Person benefiting therefrom who are intended third-party beneficiaries thereof.

Section 9.07.  Governing Law.  This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.

Section 9.08.  Jurisdiction.  Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.01, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.01.

Section 9.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AN THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGERS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10.  Specific Performance.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and that the Parties may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.11.  Entire Agreement.  This Agreement (together with the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other instruments delivered pursuant hereto), the Loan Documents and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in any jurisdiction such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.13.  Counterparts; Effectiveness.  This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic mail or otherwise) to the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

* * * * *

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Douglas Godshall
Name:     Douglas Godshall

Title:	President and Chief Executive Officer

THORATEC CORPORATION

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

THOMAS MERGER SUB I, INC.

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

THOMAS MERGER SUB II, INC.

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

Exhibit A

Form of Certificate of Incorporation

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEARTWARE INTERNATIONAL, INC.
A DELAWARE CORPORATION

FIRST: The name of the corporation (the “Corporation”) is: “HeartWare International, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock, $0.001 par value per share.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

Annex B

$28,000,000
LOAN AGREEMENT
dated as of February 12, 2009
among
HEARTWARE INTERNATIONAL, INC.
as Borrower
and
ALL OF THE SUBSIDIARIES OF
HEARTWARE INTERNATIONAL, INC.
as Guarantors
and
THORATEC CORPORATION
as Lender

B-i

B-ii

This LOAN AGREEMENT is dated as of February 12, 2009 (this “Agreement”), among HEARTWARE INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the GUARANTORS (as defined herein) from time to time party hereto and THORATEC CORPORATION, a California corporation (the “Lender”).

The parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acquisition” shall mean, collectively, (i) the merger of Thomas Merger Sub I, Inc. with and into the Borrower, whereupon the separate existence of Thomas Merger Sub I, Inc. shall cease, and the Borrower shall continue as the surviving corporation and (ii) immediately following the consummation of the merger in clause (i) of this definition, the merger of Borrower with and into Thomas Merger Sub II, Inc., whereupon the corporate existence of Borrower shall cease and Thomas Merger Sub II, Inc. shall continue as the surviving corporation, in each case, pursuant to the terms of the Definitive Agreement.

“Affiliate” means, when used with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Applicable Law” means, with respect to any Person, any federal (including United States or Australian), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Applicable Rate” shall mean, for any day with respect to any Loan, a rate equal to 10% per annum.

“ASTC” means ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.

“ASX” means ASX Limited ACN 008 624 691 or the Australian Securities Exchange.

“AU$” shall mean lawful money of Australia.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean Loans made pursuant to Section 2.01.

“Borrowing Request” means a notice substantially in the form set forth as Exhibit A hereto.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CDIs” means CHESS Depositary Interests representing shares of Common Stock (in the ratio of one (1) share of Common Stock to thirty five (35) CDIs).

“Change of Control” shall mean, other than the transactions contemplated by the Definitive Agreement, (A) any acquisition or purchase, direct or indirect, of fifty percent (50%) or more of the assets (based on fair market value) of the Borrower and its Subsidiaries, taken as a whole, or over fifty percent (50%) of any class of equity or voting securities of the Borrower or of any of its Subsidiaries, (B) the consummation of any tender offer (including a self-tender offer) or exchange offer that results in a Third Party beneficially owning fifty percent (50%) or more of any class of equity or voting securities of the Borrower or of any of its Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Borrower or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than fifty percent (50%) of the assets (based on fair market value) of the Borrower and its Subsidiaries, taken as a whole.

“Charges” shall have the meaning assigned to such term in Section 9.08.

“CHESS” means the clearing house electronic sub-register system of share transfers operated by ASTC.

“Closing Date” shall mean February 12, 2009.

“Commitment” shall mean, with respect to the Lender, the commitment of the Lender to make Loans hereunder. The amount of the Lender’s Commitment is set forth on Appendix A, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments on the Closing Date is $20,000,000, subject to the terms and conditions set forth herein.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Borrower.

“Company Material Adverse Effect” shall mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Borrower and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Borrower and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are development stage companies at a similar stage of development as the Borrower and its Subsidiaries) on the Borrower and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Borrower’s common stock or CDIs in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by the Borrower with its obligations under, the Definitive Agreement, or (B) would prevent the Borrower from consummating, or materially delay, the Merger.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controls”, “Controlling” and “Controlled” shall have the meanings correlative thereto.

“Conversion Notice” shall have the meaning assigned to such term in Section 2.10 .

“Conversion Rate” shall mean (i) if the Acquisition is not consummated because of a Superior Proposal Termination, $21.5355 per share of Common Stock and (ii) if the Acquisition is not consummated for any reason other than a Superior Proposal Termination, AU$35.00 per share of Common Stock, in each case, as such rate may be adjusted pursuant to Section 2.13.

“Convertible Portion” shall mean, as at any date of determination, the outstanding principal amount of the Loans as of such date plus the amount of any accrued and unpaid interest thereon.

“Credit Event” shall have the meaning assigned to such term in Section 5.01.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Definitive Agreement” shall mean that certain Agreement and Plan of Merger by and among Lender, Thomas Merger Sub I, Inc., Thomas Merger Sub II, Inc. and Borrower dated as of February 12, 2009.

“Definitive Agreement Termination Date” shall mean the date, if any, upon which the Definitive Agreement is terminated in accordance with its terms.

“Delayed Draw Loan” shall have the meaning assigned to such term in Section 2.01.

“Disposition” with respect to any property, shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Escrow Account” shall have the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” shall mean U.S. Bank, National Association, or any Person selected or appointed as a successor thereto, as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement dated as of February 12, 2009, between the Lender, the Borrower and the Escrow Agent.

“Escrow Amount Conversion Date” shall have the meaning assigned to such term in Section 2.10.

“Escrow Funds” shall have the meaning assigned to such term in the Escrow Agreement.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such day is not a Business Day, for the Business Day preceding such day, provided that if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for the day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Final Outside Date Extension Option” shall mean Lender’s option to extend the Outside Date (as such term is defined in the Definitive Agreement) to January 31, 2010 in accordance with Section 8.01(b)(i) of the Definitive Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) pursuant to which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or (v) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantor” shall mean each Subsidiary of the Borrower.

“Guaranty” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such Person, (f) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and bank guaranties. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Initial Borrowing” shall mean the initial Borrowing of Loans in accordance with this Agreement.

“Interest Payment Date” shall mean, as to any Loan, (a) each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, (b) the Maturity Date, (c) the date of repayment or prepayment made in respect thereof and (d) the date of conversion of such Loan pursuant to Section 2.10.

“Investor’s Rights Agreement” shall mean the Investor’s Rights Agreement dated as of February 12, 2009 by and among the Borrower and the Lender.

“Lender” shall have the meaning assigned to such term in the preamble.

“Lender Termination” shall mean a termination by the Lender of the Definitive Agreement in accordance with (i) Section 8.01(c)(i)(A) of the Definitive Agreement, solely to the extent that the underlying breach by the Borrower was intentional or (ii) Section 8.01(c)(i)(B) of the Definitive Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Conversion Date” shall have the meaning assigned to such term in Section 2.10.

“Loan Documents” shall mean this Agreement, any promissory note executed and delivered in connection herewith, the Investor’s Rights Agreement and the Escrow Agreement.

“Loan Parties” shall mean, collectively, Borrower and the Guarantors.

“Loans” shall mean the Term Loans and Delayed Draw Loans made by the Lender to the Borrower pursuant to Article II.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Maturity Date” shall mean the earlier of (i) November 1, 2011, (ii) the Termination Date and (iii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Delayed Draw Loan Amount” shall mean (a) from and after the Closing Date but prior to the Option Date, $0 and (b) after the Option Date but prior to the Maturity Date, $8,000,000, which amount may be reduced on a dollar for dollar basis by Escrow Funds that are converted into Common Stock in accordance with Section 2.11.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.08.

“Maximum Term Loan Amount” shall mean (i) from and after the Closing Date but prior to May 1, 2009, $0, (ii) from and after May 1, 2009 but prior to July 31, 2009, $12,000,000 and (iii) from and after July 31, 2009 but prior to the Maturity Date, $20,000,000, in the case of clauses (ii) and (iii), as such amounts may be reduced by Escrow Funds that are converted into Common Stock in accordance with Section 2.11.

“Merger” shall mean the merger, in accordance with the General Corporation Law of the State of Delaware, of Thomas Merger Sub I, Inc. with and into the Borrower, with the Borrower continuing as the corporation surviving the Merger.

“Obligations” shall mean the Loans and all advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to the Lender or any Affiliate of the Lender, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired arising under or in connection with the transactions contemplated hereby. The term includes, without limitation, all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to any Loan Party under this Agreement or any other Loan Document.

“Obligee Guarantor” shall have the meaning assigned to such term in Section 7.06.

“Option Date” shall mean the date, if any, on which the Lender exercises the Final Outside Date Extension Option.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Material Adverse Effect” shall mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Lender and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is reasonably likely to occur: (i) changes in general economic, securities market or business conditions except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Lender and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Lender and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants that are at a similar stage of development as the Lender and its Subsidiaries) on the Lender and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Lender’s common stock in and of itself or any failure to meet internal or published projections or forecasts for any period in and of itself (in each case, as distinguished from any change, event or occurrence giving rise or contributing to such change or failure), (iv) changes in GAAP or Applicable Laws or (v) changes resulting from the announcement or the existence of, or that result from the compliance by the Lender with its obligations under, the Definitive Agreement or (B) would prevent the Lender, Thomas Merger Sub I, Inc. or Thomas Merger Sub II, Inc. from consummating, or materially delay, the Merger.

“Permit” shall mean any franchise, license, lease, permit, notification, certification, registration, authorization, exemption, qualification, or approval granted by or filed with a Governmental Authority.

“Person” shall have the meaning assigned to such term in the Definitive Agreement.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

“Superior Proposal Termination” shall mean a termination of the Definitive Agreement (a) by the Borrower in accordance with Section 8.01(d)(ii) of the Definitive Agreement or (b) by the Lender in accordance with Section 8.01(c)(ii) of the Definitive Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” shall have the meaning assigned to such term in Section 2.01.

“Termination Date” shall mean the date on which all Loans and Escrow Funds shall have been converted into Common Stock in accordance with Section 2.10 or Section 2.11, as applicable, upon which date all commitments to make any Loans pursuant to this Agreement shall terminate.

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Borrower or any of its Subsidiaries or Lender or any of its Subsidiaries.

“Total Commitment” shall mean the sum of (i) all unfunded Commitments, (ii) all outstanding and unpaid Loans and (iii) all Escrow Funds.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, (b) the Borrowings hereunder and the use of proceeds thereof and (c) the deposit by the Lender of up to $28,000,000 in the aggregate into the Escrow Account.

Section 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Lender that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Lender notifies the Borrower that it wishes to amend any provision hereof for such purpose), then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Lender.

ARTICLE II.

The Credits

Section 2.01.  Commitments.  Subject to the terms and conditions hereof (including, without limitation, Article IV) and relying upon the representations and warranties set forth herein, (i) the Lender agrees to make one or more term loans (collectively, the “Term Loans” and each, individually, a “Term Loan”) to the Borrower from and after the Closing Date but no later than the Maturity Date in an aggregate principal amount up to the Maximum Term Loan Amount and (ii) if the Lender exercises the Final Outside Date Extension Option, the Lender agrees to make one or more delayed draw loans (collectively, the “Delayed Draw Loans” and each, individually, a “Delayed Draw Loan”) to the Borrower up to an aggregate principal amount not to exceed the Maximum Delayed Draw Loan Amount on or after the Option Date but no later than the Maturity Date. Amounts paid or prepaid in respect of any Loans may not be reborrowed.

Section 2.02.  Borrowing Request; Loans.  (a) The Borrower may borrow a Loan in accordance with this Agreement by delivery to the Lender of a duly completed Borrowing Request not later than 10:00 a.m. New York time on the date three (3) Business Days prior to the proposed date of the Borrowing. Each Borrowing Request is irrevocable and will not be regarded as having been duly completed unless: (i) it identifies the Loan or Loans to be borrowed and (ii) the proposed date of Borrowing is a Business Day prior to the Maturity Date.

(b) No later than one (1) Business Day following the Closing Date, the Lender shall fund $20,000,000 into the Escrow Account and, if the Lender exercises the Final Outside Date Extension Option, then on the Option Date, the

Lender shall fund an additional $8,000,000 into the Escrow Account. The Lender shall direct the Escrow Agent to fund the Loans to be made hereunder from the Escrow Account pursuant to and in accordance with the terms of Section 3 of the Escrow Agreement.

Section 2.03.  Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Lender the principal amount of each Loan made to the Borrower by the Lender as provided in Section 2.06.

(b) The Lender may maintain an accounting evidencing the indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender to the Borrower under this Agreement from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) The entries made in the accounting maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(d) The Lender may request that the Loans made by it hereunder be evidenced by one or more promissory notes. In such event, the Borrower shall execute and deliver to the Lender one or more promissory notes payable to the Lender in a form and substance reasonably acceptable to the Lender. Notwithstanding any other provision of this Agreement, in the event the Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein.

Section 2.04.  Interest on Loans.  (a) Subject to the provisions of Section 2.05, the Loans shall bear interest (computed on the basis of a year of 365 days (or 366 days in a leap year)) at a rate per annum equal to the Applicable Rate.

(b) Interest on each Loan shall be payable in arrears on the Interest Payment Dates, except as otherwise provided in this Agreement, in an amount equal to the interest accrued and unpaid since the previous Interest Payment Date.

Section 2.05.  Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on demand from time to time pay interest in cash, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the rate otherwise applicable to Loans hereunder pursuant to Section 2.04 plus 2.00% per annum.

Section 2.06.  Repayment of Loans.  All Loans then outstanding shall be due and payable in full in cash on the Maturity Date (solely for purposes of this Section, excluding the Termination Date), together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.06 shall be without premium or penalty.

Section 2.07.  Voluntary Prepayments.  Subject to the last sentence of this Section 2.07, the Borrower may, at any time and from time to time, prepay the Loans in whole or in part upon at least five (5) Business Days’ prior written notice to the Lender; provided, however, that any partial prepayment shall be in the minimum amount of $500,000 and integral multiples of $250,000 in excess thereof. Any notice of prepayment given to the Lender under this Section 2.07 shall specify (i) the date (which shall be a Business Day) of prepayment and (ii) the aggregate principal amount of the prepayment. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in such notice, and all accrued and unpaid interest with respect to such principal amount, shall become due and payable on the prepayment date specified in such notice and such notice shall be irrevocable. Notwithstanding anything in this Section 2.07 to the contrary, the Borrower may not voluntarily prepay the Loans (i) prior to the Definitive Agreement Termination Date or (ii) at any time prior to the consummation of a Change of Control, if a Superior Proposal Termination shall have occurred.

Section 2.08.  Mandatory Prepayments.  (a) Upon a Change of Control, the Borrower shall repay all or any part of the Loans at 100% of the outstanding principal amount of the Loans plus accrued and unpaid interest, if any, to the date of repayment.

(b) On a repayment date under paragraph (a), the Borrower shall repay the Loans to be repaid to the Lender, and, in the case of Loans evidenced by promissory notes, the Lender shall surrender all such promissory notes.

Section 2.09.  Payments.  (a) The Borrower shall make each payment (including principal of or interest on the Loans or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m. New York time, on the date when due in immediately available funds, without setoff, defense or counterclaim. For purposes of computing interest, funds received by the Lender after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day, in the Lender’s sole discretion. Each such payment shall be made to the Lender at its address specified in Section 9.01. All payments hereunder and under each other Loan Document shall be made in Dollars.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

Section 2.10.  Conversion of Loans.  (a) From and after the Definitive Agreement Termination Date, the Lender may convert the Convertible Portion of its Loans in whole or in part into Common Stock at any time prior to 5:00 p.m. New York time on the Business Day immediately preceding the Maturity Date into a number of whole shares of Common Stock equal to the Convertible Portion of the Loans divided by the applicable Conversion Rate in effect on the date the Conversion Notice is delivered; provided that with respect to any conversion of the Convertible Portion of the Loans into Common Stock that would be subject to a waiting period provided by the HSR Act, no such conversion shall be considered effective until the expiration or termination of such waiting period; provided further that the Borrower agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary to consummate and make effective the conversion contemplated by this Section 2.10.

(b) The Convertible Portion of the Loans delivered for conversion will be deemed to have been converted immediately prior to 5:00 p.m. New York time on the Loan Conversion Date. The Lender shall be entitled to rights with regard to the Common Stock only to the extent such Convertible Portion of Loans has been converted (or deemed to have converted) into Common Stock pursuant hereto.

(c) The right of conversion attaching to the Convertible Portion of any Loan may be exercised (i) if such Loan is not represented by a promissory note, by book-entry transfer by the Lender, or (ii) if such Loan is represented by a promissory note, by delivery of such promissory note to the Borrower, accompanied, in either case, by: (1) a duly signed and completed Conversion Notice, in the form as set forth as Exhibit B (a “Conversion Notice”), which Conversion Notice shall specify the Convertible Portion of such Loan to be converted; (2) if any promissory note has been lost, stolen, destroyed or mutilated, a notice to the Borrower regarding the loss, theft, destruction or mutilation of the promissory note together with reasonable indemnity for the Borrower; (3) appropriate endorsements and transfer documents if reasonably required by the Borrower; and (4) payment of any transfer tax due that is payable solely as a result of the issue, delivery or registration of the Common Stock in the name of a Person other than the Lender. The date on which the Lender satisfies all of the requirements in the immediately preceding sentence is the “Loan Conversion Date.” Notwithstanding any other provision of this Agreement, the Borrower may not, and shall not, redeem or prepay any Loans (or any portion thereof) with respect to which a Conversion Notice has been delivered to the Borrower. The Borrower shall deliver to the Lender the number of whole shares of Common Stock issuable upon the conversion of the Convertible Portion of the Loans in accordance with Section 2.10(a) (and cash in lieu of any fractional shares) no later than five (5) Business Days following the relevant Loan Conversion Date. All such shares shall be fully paid, duly authorized and issued and nonassesable.

(d) Upon conversion of a Loan and receipt of Common Stock issued upon conversion of the Convertible Portion of the Loans, the recipient of such Common Stock shall no longer be the Lender to the extent of such converted Loan. No adjustment will be made to the Conversion Rate for accrued and unpaid interest on a converted Loan except as provided herein.

(e) Upon surrender of a Loan evidenced by a promissory note that is converted in part, the Borrower shall execute and deliver to the Lender a new note evidencing the Loan equal in principal amount to the unconverted portion of the Loan promissory note surrendered.

Section 2.11.  Conversion of Escrow Funds.  (a) From and after the Definitive Agreement Termination Date, the Lender may convert any Escrow Funds in whole or in part into Common Stock at any time prior to 5:00 p.m. New York time on the Business Day immediately preceding the Maturity Date into a number of whole shares of Common Stock equal to the Escrow Funds delivered for conversion divided by the applicable Conversion Rate; provided that with respect to any conversion of any Escrow Funds into Common Stock that would be subject to a waiting period provided by the HSR Act, no such conversion shall be considered effective until the expiration or termination of such waiting period; provided further that the Borrower agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary to consummate and make effective the conversion contemplated by this Section 2.11.

(b) Any Escrow Funds delivered for conversion will be deemed to have been converted immediately prior to 5:00 p.m. New York time on Escrow Amount Conversion Date. The Lender shall be entitled to rights with regard to the Common Stock only to the extent such Escrow Funds have been converted (or deemed to have converted) into Common Stock pursuant hereto.

(c) The right of conversion attaching to any Escrow Funds may be exercised if the Lender shall have delivered (i) a Conversion Notice, which Conversion Notice shall specify the Escrow Funds to be converted and (ii) payment of any transfer tax due that is payable solely as a result of the issue, delivery or registration of the Common Stock in the name of a Person other than the Lender. The date on which the Lender satisfies all of the requirements in the immediately preceding sentence is the “Escrow Amount Conversion Date.” Upon receipt by the Borrower of the Escrow Funds delivered for conversion in accordance with Section 2.11(a), the Borrower shall deliver to the Lender the number of whole shares of Common Stock issuable upon the conversion thereof (and cash in lieu of any fractional shares) no later than five (5) Business Days following the relevant Escrow Amount Conversion Date. All such shares shall be fully paid, duly authorized and issued and nonassesable.

(d) Upon delivery of the Escrow Funds to Borrower and receipt of Common Stock by the Lender, (i) the Commitment of the Lender shall be reduced by the amounts so converted and (ii) such amounts shall no longer be available to the Borrower for Borrowings hereunder.

Section 2.12.  Maximum Amount of Converted Common Stock.  Notwithstanding anything in Section 2.10, Section 2.11 or in any other Loan Document, for so long as the Borrower’s CHESS Depositary Receipts are listed on the ASX, no more than 14.99% in the aggregate of the then authorized and outstanding shares of Common Stock as of the date of any conversion in accordance with Section 2.10 or Section 2.11 (without giving effect to such conversion) shall be issued to the Lender hereunder.

Section 2.13.  Adjustment of Conversion Rate.  If at any time between (i) the execution of this Agreement and (ii) the date on which all amounts outstanding under this Agreement are paid by Borrower and/or all of the Loans and any Escrow Funds have been converted into Common Stock as provided herein, the number of outstanding shares of Common Stock shall (A) increase by virtue of or in connection with any dividend or distribution on the Common Stock or any stock split or other subdivision of the outstanding shares of Common Stock or a reclassification, then the Conversion Rate in effect immediately prior to such dividend, distribution, stock split or other subdivision shall, concurrently with the effectiveness of such increase, be adjusted to a Conversion Rate that would entitle the holder of any Loans and any Escrow Funds delivered for conversion to receive, from time to time upon conversion thereof, the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof had such Loan or Escrow Funds been outstanding and converted immediately prior to such increase and (B) decrease by virtue of or in connection with any combination or consolidation, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), then the Conversion Rate in effect immediately prior to such combination, consolidation, reclassification, stock split or other process shall, concurrently with the effectiveness of such decrease, be adjusted to a Conversion Rate that would entitle the holder of any Loans and any Escrow Funds delivered for conversion to receive, from time to time upon conversion, the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof had such Loan or Escrow Funds been outstanding and converted immediately prior to such decrease.

ARTICLE III.

Representations and Warranties of the Loan Parties

Each Loan Party represents and warrants to the Lender that:

Section 3.01.  Organization; Powers.  Such Loan Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all corporate power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, except where any failure of a Loan Party to have such power, authority and legal right would not have a Company Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where any failure to have such qualification would not have a Company Material Adverse Effect and (d) has the corporate power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement and each of the other Loan Documents.

Section 3.02.  Authorization; No Conflicts.  The Transactions: (a) have been duly authorized by all requisite corporate action of such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets of such Loan Party, except in the case of any of clauses (b)(i)(C), (b)(ii) and (b)(iii) for matters that would not have a Company Material Adverse Effect.

Section 3.03.  Enforceability.  This Agreement has been duly executed and delivered by such Loan Party, and assuming this Agreement is a valid and binding obligation of the Lender, constitutes, and each other Loan Document when executed and delivered by such Loan Party, and assuming each other Loan Document is a valid and binding obligation of the Lender, will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions as they relate to such Loan Party, except for (a) filings required by applicable federal and state securities laws, (b) such as have been made or obtained and are in full force and effect and (c) for such other actions, consents, approvals, registrations, filings, and notifications, which if not obtained or made would not cause a Company Material Adverse Effect.

Section 3.05.  Senior Ranking.  The obligations of such Loan Party under the Loan Documents are its direct, general and unconditional obligations and, as of the date of this Agreement, rank senior and prior to all its other secured and unsecured obligations and liabilities, whether actual or contingent.

Section 3.06.  Federal Reserve Regulations.  (a) Such Loan Party is not engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, by such Loan Party for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any of the Loan Parties in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.07.  Investment Company Act.  Such Loan Party is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans: (a) the value of the assets of each of the Loan Parties at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of the Loan Parties will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Loan Parties expects to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital resources with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE IV.

Representations and Warranties of the Lender

The Lender represents and warrants to each Loan Party that:

Section 4.01.  Organization; Powers.  The Lender (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and (b) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

Section 4.02.  Authorization; No Conflicts.  The Transactions: (a) have been duly authorized by all necessary corporate action of the Lender and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Lender, (B) any order of any Governmental Authority, or (C) any provision of any indenture, agreement or other instrument to which the Lender is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets of the Lender, except with respect to clauses (b)(i)(C), (b)(ii) and (b)(iii) of this Section 4.02 for matters that would not have a Parent Material Adverse Effect.

Section 4.03.  Enforceability.  This Agreement has been duly executed and delivered by the Lender, and assuming this Agreement is a valid and binding obligation of each of the Loan Parties, constitutes, and each other Loan Document when executed and delivered by the Lender, and assuming each other Loan Document is a valid and binding obligation of each of the Loan Parties, will constitute, a legal, valid and binding obligation of the Lender enforceable against such the Lender in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions as they relate to the Lender, except for (a) filings required by applicable federal and state securities laws, (b) such as have been made or obtained and are in full force and effect and (c) for such other actions, consents, approvals, registrations, filings, and notifications, which if not obtained or made would not cause a Parent Material Adverse Effect.

Section 4.05.  Capital Resources.  The Lender has, or will have prior to the Closing Date, sufficient cash or other sources of immediately available funds to enable it to fund $20,000,000 into the Escrow Account and, if the Lender exercises the Final Outside Date Extension Option, on or prior to the Option Date, the Lender will have sufficient cash or other sources of immediately available funds to enable it to fund and additional $8,000,000 into the Escrow Account.

ARTICLE V.

Conditions of Lending

The obligations of the Lender to make the Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.07) of the following conditions:

Section 5.01.  All Credit Events.  In respect of any Borrowing, the Lender will only be obliged to comply with Article II if, on or as of the date of such Borrowing (each such event being a “Credit Event”):

(a) The representations and warranties set forth in each Loan Document (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date (except for any such representations and warranties which address matters only as of an earlier date, which shall be true and correct in all material respects as of such earlier date), except for such failures to be true and correct which do not have a Company Material Adverse Effect.

(b) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

(c) A Superior Proposal Termination shall not have occurred.

(d) A Lender Termination shall not have occurred.

(e) Prior to the Initial Borrowing, the Lender shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of such Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited partnership agreement, operating agreement or other governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below (such by-laws, limited partnership agreement, operating agreement or other governing document to be in form and substance reasonably satisfactory to the Lender), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(f) Prior to the Initial Borrowing, the Lender shall have received (i) this Agreement and each of the other Loan Documents, each executed and delivered by a duly authorized officer of each Loan Party thereto, and (ii) if requested by the Lender pursuant to Section 2.03, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower.

Section 5.02.  Delayed Draw Loans.  In addition to the satisfaction (or waiver in accordance with Section 9.07) of the conditions set forth in Section 5.01 hereof, the Lender shall not be obligated to fund any Delayed Draw Loans unless the Lender shall have first exercised the Final Outside Date Extension Option.

ARTICLE VI.

Covenants

Each Loan Party covenants and agrees with the Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been satisfied in full, that:

Section 6.01.  Notices.  (a) Such Loan Party will furnish to the Lender promptly, and in any event no later than five (5) Business Days after such Loan Party has knowledge of an Event of Default or Default, written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.

(b) Such Loan Party shall give the Lender written notice, at least ten (10) Business Days prior to the consummation of any Change of Control, of the anticipated date of consummation of such Change of Control and the material terms and conditions thereof.

(c) Whenever the Conversion Rate is adjusted pursuant to Section 2.13, the Borrower shall promptly notify, and in no event later than five (5) Business Days after such an adjustment, the Lender in writing of the adjustment, which notice shall briefly state the facts requiring the adjustment, the manner of computing such adjustment and the adjusted Conversion Rate.

Section 6.02.  Use of Proceeds.  At all times prior to the termination of the Definitive Agreement in accordance with its terms, the Borrower shall use the proceeds of the Loans only (i) in the ordinary course of its business consistent with past practice, and to pay NASDAQ related expenses and any expenses incurred in connection with the transactions contemplated by the Definitive Agreement and (ii) to lend money directly to any Subsidiary for use by such Subsidiary only in the ordinary course of business in accordance with the Capital Expenditure and Loan Proceeds Budget (as such term is defined in the Definitive Agreement) and shall not authorize any expenditures of the proceeds of the Loans that, in the aggregate, exceed any specific line item set forth in the Capital Expenditure and Loan Proceeds Budget (as such term is defined in the Definitive Agreement).

Section 6.03.  Further Assurances.  Each Loan Party shall, from time to time, duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, agreements or documents, and take all such actions, as the Lender may reasonably request or as may be necessary, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Loan Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from it for such governmental consent, approval, recording, qualification or authorization.

Section 6.04.  Taxes.  (a) All sums payable by or on behalf of any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (excluding any income or franchise Tax imposed on the net income of the Lender by the United States of America or any political subdivision thereof). So long as Thoratec Corporation is the Lender and the Lender has complied with Section 6.04(b), if the Borrower shall be required to deduct any such non-excluded Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) On or prior to the Closing Date, the Lender shall deliver to the Borrower a properly completed and duly executed Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto). Any permitted assignee pursuant to Section 9.04(b) shall, on or prior to such assignment, deliver to the Borrower a properly completed and duly executed Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) or applicable Internal Revenue Service Form W-8 (or any subsequent versions thereof or successors thereto).

(c) The Borrower shall pay any Other Taxes.

Section 6.05.  Compliance with Laws.  Each Loan Party will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority in performing its obligations under this Agreement and the other Loan Documents.

Section 6.06.  Common Stock.  (a) The Borrower shall, at all times prior to the Maturity Date, and from time to time thereafter as may be necessary, reserve at all times and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock such that the Borrower shall be able to deliver at any time and from time to time following the date hereof all of the shares of Common Stock that would be deliverable upon conversion of all of the Convertible Portion of the Loans and Escrow Funds pursuant to Section 2.10 and Section 2.11.

(b) The Borrower shall take all actions necessary to ensure that all shares of Common Stock that may be issued upon conversion of any Loans and/or Escrow Funds shall be (i) newly issued shares or shares held in the treasury of the Borrower, (ii) duly authorized, validly issued, fully paid and nonassessable and (iii) free of any preemptive rights, lien or adverse claim.

ARTICLE VII.

Guaranty

Section 7.01.  Guaranty of the Obligations.  (a) Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Lender the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

(b) Each Guarantor and the Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any law related to fraudulent transfer or conveyance to the extent applicable to this Guaranty and the Obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Lender and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

Section 7.02.  Payment by Guarantors.  Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to the Lender, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lenders as aforesaid.

Section 7.03.  Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed

Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and the Lender with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; and (iv) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents) to the payment of indebtedness other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set offs or counterclaims which Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.04.  Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of the Lender: (a) any right to require the Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, and (iii) any rights to set offs, recoupments and counterclaims; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.03 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.05.  Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, and (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against Borrower. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against Borrower to any right the Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.06.  Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the

Lender to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.07.  Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.08.  Authority of Guarantors or Borrower.  It is not necessary for the Lender to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.09.  Financial Condition of Borrower.  Any Loan may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Lender shall have no obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by the Lender.

Section 7.10.  Bankruptcy, Etc.  (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Lender that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE VIII.

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made in any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 2.10 or Section 2.11, and such default shall continue unremedied for a period of three (3) Business Days;

(e) the Borrower shall fail to comply in all material respects with any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days;

(f) the Borrower shall default in the observance or performance of any agreement or condition relating to any Indebtedness (including any Guarantee of Indebtedness) exceeding $5,000,000 in aggregate principal and accrued interest, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) any disposition of assets giving rise to a repayment or prepayment obligation on Indebtedness secured by such assets and (y) the issuance of Equity Interests or Indebtedness giving rise to a repayment obligation with respect to the proceeds of such issuance, provided in each case such payment is timely made), the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any Guarantee of Indebtedness) to become due or payable in respect of any such accelerated Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower , or of a substantial part of the property or assets of the Borrower under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect shall be rendered against the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment; or

(j) the Borrower shall fail to repay on the date required pursuant to Section 2.06 the entire principal amount of and accrued interest on the Loans,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: the Lender by notice to the Borrower may declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Lender shall have the right to take all or any actions and exercise any remedies available to them under this Agreement, applicable law or in equity; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Lender shall have the right to take all or any actions and exercise any remedies available to them under this Agreement, applicable law or in equity.

ARTICLE IX.

Miscellaneous

Section 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower to:

HeartWare International, Inc.
14000-14050 NW 57th Court
Miami Lakes, FL 33014
Attention: David McIntyre
Fax: (305) 818-4123
Email: dmcintyre@heartwareinc.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Attention:	Clare O’Brien
Robert M. Katz
Fax: (212) 848-7179

(ii) if to the Lender to:

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention: Gary Burbach
Fax: (925) 264-4341
Email: gary.burbach@thortec.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

Attn:	Charles K. Ruck
Tad J. Freese
Fax: (714) 755-8290

provided that, upon receipt of prior consent from the Lender, any notice delivered by the Borrower pursuant to Article II may be delivered via email (to be promptly confirmed by written or fax notice).

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices to the Lender pursuant to Article II. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof.

Section 9.02.  Survival of Agreement.  All rights, covenants, agreements, representations and warranties made by the Borrower in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any such other party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as (i) the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid, (ii) any Convertible Portion of the Loans has not been converted into Common Stock and (iii) any amount remains in the Escrow Account that has not been converted into Common Stock.

Section 9.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereto and when the Lender shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto.

Section 9.04.  Successors and Assigns.  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Neither the Lender nor the Borrower shall assign or delegate any of its rights or duties hereunder to any Person (other than with respect to the Borrower by operation of law to Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc., or their respective successors and assigns, in the Acquisition) without the prior written consent of the Lender or the Borrower, as applicable, and any attempted assignment without such prior written consent shall be null and void.

(c) The Borrower and the Lender intend that the Loans (including any promissory notes evidencing such Loans) shall be obligations in “registered form” within the meaning of section 163(f) of the Internal Revenue Code of 1986, as amended, and section 5f.103-1(c) of the Treasury Regulations (and any successor provisions) at all times during which the Loans remain in effect. Neither the Borrower nor the Lender shall take any action or otherwise permit such obligation to become an obligation that is not in “registered form.” The Borrower shall maintain a register for the recordation of the name and address of the Lender (and any permitted assignees pursuant to

Section 9.04(b)) and principal and interest shall only be paid to such persons recorded in the register. The register is intended to function as a “book entry” system within the meaning of sections 5f.103-1(c)(1)(ii) and 5f.103-1(c)(2) of the Treasury Regulations (and any successor provisions).

Section 9.05.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of the Lender under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 9.06.  Applicable Law.  THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 9.07.  Waivers; Amendment.  (a) No failure or delay of the Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 9.08.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Section 9.09.  Entire Agreement.  This Agreement, the other Loan Documents, the Definitive Agreement and the other documents contemplated hereby and thereby constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents, the Definitive Agreement and the other documents contemplated hereby and thereby. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.  Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.13.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14.  Jurisdiction; Consent to Service of Process.  (a) The Borrower and the Lender each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court sitting in the Borough of Manhattan, New York, New York. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(a) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court sitting in the Borough of Manhattan, New York, New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.15.  No Fiduciary Duty.  The Lender and its Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender and the Borrower, its stockholders or its affiliates. The Borrower acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Lender is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person, (iii) the

Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent they deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 9.16.  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEARTWARE INTERNATIONAL, INC., as Borrower

By:	/s/ Douglas Godshall
Name:     Douglas Godshall

Title:	President and Chief Executive Officer

HEARTWARE LIMITED, as a Guarantor

By:	/s/ Douglas Godshall
Name:     Douglas Godshall

Title:	President and Chief Executive Officer

HEARTWARE, INC., as a Guarantor

By:	/s/ Douglas Godshall
Name:     Douglas Godshall

Title:	President and Chief Executive Officer

THORATEC CORPORATION, as Lender

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

APPENDIX A

Commitments

Lender	Commitment	Pro Rata Share

Thoratec Corporation	$28,000,000.00	100%
Total	$28,000,000.00	100%

Annex C

INVESTOR’S RIGHTS AGREEMENT
between
THORATEC CORPORATION
and
HEARTWARE INTERNATIONAL, INC.
Dated as of February 12, 2009

C-i

INVESTOR’S RIGHTS AGREEMENT

INVESTOR’S RIGHTS AGREEMENT, dated as of February 12, 2009 (this “Agreement”), by and among HEARTWARE INTERNATIONAL, INC., a Delaware corporation (the “Company”), and THORATEC CORPORATION, a California corporation (the “Investor”).

WITNESSETH:

WHEREAS, reference is made to that certain Loan Agreement, dated as of February 12, 2009 among the Company, as borrower, all of the subsidiaries of Company, as guarantors, and the Investor, as lender (as amended, amended and restated, extended or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, the Convertible Loans are convertible into shares of Common Stock as provided in the Loan Agreement; and

WHEREAS, the parties believe that it is in the best interests of the Company and its stockholders to set forth their agreements on certain matters regarding the Investor’s ownership and rights with respect to Common Stock of the Company beneficially owned by the Investor from and after the time of any conversion of any Convertible Loans.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1  Definitions

1.1  Definitions of Certain Terms

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

For purposes of this Agreement, the following terms have the indicated meanings:

“Agreement” is defined in the preamble to this Agreement.

“ASIC” means the Australian Securities and Investments Commission.

“Board” means the board of directors of the Company.

“Bylaws” means the Bylaws of the Company, as amended from time-to-time (or any similar governing document of any successor).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time-to-time (or any similar governing document of any successor).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Company Indemnified Parties” is defined in Section 5.1.1.

“Convertible Loans” means, collectively, the Convertible Portion of the Loans and any Escrow Funds delivered for conversion in accordance with Section 2.10 or Section 2.11, as applicable, of the Loan Agreement.

“Corporations Act” means the Australian Corporations Act 2001 (Cth), as amended and the Corporations Regulations made under it.

“Definitive Agreement” means the Agreement and Plan of Merger, dated as of February 12, 2009 by and among the Investor, Thomas Merger Sub I, Inc., Thomas Merger Sub II, Inc. and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indemnified Party” is defined in Section 5.1.3.

“Indemnifying Party” is defined in Section 5.1.3.

“Investor” is defined in the preamble to this Agreement.

“Investor’s Counsel” is defined in Section 4.3.5.

“Investor Indemnified Parties” is defined in Section 5.1.2.

“Loan Agreement” is defined in the preamble to this Agreement.

“Piggyback Registration Statement” is defined in Section 4.2.1.

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means (i) any and all Common Stock issued or issuable from time to time upon conversion of the Convertible Loans and (ii) any Common Stock issued or issuable in respect of the securities described in clause (i) above, or this clause (ii), upon any stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event; provided that, such Common Stock shall cease to be Registrable Securities when a registration statement covering such Common Stock has been declared effective under the Securities Act by the SEC and such Common Stock has been disposed of pursuant to such effective registration statement.

“Registration Expenses” is defined in Section 4.4.1.

“Registration Statement” means a registration statement including the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Resale Effectiveness Period” is defined in Section 4.1.1.

“Resale Shelf Registration Statement” is defined in Section 4.1.1.

“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Subsequent Shelf Registration” is defined in Section 4.1.2.

“Termination Date” means the date, if any, upon which the Definitive Agreement is terminated in accordance with its terms.

1.2  Headings; Table of Contents

Headings and table of contents should be ignored in construing this Agreement.

1.3  Interpretation

The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “property” shall be construed to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any definition of, or reference to, any agreement, instrument or document in this Agreement shall mean such agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

2  Corporate Governance

2.1  Neither the Certificate of Incorporation nor the Bylaws shall be amended in a manner inconsistent with the terms of this Agreement without the prior written consent of the Investor.

2.2  The Company shall not enter into any contract, agreement or arrangement or take any action which would limit or materially delay the Company’s performance of its obligations hereunder.

3  Legends; Securities Law Compliance

3.1 Each certificate representing Registrable Securities that is restricted stock as defined in Rule 144 under the Securities Act shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.”

3.2 When (i) any Registrable Securities have been registered under the Securities Act and such Registrable Securities have been sold pursuant to such registration or (ii) any Registrable Securities have been sold pursuant to Rule 144 under the Securities Act or are eligible to be sold pursuant to such rule without volume limitations or other restrictions, the holder of such Registrable Securities shall be entitled to exchange the certificate representing such Registrable Securities for a certificate not bearing the legend required by Section 3.1.

4  Registration Rights

4.1  Shelf Registration

4.1.1  If the Company shall receive at any time after the Termination Date a written request from the Investor to file a registration statement on Form S-3 or an equivalent form or forms covering the registration of the Registrable Securities, the Company will use its commercially reasonable efforts to file, within thirty (30) days after the receipt of such request, a registration statement on Form S-3 or any equivalent form or forms (the “Resale Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the filing thereof, and such Resale Shelf Registration Statement (i) will be a “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, of all of the Registrable Securities pursuant to Rule 415 under the Securities Act and (ii) will not provide for the registration, and the sale on a continuous or delayed basis, of any Common Stock other than the Registrable Securities. Upon filing a Resale Shelf Registration Statement, the Company will, if applicable, use its commercially reasonable efforts to keep such Resale Shelf Registration Statement effective with the SEC for nine months following the date of the initial effectiveness of the Resale Shelf Registration Statement; provided that such nine month period shall be extended by any period or periods of time during which the Resale Registration Statement (taken together with any Subsequent Shelf Registration) is unavailable for sales of Registrable Securities, whether as provided in Section 4.1.2, Section 4.5 or otherwise (such nine month period, as extended, the “Resale Effectiveness Period”).

4.1.2  If any Resale Shelf Registration Statement or subsequent Registration Statement (a “Subsequent Shelf Registration”) ceases to be effective under the Securities Act for any reason at any time within the Resale Effectiveness Period, including the expiration thereof, the Company shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement or Subsequent Shelf Registration, respectively, to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and in any event shall within thirty (30) days of such cessation of effectiveness, amend such Resale Shelf Registration Statement or Subsequent Shelf Registration, respectively, in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement or Subsequent Shelf Registration, respectively, or file an additional registration statement providing for the registration, and the sale on a continuous or delayed basis, of all of the Registrable Securities pursuant to Rule 415 under the Securities Act; provided that such Subsequent Shelf Registration will not provide for the registration, and the sale on a continuous or delayed basis, of any Common Stock other than the Registrable Securities. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (x) cause such Subsequent Shelf Registration to become effective under the Securities Act as soon as reasonably practicable after such filing and (y) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective with the SEC at all times during the Resale Effectiveness Period. Any such Subsequent Shelf Registration shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. For the avoidance of doubt, the Company shall not be required to maintain a Resale Shelf Registration Statement or Subsequent Shelf Registration after the end of the Resale Effectiveness Period.

4.1.3  If for any reason the Company is unable to qualify as a registrant to register the Registrable Securities on Form S-3 or any equivalent form or forms or any similar registration in accordance with Section 4.1.1 or Section 4.1.2, as applicable, the Company shall use commercially reasonable efforts to file a registration statement on Form S-1 or any equivalent form or forms within thirty (30) days of such failure to qualify in order to provide for the registration of such Registrable Securities for resale by the Investor in accordance with any reasonable method of distribution elected by the Investor.

4.1.4  If the Investor intends that any Registrable Securities covered by any registration pursuant to Section 4.1 shall be distributed by means of an underwritten offering, the Investor will so advise the Company. In such event, the managing underwriter to administer the offering will be chosen by the Investor, subject to the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Unless otherwise mutually agreed by the Company and the Investor, the Company and the Investor shall enter into an underwriting agreement in such reasonable and customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting. If the Investor disapproves of the terms of the underwriting, the Investor may promptly elect to withdraw therefrom by written notice to the Company and the managing underwriter.

4.1.5  If the managing underwriter in any underwritten offering pursuant to this Section 4.1, advises the Company that in its reasonable opinion the number of securities requested by the Investor to be included in such distribution exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Investor will include in such distribution only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price).

4.1.6  Notwithstanding the foregoing, if the Company shall furnish to the Investor a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be detrimental to the Company and its stockholders for such Resale Shelf Registration Statement to be filed, the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request by the Investor; provided, however, that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period.

4.1.7  In addition, the Company shall not be obligated to effect or to take any action to effect, any registration pursuant to this Section 4.1 after the Company has effected one (1) registration pursuant to this Section 4.1; provided, however, that such registration has been declared or ordered effective and has been available for sales of Registrable Securities for the entire Resale Effectiveness Period.

4.2  Piggyback Registrations

4.2.1  Whenever the Company proposes to register any of its Common Stock in connection with an underwritten public offering of such securities solely for cash, other than a registration on Form S-4 or Form S-8 (or any successor form), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities by the Company, the Company will give prompt written notice to the Investor of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the anticipated filing date) and, subject to Section 4.2.3, will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein from the Investor within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration Statement”). The Investor may withdraw its Registrable Securities from such Piggyback Registration Statement by giving prompt written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration Statement. The Company may terminate or withdraw any registration under this Section 4.2.1 prior to the effectiveness of such registration, whether or not the Investor has elected to include Registrable Securities in such registration.

4.2.2  The right of the Investor to registration pursuant to this Section 4.2 will be conditioned upon the Investor’s participation in the underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting, and the Company and the Investor will (together with any other Persons distributing their securities through such underwriting) enter into an underwriting agreement (including all reasonable and customary questionnaires, powers of attorney, indemnities, lock-up letters and other documents required under the terms of such underwriting agreement) in such reasonable and customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting by the Company. If the Investor disapproves of the terms of the underwriting, the Investor may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

4.2.3 If the managing underwriter in any underwritten offering pursuant to a Piggyback Registration Statement advises the Company that in its sole and reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell and (ii) second, the Registrable Securities of the Investor and any other securities of the Company that have been requested by other holders of Common Stock having registration rights to be so included, on a pro rata basis, up to the maximum number of securities the managing underwriter advises the Company may be sold without adversely affecting the marketability of such offering.

4.3  Registration Procedures

Whenever any Registrable Securities are to be registered pursuant to Section 4.1, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall, without limitation of its other obligations set forth in this Agreement:

4.3.1  Prepare and file, within thirty (30) days after receipt by the Company of a request by the Investor to file with the SEC a Registration Statement with respect to such Registrable Securities required to be filed pursuant to Section 4.1, together with any notices or regulatory filings required to be made in connection therewith (including filing a copy of the Registration Statement and any amendments or supplements thereto, with ASX), and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the filing thereof (with a copy of the Registration Statement once effective to be lodged with ASIC if required); provided that, before filing a Registration Statement or any amendments or supplements thereto, the Company will, at the Company’s expense, furnish or otherwise make available to the Investor and the Investor’s Counsel copies of all such documents proposed to be filed and such other documents reasonably requested by the Investor and the Investor’s Counsel, which documents will be subject to the review and/or reasonable comment, as applicable, of the Investor and the Investor’s Counsel, including any comment letter from the SEC with respect to such filing or the documents incorporated by reference therein and any response to such comment letter, and provide the Investor and the Investor’s Counsel reasonable opportunity to participate in the preparation of such Registration Statement and the opportunity to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s financial books and records, officers, accountants and other advisors, as the Investor or the Investor’s Counsel may reasonably request; provided, that, it shall be a condition to such review of such information that the inspecting person enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company;

4.3.2  Prepare and file with the SEC (with a copy to be lodged with ASIC if required) such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than, if such Registration Statement is a Piggyback Registration Statement relating to an underwritten offering, such period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act) or (ii) continuously in the case of shelf registration statements, including the Resale Shelf Registration Statement and any Subsequent Shelf Registration, and any shelf registration statement, including the Resale Shelf Registration Statement and any Subsequent Shelf Registration, shall be re-filed upon its expiration (or in each case, such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities), and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; provided that the Company shall not be required to maintain a Resale Shelf Registration Statement or Subsequent Shelf Registration after the end of the Resale Effectiveness Period;

4.3.3  Furnish to the Investor, and each managing underwriter, if any, such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 under the Securities Act), all exhibits and other documents filed therewith and such other documents as the Investor or such managing underwriter may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by the Investor, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other Governmental Authority relating to such offer;

4.3.4  Use commercially reasonable efforts to register or qualify (or exempt from registration or qualification) such Registrable Securities, and keep such registration or qualification (or exemption therefrom) effective, under such other securities or blue sky laws of such United States jurisdictions as the Investor reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable the Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection or (ii) consent to general service of process in suits or to taxation in any such jurisdiction);

4.3.5  Notify the Investor, the outside counsel to the Investor (the “Investor’s Counsel”) and the managing underwriter(s), if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event that makes, any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing or that otherwise requires the making of any changes in such Registration Statement, prospectus or documents;

4.3.6  Notify the Investor, the Investor’s Counsel and the managing underwriter(s), if any, (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for such purpose, to the extent that it is aware of such proceedings and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

4.3.7  Upon the occurrence of an event contemplated in Section 4.3.5 or in Section 4.3.6(ii), 4.3.6(iii) or 4.3.6(iv), as soon as reasonably practicable, (i) prepare and furnish to the Investor a reasonable number of copies of a supplement or amendment to the Registration Statement or supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading and that, in the case of any prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement therein, in light of the circumstances in which they were made, not misleading or (ii) advise the Investor in writing that the Registration Statement may be used for the sale of Registrable Securities;

4.3.8  Use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Stock issued by the Company is then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its commercially reasonable efforts to cause all such Registrable Securities to be listed on the NASDAQ Global Market;

4.3.9  Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

4.3.10  Enter into such customary agreements (including underwriting agreements and lock-up agreements in customary form (excluding any lock-up of Registrable Securities), including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Investor or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

4.3.11  In connection with any underwritten offering, make such representations and warranties to the Investor and the managing underwriter(s), if any, with respect to the business of the Company and the Company’s Subsidiaries, and the Registration Statement, prospectus, and documents incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the issuer in underwritten offerings, and, if true, make customary confirmations of the same if and when reasonably requested;

4.3.12  If requested by the Investor, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Investor or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request;

4.3.13  In the case of certificated Registrable Securities, cooperate with the Investor and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Investor that the Registrable Securities represented by the certificates so delivered by the Investor will be transferred in accordance with the Registration Statement and applicable law, and enable such Registrable Securities to be in such denominations and registered in such names as the Investor or managing underwriters, if any, may request at least two (2) Business Days prior to any sale of such Registrable Securities;

4.3.14  Make available for inspection by the Investor and the Investor’s Counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Investor or underwriter, to the extent reasonably necessary and solely for conducting customary due diligence, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, provided that, it shall be a condition to such inspection and receipt of such information that the inspecting person enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company;

4.3.15  Otherwise use its commercially reasonable efforts to comply with (i) all applicable rules and regulations of the SEC, (ii) all applicable Australian securities laws (including any ASIC class orders, policies and requirements), including the lodgment of any effective Registration Statement with ASIC, with an Australian offer document if required, and (iii) all applicable rules and regulations of any applicable securities exchange, including while the Company is admitted to the official list of ASX, the listing rules of the ASX, including (A) notifying ASX of the issue of the Registrable Securities in the form of an Appendix 3B and (B) if any of the Registrable Securites were issued in reliance on an exception in section 708 of the Corporations Act, providing the ASX with a notice that complies with section 708A(6) of the Corporations Act in respect of the Registrable Securities;

4.3.16  Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (which need not be audited);

4.3.17  In the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use every commercially reasonable effort to promptly obtain the withdrawal of such order;

4.3.18  In connection with any underwritten offering, obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent registered public accountants (and if necessary, any other independent registered public accountants of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;

4.3.19  In connection with any underwritten offering, provide legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

4.3.20  Obtain any required regulatory approval necessary for the Investor to sell its Registrable Securities in an offering, other than regulatory approvals required solely as a result of the nature of the Investor.

As a condition to registering Registrable Securities, the Company may require the Investor to furnish the Company with such information (including information regarding the Investor, the Registrable Securities held by the Investor and the intended method of distribution) reasonably necessary to comply with the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4.4  Registration Expenses

4.4.1 Except as otherwise provided in this Agreement, all fees, costs and expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, expenses incurred in connection with any road show, and fees, costs and expenses of counsel for the Company and all independent certified public accountants and other persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are required to be listed hereunder. The Investor shall pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities by the Investor hereunder and any other Registration Expenses required by law to be paid by the Investor, provided that, in the event of a registration of Registrable Securities pursuant to a Piggyback Registration Statement, such underwriting discounts, selling commissions and transfer taxes shall be payable by the Company and the holders of securities listed in such Piggyback Registration Statement pro rata on the basis of the amount of proceeds received from the sale of such securities so registered and sold in such sale.

4.4.2 In connection with any registration, the Company will reimburse the Investor for its reasonable costs, fees and expenses (other than underwriters’ discounts and commissions), including the reasonable fees and disbursements of the Investor’s Counsel.

4.5  Discontinuance of Use of Prospectus

4.5.1  The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3.5, Section 4.3.6(ii), Section 4.3.6(iii) and Section 4.3.6(iv), the Investor will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until the Investor receives copies of a supplemented or amended prospectus as contemplated by Section 4.3.7 or until the Company advises the Investor in writing that the disposition of the Registrable Securities may resume.

4.5.2  Notwithstanding any other provision of this Agreement, if the Board of Directors of the Company has determined in good faith that (i) the disclosure necessary for continued use of the prospectus or Registration Statement by the Investor could be materially detrimental to the Company or (ii) the Company is undergoing, or the Board of Directors of the Company has determined in good faith to evaluate whether there is a need for, a restatement of its audited financial statements and, as a result thereof, the Company’s historical financial statements included or incorporated by reference (or to be included or incorporated by reference) in the Registration Statement or prospectus may not be relied upon (or the Company believes that it may so determine), then the Company shall have the right not to file or not to cause the effectiveness of any registration covering any Registrable Securities and to suspend the use of the prospectus and the Registration Statement covering any Registrable Security for such period of time as (x) its use could be materially detrimental to the Company or (y) is reasonably necessary to complete such restatement, in either case by delivering written notice of such suspension to the Investor; provided, however, that during the Resale Effectiveness Period, the Company may exercise the right to such suspension not more than twice and for not more than an aggregate of 90 days. From and after the date of a notice of suspension under this Section 4.4.1, the Investor agrees not to use the prospectus or Registration Statement until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the day following the 60th day of suspension.

4.6  Rule 144

The Company will use its commercially reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is not required to file such reports, it will, upon the request of the Investor, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will take such further action as the Investor may reasonably request, to the extent required from time to time to enable the Investor to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of the Investor, the Company will deliver to the Investor a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

4.7  Additional Interest

In the event the Company fails to file the Resale Shelf Registration Statement within sixty (60) days of receipt by the Company of a request from the Investor pursuant to Section 4.1.1 (or ninety (90) days to the extent the Company exercises its righs under Section 4.1.6), the Company will pay to the Investor (i) if prior to the Maturity Date, on the next applicable Interest Payment Date, an amount equivalent to 0.5% per annum on the principal amount of the Convertible Loans that have been converted into Registrable Securities and (ii) if from and after the Maturity Date, on the last day of each fiscal month of the Company, 1.0% per annum on the principal amount of the Convertible Loans that have been converted into Registrable Securities, in each case, for each day that such filing is late.

5  Indemnification

5.1.1  The Company will, with respect to any Registrable Securities as to which registration or qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless the Investor, the Investor’s officers, directors, partners and members, and each person controlling the Investor within the meaning of Section 15 of the Securities Act, and each underwriter thereof, if any, and each person who controls any such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (ii) any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act or other federal or state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and, in each such case, the Company will reimburse each of the Company Indemnified Parties for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case. The indemnity agreement contained in this Section 5.1.1 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to the Company Indemnified Parties in any such case for any such loss, claim, damage, liability or action (i) to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of a Company Indemnified Party or (ii) in the case of a sale directly by the Investor of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by the Investor engaging in a distribution solely on behalf of the Investor), such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended prospectus delivered to the Investor prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability, and the Investor failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

5.1.2  The Investor will, if Registrable Securities held by the Investor are included in the securities as to which such registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners and members, each underwriter, if any, of the Company’s securities covered by such a registration, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Investor Indemnified Parties”), against all expenses, claims, losses, damages and liabilities, joint or several (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor and stated to be specifically for use therein, or (ii) any violation by the Investor of any rule or regulation promulgated under the Securities Act, Exchange Act or state securities law applicable to the Investor in connection with such registration, qualification or compliance, and in each such case the Investor will reimburse each of the Investor Indemnified Parties for any reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case, provided, however, that in no event shall any indemnity under this Section 5.1.2 payable by the Investor exceed the amount by which (x) the net proceeds actually received by the Investor from the sale of Registrable Securities included in such registration exceeds (y) the amount of any other losses, expenses, settlements, damages, claims and liabilities that the Investor has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or violation. The indemnity agreement contained in this Section 5.1.2 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Investor be liable to any Investor Indemnified Party for any such loss, claim, damage, liability or action where such untrue statement or alleged untrue statement or omission or alleged omission was corrected in a final or amended prospectus prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability, and the Company or the underwriters failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act.

5.1.3 Each party entitled to indemnification under this Section 5 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to participate or to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall relieve the Indemnifying Party of its obligations under this Section 5 only to the extent that the failure to give such notice is materially prejudicial or harmful to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 5 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnification set forth in this Section 5 shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have.

5.1.4  If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any claim, loss, damage, liability or action referred to therein, then, subject to the limitations contained in the last sentence of this Section 5.1.4, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with the actions that resulted in such claims, loss, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 5.1.4 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5.1.4. In no event shall the Investor’s contribution obligation under this Section 5.1.4 exceed (i) the amount by which the net proceeds actually received by the Investor from the sale of Registrable Securities included in such registration exceeds (ii) the amount of any other losses, expenses, settlements, damages, claims and liabilities that the Investor has been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission or violation. No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.1.5  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

6  Miscellaneous

6.1  Notices

6.1.1  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

6.1.1.1  if to the Company to:

HeartWare International, Inc.
14000-14050 NW 57th Court
Miami Lakes, FL 33014
Attention: David McIntyre
Fax: (305) 818-4123
Email: dmcintyre@heartwareinc.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Attention:	Clare O’Brien
Robert M. Katz
Fax: (212) 848-7179

6.1.1.2 if to the Investor to:

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Attention: Gary Burbach
Fax: (925) 264-4341
Email: gary.burbach@thortec.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

Attn:	Charles K. Ruck
Tad J. Freese
Fax: (714) 755-8290

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent with confirmation of receipt; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

6.1.2 Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties

6.2  Termination

This Agreement shall be effective as of the date hereof and shall terminate with respect to the Investor with respect to all provisions (other than Section 4, Section 5 or Section 6), unless otherwise provided herein, on the date on which (i) no Loans remain outstanding and/or available for Borrowing and no amounts remain in the Escrow Account and (ii) there cease to be any Registrable Securities outstanding.

6.3   Governing Law

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

6.4  Submission to Jurisdiction

6.4.1  The Company and the Investor each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.4.2  The Company and the Investor each irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York, New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

6.4.3  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

6.5  Waiver of Jury Trial

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6  Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.7   Entire Agreement

This Agreement, the other Loan Documents, the Definitive Agreement and the other documents contemplated hereby and thereby constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents, the Definitive Agreement and the other documents contemplated hereby and thereby. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of the Investor) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

6.8  Amendment and Waiver

6.8.1  No failure or delay of the Investor in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Investor hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by Section 6.8.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

6.8.2  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Investor.

6.9  Successors and Assigns

6.9.1  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

6.9.2  The Company shall not assign any or all of its rights or obligations under this Agreement without the prior written consent of the Investor.

6.9.3  All or a portion of the rights and obligations of the Investor under this Agreement in proportion, and to the extent applicable, to the Loans, Commitments, Escrow Funds or Registrable Securities so transferred or assigned may be assigned to a transferee or assignee in connection with any transfer or assignment of Loans, Commitments, Escrow Funds or Registrable Securities under the Loan Agreement; provided, however, that (a) such transfer must otherwise be effected in accordance with applicable securities laws, (b) prior written notice of such assignment is given to the Company, (c) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (d) such transferee or assignee agrees to be bound by, and subject to, this Agreement with respect to the rights and obligations so assigned to the same extent as the Investor, pursuant to a written instrument in form and substance reasonably acceptable to the Company. In the event any transfer of rights and obligations pursuant to this Agreement occurs, the transferee or assignee shall be treated as the Investor for all purposes hereunder with respect to such rights and obligations so assigned and each reference to the “Investor” herein shall be deemed to be a reference to the Investor taken together with such assignee or transferee, mutatis mutandis, and any rights exercisable, or determination or appointments to be made, by the Investor hereunder shall be exercisable by the holders of a majority of the Registrable Securities hereunder at the time such determination is made. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

6.10  No Third-Party Beneficiaries

Nothing in this Agreement is intended to or shall confer any rights or benefits upon any Person other than the parties hereto.

6.11  Expenses

Except as provided in Section 4.4, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses.

6.12  Binding Effect

This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereto and when the Investor shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto.

6.13  Counterparts

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 6.12. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HEARTWARE INTERNATIONAL, INC., as the Company

By:	/s/ Douglas Godshall
Name:     Douglas Godshall

Title:	President and Chief Executive Officer

THORATEC CORPORATION, as the Investor

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

Annex D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”), dated as of February 12, 2009, is entered into by and between the undersigned stockholder (“Stockholder”) of HeartWare International, Inc., a Delaware corporation (the “Company”), and Thoratec Corporation, a California corporation (“Parent”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, Thomas Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”) and Thomas Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary Two”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Intermediate Surviving Corporation”) and the merger of the Intermediate Surviving Corporation with and into Merger Subsidiary Two, with Merger Subsidiary Two as the surviving corporation (the “Second Merger” and together with the Merger, the “Mergers”) pursuant to the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and/or CHESS Depositary Interests representing shares of Common Stock (collectively, with the Common Stock, the “Shares”) beneficially owned by Stockholder and set forth opposite Stockholder’s name on Schedule A attached hereto (the “Stockholder Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the Stockholder Shares as set forth herein;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Representations of Stockholder.  Stockholder represents and warrants to Parent that (a) Stockholder beneficially owns all of the Stockholder Shares free and clear of any lien, encumbrance or restriction and, except pursuant to this Agreement, there are no rights, agreements or commitments to which Stockholder is a party relating to the pledge, disposition or voting of any Shares, and there are no voting trusts or voting agreements with respect to the Stockholder Shares, (b) Stockholder does not beneficially own any Shares other than the Stockholder Shares and (c) Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder, and no permit, authorization, consent or approval from any Person is necessary therefor. Stockholder further represents and warrants to Parent that this Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

2.  Representations of Parent.  Parent represents and warrants to Stockholder that (a) Parent has full power and authority to enter into, execute and deliver this Agreement and to perform fully Parent’s obligations hereunder and no permit, authorization, consent or approval from any Person is necessary therefore and (b) this Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

3.  Agreement to Vote Shares.  From the date of this Agreement to the earliest to occur of (a) the date upon which the Merger Agreement is validly terminated, (b) the Effective Time of the Merger, (c) the date following receipt of the Company Stockholder Approval, (d) the date that any material amendment shall be made to the Merger Agreement (a “material amendment” shall mean any valid written amendment to the Merger Agreement reducing the consideration payable to Stockholder pursuant to the Merger Agreement and any other valid written amendment to the Merger Agreement that would materially delay the consummation of the Merger) without the written consent of Stockholder and (e)(i) any amendment to the Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise) of Parent in any manner that would have a disparate effect on holders of Shares, as holders of Parent Stock at and following the Effective Time, relative to other holders of Parent Stock, and (ii) any amendment to the Articles of Incorporation of Parent to provide for any class of capital stock with rights to distributions or upon a liquidation (including upon a merger, consolidation, asset sale or similar transaction) that are superior to those of the Parent Stock, other than an amendment in connection with a shareholder rights plan, “poison pill” anti-takeover plan or other similar device (the earliest of such to occur being the “Voting Covenant Expiration Date”), Stockholder shall, and shall cause any holder of record of the Stockholder Shares or any New Shares (as defined in Section 9 hereof) to vote, or cause to be voted, the Stockholder Shares and any New Shares (i) in favor of (A) adoption of the Merger Agreement, (B) any other action in furtherance thereof; provided, that such action does not require a material amendment to the Merger Agreement to which Stockholder has not consented, and (C) any adjournment or postponement recommended by the Company with respect to any stockholder meeting concerning the Merger Agreement and the Mergers and (ii) against any Acquisition Proposal and any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or impair the ability of the Company to consummate the Merger. In addition, Stockholder agrees not to take, or commit or agree to take, any action inconsistent with the foregoing.

4.  No Voting Trusts or Other Arrangements.  Except as otherwise set forth herein, Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Stockholder Shares or any New Shares in a voting trust, grant any proxies or power of attorney with respect to the Stockholder Shares or any New Shares or subject any of the Stockholder Shares or any New Shares to any arrangement with respect to the voting of the Stockholder Shares or any New Shares other than agreements entered into with Parent.

5.  No Solicitations.  Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control or any of its or their respective officers, directors, employees, agents or other representatives to, (a) solicit proxies or become a “participant” in a “solicitation”, as such terms are defined in Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in opposition to or competition with the consummation of the Mergers or otherwise encourage or assist any party in taking or planning any action which would reasonably be expected to compete with, impede, interfere with or attempt to discourage the consummation of the Mergers or inhibit the timely consummation of the Mergers in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the Mergers, (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Mergers or (d) unless required by applicable law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or Parent, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

6.  Waiver of Appraisal and Dissenters’ Rights and Actions.  Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Mergers that Stockholder may have and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, Merger Subsidiary Two, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

7.  Stockholder Capacity.  Notwithstanding anything to the contrary set forth herein, Stockholder is entering into this Agreement solely in Stockholder’s capacity as the beneficial owner of the Stockholder Shares and New Shares, as applicable, and nothing in this Agreement shall prevent Stockholder from taking any action or omitting to take any action in Stockholder’s capacity as a member of the Board of Directors of the

Company or any of its subsidiaries (or any committee thereof) or as an officer or employee of the Company or any of its subsidiaries, in either case as applicable or as may become applicable to Stockholder. If Stockholder is an officer of director of the Company, any action taken by Stockholder in Stockholder’s capacity as an officer or director of the Company (but, for the avoidance of doubt, excluding any action taken by Stockholder in Stockholder’s capacity as a holder or beneficial owner of any Shares) will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8.  Transfer and Encumbrance.  During the period from the date hereof through the Voting Covenant Expiration Date, except as otherwise expressly contemplated by this Section 8, Stockholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Stockholder Shares or New Shares and not to enter into any contract, agreement or arrangement with respect to any of the foregoing, and any such transfer shall be null and void and of no effect. This Section 8 shall not prohibit a transfer of any Stockholder Shares or New Shares by Stockholder (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (b) upon the death of Stockholder, or (c) to the extent required to pay taxes resulting from the vesting of any stock awards for Shares or the exercise of any stock options within 60 days prior to their expiration or (d) to the extent required to effect a net or cashless exercise of any stock option within 60 days prior to their expiration; provided, however, that a transfer referred to in this sentence, other than a transfer in accordance with the foregoing clause (c) or (d), shall be permitted only if, as a precondition to such transfer, the proposed transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement with respect to all of the Stockholder Shares or New Shares so transferred.

9.  Additional Purchases.  Stockholder agrees that (a) all Shares that Stockholder purchases, acquires the right to vote or share in the voting of, or otherwise acquires beneficial ownership of, including upon the exercise of options to purchase Shares, after the execution of this Agreement and (b) all Shares which Stockholder owns beneficially or of record but has not included as Stockholder Shares as of the date hereof for any reason (all such Shares collectively, “New Shares”), shall be subject to the terms of this Agreement to the same extent as if they constituted Stockholder Shares as of the date hereof.

10.  Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

11.  Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

12.  Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.

13.  Notices.  All notices hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy, electronic mail or like transmission or on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Fax: (925) 738-0110
Attn: Gary Burbach
Attn: Legal Department

Email:	gary.burbach@thortec.com
david.lehman@thortec.com

With a copy (which shall not constitute notice to Parent) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Fax: (714) 755-8290

Attn:	Charles K. Ruck
Tad J. Freese

If to Stockholder, to the address set forth for Stockholder on Schedule A hereto.

14.  Governing Law; Jurisdiction; Jury Trial Waiver.

(a) THIS AGREEMENT, AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF, BASED UPON, OR RELATED TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF DELAWARE. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 13, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by Applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 13.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 14(a) AND THIS SECTION 14(b).

15.  Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement shall not be affected.

16.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.  Termination.  This Agreement shall terminate automatically on the Voting Covenant Expiration Date.

18.  Further Actions.  Each party hereto shall execute and deliver such additional documents, and use its commercially reasonable efforts to take or cause to be taken such additional lawful actions, as may be necessary or desirable to effect the transactions contemplated by this Agreement.

19.  “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” (and related terms such as “beneficially own” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

20.  Waivers and Amendments.  This Agreement may be amended, modified, altered or supplemented only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

21.  Merger Agreement Provisions.  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. The provisions of Section 1.02 of the Merger Agreement are incorporated herein and are deemed applicable to the interpretation of this Agreement. Stockholder acknowledges receipt of a copy of the Merger Agreement prior to the execution of this Agreement.

22.  Effectiveness.  The obligations of the parties set forth in this Agreement shall not be effective or binding upon either party hereto until such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Subsidiary and Merger Subsidiary Two.

23.  Certain Disclosures.  Stockholder hereby authorizes Parent and the Company to publish and disclose Stockholder’s identity and ownership of Stockholder Shares and New Shares and the nature of

Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Mergers or any other transactions contemplated by the Merger Agreement (including in any proxy statement or prospectus relating to the Merger Agreement and the Mergers and in the registration statement relating to the shares of common stock of Parent to be received by holders of Shares in the Merger and documents and schedules filed with the Securities and Exchange Commission or the Australian Securities and Investments Commission relating thereto or in connection therewith.

24.  Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries (including Merger Subsidiary and Merger Subsidiary Two). Any assignment contrary to the provisions of this Section 24 shall be null and void.

25.  Attachment to Shares.  Without limiting any other rights Parent may have hereunder, pursuant to Section 8 or otherwise, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares and any New Shares beneficially owned by Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Stockholder Shares or New Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, successors or assigns.

26.  Ownership of Shares.  Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares or any New Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares and any New Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Stockholder Shares or any New Shares, except as otherwise provided herein.

27.  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense.

28.  Headings.  The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT:

THORATEC CORPORATION, a California corporation

By:
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

STOCKHOLDER:

Schedule A

Name and Contact	Number of Shares of	Number of CHESS	Total Number of
Information for	Common Stock	Depositary Interests	Shares Beneficially
Stockholder	Beneficially Owned	Beneficially Owned	Owned

[Name of Stockholder] [address] [address] Attention: [name] Facsimile No.:[number] [E-mail: [address]]

[with a copy to:]

[Name] [address] [address] Attention: [name] Facsimile No.:[number] [E-mail: [address]]

Annex E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (the “Agreement”), dated as of February 12, 2009, is entered into by and between the undersigned stockholder (“Stockholder”) of HeartWare International, Inc., a Delaware corporation (the “Company”), and Thoratec Corporation, a California corporation (“Parent”).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, Thomas Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”) and Thomas Merger Sub II, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary Two”), are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Intermediate Surviving Corporation”) and the merger of the Intermediate Surviving Corporation with and into Merger Subsidiary Two, with Merger Subsidiary Two as the surviving corporation (the “Second Merger” and together with the Merger, the “Mergers”) pursuant to the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and/or CHESS Depositary Interests representing shares of Common Stock (collectively, with the Common Stock, the “Shares”) beneficially owned by Stockholder and set forth opposite Stockholder’s name on Schedule A attached hereto (the “Stockholder Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the Stockholder Shares as set forth herein;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Representations of Stockholder.  Stockholder represents and warrants to Parent that (a) Stockholder beneficially owns all of the Stockholder Shares free and clear of any lien, encumbrance or restriction and, except pursuant to this Agreement, there are no rights, agreements or commitments to which Stockholder is a party relating to the pledge, disposition or voting of any Shares, and there are no voting trusts or voting agreements with respect to the Stockholder Shares, (b) Stockholder does not beneficially own any Shares other than the Stockholder Shares and (c) Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder, and no permit, authorization, consent or approval from any Person is necessary therefor. Stockholder further represents and warrants to Parent that this Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

2.  Representations of Parent.  Parent represents and warrants to Stockholder that (a) Parent has full power and authority to enter into, execute and deliver this Agreement and to perform fully Parent’s obligations hereunder and no permit, authorization, consent or approval from any Person is necessary therefore and (b) this Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

3.  Agreement to Vote Shares.  From the date of this Agreement to the earliest to occur of (a) the date upon which the Merger Agreement is validly terminated, (b) the Effective Time of the Merger, (c) the date following receipt of the Company Stockholder Approval, (d) the date that any material amendment shall be made to the Merger Agreement (a “material amendment” shall mean any valid written amendment to the Merger Agreement reducing the consideration payable to Stockholder pursuant to the Merger Agreement and any other valid written amendment to the Merger Agreement that would materially delay the consummation of the Merger) without the written consent of Stockholder and (e)(i) any amendment to the Articles of Incorporation or Bylaws (whether by merger, consolidation or otherwise) of Parent in any manner that would have a disparate effect on holders of Shares, as holders of Parent Stock at and following the Effective Time, relative to other holders of Parent Stock, and (ii) any amendment to the Articles of Incorporation of Parent to provide for any class of capital stock with rights to distributions or upon a liquidation (including upon a merger, consolidation, asset sale or similar transaction) that are superior to those of the Parent Stock, other than an amendment in connection with a shareholder rights plan, “poison pill” anti-takeover plan or other similar device (the earliest of such to occur being the “Voting Covenant Expiration Date”), Stockholder shall, and shall cause any holder of record of the Stockholder Shares or any New Shares (as defined in Section 9 hereof) to vote, or cause to be voted, the Stockholder Shares and any New Shares (i) in favor of (A) adoption of the Merger Agreement, (B) any other action in furtherance thereof; provided, that such action does not require a material amendment to the Merger Agreement to which Stockholder has not consented, and (C) any adjournment or postponement recommended by the Company with respect to any stockholder meeting concerning the Merger Agreement and the Mergers and (ii) against any Acquisition Proposal and any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement or impair the ability of the Company to consummate the Merger. In addition, Stockholder agrees not to take, or commit or agree to take, any action inconsistent with the foregoing.

4.  No Voting Trusts or Other Arrangements.  Except as otherwise set forth herein, Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Stockholder Shares or any New Shares in a voting trust, grant any proxies or power of attorney with respect to the Stockholder Shares or any New Shares or subject any of the Stockholder Shares or any New Shares to any arrangement with respect to the voting of the Stockholder Shares or any New Shares other than agreements entered into with Parent.

5.  No Solicitations.  Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder’s control or any of its or their respective officers, directors, employees, agents or other representatives to, (a) solicit proxies or become a “participant” in a “solicitation”, as such terms are defined in Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in opposition to or competition with the consummation of the Mergers or otherwise encourage or assist any party in taking or planning any action which would reasonably be expected to compete with, impede, interfere with or attempt to discourage the consummation of the Mergers or inhibit the timely consummation of the Mergers in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the Mergers, (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Mergers or (d) unless required by applicable law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or Parent, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

6.  Waiver of Appraisal and Dissenters’ Rights and Actions.  Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Mergers that Stockholder may have and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, Merger Subsidiary Two, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

7.  Stockholder Capacity.  Notwithstanding anything to the contrary set forth herein, Stockholder is entering into this Agreement solely in Stockholder’s capacity as the beneficial owner of the Stockholder Shares and New Shares, as applicable, and nothing in this Agreement shall prevent Stockholder from taking any action or omitting to take any action in Stockholder’s capacity as a member of the Board of Directors of the

Company or any of its subsidiaries (or any committee thereof) or as an officer or employee of the Company or any of its subsidiaries, in either case as applicable or as may become applicable to Stockholder. If Stockholder is an officer of director of the Company, any action taken by Stockholder in Stockholder’s capacity as an officer or director of the Company (but, for the avoidance of doubt, excluding any action taken by Stockholder in Stockholder’s capacity as a holder or beneficial owner of any Shares) will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8.  Transfer and Encumbrance.  During the period from the date hereof through the Voting Covenant Expiration Date, except as otherwise expressly contemplated by this Section 8, Stockholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the Stockholder Shares or New Shares and not to enter into any contract, agreement or arrangement with respect to any of the foregoing, and any such transfer shall be null and void and of no effect. This Section 8 shall not prohibit a transfer of any Stockholder Shares or New Shares by Stockholder to any transferee; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the proposed transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement with respect to all of the Stockholder Shares or New Shares so transferred; provided, further, however, that such transfer shall not be permitted unless (a) following such transfer of the Stockholder Shares or New Shares the proposed transferee would beneficially own, in the aggregate, less than five percent (5%) of the outstanding Shares and (b) the transferee agrees to limit its beneficial ownership to no more than five percent (5%) of the outstanding Shares through the Voting Covenant Expiration Date.

9.  Additional Purchases.  Stockholder agrees that (a) all Shares that Stockholder purchases, acquires the right to vote or share in the voting of, or otherwise acquires beneficial ownership of, including upon the exercise of options to purchase Shares, after the execution of this Agreement and (b) all Shares which Stockholder owns beneficially or of record but has not included as Stockholder Shares as of the date hereof for any reason (all such Shares collectively, “New Shares”), shall be subject to the terms of this Agreement to the same extent as if they constituted Stockholder Shares as of the date hereof.

10.  No Other Support Agreements.  Except as provided in Section 8 hereof or in a similar agreement with a director or executive officer of the Company, Parent agrees that it shall not enter into any agreement or arrangement with any Company Stockholder pursuant to which such Company Stockholder would agree to vote shares of Company Stock held by it in favor of the merger other than this Agreement and similar agreements with directors and executive officers of the Company.

11.  Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

12.  Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

13.  Entire Agreement.  This Agreement and the Letter Agreement, dated February 12, 2009, between Stockholder and Parent supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.

14.  Notices.  All notices hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy, electronic mail or like transmission or on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent:

Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588
Fax: (925) 738-0110
Attn: Gary Burbach
Attn: Legal Department

Email:	gary.burbach@thortec.com
david.lehman@thortec.com

With a copy (which shall not constitute notice to Parent) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Fax: (714) 755-8290

Attn:	Charles K. Ruck
Tad J. Freese

If to Stockholder, to the address set forth for Stockholder on Schedule A hereto.

15.  Governing Law; Jurisdiction; Jury Trial Waiver.

(a) THIS AGREEMENT, AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF, BASED UPON, OR RELATED TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF DELAWARE. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 14, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by Applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 15(a) AND THIS SECTION 15(b).

16.  Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement shall not be affected.

17.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.  Termination.  This Agreement shall terminate automatically on the Voting Covenant Expiration Date.

19.  Further Actions.  Each party hereto shall execute and deliver such additional documents, and use its commercially reasonable efforts to take or cause to be taken such additional lawful actions, as may be necessary or desirable to effect the transactions contemplated by this Agreement.

20.  “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” (and related terms such as “beneficially own” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

21.  Waivers and Amendments.  This Agreement may be amended, modified, altered or supplemented only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

22.  Merger Agreement Provisions.  Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. The provisions of Section 1.02 of the Merger Agreement are incorporated herein and are deemed applicable to the interpretation of this Agreement. Stockholder acknowledges receipt of a copy of the Merger Agreement prior to the execution of this Agreement.

23.  Effectiveness.  The obligations of the parties set forth in this Agreement shall not be effective or binding upon either party hereto until such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Subsidiary and Merger Subsidiary Two.

24.  Certain Disclosures.  Stockholder hereby authorizes Parent and the Company to publish and disclose Stockholder’s identity and ownership of Stockholder Shares and New Shares and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Mergers or any other transactions contemplated by the Merger

Agreement (including in any proxy statement or prospectus relating to the Merger Agreement and the Mergers and in the registration statement relating to the shares of common stock of Parent to be received by holders of Shares in the Merger and documents and schedules filed with the Securities and Exchange Commission or the Australian Securities and Investments Commission relating thereto or in connection therewith); provided, however, that neither Parent nor the Company shall publish or disclose the identity of any of the partners of Stockholder unless such disclosure is necessary to comply with a comment or request made by the Securities and Exchange Commission, the Australian Securities and Investments Commission or a similar regulatory body or stock exchange, and provided that, prior to making any such disclosure, Parent or the Company has provided the Stockholder with at least three business days prior notice thereof and has consulted with the Stockholder concerning such disclosure.

25.  Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries (including Merger Subsidiary and Merger Subsidiary Two). Any assignment contrary to the provisions of this Section 25 shall be null and void.

26.  Attachment to Shares.  Without limiting any other rights Parent may have hereunder, pursuant to Section 8 or otherwise, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares and any New Shares beneficially owned by Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Stockholder Shares or New Shares shall pass, whether by operation of law or otherwise, including, without limitation, Stockholder’s heirs, guardians, administrators, successors or assigns.

27.  Ownership of Shares.  Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder Shares or any New Shares. All rights, ownership and economic benefits of and relating to the Stockholder Shares and any New Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Stockholder Shares or any New Shares, except as otherwise provided herein.

28.  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense.

29.  Headings.  The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PARENT:

THORATEC CORPORATION, a California corporation

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

STOCKHOLDER:

APPLE TREE PARTNERS I, L.P.

By:	Apple Tree Ventures I, LLC,
its General Partner

By:	/s/ Seth Harrison
Name:     Seth Harrison

Title:	Managing General Partner

Schedule A

Options
Under
Employee
			Incentive	Stock Option	Restricted
			Stock Options	Plan	Stock Units
			(in CDIs and	(in CDIs and	(in CDIs and
	Number of		Equivalent	Equivalent	Equivalent
	CHESS	Equivalent	Number of	Number of	Number of
Name and Contact	Depositary	Number of	Shares of	Shares of	Shares of
Information for	Interests	Shares of	Common	Common	Common
Stockholder	(“CDIs”)	Common Stock	Stock)	Stock)	Stock)

Apple Tree Partners I, L.P.	93,588,782	2,673,965	—	—	—
One Broadway, 14th Floor Cambridge, MA 02142 Attention: Dr. Seth Harrison

Facsimile No.: +1 347 952 3430
E-mail:
seth@appletreepartners.com

with a copy to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Daniel P. Finkelman, Esq.

Facsimile No.: +1 617 526 9899
E-mail:
dfinkelman@proskauer.com

Annex F

February 12, 2009

The Board of Directors
HeartWare International, Inc.
205 Newbury Street
Framingham, Massachusetts 01701

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Company Common Stock”), of HeartWare International, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Thoratec Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of February 12, 2009 (the “Agreement”), by and among the Company, the Acquiror and its subsidiaries, Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $14.30 in cash (the “Cash Consideration”) and 0.6054 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock (the “Acquiror Common Stock”). We also understand that the Stock Consideration will be subject to adjustment (the “Adjustment”) as provided in the Agreement based on the Average Parent Stock Price (as defined in the Agreement).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as discussed the estimated amount and timing of the cost savings and related expenses and synergies expected by the managements of the Company and the Acquiror to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available

F-1

estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, and that the Adjustment will not result in any adjustment to the Stock Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company or the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/  J.P. Morgan

J.P. MORGAN SECURITIES INC.

F-2

Annex G

DELAWARE GENERAL CORPORATION LAW

§ 262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 317 of the California Corporations Code permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. No indemnification may be made in the cases of:

•	Intentional misconduct or knowing and culpable violation of law;

•	Acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	Receipt of an improper personal benefit;

•	Acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;

•	Acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders; or

•	Liability for improper distributions, loans or guarantees.

Pursuant to Section 317 of the California Corporations Code, Thoratec has included in its by-laws provisions regarding the indemnification of officers and directors of Thoratec.

Section 29 of Thoratec’s By-laws, as amended, provides as follows:

(a) Right of Indemnity.  To the full extent permitted by law, this corporation shall indemnify its directors, officers, employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any “proceeding”, as that term is used in such Section and including an action by or in the right of the corporation, by reason of the fact that such person is or was a person described by such Section. “Expenses”, as used in this By-law, shall have the same meaning as in Section 317(a) of the California Corporations Code.

(b) Approval of Indemnity.  Upon written request to the Board of Directors by any person seeking indemnification under Section 317(b) or Section 317(c) of the California Corporations Code, the Board shall promptly determine in accordance with Section 317(e) of the Code whether the applicable standard of conduct set forth in Section 317(b) or Section 317(c) has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevent the formation of a quorum of directors who are not parties to such proceeding, the Board shall promptly call a meeting of shareholders. At such meeting, the shareholders shall determine in accordance with Section 317(e) of the Code whether the applicable standard of conduct set forth in Section 317(b) or Section 317(c) has been met and, if so, the shareholders present at the meeting in person or by proxy shall authorize indemnification.

(c) Advancement of Expenses.  To the full extent permitted by law and except as is otherwise determined by the Board of Directors in the specific instance, expenses incurred by a person seeking indemnification under this By-law in defending any proceeding covered by this By-law shall be advanced by the corporation prior to the final disposition of the proceeding upon receipt by the corporation of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation therefor.

Thoratec has also entered into agreements with certain of its officers and directors to indemnify such persons within the limits set forth by California law and Thoratec’s By-laws, as amended. Thoratec also maintains a limited amount of director and officer insurance. The indemnification provision in the By-laws, and the indemnity agreements entered into between Thoratec and its officers or directors, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liability arising under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of February 12, 2009, by and among the Registrant, HeartWare International, Inc., Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc. (included as Annex A to the proxy statement/prospectus). The schedules and other attachments to this exhibit were omitted. Thoratec agrees to furnish a copy of any omitted schedules or attachments to the SEC upon request.
3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 28, 2002 filed with the SEC on March 20, 2003 (SEC File No. 000-49798)).
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2005 (SEC File No. 000-49798)).
4.1	Rights Agreement, dated as of May 2, 2002, between the Registrant and Computershare Trust Company, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A12G filed with the SEC on May 3, 2002 (SEC File No. 000-49798)).
4.2	Indenture, dated as of May 24, 2004, by and between the Registrant and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
4.3	Form of Senior Subordinated Convertible Note due 2034 (included as an exhibit to Exhibit 4.2 and incorporated herein by reference).
4.4	Pledge Agreement, dated as of May 24, 2004, between the Registrant and U.S. Bank National Association, and Pledge Agreement Supplement, dated as of June 7, 2004 (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
4.5	Control Agreement, dated as of May 24, 2004, between the Registrant and U.S. Bank National Association, and Control Agreement Amendment, dated as of June 7, 2004 (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
4.6	Registration Rights Agreement, dated May 24, 2004, by and among the Registrant and Merrill Lynch Pierce Fenner & Smith Incorporated as Initial Purchaser of the Senior Subordinated Convertible Notes due 2034 (incorporated by reference to Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
5.1	Legal opinion of Latham & Watkins LLP.*
8.1	Tax opinion of Latham & Watkins LLP.
8.2	Tax opinion of Shearman & Sterling LLP.
8.3	Form of Opinion of Latham & Watkins LLP, as to tax matters, which would be delivered only if the stock value condition is met and the transaction is structured as a reorganization within the meaning of Section 368(a) of the Code.
8.4	Form of Opinion of Shearman & Sterling LLP, as to tax matters, which would be delivered only if the stock value condition is met and the transaction is structured as a reorganization within the meaning of Section 368(a) of the Code.
10.1	Loan Agreement, dated as of February 12, 2009, by and among Thoratec Corporation, HeartWare International, Inc. and the Guarantors thereto (included as Annex B to the proxy statement/prospectus). The schedules and other attachments to this exhibit were omitted. Thoratec agrees to furnish a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.

Exhibit
Number	Description

10.2	Investor’s Rights Agreement, dated as of February 12, 2009, by and among Thoratec Corporation and HeartWare International, Inc. (included as Annex C to the proxy statement/prospectus).
10.3	Form of Management Support Agreement, dated as of February 12, 2009, by and among Thoratec Corporation and certain stockholders of HeartWare International, Inc. (included as Annex D to the proxy statement/prospectus).
10.4	Form of Stockholder Support Agreement, dated as of February 12, 2009, by and between Thoratec Corporation and Apple Tree Partners I, L.P. (included as Annex E to the proxy statement/prospectus).
23.1	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1).
23.2	Consent of Shearman & Sterling LLP (included in Exhibit 8.2).
23.3	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.
23.4	Consent of Grant Thornton LLP, an independent registered public accounting firm.
23.5	Consent of J.P. Morgan Securities Inc.*
24.1	Power of Attorney (included with the signature pages to this registration statement).
99.1	Form of Proxy of HeartWare International, Inc.*
99.2	Form of CDI Voting Instruction Form for HeartWare International, Inc.*
99.3	Opinion of J.P. Morgan Securities Inc., financial advisor to HeartWare International, Inc. (included as Annex F to the proxy statement/prospectus).

*	Previously filed.

Item 22.	Undertakings

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) The Registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(8) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(11) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 29th day of July, 2009.

THORATEC CORPORATION

By:	/s/ Gerhard F. Burbach
Name:     Gerhard F. Burbach

Title:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Gerhard F. Burbach and David Lehman his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gerhard F. Burbach Gerhard F. Burbach	Chief Executive Officer, President and Director (Principal Executive Officer)	July 29, 2009
/s/ David V. Smith David V. Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2009
* Neil F. Dimick	Director and Chairman of the Board of Directors	July 29, 2009
* J. Daniel Cole	Director	July 29, 2009
* Steven H. Collis	Director	July 29, 2009
* Elisha W. Finney	Director	July 29, 2009
* D. Keith Grossman	Director	July 29, 2009

/s/ Paul A. LaViolette Paul A. LaViolette	Director	July 29, 2009
* Daniel M. Mulvena	Director	July 29, 2009

*	Executed on the 29th day of July, 2009 by Gerhard F. Burbach as attorney-in-fact under power of attorney granted by the registration statement filed by Thoratec Corporation on May 7, 2009.

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of February 12, 2009, by and among the Registrant, HeartWare International, Inc., Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc. (included as Annex A to the proxy statement/prospectus). The schedules and other attachments to this exhibit were omitted. Thoratec agrees to furnish a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.
3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 28, 2002 filed with the SEC on March 20, 2003 (SEC File No. 000-49798)).
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 3, 2005 (SEC File No. 000-49798)).
4.1	Rights Agreement, dated as of May 2, 2002, between the Registrant and Computershare Trust Company, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A12G filed with the SEC on May 3, 2002 (SEC File No. 000-49798)).
4.2	Indenture, dated as of May 24, 2004, by and between the Registrant and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
4.3	Form of Senior Subordinated Convertible Note due 2034 (included as an exhibit to Exhibit 4.2 and incorporated herein by reference).
4.4	Pledge Agreement, dated as of May 24, 2004, between the Registrant and U.S. Bank National Association, and Pledge Agreement Supplement, dated as of June 7, 2004 (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
4.5	Control Agreement, dated as of May 24, 2004, between the Registrant and U.S. Bank National Association, and Control Agreement Amendment, dated as of June 7, 2004 (incorporated by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
4.6	Registration Rights Agreement, dated May 24, 2004, by and among the Registrant and Merrill Lynch Pierce Fenner & Smith Incorporated as Initial Purchaser of the Senior Subordinated Convertible Notes due 2034 (incorporated by reference to Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2004 filed with the SEC on August 12, 2004 (SEC File No. 000-49798)).
5.1	Legal opinion of Latham & Watkins LLP.*
8.1	Tax opinion of Latham & Watkins LLP.
8.2	Tax opinion of Shearman & Sterling LLP.
8.3	Form of Opinion of Latham & Watkins LLP, as to tax matters, which would be delivered only if the stock value condition is met and the transaction is structured as a reorganization within the meaning of Section 368(a) of the Code.
8.4	Form of Opinion of Shearman & Sterling LLP, as to tax matters, which would be delivered only if the stock value condition is met and the transaction is structured as a reorganization within the meaning of Section 368(a) of the Code.
10.1	Loan Agreement, dated as of February 12, 2009, by and among Thoratec Corporation, HeartWare International, Inc. and the Guarantors thereto (included as Annex B to the proxy statement/prospectus). The schedules and other attachments to this exhibit were omitted. Thoratec agrees to furnish a copy of any omitted schedules or attachments to the Securities and Exchange Commission upon request.
10.2	Investor’s Rights Agreement, dated as of February 12, 2009, by and among Thoratec Corporation and HeartWare International, Inc. (included as Annex C to the proxy statement/prospectus).
10.3	Form of Management Support Agreement, dated as of February 12, 2009, by and among Thoratec Corporation and certain stockholders of HeartWare International, Inc. (included as Annex D to the proxy statement/prospectus).
10.4	Form of Stockholder Support Agreement, dated as of February 12, 2009, by and between Thoratec Corporation and Apple Tree Partners I, L.P. (included as Annex E to the proxy statement/prospectus).
23.1	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1).

Exhibit
Number	Description

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 8.2).
23.3	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.
23.4	Consent of Grant Thornton LLP, an independent registered public accounting firm.
23.5	Consent of J.P. Morgan Securities Inc.*
24.1	Power of Attorney (included with the signature pages to this registration statement).
99.1	Form of Proxy of HeartWare International, Inc.*
99.2	Form of CDI Voting Instruction Form for HeartWare International, Inc.*
99.3	Opinion of J.P. Morgan Securities Inc., financial advisor to HeartWare International, Inc. (included as Annex F to the proxy statement/prospectus).

*	Previously filed.